As filed with the Securities and Exchange Commission on February 26, 2021

Registration Nos. 333-237693

333-237693-01

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

DraftKings Inc.

(Exact name of registrant as specified in its charter)

Nevada	7990	84-4052441
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

222 Berkeley Street, 5th Floor

Boston, MA 02116

(617) 986-6744

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Stanton Dodge

Chief Legal Officer

DraftKings Inc.

222 Berkeley Street, 5th Floor

Boston, Massachusetts 02116

(617) 986-6744

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Tel: (212) 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On April 23, 2020, DEAC NV Merger Corp. (“DEAC NV”, the “Company”, “we” or “us”) filed pre-effective Amendment No. 1 to its Registration Statement on Form S-1/A (Registration No. 333-237693), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 23, 2020 (the “Registration Statement”). In connection with the business combination (the “Business Combination”) between Diamond Eagle Acquisition Corp. (“DEAC”), DEAC NV, DraftKings Inc., a Delaware corporation (“Old DK”) and SBTech (Global) Limited (“SBT” or SBTech”), (i) DEAC merged with and into DEAC NV, with DEAC NV surviving the merger and becoming the successor issuer to DEAC by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended, (ii) DEAC NV changed its name to “DraftKings Inc.”, (iii) we acquired Old DK by way of merger and (iv) we acquired all of the issued and outstanding share capital of SBTech. Upon consummation of the foregoing transactions, Old DK and SBTech became wholly-owned subsidiaries of the Company.

The Registration Statement registered the resale of securities issued in a private placement in connection with the consummation of the Business Combination. This post-effective amendment is being filed to update the Registration Statement to include information contained in the registrant’s Annual Report on Form 10-K and certain other information in such Registration Statement.

No additional securities are being registered under this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED February 26, 2021

PRELIMINARY PROSPECTUS

44,725,831 Shares of Class A Common Stock

This prospectus relates to the resale from time to time of certain securities issued pursuant to the terms of those certain subscription agreements and convertible notes entered into in connection with the business combination (the “Business Combination”) by and among Diamond Eagle Acquisition Corp., our predecessor issuer (“DEAC”), DEAC NV Merger Corp. (“DEAC NV”, the “Company”, “DraftKings” “we” “us,” “our”), prior to the Business Combination a wholly-owned subsidiary of DEAC, DraftKings Inc., a Delaware corporation (“Old DK”), SBTech (Global) Limited (“SBTech”), the shareholders of SBTech who are parties thereto (the “SBT Sellers”) and Shalom Meckenzie, in his capacity as the SBT Sellers’ Representative, and DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC (“Merger Sub”). Upon consummation of the reincorporation and the Business Combination described herein, DEAC NV was renamed DraftKings Inc. and Old DK became a direct wholly-owned subsidiary of DEAC NV.

In connection with the closing of the Business Combination, the issued and outstanding shares of DEAC’s Class A common stock, par value $0.0001 per share (“DEAC Class A common stock”), were exchanged, on a one-for-one basis, for shares of DraftKings Class A common stock, par value $0.0001 per share (“DraftKings Class A common stock”). Similarly, all of DEAC’s outstanding warrants became warrants to acquire shares of DraftKings Class A common stock on the same terms as DEAC’s then-outstanding warrants. All references in this prospectus to “Class A common stock” refer to shares of DraftKings Class A common stock, which were issued at the closing of the Business Combination in exchange for all issued and outstanding shares of DEAC Class A common stock.

As described herein, the selling securityholders named in this prospectus or their permitted transferees (collectively, the “Selling Securityholders”), may sell from time to time up to (i) 30,471,352 shares of Class A common stock that were issued to certain institutions in connection with the closing of the Business Combination (the “Private Placement”), (ii) 3,000,000 shares of Class A common stock that were underlying the warrants to purchase shares of Class A common stock that were issued in the Private Placement (the “PIPE Warrants”) and (iii) 11,254,479 shares of Class A common stock that were issued to the holders of the subordinated convertible promissory notes of DK (the “Convertible Notes”). The PIPE Warrants were exercised or redeemed in full as of July 2, 2020.

We will bear all costs, expenses and fees in connection with the registration of the Class A common stock and the warrants (collectively, the “securities”) and will not receive any proceeds from the sale of the securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

Our Class A common stock trades on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “DKNG”. On February 25, 2021, the closing price of our Class A common stock was $57.81 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC under which the Selling Securityholders may, from time to time, offer and sell, any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders may use the registration statement to sell shares of Class A common stock, including (i) shares of Class A common stock issued in the Private Placement, (ii) shares of Class A common stock issued upon exercise of the PIPE warrants and (iii) shares of Class A common stock issued upon conversion of the Convertible Notes, in each case up to the amounts set forth in the section entitled “Selling Securityholders”, from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock and/or warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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SELECTED DEFINITIONS

•	“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement, dated as of December 22, 2019, as amended on April 7, 2020, by and among DEAC, Old DK, SBT, the SBT Sellers party thereto, the SBT Sellers’ Representative, DEAC NV and Merger Sub.

•	“Board” or “board of directors” refers to our board of directors.

•	“Business Combination” refers to the transactions contemplated by the BCA.

•	“Charter” refers to our amended and restated articles of incorporation.

•	“Class A common stock” refers to the Class A common stock, par value $0.0001 per share, of the Company.

•	“Class B common stock” refers to the Class B common stock, par value $0.0001 per share, of the Company.

•	“Closing” refers to the closing of the Business Combination.

•	“Closing Date” refers to April 23, 2020, the date on which the Closing occurred.

•	“Continental” refers to Continental Stock Transfer & Trust Company, the transfer agent, warrant agent and escrow agent of DEAC.

•	“Convertible Notes” refers to those certain subordinated convertible notes, issued by Old DK on or after December 16, 2019 to certain investors in an aggregate principal amount of approximately $109.2 million.

•	“DEAC” refers to Diamond Eagle Acquisition Corp., a Delaware corporation.

•	“DEAC Class A common stock” refers to the shares of Class A common stock, par value $0.0001 per share, of DEAC.

•	“DEAC Class B common stock” refers to the shares of Class B common stock, par value $0.0001 per share, of DEAC.

•	“DEAC NV” refers to DEAC NV Merger Corp., a Nevada corporation, which was renamed DraftKings Inc. in connection with the Closing.

•	“DEAC Shares” refers to shares of DEAC Class A common stock and shares of DEAC Class B common stock.

•	“DEAC Stockholders” refers to, collectively, holders of shares of DEAC Class A common stock and holders of shares of DEAC Class B common stock, but does not include the PIPE Investors or the holders of the Convertible Notes.

•	“DEAC warrants” refers to the public warrants, the private placement warrants and the PIPE Warrants, each of which was exercisable for one share of DEAC Class A common stock at an exercise price of $11.50 per share, in accordance with its terms, and upon the Closing, became warrants to acquire shares of DraftKings Class A common stock on the same terms as DEAC’s previously outstanding warrants.

•	“dollars” or “$” refers to U.S. dollars.

•	“DraftKings” refers to, prior to the Business Combination, DraftKings Inc., a Delaware corporation, and following the Business Combination, DraftKings Inc., a Nevada corporation, and its consolidated subsidiaries.

•	“DraftKings Class A common stock” refers to the shares of Class A common stock, par value $0.0001 per share, of DraftKings.

•	“DraftKings Class B common stock” refers to the shares of Class B common stock, par value $0.0001 per share, of DraftKings.

-iii-

•	“earnout shares” refers to the (i) 5,388,000 shares of DraftKings Class A common stock that were delivered and deposited into a custodian account and (ii) 612,000 shares of DraftKings Class A common stock that were delivered to I.B.I. Trust Management, the trustee, in each case, to be released pro-rata to the recipients thereof only upon the occurrence of certain triggering events that relate to the achievement of certain stock price thresholds based upon the volume weighted average share price of our Class A common stock ranging from $12.50 to $16.00 at any time during a four-year period commencing on the Closing Date. On May 21, 2020, the triggering events for the issuance of all earnout shares occurred, as the volume weighted average share price of our Class A common stock had been greater than or equal to $16.00 over the previous 20 trading days.

•	“founder shares” refers to shares of DEAC Class B common stock initially purchased by our Sponsor and Harry Sloan in a private placement prior to DEAC’s initial public offering and the shares of Class A common stock that were issued upon the automatic conversion of those shares in connection with the Closing.

•	“Merger Sub” refers to DEAC Merger Sub Inc., a Delaware corporation.

•	“Nasdaq” refers The Nasdaq Global Select Market.

•	“Old DK” refers to, prior to the Business Combination, DraftKings Inc., a Delaware corporation.

•	“Old DK Warrants” refers to the 180,103 warrants initially issued by Old DK to certain institutional investors and which were assumed by the Company.

•	“PIPE Investors” refers to certain institutional and accredited investors who are party to the Subscription Agreements.

•	“PIPE Warrants” refers to the 3.0 million redeemable warrants issued in the Private Placement, each of which was exercisable for one share of DEAC Class A common stock at an exercise price of $11.50 per share, in accordance with its terms, and upon the Closing, became warrants to acquire shares of DraftKings Class A common stock on the same terms as DEAC’s previously outstanding warrants. All PIPE Warrants were exercised or redeemed in full as of July 2, 2020.

•	“Private Placement” refers to the issuance of an aggregate of 30,471,352 shares of DEAC Class A common stock and the PIPE Warrants pursuant to the Subscription Agreements to the PIPE Investors immediately before the Closing, at a purchase price of $10.00 per share.

•	“private placement warrants” refers to the 3,333,332 warrants initially issued to DEAC’s Sponsor and Harry Sloan in a private placement simultaneously with the closing of DEAC’s initial public offering, each of which is exercisable for one share of our Class A common stock at an exercise price of $11.50 per share, in accordance with its terms, and does not include the PIPE Warrants.

•	“Proxy Statement” refers to the definitive proxy statement/prospectus filed with the SEC by the Company on April 15, 2020 in connection with the Business Combination.

•	“public shares” refers to shares of DEAC Class A common stock sold as part of the units in DEAC’s initial public offering (whether they were purchased in that offering or thereafter in the open market), which became shares of Class A common stock in connection with the Closing.

•	“public warrants” refers to the warrants to purchase shares of DEAC Class A common stock sold as part of the units in DEAC’s initial public offering, each of which, until July 7, 2020 when we redeemed all of our outstanding public warants that had not been exercised as of July 2, 2020, was exercisable for one share of DEAC Class A common stock at an exercise price of $11.50 per share, in accordance with its terms (whether they were purchased in that offering or thereafter in the open market), and upon the Closing, became warrants to acquire shares of Class A common stock on the same terms as DEAC’s public warrants.

•	“reincorporation” refers to the change of DEAC’s jurisdiction of incorporation from Delaware to Nevada in connection with the Business Combination through the merger of DEAC with and into DEAC NV, with DEAC NV surviving the merger, pursuant to the terms and subject to the conditions of the Reincorporation Merger Agreement.

•	“Reincorporation Merger Agreement” refers to the Agreement and Plan of Merger, dated as of March 12, 2020, by and between DEAC and DEAC NV.

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•	“SBT” or “SBTech” refers to SBTech (Global) Limited, a company limited by shares, originally incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V.

•	“SBT Sellers” refers to each of the holders of capital stock of SBT party to the BCA.

•	“SBT Sellers’ Representative” refers to Shalom Meckenzie in his capacity as representative of the SBT Sellers under the BCA.

•	“SBT shares” refers to the ordinary shares, par value $0.10 per share, of SBT.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“Sponsor” refers to Eagle Equity Partners, LLC, a Delaware limited liability company controlled by Jeff Sagansky and Eli Baker.

•	“Stock Consideration Shares” refers to the shares of Class A common stock issued to the stockholders of Old DK and SBT as stock consideration pursuant to the transactions contemplated by the BCA.

•	“Subscription Agreements” refers to the subscription agreements, dated December 22, 2019, between DEAC and the PIPE Investors, pursuant to which DEAC agreed to issue an aggregate of 30,471,352 shares of DEAC Class A common stock plus 3.0 million PIPE Warrants to the PIPE Investors immediately before the Closing at a purchase price of $10.00 per share. In connection with the Closing of the Business Combination, the previously issued and outstanding shares of DEAC Class A common stock were exchanged, on a one-for-one basis, for shares of DraftKings Class A common stock and all of DEAC’s outstanding warrants became warrants to acquire shares of DraftKings Class A common stock on the same terms as DEAC’s warrants.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements include statements relating to our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	factors relating to our business, operations and financial performance, including:
•	our ability to effectively compete in the global entertainment and gaming industries;
•	our ability to successfully acquire and integrate new operations;
•	our ability to obtain and maintain licenses with gaming authorities;
•	our inability to recognize deferred tax assets and tax loss carryforwards;
•	market and global conditions and economic factors beyond our control, including the potential adverse effects of the ongoing global coronavirus (“COVID-19”) pandemic on capital markets, general economic conditions, unemployment and our liquidity, operations and personnel;
•	intense competition and competitive pressures from other companies worldwide in the industries in which we operate;
•	our ability to raise financing in the future;
•	our success in retaining or recruiting officers, key employees or directors; and
•	litigation and the ability to adequately protect our intellectual property rights.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the U.S. Securities and Exchange Commission. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

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SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and the financial statements included elsewhere in this prospectus.

The Company

We are a digital sports entertainment and gaming company. We provide users with daily fantasy sports, sports betting and iGaming opportunities, and we are also involved in the design and development of sports betting and casino gaming platform software for online and retail sportsbook and casino gaming products.

Our mission is to make life more exciting by responsibly creating the world’s favorite real-money games and betting experiences. We accomplish this by creating an environment where our users can find enjoyment and fulfillment through daily fantasy sports contests, sports betting and iGaming.

We seek to innovate and to constantly improve our games and product offerings. Our focus is on creating unique and exciting experiences for our users. We are also highly focused on our responsibility as stewards of this new era in real-money gaming. Our ethics guide every decision we make, both in respect for the tradition of sports and in our investment in regulatory compliance and consumer protection that have guided our company.

Background

DraftKings Inc., a Nevada corporation (the “Company”), was originally known as DEAC NV Merger Corp. (“DEAC NV”), a wholly-owned subsidiary of our predecessor Diamond Eagle Acquisition Corp. (“DEAC”), a special purpose acquisition company, which completed its initial public offering in May 2019. DEAC was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and, prior to the Business Combination, the Company was a “shell company” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because it had no operations and nominal assets consisting almost entirely of cash. On April 23, 2020, DEAC consummated the Business Combination. In connection with the Closing of the Business Combination, (i) DEAC changed its jurisdiction of incorporation to Nevada by merging with and into DEAC NV, with DEAC NV surviving the merger and changing its name to “DraftKings Inc.”, (ii) following the reincorporation, DEAC Merger Sub Inc., a wholly-owned subsidiary of DEAC, merged with and into Old DK, with Old DK surviving the merger (the “DK Merger”) and (iii) immediately following the DK Merger, the Company acquired all of the issued and outstanding share capital of SBT (the “SBTech Acquisition”). Upon consummation of the foregoing transactions, Old DK and SBT became wholly-owned subsidiaries of the Company. In connection with the Closing of the Business Combination, the issued and outstanding shares of DEAC’s Class A common stock were exchanged, on a one-for-one basis, for shares of DraftKings Class A common stock. Similarly, all of DEAC’s outstanding warrants became warrants to acquire shares of DraftKings Class A common stock on the same terms as DEAC’s warrants.

Our Class A common stock is currently listed on Nasdaq under the symbol “DKNG”.

The rights of holders of our Class A common stock and warrants are governed by our Charter, our bylaws and the Nevada Revised Statutes, and in the case of the warrants, the Warrant Agreement, dated May 10, 2019, by and between DEAC and Continental, as warrant agent (as assigned pursuant to the Assignment and Assumption Agreement, dated April 23, 2020, by and among DraftKings Inc., DEAC, Continental, Computershare Trust Company, N.A. and Computershare Inc.). See the sections entitled “Description of Securities” and “Selling Securityholders.”

In connection with satisfying the Minimum Proceeds Condition (as defined in the Business Combination Agreement), the Company entered into subscription agreements (the “Subscription Agreements”), each dated as of December 22, 2019, with certain institutional investors (the “PIPE Investors”), pursuant to which, among other things, the Company agreed to issue and sell, in private placements, an aggregate of 30,471,352 shares of Class A common stock for $10.00 per share and an aggregate of 3,000,000 warrants to purchase shares of Class A common stock (the “Private Placement”). The warrants had terms identical to the Company’s public warrants.

On and after December 16, 2019, Old DK issued subordinated convertible promissory notes to certain investors in an aggregate principal amount of approximately $109.2 million (the “Convertible Notes”). Pursuant to the terms of the Convertible Notes, the outstanding principal and accrued interest on the Convertible Notes converted immediately prior to the reincorporation into shares of Class A common stock, at a price per share equal to the price per share paid by the Investors in the Private Placement, which resulted in the issuance of 11,254,479 shares of Class A common stock on the Closing Date.

The Private Placement closed immediately prior to the Business Combination on the Closing Date. The shares of Class A common stock issued to the PIPE Investors and upon conversion of the Convertible Notes, were converted into shares of DraftKings Class A common stock upon consummation of the reincorporation and the Business Combination.

On July 7, 2020, we redeemed all of our outstanding public warrants that had not been exercised as of July 2, 2020, which resulted in the exercise of 17.6 million warrants for proceeds to us of $201.4 million and the redemption of 78,156 public warrants at a redemption price of $0.01 per warrant.

Corporate Information

Our principal executive offices are located at 222 Berkeley Street, 5th Floor, Boston, MA 02116. Our telephone number is (617) 986-6744, and our website address is www.draftkings.com. Information contained on our website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Resale of Class A Common Stock

The following information is as of February 1, 2021 and does not give effect to issuances of our Class A common stock or warrants after such date, or the exercise of warrants after such date:

Shares of Class A common stock offered by the Selling Securityholders (including (i) 30,471,352 shares of Class A common stock issued in the Private Placement, (ii) up to 3,000,000 shares of Class A common stock issued upon exercise of the PIPE Warrants and (iii) 11,254,479 shares of Class A common stock issued upon conversion of the Convertible Notes)	44,725,831
Class A common stock issued and outstanding	396,892,115(1)
Use of proceeds	All of the shares of Class A common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Ticker symbols	“DKNG” for the Class A common stock.
[1]	Represents the number of shares of Class A common stock outstanding as of February 1, 2021.

Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below and in the section of this prospectus entitled “Risk Factors” as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Selected Consolidated Historical Financial Information,” “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. These risks include, but are not limited to, the following:

•	Competition within the global entertainment and gaming industries is intense and our existing and potential users may be attracted to competing forms of entertainment such as television, movies and sporting events, as well as other entertainment and gaming options on the Internet. If our offerings do not continue to be popular, our business could be harmed.

•	Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects.

•	Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

•	The success, including win or hold rates, of existing or future sports betting and iGaming products depends on a variety of factors and is not completely controlled by us.

•	We rely on information technology and other systems and services, and any failures, errors, defects or disruptions in our systems or services could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our games and other software applications and systems, and the third-party platforms upon which they are made available could contain undetected errors.

•	We rely on other third-party sports data providers for real-time and accurate data for sporting events, and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

•	If Internet and other technology-based service providers experience service interruptions, our ability to conduct our business may be impaired and our business, financial condition and results of operations could be adversely affected.

•	We rely on strategic relationships with casinos, tribes and horse-tracks in order to be able to offer our products in certain jurisdictions. If we cannot establish and manage such relationships with such partners, our business, financial condition and results of operations could be adversely affected.

•	Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology, we may not attract and retain key users and our revenue and results of operations may decline.

•	Our business model depends upon the continued compatibility between our app and the major mobile operating systems and upon third-party platforms for the distribution of our product offerings. If Google Play or the Apple App Store prevent users from downloading our apps or block advertising from being delivered to our users, our ability to grow our revenue, profitability and prospects may be adversely affected.

•	We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.

•	Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.

•	Our growth prospects depend on the legal status of real-money gaming in various jurisdictions, predominantly within the United States, and legalization may not occur in as many states as we expect, or may occur at a slower pace than we anticipate. Additionally, even if jurisdictions legalize real money gaming, this may be accompanied by legislative or regulatory restrictions and/or taxes that make it impracticable or less attractive to operate in those jurisdictions, or the process of implementing regulations or securing the necessary licenses to operate in a particular jurisdiction may take longer than we anticipate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.

•	Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of jurisdictions and if we fail to obtain and subsequently maintain such licenses our business, financial condition, results of operations and prospects could be impaired.

•	We have been, and continue to be, the subject of governmental investigations and inquiries with respect to the operation of our businesses and we could be subject to future governmental investigations and inquiries, legal proceedings and enforcement actions. Any such investigation, inquiry, proceeding or action, could adversely affect our business.

•	Negative events or negative media coverage relating to, or a declining popularity of, daily fantasy sports, sports betting, the underlying sports or athletes, online sports betting or iGaming in particular, or other negative coverage may adversely impact our ability to retain or attract users, which could have an adverse impact on our business.

•	Due to the nature of our business, we are subject to taxation in a number of jurisdictions and changes in, or new interpretations of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could materially affect our financial condition and results of operations. We are also subject to periodic audits and examinations by the Internal Revenue Service (the “IRS”), as well as state and local taxing authorities, the results of which may materially impact our financial statements in the period in which the audit or examination occurs.

•	While we work to integrate the DraftKings and SBT businesses and operations, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

•	Although we expect that the Business Combination will produce substantial synergies, the integration of the two companies, incorporated in different countries, with geographically dispersed operations, and with different business cultures and compensation structures, presents management challenges. There can be no assurance that this integration, and the synergies expected to result from that integration, will be achieved as rapidly or to the extent currently anticipated.

•	Our business now includes a B2B business model, primarily in international jurisdictions, which business depends on the underlying financial performance of our direct operators and its resellers. As a material part of SBT’s revenue is currently generated through resellers and direct sales to operators, a decline in such resellers’ or direct operators’ financial performance or a termination of some or all of the agreements with such resellers or operators could have a material adverse effect on our business.

•	SBT’s business, which includes significant international operations, is likely to expose us to foreign currency transaction and translation risks. As a result, changes in the valuation of the U.S. dollar in relation to other currencies could have positive or negative effects on our profit and financial position.

•	The trading price of our Class A common stock has been, and will likely continue to be, volatile and you could lose all or part of your investment.

•	Because we are a “controlled company” under The Nasdaq Stock Market listing standards, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

•	Our dual class structure has the effect of concentrating voting power with our Chief Executive Officer and Co-Founder, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

The summary risk factors described above should be read together with the text of the full risk factors in the section of this prospectus entitled “Risk Factors” and in the other information set forth in this prospectus, including our consolidated financial statements and the related notes. If any such risks and uncertainties actually occur, our business, prospects, financial condition and results of operations could be materially and adversely affected. The risks summarized above or described in full below in the section entitled “Risk Factors” are not the only risks that we face. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and prospects.

SELECTED CONSOLIDATED historical FINANCIAL INFORMATION

The following tables provide our historical selected consolidated financial and other data for the periods indicated. We have derived the selected consolidated statement of operations data for the fiscal years ended December 31, 2020, 2019, and 2018 and the selected consolidated balance sheet data as of December 31, 2020 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected consolidated statements of operations data for the fiscal year ended December 31, 2017 and the selected consolidated balance sheet data as of December 31, 2018 from our audited consolidated financial statements, which are not included in this prospectus. The following selected consolidated financial data should be read in conjunction with “Draftkings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “SBT’s Management's Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.The selected consolidated financial data in this section are not intended to replace our audited financial statements. Our historical results are not necessarily indicative of our results in any future period.

	Year
(in thousands, except per share data)	2020 (1)	2019	2018	2017
Consolidated Statements of Operations Data:
Revenue	$614,532	$323,410	$226,277	$191,844
Loss from operations	$(843,256)	$(146,545)	$(76,781)	$(73,198)
Interest (expense) income, net	$(1,070)	$1,348	$666	$(1,541)
Net loss	$(844,270)	$(142,734)	$(76,220)	$(75,556)
Loss per share attributable to common stockholders:	$(2.76)	$(0.77)	$(0.45)	$(0.51)

Consolidated Statements of Cash Flows Data:
Net cash used in operating activities	$(337,875)	$(78,880)	$(45,579)	$(88,437)
Net cash used in investing activities	$(227,341)	$(42,271)	$(26,672)	$(7,715)
Net cash provided by financing activities	$2,306,299	$79,776	$140,892	$118,531

(in thousands)	Year
Consolidated Balance Sheets Data:	2020 (1)	2019	2018
Total assets	$3,439,329	$330,725	$299,393
Total liabilities (2)	$742,540	$380,305	$223,343
Total stockholders’ equity (deficit) (3)	$2,696,789	$(49,580)	$76,050

(1) On April 23, 2020, the business combination with SBTech and DEAC was completed. The consolidated statements of operations data for the fiscal year ended December 31, 2020 does not give pro forma effect to the impact of the Business Combination (i.e., does not include SBTech’s results for 2018, 2019, and January 1, 2020 through April 23, 2020) and, as a result, the results reflected in this section may not be indicative of our results going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”.

(2) Beginning in 2019, DraftKings issued subordinated convertible promissory notes to certain investors. Upon the consummation of the Business Combination, the mandatory conversion feature was triggered. All outstanding convertible promissory notes were converted to equity in 2020.

(3) In 2020, as part of the Business Combination, Class A common stock was issued in relation to DEAC shares being recapitalized, and Class B common stock was issued to our Chief Executive Officer. In addition, we issued Class A common stock resulting from two public offerings and the exercise of warrants in 2020.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The merger between DraftKings and Merger Sub was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, DEAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse recapitalization for which Old DK has been determined to be the accounting acquirer (the “Reverse Recapitalization”) was treated as the equivalent of Old DK issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC are stated at historical cost, with no goodwill or other intangible assets recorded. DraftKings’ acquisition of all of the issued and outstanding share capital of SBTech (the “SBTech Acquisition”) was treated as a business combination under Financial Accounting Standards Board’s ASC 805, and was accounted for using the acquisition method of accounting. We recorded the fair value of assets acquired and liabilities assumed from SBTech. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2020 give pro forma effect to the Business Combination and the related transactions as if they had occurred on January 1, 2020.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company and the related notes appearing elsewhere in this prospectus. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Old DK and SBTech and related notes included in this prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s results of operations actually would have been had the Business Combination and the related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future operating results of the combined company.

The following table presents summary pro forma data after giving effect to the Business Combination and the related transactions.

Pro Forma Combined
(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2020
Revenue	$643,502
Net loss per share – basic and diluted	$(2.46)
Weighted-average Class A shares outstanding - basic and diluted	347,224,928

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Market Price and Ticker Symbol

Our Class A common stock is currently listed on Nasdaq under the symbol “DKNG”.

The closing price of the Class A common stock on February 25, 2021, was $57.81.

Holders

As of February 1, 2021, there were 860 holders of record of our Class A common stock and 95 holders of record of our warrants. Such numbers do not include beneficial owners holding our securities through nominee names. There is no public market for our Class B common stock.

Dividend Policy

We have not paid any cash dividends on our Class A common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Selected Consolidated Historical Financial Information,” “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Competition within the global entertainment and gaming industries is intense and our existing and potential users may be attracted to competing forms of entertainment such as television, movies and sporting events, as well as other entertainment and gaming options on the Internet. If our offerings do not continue to be popular, our business could be harmed.

We operate in the global entertainment and gaming industries with our business-to-consumer offerings such as DFS, Sportsbook and iGaming, and our business-to-business offerings. Our users face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events and in-person casinos, are more well established and may be perceived by our users to offer greater variety, affordability, interactivity and enjoyment. We compete with these other forms of entertainment for the discretionary time and income of our users. If we are unable to sustain sufficient interest in our recently launched sports betting and iGaming offerings in comparison to other forms of entertainment, including new forms of entertainment, our business model may not continue to be viable.

The specific industries in which we operate are characterized by dynamic customer demand and technological advances, and there is intense competition among online gaming and entertainment providers. A number of established, well-financed companies producing online gaming and/or interactive entertainment products and services compete with our offerings, and other well-capitalized companies may introduce competitive services. Such competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Furthermore, new competitors, whether licensed or not, may enter the iGaming industry. There has also been considerable consolidation among competitors in the entertainment and gaming industries and such consolidation and future consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive products, gain a larger market share, expand offerings and broaden their geographic scope of operations. If we are not able to maintain or improve our market share, or if our offerings do not continue to be popular, our business could suffer.

Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.

Our financial performance is subject to global and U.S. economic conditions and their impact on levels of spending by users and advertisers. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect our business and financial condition. In the past decade, global and U.S. economies have experienced tepid growth following the financial crisis in 2008 – 2009 and there appears to be an increasing risk of a recession due to international trade and monetary policy, the global COVID-19 pandemic and other changes. If the national and international economic recovery slows or stalls, these economies experience another recession or any of the relevant regional or local economies suffers a downturn, we may experience a material adverse effect on our business, financial condition, results of operations or prospects.

In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole may reduce users’ disposable income and advertisers’ budgets. Any one of these changes could have a material adverse effect on our business, financial condition, results of operations or prospects.

Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects.

Our business is particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our users’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as daily fantasy sports, sports betting and iGaming. As a result, we cannot ensure that demand for our offerings will remain constant. Adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases, could lead to a further reduction in discretionary spending on leisure activities, such as daily fantasy sports and gaming.

For example, the outbreak of COVID-19, a virus originating in China causing potentially deadly respiratory tract infections, has negatively affected economic conditions regionally as well as globally, and has caused a reduction in consumer spending. Efforts to contain the effect of the virus have included travel restrictions and restrictions on public gatherings. Many businesses have eliminated non-essential travel and canceled in-person events to reduce instances of employees and others being exposed to large public gatherings, and state and local governments across the United States have restricted business activities and strongly encouraged, instituted orders or otherwise restricted individuals from leaving their home.

The direct impact on our business beyond disruptions in normal business operations in several of our offices has been primarily through the suspension, postponement and cancellation of major sports and sporting events. Although many major sports seasons and sporting events have recommenced in recent months, COVID-19 could have a continued material adverse impact on economic and market conditions and trigger a period of continued global economic slowdown, especially in light of potential subsequent waves or new strains of the virus. The rapid development and fluidity of this situation precludes any prediction as to the ultimate impact of COVID-19, which remains a material uncertainty and risk with respect to DraftKings, our performance, and our financial results and could adversely affect our financial results. In particular, these changes have reduced customers’ use of, and spending on, our product offerings, and have caused us to issue refunds for canceled events, and some retail casinos where we have a branded sportsbooks and DFS have reduced their capacity. Cancellation of March Madness, the delay in the Major League Baseball (“MLB”) season, the truncated National Basketball Association (“NBA”) playoffs, and other events affected by COVID-19 has had an adverse impact on our revenue. Our revenue continues to depend on major sports seasons and sporting events, and we may not generate as much revenue as we would have without the cancellation or postponements in the wake of COVID-19. If a large number of our employees and/or a subset of our key employees and executives are impacted by COVID-19, our ability to continue to operate effectively may be negatively impacted. The ultimate severity of the COVID-19 outbreak is uncertain at this time and therefore we cannot predict the full impact it may have on our end markets and our operations; however, the effect on our results could be material and adverse. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could adversely affect the demand for our offerings, reducing our cash flows and revenues, and thereby materially harming our business, financial condition, results of operations and prospects.

We may experience fluctuations in our operating results, which make our future results difficult to predict and could cause our operating results to fall below expectations.

Our financial results have fluctuated in the past and we expect our financial results to fluctuate from quarter to quarter in the future. These fluctuations may be due to a variety of factors, some of which are outside of our control and may not fully reflect the underlying performance of our business.

Our financial results in any given quarter may be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including the impact of seasonality and our betting results, and the other risks and uncertainties set forth herein. In particular, our betting operations have significant exposure to, and may be materially impacted by, sporting events and seasons, which can result in short-term volatility in betting win margins and user engagement, thus impacting revenues. While we have been able to forecast revenues from our daily fantasy sports business with greater precision than for new offerings, we cannot provide assurances that consumers will engage with our DFS offerings on a consistent basis. Consumer engagement in our daily fantasy sports, sports betting and iGaming services may decline or fluctuate as a result of a number of factors, including the popularity of the underlying sports, the user’s level of satisfaction with our offerings, our ability to improve and innovate, our ability to adapt our offerings, outages and disruptions of online services, the availability of live sporting events, the services offered by our competitors, our marketing and advertising efforts or declines in consumer activity generally as a result of economic downturns, among others. Any decline or fluctuation in the recurring portion of our business may have a negative impact on our business, financial condition, results of operations or prospects.

In our iGaming product offering, operator losses are limited per stake to a maximum payout. When looking at bets across a period of time, however, these losses can potentially be significant. Our quarterly financial results may also fluctuate based on whether we may pay out any jackpots to our iGaming users during the relevant quarter. As part of our iGaming offering, we may offer progressive jackpot games. Each time a progressive jackpot game is played, a portion of the amount wagered by the user is contributed to the jackpot for that specific game or group of games. Once a jackpot is won, the progressive jackpot is reset with a predetermined base amount. While we maintain a provision for these progressive jackpots in the event we choose to offer them, the cost of the progressive jackpot payout would be a cash outflow for our business in the period in which it is won with a potentially significant adverse effect on our financial condition and cash flows. Because winning is underpinned by a random mechanism, we cannot predict with absolute certainty when a jackpot will be won. In addition, we do not insure against random outcomes or jackpot wins.

Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

We operate in rapidly changing and competitive industries and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast because they generally depend on our assessment of the timing of adoption of future legislation and regulations by different states, which are uncertain. Furthermore, if we invest in the development of new products or distribution channels that do not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products and distribution channels, or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels.

Additionally, as described above under “—Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects,” our business may be affected by reductions in consumer spending from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. If actual results differ from our estimates, analysts may react negatively and our stock price could be materially impacted.

We have a new business model, which makes it difficult for us to forecast our financial results, creates uncertainty as to how investors will evaluate our prospects, and increases the risk that we will not be successful.

DraftKings was incorporated in 2011 and began offering the DFS products in 2012. DraftKings expanded from its DFS product offering to include Sportsbook and iGaming product offerings in 2018. Following the consummation of the Business Combination, we have a new business model and new offerings, including sports betting technology. Accordingly, it will be difficult for us to forecast our future financial results, and it will be uncertain how our new business model will affect investors’ perceptions and expectations of our prospects. Additionally, as the only vertically integrated U.S.-based sports betting and online gaming company, it may be difficult for investors to evaluate our business due to the lack of similarly situated competitors. Furthermore, our new business model may not be successful. You should not rely upon our historical financial results as indicators of our future financial performance, and our financial results and stock price may be volatile.

DraftKings has a history of losses and we may continue to incur losses in the future.

Since DraftKings was incorporated in 2011, it has experienced net losses and negative cash flows from operations. We experienced net losses of $844.3 million and $142.7 million in the years ended December 31, 2020 and 2019, respectively. We may continue to experience losses in the future, and we cannot assure you that we will achieve profitability. We may continue to incur significant losses in future periods. We expect our operating expenses to increase in the future as we expand our operations. Furthermore, as a public company, we have incurred and expect to continue to incur additional legal, accounting and other expenses that Old DK did not incur as a private company. If our revenue does not grow at a greater rate than our expenses, we will not be able to achieve or maintain profitability. We may incur significant losses in the future for many reasons, including those described in the other risks and uncertainties described in this prospectus. Additionally, we may encounter unforeseen expenses, operating delays, or other unknown factors that may result in losses in future periods. If our expenses exceed our revenue, our business may be negatively impacted and we may never achieve or maintain profitability.

Our results of operations may fluctuate due to seasonality and other factors and, therefore, our periodic operating results will not be guarantees of future performance.

Our DFS and Sportsbook operations may fluctuate due to seasonal trends and other factors. We believe that significant sporting events such as the playoffs and championship games, tend to impact, among other things, revenues from operations, key metrics and customer activity, and as such, DraftKings’ historical revenues generally have been highest in the fourth quarter when most of those games occur. A majority of our current sports betting and DFS revenue is and will continue to be generated from bets placed on, or contests relating to, the National Football League (“NFL”) and the NBA, each of which have their own respective off-seasons, which may cause decreases in our future revenues during such periods. Our revenues may also be affected by the scheduling of major sporting events that do not occur annually, such as the World Cup, or the cancellation or postponement of sporting events and races, such as the postponement of the 2020 Summer Olympic Games that were supposed to take place this past summer. In addition, certain individuals or teams advancing or failing to advance and their scores and other results within specific tournaments, games or events may impact our financial performance.

The success, including win or hold rates, of existing or future sports betting and iGaming products depends on a variety of factors and is not completely controlled by us.

The sports betting and iGaming industries are characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of sports bet or iGame, on average, will win or lose in the long run. Net win is impacted by variations in the hold percentage (the ratio of net win to total amount wagered), or actual outcome, on our iGames and sports betting we offer to our users. We use the hold percentage as an indicator of an iGame’s or sports bet’s performance against its expected outcome. Although each iGame or sports bet generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period. In addition to the element of chance, win rates (hold percentages) may also (depending on the game involved) be affected by the spread of limits and factors that are beyond our control, such as a user’s skill, experience and behavior, the mix of games played, the financial resources of users, the volume of bets placed and the amount of time spent gambling. As a result of the variability in these factors, the actual win rates on our online iGames and sports bets may differ from the theoretical win rates we have estimated and could result in the winnings of our iGame’s or sports bet’s users exceeding those anticipated. The variability of win rates (hold rates) also have the potential to negatively impact our financial condition, results of operations, and cash flows.

Our success also depends in part on our ability to anticipate and satisfy user preferences in a timely manner. As we will operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products will be subject to changing consumer preferences that cannot be predicted with certainty. We will need to continually introduce new offerings and identify future product offerings that complement our existing technology, respond to our users’ needs and improve and enhance our existing technology to maintain or increase our user engagement and growth of our business. We may not be able to compete effectively unless our product selection keeps up with trends in the digital sports entertainment and gaming industries in which we compete, or trends in new gaming products.

We rely on information technology and other systems and services, and any failures, errors, defects or disruptions in our systems or services could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our games and other software applications and systems, and the third-party platforms upon which they are made available could contain undetected errors.

Our technology infrastructure is critical to the performance of our offerings and to user satisfaction. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data and user information and to prevent outages, data or information loss, fraud and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. We have experienced, and we may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions have not had a material impact on us; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects.

Additionally, our products may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch. If a particular product offering is unavailable when users attempt to access it or navigation through our offerings is slower than they expect, users may be unable to place their bets or set their line-ups in time and may be less likely to return to our products and services as often, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of our users, harm our reputation, cause our users to stop utilizing our offerings, divert our resources and delay market acceptance of our offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects.

If our user base and engagement continue to grow, and the amount and types of offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our users’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the user experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as COVID-19) or other catastrophic events.

We believe that if our users have a negative experience with our offerings, or if our brand or reputation is negatively affected, users may be less inclined to continue or resume utilizing our products or to recommend our offerings to other potential users. As such, a failure or significant interruption in our service could harm our reputation, business and operating results.

Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products and services, which could adversely affect our business.

The secure maintenance and transmission of user information is a critical element of our operations. Our information technology and other systems that maintain and transmit user information, or those of service providers, business partners or employee information may be compromised by a malicious third- party penetration of our network security, or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or those of a third- party service provider or business partner. As a result, our users’ information may be lost, disclosed, accessed or taken without our users’ consent. We have experienced cyber-attacks, attempts to breach our systems and other similar incidents in the past. For example, we have been and expect that we will continue to be subject to attempts to gain unauthorized access to or through our information systems or those we develop for our customers, whether by our employees or third parties, including cyber-attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on our operations or financial results, but we cannot provide assurance that they will not have a material impact in the future.

We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.

In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increases. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of user information, including users’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; litigation, regulatory action and other potential liabilities. In the past, we have experienced social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks, none of which to date has been material to our business; however, such attacks could in the future have a material adverse effect on our operations. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants. While we maintain cybersecurity insurance coverage that we believe is adequate for our business, such coverage may not cover all potential costs and expenses associated with cybersecurity incidents that may occur in the future.

In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data or personal information, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We continue to devote significant resources to protect against security breaches or we may need to in the future to address problems caused by breaches, including notifying affected subscribers and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.

We rely on Amazon Web Services to deliver our offerings to users, and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition, results of operations and prospects.

We currently host our sports betting, iGaming and daily fantasy sports offerings and support our operations using Amazon Web Services (“AWS”), a third-party provider of cloud infrastructure services, along with other service providers traditionally used by SBT. We do not, and will not, have control over the operations of the facilities or infrastructure of the third-party service providers that we use. Such third parties’ facilities are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages and similar events or acts of misconduct. Our technology’s continuing and uninterrupted performance will be critical to our success. We have experienced, and we expect that in the future we will experience, interruptions, delays and outages in service and availability from these third-party service providers from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. In addition, any changes in these third parties’ service levels may adversely affect our ability to meet the requirements of our users. Since our technology’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures would reduce the attractiveness of our offerings. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand and the usage of our offerings increases. Any negative publicity arising from these disruptions could harm our reputation and brand and may adversely affect the usage of our offerings.

Our commercial agreement with AWS will remain in effect until terminated by AWS or us. AWS may only terminate the agreement for convenience after complying with the contractual 30 day prior notice requirement, except for extraordinary circumstances as laid out in AWS standard terms. AWS may also terminate the agreement for cause upon a breach of the agreement or for failure to pay amounts due, in each case, subject to AWS providing prior written notice and a 30-day cure period. In the event that our agreement with AWS is terminated or we add additional cloud infrastructure service providers, such as the one currently used by SBT, we may experience significant costs or downtime in connection with the transfer to, or the addition of, new cloud infrastructure service providers. Although alternative providers could host our offerings on a substantially similar basis to AWS, transitioning the cloud infrastructure currently hosted by AWS to alternative providers could potentially be disruptive and we could incur significant one-time costs.

Any of the above circumstances or events may harm our reputation and brand, reduce the availability or usage of our technology, lead to a significant loss of revenue, increase our costs and impair our ability to attract new users, any of which could adversely affect our business, financial condition and results of operations.

We rely on third-party providers to validate the identity and identify the location of our users, and if such providers fail to perform adequately, provide accurate information or we do not maintain business relationships with them, our business, financial condition and results of operations could be adversely affected.

There is no guarantee that the third-party geolocation and identity verification systems that we rely on will perform adequately, or be effective. We rely on our geolocation and identity verification systems to ensure we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our offerings, and would adversely affect our business. Additionally, incorrect or misleading geolocation and identity verification data with respect to current or potential users received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation services provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of our users. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition and results of operations could be adversely affected.

Our technology contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our offerings.

Our technology contains software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our technology.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open source software to avoid subjecting our technology to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our technology. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our technology will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our technology, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.

We rely on third-party payment processors to process deposits and withdrawals made by our users, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.

We rely on a limited number of third-party payment processors to process deposits and withdrawals made by our users. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to our users, any of which could make our technology less trustworthy and convenient and adversely affect our ability to attract and retain our users.

Nearly all of our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to users that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our users, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our users. If any of these events were to occur, our business, financial condition and results of operations could be adversely affected.

For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the United States and numerous state and local agencies who may define money transmitter differently. For example, certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the United States, we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain offerings to some users, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or our users violate these rules. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

We rely on other third-party sports data providers for real-time and accurate data for sporting events, and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

We rely on third-party sports data providers such as SportRadar and BetGenius to obtain accurate information regarding schedules, results, performance and outcomes of sporting events. We rely on this data to determine when and how bets are settled or how users rank in their fantasy contests. We have experienced, and may continue to experience, errors in this data feed which may result in us incorrectly settling bets or ranking users in their contests. If we cannot adequately resolve the issue with our users, our users may have a negative experience with our offerings, our brand or reputation may be negatively affected and our users may be less inclined to continue or resume utilizing our products or recommend our offerings to other potential users. As such, a failure or significant interruption in our service may harm our reputation, business and operating results.

Furthermore, if any of our sports data partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We rely on other third-party service providers and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

Our success depends in part on our relationships with other third-party service providers. For example, we rely on third parties for content delivery, load balancing and protection against distributed denial-of-service attacks. If those providers do not perform adequately, our users may experience issues or interruptions with their experiences. Furthermore, if any of our partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame.

We also rely on other software and services supplied by third parties, such as communications and internal software, and our business may be adversely affected to the extent such software and services do not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third- party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We incorporate technology from third parties into our offerings. We cannot be certain that our licensors are not infringing the intellectual property rights of others or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our offerings containing that technology could be severely limited and our business could be harmed.

Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations.

If we fail to detect fraud or theft, including by our users and employees, our reputation may suffer which could harm our brand and reputation and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation.

We have in the past incurred, and may in the future incur, losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by a user and attempted payments by users with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our products with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.

Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and user experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing technology or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.

In addition, any misappropriation of, or access to, users’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our users, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.

Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our offerings, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition and results of operations.

If Internet and other technology-based service providers experience service interruptions, our ability to conduct our business may be impaired and our business, financial condition and results of operations could be adversely affected.

A substantial portion of our network infrastructure is provided by third parties, including Internet service providers and other technology-based service providers. See “—We rely on Amazon Web Services to deliver our offerings to users and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition, results of operations and prospects.” We require technology-based service providers to implement cyber-attack-resilient systems and processes. However, if Internet service providers experience service interruptions, including because of cyber-attacks, or due to an event causing an unusually high volume of Internet use (such as a pandemic or public health emergency), communications over the Internet may be interrupted and impair our ability to conduct our business. Internet service providers and other technology-based service providers may in the future roll out upgraded or new mobile or other telecommunications services, such as 5G or 6G services, which may not be successful and thus may impact the ability of our users to access our offerings in a timely fashion or at all. In addition, our ability to process e-commerce transactions depends on bank processing and credit card systems. To prepare for system problems, we continuously seek to strengthen and enhance our current facilities and the capabilities of our system infrastructure and support. Nevertheless, there can be no assurance that the Internet infrastructure or our own network systems will continue to be able to meet the demand placed on us by the continued growth of the Internet, the overall online gaming industry and our users. Any difficulties these providers face, including the potential of certain network traffic receiving priority over other traffic (i.e., lack of net neutrality), may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. Any system failure as a result of reliance on third parties, such as network, software or hardware failure, including as a result of cyber-attacks, which causes a loss of our users’ property or personal information or a delay or interruption in our online services and products and e-commerce services, including our ability to handle existing or increased traffic, could result in a loss of anticipated revenue, interruptions to our offerings, cause us to incur significant legal, remediation and notification costs, degrade the customer experience and cause users to lose confidence in our offerings, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We rely on strategic relationships with casinos, tribes and horse-tracks in order to be able to offer our sports betting and iGaming products in certain jurisdictions. If we cannot establish and manage such relationships with such partners, our business, financial condition and results of operations could be adversely affected.

Under the sports betting and iGaming laws of certain states, online sports betting and iGaming are limited to a finite number of retail operators, such as casinos, tribes or tracks, who own a “skin” or “skins” under that state’s law. A “skin” is a legally-authorized license from a state to offer online sports betting or iGaming services provided by such a retail operator. The “skin” provides a market access opportunity for mobile operators to operate in the jurisdiction pending licensure and other required approvals by the state’s regulator. The entities that control those “skins,” and the numbers of “skins” available, are typically determined by a state’s law authorizing sports betting or iGaming. In most of the jurisdictions in which we offer sports betting and iGaming, we currently rely on a casino, tribe or track in order to get a “skin.” These “skins” are what allows us to gain access to jurisdictions where online operators are required to have a retail relationship. If we cannot establish, renew or manage our relationships, our relationships could terminate and we would not be allowed to operate in those jurisdictions until we enter into new ones. As a result, our business, financial condition and results of operations could be adversely affected.Our growth will depend, in part, on the success of our strategic relationships with third parties. Overreliance on certain third parties, or our inability to extend existing relationships or agree to new relationships may cause unanticipated costs for us and impact our financial performance in the future.

We rely on relationships with sports leagues and teams, professional athletes and athlete organizations, advertisers, casinos and other third parties in order to attract users to our offerings. These relationships along with providers of online services, search engines, social media, directories and other websites and ecommerce businesses direct consumers to our offerings. In addition, many of the parties with whom we have advertising arrangements provide advertising services to other companies, including other fantasy sports and gaming offerings with whom we compete. While we believe there are other third parties that could drive users to our offerings, adding or transitioning to them may disrupt our business and increase our costs. In the event that any of our existing relationships or our future relationships fails to provide services to us in accordance with the terms of our arrangement, or at all, and we are not able to find suitable alternatives, this could impact our ability to attract consumers cost effectively and harm our business, financial condition, results of operations and prospects.

Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology, we may not attract and retain key users and our revenue and results of operations may decline.

DraftKings was founded in 2011 with a singular focus on the DFS industry and initially focused its efforts on growing the DFS product offering. In 2018, DraftKings expanded its product offerings to include its Sportsbook and iGaming offerings. DraftKings has rapidly expanded and we anticipate expanding further as new product offerings mature and as we pursue our growth strategies.

The industries in which we operate are subject to rapid and frequent changes in standards, technologies, products and service offerings, as well as in customer demands and expectations and regulations. We must continuously make decisions regarding in which offerings and technology we should invest to meet customer demand in compliance with evolving industry standards and regulatory requirements and must continually introduce and successfully market new and innovative technologies, offerings and enhancements to remain competitive and effectively stimulate customer demand, acceptance and engagement. Our ability to engage, retain, and increase our user base and to increase our revenue will depend heavily on our ability to successfully create new offerings, both independently and together with third parties. We may introduce significant changes to our existing technology and offerings or develop and introduce new and unproven products and services, with which we have little or no prior development or operating experience. The process of developing new offerings and systems is inherently complex and uncertain, and new offerings may not be well received by users, even if well-reviewed and of high quality. If we are unable to develop technology and products that address users’ needs or enhance and improve our existing technology and offerings in a timely manner, that could have a material adverse effect on our business, financial condition, results of operations and prospects.

Although we intend to continue investing in our research and development efforts, if new or enhanced offerings fail to engage our users or partners, we may fail to attract or retain users or to generate sufficient revenue, operating margin, or other value to justify our investments, any of which may seriously harm our business. In addition, management may not properly ascertain or assess the risks of new initiatives, and subsequent events may alter the risks that were evaluated at the time we decided to execute any new initiative. Creating additional offerings can also divert our management’s attention from other business issues and opportunities. Even if our new offerings attain market acceptance, those new offerings could exploit the market share of our existing product offerings or share of our users’ wallets in a manner that could negatively impact their ecosystem. Furthermore, such expansion of our business increases the complexity of our business and places an additional burden on our management, operations, technical systems and financial resources and we may not recover the often-substantial up-front costs of developing and marketing new offerings, or recover the opportunity cost of diverting management and financial resources away from other offerings. In the event of continued growth of our operations, products or in the number of third-party relationships, we may not have adequate resources, operationally, technologically or otherwise to support such growth and the quality of our technology, offerings or our relationships with third parties could suffer. In addition, failure to effectively identify, pursue and execute new business initiatives, or to efficiently adapt our processes and infrastructure to meet the needs of our innovations, may adversely affect our business, financial condition, results of operations and prospects.

Any new offerings may also require our users to utilize new skills to use our offerings. This could create a lag in adoption of new offerings and new user additions related to any new offerings. To date, new offerings and enhancements of our existing technology have not hindered our user growth or engagement, but that may be the result of a large portion of our user base being in a younger demographic and more willing to invest the time to learn to use our products most effectively. To the extent that future users, including those in older demographics, are less willing to invest the time to learn to use our products, and if we are unable to make our products easier to learn to use, our user growth or engagement could be affected, and our business could be harmed. We may develop new products that increase user engagement and costs without increasing revenue.

Additionally, we may make bad or unprofitable decisions regarding these investments. If new or existing competitors offer more attractive offerings, we may lose users or users may decrease their spending on our offerings. New customer demands, superior competitive offerings, new industry standards or changes in the regulatory environment could render our existing offerings unattractive, unmarketable or obsolete and require us to make substantial unanticipated changes to our technology or business model. Our failure to adapt to a rapidly changing market or evolving customer demands could harm our business, financial condition, results of operations and prospects.

Our growth will depend on our ability to attract and retain users, and the loss of our users, failure to attract new users in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, results of operations and prospects.

Our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new users to our offerings, retain existing users of our offerings and reactivate users in a cost-effective manner. Achieving growth in our community of users may require us to increasingly engage in sophisticated and costly sales and marketing efforts, which may not make sense in terms of return on investment. We have used and expect to continue to use a variety of free and paid marketing channels, in combination with compelling offers and exciting games to achieve our objectives. For paid marketing, we intend to leverage a broad array of advertising channels, including television, radio, social media platforms, such as Facebook, Instagram, Twitter and Snap, affiliates and paid and organic search, and other digital channels, such as mobile display. If the search engines on which we rely modify their algorithms, change their terms around gaming, or if the prices at which we may purchase listings increase, then our costs could increase, and fewer users may click through to our website. If links to our website are not displayed prominently in online search results, if fewer users click through to our website, if our other digital marketing campaigns are not effective, of it the costs of attracting users using any of our current methods significantly increase, then our ability to efficiently attract new users could be reduced, our revenue could decline and our business, financial condition and results of operations could be harmed.

In addition, our ability to increase the number of users of our offerings will depend on continued user adoption of DFS, Sportsbook and iGaming. Growth in the DFS, Sportsbook and iGaming industries and the level of demand for and market acceptance of our product offerings will be subject to a high degree of uncertainty. We cannot assure that consumer adoption of our product offerings will continue or exceed current growth rates, or that the industry will achieve more widespread acceptance.

Additionally, as technological or regulatory standards change and we modify our offerings to comply with those standards, we may need users to take certain actions to continue playing, such as performing age verification checks or accepting new terms and conditions. Users may stop using our offerings at any time, including if the quality of the user experience, including our support capabilities in the event of a problem, does not meet their expectations or keep pace with the quality of the customer experience generally offered by competitive offerings.

Our core values of focusing on our users first and acting for the long term may conflict with the short-term interests of our business.

One of our operating principles is to put our users first, which we believe is essential to our success and serves the best, long-term interests of our company and our stakeholders. Therefore, we have made in the past and we may make in the future, certain investments or changes in strategy that we think will benefit our users, even if our decision negatively impacts our operating results in the short term.

Our business model depends upon the continued compatibility between our app and the major mobile operating systems and upon third-party platforms for the distribution of our product offerings. If Google Play or the Apple App Store prevent users from downloading our apps or block advertising from being delivered to our users, our ability to grow our revenue, profitability and prospects may be adversely affected.

The substantial majority of our users access our DFS, Sportsbook and iGaming product offerings primarily on mobile devices, and we believe that this will continue to be increasingly important to our long-term success. Our business model depends upon the continued compatibility between our app and the major mobile operating systems. Third parties with whom we do not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to download apps or access specified content on mobile devices.

In addition, we rely upon third-party platforms for distribution of our product offerings. The DFS product offering is delivered as a free application through both the Apple App Store and the Google Play Store and is also accessible via mobile and traditional websites. The Sportsbook and iGaming product offerings are primarily distributed through the Apple App Store and a traditional website. The Google Play store and Apple App Store are global application distribution platforms and the main distribution channels for our app. As such, the promotion, distribution and operation of our app are subject to the respective distribution platforms’ standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation. Furthermore, the distribution platforms may not enforce their standard terms and policies for application developers consistently and uniformly across all applications and with all publishers.

There is no guarantee that popular mobile devices will start or continue to support or feature our product offerings, or that mobile device users will continue to use our product offerings rather than competing products. We are dependent on the interoperability of our technology with popular mobile operating systems, technologies, networks and standards that we do not control, such as the Android and iOS operating systems, and any changes, bugs, technical or regulatory issues in such systems, our relationships with mobile manufacturers and carriers, or in their terms of service or policies that degrade our offerings’ functionality, reduce or eliminate our ability to distribute our offerings, give preferential treatment to competitive products, limit our ability to deliver high quality offerings, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and monetization on mobile devices.

Moreover, our products require high-bandwidth data capabilities in order to place time-sensitive bets. If the growth of high-bandwidth capabilities, particularly for mobile devices, is slower than we expect, our user growth, retention, and engagement may be seriously harmed. Additionally, to deliver high- quality content over mobile cellular networks, our product offerings must work well with a range of mobile technologies, systems, networks, regulations, and standards that we do not control. In particular, any future changes to the iOS or Android operating systems may impact the accessibility, speed, functionality, and other performance aspects of our offerings, which issues are likely to occur in the future from time to time. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity, or use of the Internet, including laws governing Internet neutrality, could decrease the demand for our products and increase our cost of doing business. Specifically, any laws that would allow mobile providers in the United States to impede access to content, or otherwise discriminate against content providers like us, such as providing for faster or better access to our competitors, over their data networks, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Furthermore, we may not successfully cultivate relationships with key industry participants or develop product offerings that operate effectively with these technologies, systems, networks, regulations, or standards. If it becomes more difficult for our users to access and use our offerings on their mobile devices, if our users choose not to access or use our offerings on their mobile devices, or if our users choose to use mobile products that do not offer access to our offerings, our user growth, retention, and engagement could be seriously harmed. In addition, if any of the third-party platforms used for distribution of our product offerings were to limit or disable advertising on their platforms, either because of technological constraints or because the owner of these distribution platforms wished to impair our ability to serve ads on them, our ability to generate revenue could be harmed. Also, technologies may be developed that can block the display of our ads. These changes could materially impact the way we do business, and if we or our advertising partners are unable to quickly and effectively adjust to those changes, there could be an adverse effect on our business, financial condition, results of operations or prospects.

We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.

We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new offerings and features or enhance our existing offerings and features, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing shareholders may experience dilution. If we are unable to obtain additional capital when required, or on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business may be harmed.

We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.

As part of our business strategy, we have made, and we intend to continue to make, acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities, or may be unable to obtain any required financing or regulatory approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:

•	the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, personnel, financial reporting, accounting and internal controls, technologies and products into our business;
•	increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic or cultural challenges in managing and integrating the expanded or combined operations;
•	entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;
•	diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;
•	the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and
•	the ability to retain or hire qualified personnel required for expanded operations.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing shares of Class A common stock to fund an acquisition would cause economic dilution to existing stockholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our Class A common stock unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business may be seriously harmed.

We are party to pending litigation in various jurisdictions and with various plaintiffs and we may be subject to future litigation in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.

In the past we have been party to, and we may in the future increasingly face the risk of, claims, lawsuits, and other proceedings involving competition and antitrust, intellectual property, privacy, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters.Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations and prospects.

Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.

We are generally subject to laws and regulations relating to fantasy sports, sports betting and iGaming in the jurisdictions in which we conduct our business or in some circumstances, of those jurisdictions in which we offer our services or those are available, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable that to happen. Additionally, some jurisdictions in which we may operate could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations.

We offer our DFS product offering in 22 states that have adopted legislation permitting online fantasy sports. In those states that currently require a license or registration, we have either obtained the appropriate license or registration, have obtained a provisional license, or are operating pursuant to a grandfathering clause that allows operation pending the availability of licensing applications and subsequent grant of a license. We also have three foreign licenses and operates under those licenses in eight countries.

We operate in 21 states and one country, Canada, that do not have fantasy sports-specific laws or regulations. In those jurisdictions, our business may be subject to future legislative and regulatory action, court decisions or other governmental action that could alter or eliminate our ability to operate. On February 6, 2020, a state intermediate appellate court in New York determined in a split decision that a law specifically authorizing paid fantasy sports contests in New York violated the New York constitution. This decision is currently stayed and has been appealed to the New York Court of Appeals (the highest court in New York). If however, if upheld, it could jeopardize our ability to operate our DFS offering in New York. In addition, in certain states in which DraftKings operates, including Texas and Florida, the applicable office of the Attorney General has issued an adverse legal opinion regarding DFS. In the event that one of those Attorneys General decides to take action on the opinion from their office, we may have to withdraw our operations from such state, which could have a material adverse effect on our business, financial condition and results of operations.

In May 2018, the U.S. Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992 (“PASPA”) as unconstitutional. This decision has the effect of lifting federal restrictions on sports betting and thus allowing states to determine the legality of sports betting for themselves. Since the repeal of PASPA, several states (and Washington D.C.) have legalized online sports betting. To the extent new real money gaming or sports betting jurisdictions are established or expanded, we cannot guarantee that we will be successful in penetrating such new jurisdictions or expanding our business or user base in line with the growth of existing jurisdictions. If we are unable to effectively develop and operate directly or indirectly within these new jurisdictions or if our competitors are able to successfully penetrate geographic jurisdictions that we cannot access or where we face other restrictions, there could be a material adverse effect on our business, operating results and financial condition. Our failure to obtain or maintain the necessary regulatory approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on our business. See “Business—Government Regulation.” To expand into new jurisdictions, we may need to be licensed and obtain approvals of our product offerings. This is a time-consuming process that can be costly. Any delays in obtaining or difficulty in maintaining regulatory approvals needed for expansion within existing jurisdictions or into new jurisdictions can negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.

Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our operations and financial results. Governmental authorities could view us as having violated local laws, despite our efforts to obtain all applicable licenses or approvals. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, advertisers and others involved in the DFS, sports betting and iGaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of the DFS, iGaming and sports betting industries (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition and results of operations, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.

In the context of our European Union (“EU”)-facing operations, we may be subject to specific compliance obligations under the General Data Protection Regulation (EU) 2016/679 (the “GDPR”) and associated laws and regulations in different EU Member States in which we operate. In addition, portions of our business established outside the EU may be required to comply with the requirements of the GDPR and associated EU legislation with respect to the offering of products or services to, or the monitoring of, individuals in the EU. We may also be subject to the local privacy and data protection laws of the EU Member States in which we offer products or services. Failure to comply with these EU data protection and privacy laws, can carry penalties and potential criminal sanctions, as well as the risk of litigation. In addition, Directive 2002/58/EC (as amended by Directive 2009/136/EC) (together, the “e-Privacy Directive”) governs, among other things, the use of cookies and the sending of electronic direct marketing within the EU and, as such, will apply to our marketing activities within the EU. Following Brexit, the UK has adopted its own data protection and direct marketing laws (the “UK data protection laws”) which are currently based on the corresponding EU legislation. Our UK-facing operations may therefore be subject to specific compliance obligations under the UK data protection laws.

In our efforts to comply with these requirements, we rely on positions and interpretations of the law that have yet to be fully tested before the relevant courts and regulators. While the UK data protection laws are currently similar to the corresponding EU laws, it is possible that those laws will diverge in the future; to the extent that those laws do diverge, then that may increase the costs of maintaining regulatory compliance. There is also a risk that it may become more difficult to make cross-border transfers of personal data, as a result of diverging data protection regimes in the territories where our customers are located and the territories where our operations are based. If a regulator or court of competent jurisdiction determined that one or more of our compliance efforts does not satisfy the applicable requirements of the GDPR or the e-Privacy Directive, or the UK data protection laws, or if any party brought a claim in this regard, there could be potential governmental or regulatory investigations, enforcement actions, regulatory fines, compliance orders, litigation or public statements against us by consumer advocacy groups or others, and that could cause customers to lose trust in us and damage our reputation. Likewise, a change in guidance could be costly and have an adverse effect on our business.

Our growth prospects depend on the legal status of real-money gaming in various jurisdictions, predominantly within the United States, and legalization may not occur in as many states as we expect, or may occur at a slower pace than we anticipate. Additionally, even if jurisdictions legalize real money gaming, this may be accompanied by legislative or regulatory restrictions and/or taxes that make it impracticable or less attractive to operate in those jurisdictions, or the process of implementing regulations or securing the necessary licenses to operate in a particular jurisdiction may take longer than we anticipate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.

A number of states have legalized, or are currently considering legalizing, real money gaming, and our business, financial condition, results of operations and prospects are significantly dependent upon legalization of real money gaming. Our business plan is partially based upon the legalization of real money gaming for a specific percent of the population on a yearly basis and the legalization may not occur as we have anticipated. Additionally, if a large number of additional states or the federal government enact real money gaming legislation and we are unable to obtain, or are otherwise delayed in obtaining the necessary licenses to operate online sports betting or iGaming websites in U.S. jurisdictions where such games are legalized, our future growth in online sports betting and iGaming could be materially impaired.

As we enter into new jurisdictions, states or the federal government may legalize real money gaming in a manner that is unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. For example, certain states require us to have a relationship with a retail operator for online Sportsbook access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for private sector participants like us. States also impose substantial tax rates on online sports betting and iGaming revenue, in addition to the federal excise tax of 25 basis points on the amount of each wager. As most state product taxes apply to various measures of modified gross profit, tax rates, whether federal- or state-based, that are higher than we expect will make it more costly and less desirable for us to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact our profitability.

Therefore, even in cases in which a jurisdiction purports to license and regulate DFS, sports betting or iGaming, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. Therefore, some “liberalized” regulatory regimes are considerably more commercially attractive than others.

Failure to comply with regulatory requirements in a particular jurisdiction, or the failure to successfully obtain a license or permit applied for in a particular jurisdiction, could impact our ability to comply with licensing and regulatory requirements in other jurisdictions, or could cause the rejection of license applications or cancelation of existing licenses in other jurisdictions, or could cause financial institutions, online and mobile platforms, advertisers and distributors to stop providing services to us which we rely upon to receive payments from, or distribute amounts to, our users, or otherwise to deliver and promote our services.

Compliance with the various regulations applicable to fantasy sports and real money gaming is costly and time-consuming. Regulatory authorities at the non-U.S., U.S. federal, state and local levels have broad powers with respect to the regulation and licensing of fantasy sports and real money gaming operations and may revoke, suspend, condition or limit our fantasy sports or real money gaming licenses, impose substantial fines on us and take other actions, any one of which could have a material adverse effect on our business, financial condition, results of operations and prospects. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. We will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business.

Any fantasy sports or real money gaming license could be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our operations. Our delay or failure to obtain or maintain licenses in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues. We cannot assure you that we will be able to obtain and maintain the licenses and related approvals necessary to conduct our DFS, Sportsbook and iGaming operations. Any failure to maintain or renew our existing licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of jurisdictions and if we fail to obtain such licenses our business, financial condition, results of operations and prospects could be impaired.

Our ability to grow our business will depend on our ability to obtain and maintain licenses to offer our product offerings in a large number of jurisdictions or in heavily populated jurisdictions. If we fail to obtain and maintain licenses in large jurisdictions or in a greater number of mid-market jurisdictions, this may prevent us from expanding the footprint of our product offerings, increasing our user base and/or generating revenues. We cannot be certain that we will be able to obtain and maintain licenses and related approvals necessary to conduct our DFS, Sportsbook and iGaming operations. Any failure to obtain and maintain licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

We have been, and continue to be, the subject of governmental investigations and inquiries with respect to the operation of our businesses and we could be subject to future governmental investigations and inquiries, legal proceedings and enforcement actions. Any such investigation, inquiry, proceeding or action, could adversely affect our business.

We have received formal and informal inquiries from time to time, from government authorities and regulators, including tax authorities and gaming regulators, regarding compliance with laws and other matters, and we may receive such inquiries in the future, particularly as we grow and expand our operations. Violation of existing or future regulations, regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could negatively affect our financial condition and results of operations. In addition, it is possible that future orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated liability or penalties, or require us to change our business practices in a manner materially adverse to our business.

Participation in the sports betting industry exposes us to trading, liability management and pricing risk. We may experience lower than expected profitability and potentially significant losses as a result of a failure to determine accurately the odds in relation to any particular event and/or any failure of its sports risk management processes.

Our fixed-odds betting products involve betting where winnings are paid on the basis of the stake placed and the odds quoted. Odds are determined with the objective of providing an average return to the bookmaker over a large number of events and therefore, over the long term, our gross win percentage has remained fairly constant. However, there can be significant variation in gross win percentage event- by-event and day-by-day. We have systems and controls that seek to reduce the risk of daily losses occurring on a gross-win basis, but there can be no assurance that these will be effective in reducing our exposure, and consequently our exposure to this risk in the future. As a result, in the short term, there is less certainty of generating a positive gross win, and we may experience (and we have from time to time experienced) significant losses with respect to individual events or betting outcomes, in particular if large individual bets are placed on an event or betting outcome or series of events or betting outcomes. Odds compilers and risk managers are capable of human error, thus even allowing for the fact that a number of betting products are subject to capped pay-outs, significant volatility can occur. In addition, it is possible that there may be such a high volume of trading during any particular period that even automated systems would be unable to address and eradicate all risks. Any significant losses on a gross- win basis could have a material adverse effect on our business, financial condition and results of operations. In addition, if a jurisdiction where we hold or wish to apply for a license imposes a high turnover tax for betting (as opposed to a gross-win tax), this too would impact profitability, particularly with high value/low margin bets, and likewise have a material adverse effect on our business.

Palpable (obvious) errors in Sportsbook odds making may occasionally occur in the normal course of business, sometimes for large liabilities. While it is a worldwide standard business practice to void bets associated with palpable errors or to correct the odds, there is no guarantee regulators will approve voiding palpable errors in every case.

Our Sportsbook offers a huge spectrum of betting markets across dozens of sports, and the odds are set through a combination of algorithmic and manual odds making. Bet acceptance is also a combination of automatic and manual acceptance. In some cases, the odds offered on the website constitute an obvious error. Examples of such errors are inverted lines between teams, or odds that are significantly different from the true odds of the outcome in a way that all reasonable persons would agree is an error. It is commonplace virtually worldwide for operators to void bets associated with such palpable errors, and in most mature jurisdictions these bets can be voided without regulatory approval at operator discretion. In the U.S., it is unclear long term if state-by-state regulators will consistently approve voids or re-setting odds to correct odds on such bets. In some cases, we require regulatory approval to void palpable errors ahead of time. If regulators were to not allow voiding of bets associated with large obvious errors in odds making, we could be subject to covering significant liabilities.

We follow the industry practice of restricting and managing betting limits at the individual customer level based on individual customer profiles and risk level to the enterprise; however there is no guarantee that states will allow operators such as us to limit on the individual customer level.

Similar to a credit card company managing individual risk on the customer level through credit limits, it is customary for sports betting operators to manage customer betting limits at the individual level to manage enterprise risk levels. We believe this practice is beneficial overall, because if it were not possible, the betting options would be restricted globally and limits available to customers would be much lower to insulate overall risk due to the existence of a very small segment of highly sophisticated syndicates and algorithmic bettors, or bettors looking to take advantage of site errors and omissions. We believe virtually all operators balance taking reasonable action from all customers against the risk of individual customers significantly harming the business viability. We cannot assure you that all state legislation and regulators will always allow operators to execute limits at the individual customer level, or at their sole discretion.

Negative events or negative media coverage relating to, or a declining popularity of, daily fantasy sports, sports betting, the underlying sports or athletes, online sports betting or iGaming in particular, or other negative coverage may adversely impact our ability to retain or attract users, which could have an adverse impact on our business.

Public opinion can significantly influence our business. Unfavorable publicity regarding us, for example, our product changes, product quality, litigation, or regulatory activity, or regarding the actions of third parties with whom we have relationships or the underlying sports (including declining popularity of the sports or athletes) could seriously harm our reputation. In addition, a negative shift in the perception of sports betting and iGaming by the public or by politicians, lobbyists or others could affect future legislation of sports betting and iGaming, which could cause jurisdictions to abandon proposals to legalize sports betting and iGaming, thereby limiting the number of jurisdictions in which we can operate. Furthermore, illegal betting activity by athletes could result in negative publicity for our industry and could harm our brand reputation. Negative public perception could also lead to new restrictions on or to the prohibition of iGaming or sports betting in jurisdictions in which we currently operate. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our customer base and result in decreased revenue or slower user growth rates, which could seriously harm our business.

We may have difficulty accessing the service of banks, credit card issuers and payment processing services providers, which may make it difficult to sell our products and services.

Although financial institutions and payment processors are permitted to provide services to us and others in our industry, banks, credit card issuers and payment processing service providers may be hesitant to offer banking and payment processing services to real money gaming and fantasy sports businesses. Consequently, those businesses involved in our industry, including our own, may encounter difficulties in establishing and maintaining banking and payment processing relationships with a full scope of services and generating market rate interest. If we were unable to maintain our bank accounts or our users were unable to use their credit cards, bank accounts or e-wallets to make deposits and withdrawals from our offerings it would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges which could result in an inability to implement our business plan.

The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than we anticipate.

We became a public company following the Closing of the Business Combination, and as such, have incurred, and will continue to incur, significant legal, accounting and other expenses that DraftKings and SBT did not incur as private companies. We are subject to the reporting requirements of the Exchange Act, and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of The Nasdaq Stock Market, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to attract and retain qualified members of our Board as compared to DraftKings and SBT as private companies. Additionally, as we are no longer an “emerging growth company”, we have incurred significant expenses and devoted substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and expect to continue to do so in the future. We will need to continue to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other publicly-listed companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business now that we are a public company.

Maintaining effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. If we are unable to maintain adequate internal controls over financial reporting, our business and operating results could be harmed. Effective December 31, 2020, we are no longer an “emerging growth company”, and therefore under applicable SEC rules we must maintain internal controls over financial reporting to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the related rules of the SEC, which require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting and our independent registered public accounting firm to issue a report on the effectiveness of internal control over financial reporting with our Annual Report on Form 10-K.

The internal control assessment required by Section 404 of Sarbanes-Oxley may divert internal resources and we may experience higher operating expenses, higher independent auditor and consulting fees during the implementation of these changes. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we may not detect errors timely, our consolidated financial statements could be misstated, we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business and adversely affect the market price of our common stock. Failure to comply with Section 404 of Sarbanes-Oxley could potentially subject us to sanctions or investigations by the SEC, the Financial Industry Regulatory Authority (“FINRA”) or other regulatory authorities, as well as increase the risk of liability arising from litigation based on securities law.

Continued growth and success will depend on the performance of our current and future employees, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.

We depend on a limited number of key personnel to manage and operate our business, including DraftKings’ co-founders, our Chief Financial Officer and our Chief Legal Officer. The leadership of these key personnel was a critical element of Old DK’s success and we expect that such leadership will continue to be a critical element of DraftKings’ future success. The departure, death or disability of any one of our executive officers or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business. We are the beneficiary of a $2 million key man insurance policy covering our Chief Executive Officer, but we are not protected by key man or similar life insurance covering other executive officers or members of senior management.

In addition, certain of our other employees have made significant contributions to our growth and success. We believe our success and our ability to compete and grow will depend in large part on the efforts and talents of our employees and on our ability to retain highly skilled personnel. The competition for these types of personnel is intense and we compete with other potential employers for the services of our employees. As a result, we may not succeed in retaining the executives and other key employees that we need. Employees, particularly analysts and engineers, are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. We cannot provide assurance that we will be able to attract or retain such highly qualified personnel in the future. In addition, the loss of employees or the inability to hire additional skilled employees as necessary could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.

All of our named executive officers are employees-at-will. The unexpected loss of services of one or more of these key employees could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, as we grow and develop the infrastructure as a public company, we may find it difficult to maintain our entrepreneurial, innovative and team-based culture. Our retention and recruiting may require significant increases in compensation expense as we transition to a public company, which would adversely affect our results of operation. Moreover, there may also be disparities of wealth between those of our employees who were employees of DraftKings or SBT prior to the Business Combination and those who join us after the Closing, which may harm our culture and relations among employees.

If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business could be seriously harmed.

In some jurisdictions our key executives, certain employees or other individuals related to the business will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations, could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses necessary for the conduct of the business. In some cases, the remedy to such situation may require the removal of a key executive or employee and the mandatory redemption or transfer of such person’s equity securities.

As part of obtaining real money gaming licenses, the responsible gaming authority will generally determine suitability of certain directors, officers and employees and, in some instances, significant shareholders. The criteria used by gaming authorities to make determinations as to who requires a finding of suitability or the suitability of an applicant to conduct gaming operations varies among jurisdictions, but generally requires extensive and detailed application disclosures followed by a thorough investigation. If any gaming authority with jurisdiction over our business were to find an applicable officer, director, employee or significant shareholder of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever our relationship with that person. Furthermore, such gaming authorities may require us to terminate the employment of any person who refuses to file required applications. Either result could have a material adverse effect on our business, operations and prospects.

In addition, our amended and restated articles of incorporation provides that any of our common stock or other equity securities owned or controlled by any stockholder whom the Board determines in good faith (following consultation with reputable outside gaming regulatory counsel), pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the Board, is an unsuitable person, will be subject to mandatory sale and transfer to either us or one or more third-party transferees.

Additionally, a gaming regulatory body may refuse to issue or renew a gaming license or restrict or condition the same, based on our present activities or the past activities of DraftKings or SBT, or the past or present activities of their or our current or former directors, officers, employees, shareholders or third parties with whom we have relationships, which could adversely affect our operations or financial condition. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect our directors, officers, key employees, or other aspects of our operations. To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for our operations. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements of our directors, officers, key employees and shareholders. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have a material adverse effect on us.

Due to the nature of our business, we are subject to taxation in a number of jurisdictions and changes in, or new interpretations of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could materially affect our financial condition and results of operations. We are also subject to periodic audits and examinations by the IRS, as well as state and local taxing authorities, the results of which may materially impact our financial statements in the period in which the audit or examination occurs.

Our tax obligations will be varied and include U.S. federal, state and international taxes due to the nature of our business. The tax laws that will be applicable to our business are subject to interpretation, and significant judgment will be required in determining our worldwide provision for income taxes. In the course of our business, there will be many transactions and calculations where the ultimate tax determination is uncertain. For example, compliance with the 2017 United States Tax Cuts and Jobs Act (“TCJA”) may require the collection of information not regularly produced within our Company, the use of estimates in our consolidated financial statements, and the exercise of significant judgment in accounting for its provisions. As regulations and guidance evolve with respect to the TCJA, and as we gather more information and perform more analysis, our results may differ from previous estimates and may materially affect our consolidated financial statements.

The gaming industry represents a significant source of tax revenue to the jurisdictions in which we will operate. Gaming companies and business-to-business providers in the gaming industry (directly and/or indirectly by way of their commercial relationships with operators) are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, tax authorities may impose indirect taxes on Internet-related commercial activity based on existing statutes and regulations which, in some cases, were established prior to the advent of the Internet. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as DraftKings. The application of such laws may be inconsistent from jurisdiction to jurisdiction. Our in-jurisdiction activities may vary from period to period which could result in differences in nexus from period to period.

We are subject to periodic review and audit by domestic and foreign tax authorities. Tax authorities may disagree with certain positions DraftKings or SBT has taken or that we will take, and any adverse outcome of such a review or audit could have a negative effect on our business, financial condition and results of operations. Although we believe that our tax provisions, positions and estimates are reasonable and appropriate, tax authorities may disagree with certain positions we have taken. In addition, economic and political pressures to increase tax revenue in various jurisdictions may make resolving tax disputes favorably more difficult. We are currently under IRS audit for prior tax years, with the primary unresolved issues relating to excise taxation of fantasy sports contests and informational reporting and withholding. The final resolution of that audit, and other audits or litigation, may differ from the amounts recorded in Old DK’s consolidated financial statements included herein and may materially affect our consolidated financial statements in the period or periods in which that determination is made.

Although SBT’s corporate and tax structure resulted in relatively low effective corporate tax rate for the business, we cannot guarantee the same tax efficiency due to the change in corporate structures, as well as developments in the cross-border taxation of international businesses with particular focus on the digital economy, as contemplated under The Organization for Economic Cooperation and Development’s Base Erosion and Profit Shifting initiative and transfer pricing legislation. Further, in light of such structure, we may be exposed to a substantial tax liability if the relevant authorities raise claims with regards to SBT’s tax status in various jurisdictions, including in particular the manner in which it allocated or allocates profit amongst relevant jurisdictions for tax purposes.

Failure to protect or enforce our intellectual property rights or the costs involved in such enforcement could harm our business, financial condition and results of operations.

We rely on trademark, copyright, patent, trade secret, and domain-name-protection laws to protect our proprietary rights. In the United States and internationally, we have filed various applications to protect aspects of our intellectual property, and currently hold a number of issued patents in multiple jurisdictions. In the future we may acquire additional patents or patent portfolios, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights. There can be no assurance that others will not offer products or services that are substantially similar to ours and compete with our business.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries from which our DFS, Sportsbook and iGaming product offerings are accessible. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business, thereby harming our operating results. Furthermore, if we are unable to protect our proprietary rights or prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our offerings and service. Any of these events could seriously harm our business.

We rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and services. Failure to renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.

We rely on products, technologies and intellectual property that we license from third parties, for use in our business-to-business and business-to-consumers offerings. Substantially all of our offerings and services use intellectual property licensed from third parties. The future success of our business may depend, in part, on our ability to obtain, retain and/or expand licenses for popular technologies and games in a competitive market. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property.

Some of our license agreements contain minimum guaranteed royalty payments to the third party. If we are unable to generate sufficient revenue to offset the minimum guaranteed royalty payments, it could have a material adverse effect on our results of operations, cash flows and financial condition. Our license agreements generally allow for assignment in the event of a strategic transaction but contain some limited termination rights post-assignment. Certain of our license agreements grant the licensor rights to audit our use of their intellectual property. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation.

The regulatory review process and licensing requirements also may preclude us from using technologies owned or developed by third parties if those parties are unwilling to subject themselves to regulatory review or do not meet regulatory requirements. Some gaming authorities require gaming manufacturers to obtain approval before engaging in certain transactions, such as acquisitions, mergers, reorganizations, financings, stock offerings and share repurchases. Obtaining such approvals can be costly and time consuming, and we cannot assure that such approvals will be granted or that the approval process will not result in delays or disruptions to our strategic objectives.

Our insurance may not provide adequate levels of coverage against claims.

We maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.

Risk Factors Relating to the Integration of DraftKings’ and SBTech’s Businesses

While we work to integrate the DraftKings and SBT businesses and operations, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful integration of SBT’s operations, sports betting and gaming technology and personnel into those of DraftKings places an additional burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm our business, financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on our systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on us. These uncertainties may impair our ability to attract, retain and motivate key personnel for some time after the Business Combination.

Furthermore, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customers and other relationships. The difficulties of combining the operations of the companies include, among others, difficulties in integrating operations and systems; conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures; assimilating employees, including possible culture conflicts and different opinions on technical decisions and product roadmaps; managing the expanded operations of a larger and more complex company, including coordinating a geographically dispersed organization; and keeping existing customers and obtaining new customers. Many of these factors will be outside our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact our business, financial condition and results of operations.

We may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.

We may be subject to certain liabilities of DraftKings and SBT. DraftKings and SBT at times may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters and contract matters. From time to time, we may also face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties, and some of these claims may lead to litigation. We may initiate claims to assert or defend their own intellectual property against third parties. Any litigation may be expensive and time-consuming and could divert management’s attention from its business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed, and adverse outcomes can affect us negatively.

We may also face inquiry and investigation by governmental authorities, which could in turn lead to fines, as the regulatory landscape of sport betting and iGaming changes.

Although we expect that the Business Combination will produce substantial synergies, the integration of the two companies, incorporated in different countries, with geographically dispersed operations, and with different business cultures and compensation structures, presents management challenges. There can be no assurance that this integration, and the synergies expected to result from that integration, will be achieved as rapidly or to the extent currently anticipated.

The Business Combination involved the integration of two businesses that previously operated as independent businesses. We are devoting management attention and resources to integrating the businesses. We may encounter potential difficulties in the integration process including the following:

•	the inability to successfully integrate the two businesses, including operations, technologies, products and services, in a manner that permits us to achieve the cost savings and operating synergies anticipated to result from the Business Combination, which could result in the anticipated benefits of the Business Combination not being realized partly or wholly in the time frame currently anticipated or at all;
•	the loss of customers as a result of certain customers of either or both of the businesses deciding not to continue to do business with us, or deciding to decrease their amount of business in order to reduce their reliance on a single company;
•	the necessity of coordinating geographically separated organizations, systems and facilities;
•	potential unknown liabilities and unforeseen expenses associated with the Business Combination;
•	the integration of personnel with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality products and services;
•	the consolidation and rationalization of information technology and administrative infrastructures as well as accounting systems and related financial reporting activities;
•	the potential weakening of relationships with regulators; and
•	the challenge of preserving important relationships and resolving potential conflicts that may arise.

Furthermore, it is possible that the integration process could result in the loss of talented employees or skilled workers. The loss of talented employees and skilled workers could adversely affect our ability to successfully conduct our businesses because of such employees’ experience and knowledge of the respective business. In addition, we could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of DraftKings and SBT. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the businesses. If we experience difficulties with the integration process, the anticipated benefits of the Business Combination may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on our business, results of operations, financial condition or prospects during this transition period and for an undetermined period after completion of the Business Combination.

Our business now includes a B2B business model, primarily in international jurisdictions, which business depends on the underlying financial performance of our direct operators and its resellers. As a material part of SBT’s revenue has been generated through resellers and direct sales to operators, a decline in such resellers’ or direct operators’ financial performance or a termination of some or all of the agreements with such resellers or operators could have a material adverse effect on our business.

SBT historically offered its services directly to operators in Europe and through a reseller model in Asia. SBT’s historical financial performance depended on the underlying financial performance of its direct operators and its resellers. For example, SBT relied primarily on one reseller for approximately 52% of SBT’s revenue in the year ended December 31, 2020 (excluding SBT activity that occurred prior to the Business Combination). An adverse decline in the underlying financial performance of key SBT operators or resellers, or a termination of some or all of the agreements with such resellers or operators, could have a material adverse effect on our business.

Given the increased number of jurisdictions in which we operate, we may experience delays in the licensing application and approval process, depending on the regulatory requirements in each relevant jurisdiction.

Regulated gaming license applications frequently involve an in-depth suitability review of the applicant’s business and associated individuals including certain officers, directors, key employees and significant shareholders. These applications take substantial time to prepare and submit, often requiring the production of multiple years’ worth of business and personal financial records and disclosures which take considerable time to compile, followed by the regulator’s investigatory process which may take months or even years to complete. Due to the increased number of jurisdictions in which we now operate, as well as additional jurisdictions which may pass laws authorizing and requiring licensure to operate sports betting, iGaming or daily fantasy sports, we may experience delays in the licensing application and approval process due to the volume of application materials we must prepare and submit and the number of jurisdictions for which information is required. Many jurisdictions in which we are already licensed will require additional applications and disclosures as a result of the Business Combination which may also contribute to delays in the licensing application and approval process in additional jurisdictions.

SBT has historically relied on a less formal financial reporting system and only began integrating a group-wide consistent financial reporting system in 2018, which may affect our ability to report historical financial performance accurately.

In January 2018, SBT implemented a global enterprise resource planning system which produces periodic consolidated financial reports. Prior to January 2018, SBT relied on internally generated financial reporting which was an amalgamation of several financial booking systems. It is possible that historical financial information was not fully aligned from the less formal system to the new system, which could affect the accuracy of historical financial information.

SBT’s business, which includes significant international operations, is likely to expose us to foreign currency transaction and translation risks. As a result, changes in the valuation of the U.S. dollar in relation to other currencies could have positive or negative effects on our profit and financial position.

SBT’s global operations are likely to expose us to foreign currency transaction and translation risks. Currency transaction risk occurs in conjunction with purchases and sales of products and services that are made in currencies other than the local currency of the subsidiary involved, for example if the parent company pays, or transfers U.S. dollars to a subsidiary in order to fund its expenses in local currencies. Currency translation risks occurs when the income statement and balance sheet of a foreign subsidiary is converted into currencies other than the local currency of the company involved, for example when the results of these subsidiaries are consolidated in the results of a parent company with a different reporting currency. As a result, SBT historically was, and we are expected to be, exposed to adverse movements in foreign currency exchange rates, which may adversely impact our financial positions and results of operations.

Our functional currency is the U.S. dollar, and as a result, we will be subject to foreign currency fluctuation due to SBT’s global presence and the fact that a significant majority of its revenues, operating expenses and assets and liabilities were non-U.S. dollar denominated. For example, an increase in the value of non-U.S. dollar currencies against the U.S. dollar could increase costs for delivery of products, services and also increase cost of local operating expenses and procurement of materials or services that we must purchase in foreign currencies by increasing labor and other costs that are denominated in such local currencies. These risks related to exchange rate fluctuations may increase in future periods as our operations outside of the United States expand.

Our foreign currency exposure reflects SBT’s historical operations, which have been primarily in Euro (reflecting nearly over 85% of its revenue in all reporting periods), which was SBT’s functional and reporting currency, and the British pound (which accounted for 7.0%, 10.2% and 5.0% of SBT’s revenue in the years ended December 31, 2020, 2019 and 2018, respectively). SBT historically did not hedge its foreign currency transaction or translation exposure, though we may consider doing so in the future. Foreign currency exchange rate volatility, as well as the cost of any hedging arrangements entered into in the future, may negatively affect our financial position and results of operations, and may adversely impact the comparability of results between periods.

We currently depend on the Kambi platform to operate our Sportsbook, and we intend to transition these operations to the SBT technology over time. As we plan and implement this transition, we may face a range of issues including the possibility that we may suffer service disruptions or impediments that make it more difficult for our customers to access our product offerings, all which could have a material adverse effect on our business, financial condition and results of operations.

We currently depend on Kambi and its platform to operate our Sportsbook product offering; however, we intend to transition Sportsbook to SBT technology over time. Any transition of Sportsbook technology currently provided by Kambi to that of SBT will be difficult to implement and could cause us to incur significant time and expense. Pursuant to an addendum entered into on July 23, 2020, we committed to pay Kambi for use of its platform until September 30, 2021. Until such time, any significant disruption of, or interference with, our use of Kambi would negatively impact our operations and our business could be seriously harmed. If our users are not able to access Sportsbook or encounter difficulties in doing so, we may lose users, and our business, financial condition and results of operations could be adversely affected.

In addition, Kambi may take actions beyond our control that could seriously harm our business, including discontinuing or limiting our access to its sports betting platform; increasing pricing terms; terminating or seeking to terminate our contractual relationship altogether; establishing more favorable relationships with one or more of our competitors; or modifying or interpreting its terms of service or other policies in a manner that impacts our ability to run our business and operations.

Risk Factors Relating to Our Common Stock

The trading price of our Class A common stock has been, and will likely continue to be, volatile and you could lose all or part of your investment.

The trading price of our Class A common stock has been, and will likely continue to be, volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our Class A common stock and our Class A common stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our Class A common stock may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about our operating results;
•	success of competitors;
•	lack of adjacent competitors;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning DraftKings or the industries in which we operate in general;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	our ability to market new and enhanced products and services on a timely basis;
•	changes in laws and regulations affecting our business;
•	commencement of, or involvement in, litigation involving us;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of shares of our Class A common stock available for public sale;
•	any major change in our board or management;
•	sales of substantial amounts of our Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our Class A common stock irrespective of our operating performance. The stock market in general, and The Nasdaq Stock Market, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the affected companies. The trading prices and valuations of these stocks, and of our Class A common stock, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our Class A common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Sales of substantial amounts of Class A common stock in the public market, or the perception that such sales may occur, could cause the market price for our Class A common stock to decline.

The sale of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

There were a total of 396.3 million shares of our Class A common stock outstanding as of December 31, 2020. In addition, we have reserved a total of 52.2 million shares of Class A common stock for issuance under our 2020 Incentive Plan (the “2020 Plan” and 5.8 million shares under our ESPP. Additionally, each of our 2020Plan and ESPP currently provide for an automatic increase in the number of shares that will be reserved for issuance. Any shares of Class A common stock that we issue under our 2020 Plan, ESPP or other equity incentive plans that we may adopt in the future would dilute the percentage ownership held by holders of Class A common stock.

In connection with the Business Combination and equity offerings by the Company, we, our executive officers and directors and selling stockholders entered into agreements restricting their ability to sell their shares of Class A common stock. As restrictions on resale have ended or if these stockholders exercise their sale, exchange or registration rights and sell shares or are perceived by the market as intending to sell shares, the market price of our shares of Class A common stock could drop significantly. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Class A common stock or other securities.

In the future, we may also issue securities in connection with investments, acquisitions or capital raising activities. In particular, the number of shares of our Class A common stock issued in connection with an investment or acquisition, or to raise additional equity capital, could constitute a material portion of our then-outstanding shares of our Class A common stock. Any such issuance of additional securities in the future may result in additional dilution to you or may adversely impact the price of our Class A common stock.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

We may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject. Accordingly, a stockholder could suffer a reduction in the value of their shares.

The coverage of our business or our Class A common stock by securities or industry analysts or the absence thereof could adversely affect our securities and trading volume.

The trading market for our Class A common stock is influenced in part by the research and other reports that industry or securities analysts publish about us or our business or industry from time to time. We do not control these analysts, or the content and opinions included in their reports. Analysts who publish information about our securities may have had relatively little experience with our company given our history, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. If analysts do cover us and one or more of them downgrade our securities, or if they issue other unfavorable commentary about us or our industry or inaccurate research, our stock price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets. Any of the foregoing would likely cause our stock price and trading volume to decline.

Because we are a “controlled company” under The Nasdaq Stock Market listing standards, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of DraftKings is held by an individual, a group or another company, we will qualify as a “controlled company” under The Nasdaq Stock Market listing requirements. Mr. Robins controls a majority of the voting power of our outstanding capital stock. As a result, we are a “controlled company” under The Nasdaq Stock Market listing standards and are not subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Mr. Robins may have his interest in DraftKings diluted due to future equity issuances or his own actions in selling shares of Class A common stock, in each case, which could result in a loss of the “controlled company” exemption under The Nasdaq Stock Market listing rules. We would then be required to comply with those provisions of The Nasdaq Stock Market listing requirements.

Our dual class structure has the effect of concentrating voting power with our Chief Executive Officer and Co-Founder, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

Shares of our Class B common stock have 10 votes per share, while shares of our Class A common stock have one vote per share. Mr. Robins, one of the founders of DraftKings, holds all of the issued and outstanding shares of our Class B common stock. Accordingly, Mr. Robins holds approximately 90% of the voting power of our capital stock on a fully-diluted basis and will be able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Robins may have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of DraftKings, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of DraftKings, and might ultimately affect the market price of shares of our Class A common stock.

Our dual class structure may affect the trading price of our Class A common stock.

Our dual class structure may result in volatility in the market price of our Class A common stock whether due to adverse publicity or reaction from institutional or other investors or proxy advisory firms. For example, certain index providers have announced restrictions on including companies with multiple- class share structures in certain of their indices. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies with dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual class structure, we have been and will likely continue to be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make shares of our Class A common stock less attractive to other investors. As a result, the market price of shares of our Class A common stock could be adversely affected.

Nevada law and provisions our amended and restated articles of incorporation and bylaws could make a takeover proposal more difficult.

Our organizational documents are governed by Nevada law. Certain provisions of Nevada law and of our amended and restated articles of incorporation and bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock held by our stockholders. These provisions provide for, among other things:

•	the ability of our Board to issue one or more series of preferred stock;
•	stockholder action by written consent only until the first time when Mr. Robins ceases to beneficially own a majority of the voting power of our capital stock;
•	certain limitations on convening special stockholder meetings;
•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;
•	amendment of certain provisions of the organizational documents only by the affirmative vote of (i) a majority of the voting power of our capital stock so long as Mr. Robins beneficially owns shares representing a majority of the voting power of our capital stock and (ii) at least two- thirds of the voting power of the capital stock from and after the time that Mr. Robins ceases to beneficially own shares representing a majority of the voting power of our voting stock; and
•	a dual class common stock structure, which provides Mr. Robins with the ability to control the outcome of matters requiring stockholder approval, even though Mr. Robins owns less than a majority of the outstanding shares of our capital stock.

These anti-takeover provisions as well as certain provisions of Nevada law could make it more difficult for a third party to acquire DraftKings, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, we may experience negative reactions from the financial markets, including negative impacts on the price of our common stock. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing and to cause us to take other corporate actions.

Our amended and restated articles of incorporation designate the Eighth Judicial District Court of Clark County, Nevada as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our amended and restated articles of incorporation require that, to the fullest extent permitted by law, and unless we otherwise consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (or if the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction, any other state district court located in the State of Nevada, and if no state district court in the State of Nevada has jurisdiction, any federal court located in the State of Nevada), will be the exclusive forum for each of the following:

•	any action or proceeding brought in the name or right of DraftKings or on its behalf;
•	any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of DraftKings to DraftKings or its stockholders;
•	any action asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A, our amended and restated articles of incorporation or our bylaws;
•	any action to interpret, apply, enforce or determine the validity of our amended and restated articles of incorporation or our bylaws; or
•	any action asserting a claim governed by the internal affairs doctrine.

The exclusive forum provision provides federal courts located in the State of Nevada as the forum for suits brought to enforce any duty or liability for which Section 27 of the Exchange Act establishes exclusive jurisdiction with the federal courts, or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision will benefit DraftKings by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

USE OF PROCEEDS

All of the shares of Class A common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, the “Company” refers to DraftKings Inc. and its subsidiaries after the Closing, and DEAC prior to the Closing.

Introduction

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination and the related transactions:

•	The Reverse Recapitalization between Merger Sub and DraftKings Inc., a Delaware corporation (“Old DK”);

•	The SBTech Acquisition;

•	The Private Placement; and

•	The issuance of Convertible Notes, which converted into shares of DEAC’s Class A common stock immediately prior to the consummation of the Business Combination.

DEAC was incorporated as a Delaware corporation on March 27, 2019, and completed its initial public offering on May 14, 2019. DEAC was a blank check company formed to acquire one or more businesses through a business combination transaction. Upon the closing of DEAC’s initial public offering, $400.0 million from the net proceeds thereof was placed in a trust account. At the closing of the Business Combination, the total amount in trust available for transaction consideration, net of cash used for redemptions, was $404.9 million.

The following describes the two operating entities with which DEAC combined on April 23, 2020:

•	Old DK was organized on December 29, 2011 as a Delaware corporation. It was founded with the initial mission of leveraging unique technology, analytics and marketing capabilities to deliver a daily fantasy sports offering.

•	SBTech was incorporated on July 24, 2007 under the laws of Gibraltar. It was originally named Jamtech Limited, subsequently renamed Networkpot Limited and thereafter renamed SBTech (Global) Limited on August 16, 2010.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 present the pro forma effect of the Business Combination and the related transactions as if they had been completed on January 1, 2020.

The unaudited pro forma consolidated financial information does not include an unaudited pro forma consolidated balance sheet as of December 31, 2020 as the Business Combination was consummated on April 23, 2020 and is reflected in our historical unaudited consolidated balance sheet as of December 31, 2020, included elsewhere in this prospectus.

The pro forma combined financial statements do not necessarily reflect what DraftKings’ results of operations would have been had the Business Combination and the related transactions occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future results of operations of the post-combination company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of the Company was derived from the condensed consolidated financial statements for the year ended December 31, 2020, which are included elsewhere in this prospectus.

This information should be read together with Old DK’s, and SBTech’s audited financial statements and related notes, as well as “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information, included elsewhere in this prospectus.

The Reverse Recapitalization was accounted for as a reverse merger for which DraftKings was determined to be the accounting acquirer based on the following predominant factors:

•	Old DK has the largest voting interest in DraftKings;

•	The board of directors has 13 members, and DraftKings has nominated ten members of the Board;

•	Old DK’s former management makes up the vast majority of the management of DraftKings;

•	Old DK is the largest entity by revenue and net income/loss;

•	DraftKings’ Class B common stock issued to one DraftKings stockholder allows for incremental voting rights;

•	The post-combination company assumed Old DK’s name.

Other factors were considered but they would not change the preponderance of factors indicating that Old DK was the accounting acquirer.

The merger between Old DK and Merger Sub was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, DEAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Old DK issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization are those of Old DK. The SBTech Acquisition was treated as a business combination under Financial Accounting Standards Board’s ASC 805, and was accounted for using the acquisition method of accounting. DraftKings recorded the fair value of assets acquired and liabilities assumed from SBTech.

Description of the Business Combination

Pursuant to the Business Combination Agreement, DEAC acquired all of the issued and outstanding equity interests of Old DK and SBTech in exchange for cash and equity.

The following summarizes the consideration issued at closing in the Reverse Recapitalization and SBTech Acquisition at a $17.53 share price (as of April 23, 2020):

Total Consideration (in 000s)	Amounts
Share consideration - DraftKings	$3,620,939
Cash consideration - SBTech(1)	188,303
Share consideration - SBTech(2)	789,064
Total Merger Consideration	$4,598,306

(1)	Includes the cash consideration, adjusted for the Net Debt Amount, the Working Capital Adjustment, and the Aggregate Strike Price Amount, as stipulated by the Business Combination Agreement, resulting in cash consideration of $184.7 million. Also includes other cash consideration related to transaction costs incurred by SBTech shareholders to be borne by DraftKings, costs related to the SBTech restructuring transaction that were paid by DraftKings, and the tail liability insurance for SBTech’s directors and officers, as specified in the Business Combination Agreement.
(2)	Includes $776,524 for the share consideration for SBTech equity of 40,739 shares and SBTech employees’ vested options of 3,557 options, and $12,541 of contingent consideration for the 720 earnout shares issued to former stockholders of SBTech as part of the Business Combination, recognized at their Acquisition Date fair value.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are based on the historical financial statements of DEAC, Old DK, and SBTech. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
as of December 31, 2020
(Amounts in thousands, except per share data)

	For the Year ended December 31, 2020	For the period from January 1, 2020 to April 23, 2020	For the period from January 1, 2020 to April 23, 2020						For the Year ended December 31, 2020
	DraftKings (Historical)	DEAC (Historical)	SBTech (As Adjusted) (Note 3)	Accounting Policies and Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Note 4 - PF)		Purchase Accounting Adjustments (Note 4 - PPA)		Pro Forma Combined
Revenue	$614,532	$-	$28,970	$-	$-		$-		$643,502
Cost of revenue	346,589	-	12,619	-	-		18,017	AA	377,225
Sales and marketing	495,192	-	4,335	-	-		-		499,527
General and administrative	447,374	1,979	12,330	-	(30,714)	AA	146	BB	431,272
					157	DD
Product and technology	168,633	-	-	17,596	-		-		186,229
Research and development expenses	-	-	17,596	(17,596)
(Loss) / Income from Operations	(843,256	(1,979)	(17,910)	-	30,557		(18,163)		(850,715)
Other income (expense):
Interest income (expense)	(1,070)	-	-	(460)	-		-		(1,530)
Other income - interest on Trust Account	-	1,444	-	-	(1,444)	BB	-		-
Gain on initial equity method investment	-	-	-	-	-		-		-
Financial Income	-	-	14	(14)	-		-		-
Financial Expenses	-	-	(474)	474	-		-		-
(Loss) / Income before Income Tax Expense	(844,326)	(535)	(18,370)	-	29,113		(18,163)		(852,281)
Income Tax Expense (Benefit)	(622)	316	158	-	8,035	CC	(5,014)	CC	2,873
Loss from equity method investment	566	-	-	-	-		-		566
Net income (loss)	(844,270)	(851)	(18,528)	-	21,078		(13,149)		(855,720)
Weighted average Class A shares outstanding									347,224,928
Loss per share (Basic and Diluted) attributable to Class A common stockholders									$(2.46)

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Basis of Presentation

The merger between a subsidiary of DEAC and Old DK was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, DEAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Old DK issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization are those of Old DK.

As Old DK was determined to be the accounting acquirer in the SBTech Acquisition, the acquisition is considered a business combination under ASC 805, and was accounted for using the acquisition method of accounting. DraftKings recorded the fair value of assets acquired and liabilities assumed from SBTech.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 present pro forma effect to the Business Combination and the related transactions as if they had been completed on January 1, 2020. The period is presented on the basis of Old DK being the accounting acquirer.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using DEAC’s statement of operations for the period of January 1, 2020 through April 23, 2020, SBTech’s statement of operations for the period from January 1, 2020 through April 23, 2020, and the Company’s unaudited statement of operations for the year ended December 31, 2020 and the related notes, which are included elsewhere in this prospectus and should be read in conjunction with the unaudited pro forma condensed combined statement of operations.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and the related transactions.

The pro forma adjustments reflecting the completion of the Business Combination and the related transactions are based on certain currently available information and certain assumptions and methodologies that DraftKings believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. DraftKings believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations would have been had the Business Combination and the related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of DEAC, Old DK, and SBTech.

2.    Accounting Policies and Reclassifications

As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align DEAC’s, Old DK’s and SBTech’s financial statement presentation. The pro forma financial statements may not reflect all the adjustments necessary to conform the accounting policies of DEAC, Old DK and SBTech as the Company is still in the process of conforming the accounting policies of DEAC and SBTech to those of Old DK.

3.    Adjustments to Historical SBTech Financial Information

The historical financial information of SBTech was prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and presented in Euros. The historical financial information was translated from Euros to U.S. dollars using the following historical exchange rates:

$ / €
Average exchange rate for twelve months ended December 31, 2019	1.10

In addition, adjustments were made to convert SBTech’s financial information from IFRS to U.S. GAAP, to align SBTech’s accounting policies to those applied by Old DK. Refer to tables below for impacted line items and adjustment amounts in the pro forma condensed combined balance sheet and statements of operations.

Impact on pro forma income statement for the year ended December 31, 2020:

	For the period from January 1 through April 23, 2020			For the period from January 1 through April 23, 2020	For the period from January 1 through April 23, 2020
	IFRS SBTech (in EUR)	Total Adjustments (in EUR)		U.S. GAAP SBTech (in EUR)	U.S. GAAP SBTech (in USD)
Revenue	€26,333	€-		€26,333	$28,970
Cost of revenue	11,655	(179)	A	11,476	12,619
Gross Profit	14,678	179		14,857	16,351
Operating Expenses:
Selling and marketing expenses	3,936	6	A	3,942	4,335
General and administrative expenses	11,246	16	A	11,262	12,330
Research and development expenses	16,068	(33)	A	16,035	17,596
Total operating costs and expenses	31,250	(11)		31,239	34,261
Operating income	(16,572)	190		(16,382)	(17,910)
Financial Income	13	-		13	14
Financial Expenses	669	(238)	A	431	474
Profit before tax	(17,228)	428		(16,800)	(18,370)
Tax expenses	110	34		144	158
Net Profit	(17,338)	394		(16,944)	(18,528)

A.	Reflects the conversion of the accounting treatment of IFRS 16, Leases, recognized by SBTech in their financial statements for the period from January 1, 2020 through April 23, 2020, to U.S. GAAP standard under ASC 842, Leases, which was adopted by DraftKings on January 1, 2020.

4.   Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination and the Offering, (2) factually supportable and (3) expected to have a continuing impact on the results of DraftKings.

There were no intercompany balances or transactions between DEAC, Old DK and SBTech as of the dates and for the periods of these unaudited pro forma combined financial statements.

The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of DEAC’s shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed statement of operations for the year ended December 31, 2020 are as follows:

Pro Forma Adjustments (PF)

AA. Reflects elimination of transaction-related costs and non-recurring transaction bonuses incurred and recorded by DEAC, Old DK and SBTech.

BB. Reflects the elimination of interest income on the trust account.

CC. Reflects adjustments to income tax expense as a result of the tax impact on the pro forma adjustments at the estimated statutory tax rate of 27.6%.

DD. Reflects additional compensation expense recorded as a result of the execution of employment agreements with certain members of the management team.

Purchase Price Allocation Adjustments (PPA)

AA. Reflects the incremental amortization expense recorded as a result of the fair value adjustment for intangible assets acquired in the SBTech Acquisition.

BB. Reflects the adjustment to stock-based compensation expense for the post-combination portion of the SBT rolled-over options. The new stock-based compensation expense is amortized on a straight-line basis over the remaining vesting periods.

CC. Reflects adjustments to income tax expense as a result of the tax impact on the purchase accounting adjustments at the estimated statutory tax rate of 27.6%.

5.   Loss per Share

Represents the net losses per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2020. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and the related transactions have been outstanding for the entire periods presented. For shares redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

For the Year ended December 31, 2020
(in thousands except share and per share data)
Pro forma net loss	$(855,720)
Weighted average shares outstanding of Class A common stock(1)	347,224,928
Net loss per share (Basic and Diluted) attributable to Class A common stockholders(2)	$(2.46)

(1)	The pro forma weighted average shares outstanding was calculated based on historical weighted average shares outstanding for the period, adjusted to give effect to the shares issued in connection with the Business Combination and the related transactions as if the shares were outstanding as of the beginning of the period presented.
(2)	For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and the private placement are exchanged to Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share. Additionally, DraftKings’ Class B shares of common stock were issued to Jason Robins, such shares carry 10 votes per share and allow Jason Robins to have 90% of the voting power of the capital stock of DraftKings on a fully-diluted basis. As these shares have no economic or participating rights, they have been excluded from the calculation of earnings per share.

BUSINESS

The following discussion reflects the business of DraftKings. “We,” “us”, and “our” generally refer to DraftKings Inc., a Nevada corporation (together with its subsidiaries, “DraftKings”), unless the context otherwise requires.

Overview

We are a digital sports entertainment and gaming company. We provide users with daily fantasy sports (“DFS”), sports betting (“Sportsbook”) and online casino (“iGaming”) opportunities, and we are also involved in the design, development, and licensing of sports betting and casino gaming software for online and retail sportsbook and casino gaming products.

Our mission is to make life more exciting by responsibly creating the world’s favorite real-money games and betting experiences. We accomplish this by creating an environment where our users can find enjoyment and fulfillment through DFS contests, Sportsbook and iGaming.

We have established a following among “skin-in-the-game” sports fans brought together by our robust daily fantasy sports technology that powers millions of contest entries in peer-to-peer competitions every week. We leverage our technology, the scale and density of our user base and insights from approximately 5.5 million cumulative unique paid users to continuously improve our analytics, marketing and technology. For example, in 2013 we launched the first mobile app in daily fantasy sports, anticipating the behavioral shift of a user base that had historically relied on a desktop-only experience. Five years later, in August 2018, we launched the first mobile sportsbook in New Jersey and as of December 31, 2020, we offer our mobile sportsbook, retail sportsbook, iGaming or business-to-business products in 10 states as we continue to expand our geographic footprint.

Our priorities are to (a) continue to invest in our products and technology, (b) launch our product offerings in new geographies, (c) effectively integrate SBTech (Global) Limited (“SBTech” or “SBT”) to form a vertically integrated business, (d) create replicable and predictable state-level unit economics in sports betting and iGaming and (e) expand our consumer offerings.

We aspire to develop new and innovative products with our users in mind and to be as trustworthy as we are innovative in everything we bring to market. This is realized in what we believe to be leading-edge, proprietary technology that powers real-money games and betting experiences designed for the “skin-in-the-game” sports fan. Our vision for DraftKings has been shaped by these users, both in who they are today and who we anticipate they will become as the entertainment and gaming industries evolve. This vision underpins our position as a leader in today’s fast-growing global entertainment and gaming industries.

During the fiscal years ended December 31, 2020, 2019 and 2018 we had revenue of $614.5 million, $323.4 million, $226.3 million, approximately 883 thousand, 684 thousand and 601 thousand average Monthly Unique Players (“MUPs”) and resulting in an in an average revenue per MUP for our business-to-consumer (“B2C”) operations (“ARPMUP”) of $51, $39 and $31. Refer to the discussion in section “Key Performance Indicators – B2C Operations” within Management’s Discussion and Analysis of Financial Condition and Results of Operations included herein for information regarding our MUPs and ARPMUP.

Business Combination

We were incorporated in Nevada as DEAC NV Merger Corp., a wholly-owned subsidiary of our legal predecessor, Diamond Eagle Acquisition Corp. (“DEAC”), a special purpose acquisition company. On April 23, 2020, DEAC consummated the transactions contemplated by the Business Combination Agreement dated December 22, 2019, as amended on April 7, 2020, (the “Business Combination”) and, in connection therewith:

(i)	DEAC merged with and into us, whereby we survived the merger and became the successor issuer to DEAC;
(ii)	we changed our name to “DraftKings Inc.”;
(iii)	we acquired DraftKings Inc., a Delaware corporation (“Old DK”), by way of a merger;
(iv)	we acquired all of the issued and outstanding share capital of SBTech (the “SBTech Acquisition”); and
(v)	DEAC’s publicly traded units (Nasdaq: DEACU) separated into their components of publicly traded DEAC Class A common stock (Nasdaq: DEAC) and DEAC public warrants (Nasdaq: DEACW), and each outstanding share of DEAC Class A common stock was exchanged, on a one-for-one basis, for shares of our Class A common stock and all of DEAC’s outstanding warrants became warrants to acquire shares of our Class A common stock.

Upon consummation of the preceding transactions:

(i)	Old DK and SBTech became wholly-owned subsidiaries of the Company; and

(ii)	beginning April 24, 2020, our shares of Class A common stock traded on the Nasdaq under the ticker symbol “DKNG” and our warrants traded on Nasdaq under the ticker symbol “DKNGW.” On July 7, 2020 we redeemed all of our outstanding public warrants that had not been exercised as of July 2, 2020 and on July 20, 2020, we delisted our publicly traded warrants. Only our Class A common stock continues to be traded on the Nasdaq.

Our Products

Our revenues are predominantly generated through our two reportable segments B2C and business-to-business (“B2B”) offerings.

Business-to-consumer

We have three main B2C product offerings — DFS, Sportsbook and iGaming. We consider these three offerings to be of a similar class of product, and together they accounted for 96%, 95% and 97% of DraftKings’ B2C revenues for the fiscal years ended December 31, 2020, 2019 and 2018, respectively. DFS, which was our sole product offering until 2018, historically drove our revenue results and accounts for a majority of our users; however, since we launched Sportsbook and iGaming in 2018, states where Sportsbook and iGaming have been approved accounted for a rapidly growing proportion of our users, which has contributed to our revenue growth. In addition to our three main product offerings, our B2C segment also offers advertising and sponsorship packages to targeted advertisers across our DFS product offerings, free games and content. Below is a breakdown of how each of DraftKings’ B2C offerings function:

Daily Fantasy Sports - Since our launch, we have monetized our DFS offering by facilitating peer-to-peer play, whereby users compete against each other for prize money. We provide users with technology that establishes DFS contests, scores the contests, distributes the prizes and performs other administrative activities to enable the “skin-in-the-game” sports fan experience. Our revenue is the difference between the entry fees collected and the amounts paid out to users as prizes and customer incentives in a period.

Sportsbook - Sports betting involves a user placing a bet by wagering money on an event at some fixed odds (“proposition”) determined by DraftKings. In the event the user wins, DraftKings pays out the bet. Similar to DFS, Sportsbook engages consumers in their sports viewing experience. Our Sportsbook revenue is generated by setting odds that are intended to provide a built-in theoretical margin in each proposition offered to our users. While the actual betting patterns of our users and outcomes of individual events may cause volatility in our revenue, we believe we can deliver a stable betting win margin over the long term.

Revenue is realized by taking the settled handle for betting markets that have been resolved and subtracting the payouts for these betting markets such that the difference is the gross revenue, or “hold.” In addition to our online Sportsbook, we also maintain limited retail distribution in four states, in which our retail revenue is subject to individual agreements with a land-based casino partner (a “skin”) that provide for a revenue share. Retail distribution leverages the foot traffic for existing casino properties to convert their customers to bet in our Sportsbook while on premise.

iGaming - iGaming, or online casino, offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette, baccarat and slot machines. For these offerings, we function similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house. In iGaming, we believe there is typically lower volatility versus land-based casinos since the average return to a player for specific games is easier to predict in advance based on game rules and statistics.

Our iGaming offering consists of a combination of games that we have built in-house and licensed content from suppliers such as International Gaming Technology, iForium, Scientific Games Corporation, Spin and Evolution for Live Dealer services. The latter are subject to standard revenue-sharing agreements specific to each supplier, whereby the supplier receives a percentage of the net gaming revenue generated from their respective casino games played utilizing our technology dependent on DraftKings’ overall gross gaming revenue for iGaming. In exchange, DraftKings receives a limited license to offer the games to users in jurisdictions where use is approved by regulatory authorities. Revenue generated through our self-developed major casino games such as blackjack results in decreased revenue share payments as a percent of revenue.

Advertising and Sponsorship - Our advertising packages range from standard ad placements and background ad placements to more high-touch integrations, such as sponsored DFS contest series or custom site takeovers. These are typically served and tracked by a range of advertising products that have been built directly into our offerings and feature partnerships with brand categories ranging from entertainment to food to automotive.

Each advertising package is bespoke, and we offer each client a custom “menu” of advertising options, which include online media (such as display, video and audio advertisements and page and “skin” sponsorship takeovers), custom content, including branded video content, live events such as sponsored watch parties and sponsored free or paid games, including daily fantasy, pick’em and bracket games.

Each advertising package has a different pricing model, with a variety of factors affecting the pricing of a particular package including, but not limited to, (i) the sport to which the package relates and (ii) the demand for, and supply of, the individual package components.

Sponsorships and custom-built games and content typically have fixed fee pricing. Other packages, such as custom-branded video content or online advertisements, are sold with a guaranteed number of impressions, which are priced per a certain number of guaranteed impressions. Each time a consumer sees an advertisement while playing, watching, reading or listening to a piece of content or playing a game, an impression is counted.

Offsetting our revenues attributable to the B2C business is the portion of gross revenue that we allocate to new and existing user incentives and promotions, which are awarded as a result of game play or at our discretion, through loyalty programs, free plays, deposit bonuses, discounts, rebates or other rewards and incentives. These offsets can be redeemed across multiple product offerings and are generally used to acquire new users, reactivate prior users and increase monetization from active users. We leverage our return on investment models that are based on lifetime value and expected reactivation rates to determine appropriate promotional levels.

Business-to-business

We supply B2B sports betting and iGaming services globally for various gaming operators, resellers and government-run lotteries. Our B2B business generates revenue from operators by providing sports betting and integration to iGaming content directly to operators in exchange for a share of operators’ revenues, as well as through fixed fee contracts with resellers. Contracts with business customers are typically awarded through a sales process or request for proposal.

In addition to providing for a share of gaming revenue, our B2B direct customer contracts are typically non-exclusive and run for a term of three to five years (with automatic renewal terms). Our agreements with resellers typically provide for a base fee plus a fixed monthly fee determined by the number of operators with which the reseller contracts to access our B2B software and typically run for a term of three years (with automatic renewal terms).

Seasonality

Our business, particularly our B2C segment, experiences seasonality based on the relative popularity of certain sports. Although sporting events occur throughout the year, our users are typically most active in the fourth quarter due to the overlapping calendars of the NFL and NBA seasons, which are our most popular sports.

Our Technology and Product Development

In order to build the best real-money games and product offerings, we have invested in core disciplines across our technology, analytics and marketing, which have allowed us to rapidly bring innovative new experiences to market while gaining a unique understanding of our users. The result has been market leadership in our industry, fueled by a brand reputation and a depth of user trust that has set us apart from our competitors.

Our product offerings are comprised of varying levels of proprietary and third-party software. These product offerings are bound together with a common account management and regulatory compliance service and can be accessed with the same account and wallet. Across our product offerings we have endeavored to own the technology in-house for any critical component, and to utilize a combination of new technologies, including data science and machine learning, to optimize conversion and efficiency.

DraftKings’ core product offerings are built on top of integrated, proprietary account management technology. This technology provides our users with access to their account history across all product offerings and a uniform identity verification system, which is critical in enabling seamless navigation from our national DFS audience to Sportsbook and iGaming products, as existing DFS users need not manage a separate set of account credentials and payment methods for each product offering. Our users also enjoy a highly functional wallet which, in many cases, permits user funds to flow freely from product to product. The technology is certified to safely store user payment information, which reduces our dependency on any particular payment processor, provides redundancy and gives us the flexibility to route our payment volume to a processor of our choosing. In addition, our technology is built to be customizable to the specific regulations of individual jurisdictions. Through our B2B business, we also maintain an account management service that is used by our B2B operators, and as a result, we expect to realize synergies following completion of our integration with SBTech.

Across our product offerings, we actively use data science and machine learning to help optimize conversion and monetization. Within the DFS offering, data science algorithms are used to customize a user’s contest home screen based upon his or her past play history. We build recommendations by identifying the type of contests that a user is most likely to play, along with the entry fee and prize structure that he or she will find most appealing. In addition, contest-pacing algorithms identify contests that might present a financial exposure and increase the contests’ visibility within the product appropriately. Similarly, within the Sportsbook offering, recommendation engines are used to present betting markets to users based upon their past play history and location. These services are also critical to our back-end infrastructure, as they drive key elements of our fraud and compliance program.

Marketing

User Acquisition and Retention - Our ability to effectively market is paramount to our operational success. Utilizing a blend of analytics and data science as our foundation, we leverage our marketing to acquire, retain and reactivate users while building a trusted consumer-facing brand. We use a variety of free and paid marketing channels, in combination with compelling offers and exciting games, to achieve our objectives. Furthermore, we optimize our marketing spend using data collected since the beginning of our operations, as well as additional data that we collect from vendors, partners and data providers. Our marketing spend is based on a return-on-investment model that considers a variety of factors, including the performance of different marketing channels, predicted lifetime value and behavior of users across various product offerings, the location of our users and our estimate of when enabling legislation and regulations for sports betting and iGaming may come to fruition.

Where paid marketing is concerned, we leverage a broad array of advertising channels, including television, radio, social media platforms such as Facebook, Instagram, Twitter and Snap, affiliates and paid and organic search, and other digital channels such as mobile display. For Sportsbook and iGaming, these efforts are concentrated within the specific jurisdictions that have passed enabling legislation and regulations, and in which we operate or intend to operate (which vary on a per-offering basis). Our marketing expenditures tend to be highly seasonal, with most spend correlating with the start of a sports season and during its playoffs and championships.

In addition to traditional paid advertising channels, we cross-promote our product offerings to our existing user base through internal channels such as mobile push notifications, email and text messages, and external channels such as Facebook, Twitter, Instagram and Snapchat. Through those channels, we use a combination of content, contests and promotions to engage existing users. Additionally, we incentivize our users to refer new users through our “Refer-a-Friend” program, offering incentives such as free entries into tournaments or free bets if the referred user ultimately interacts with our product offerings.

Team and League Relationships - We engage in relationships with sports leagues to improve our brand and awareness, acquire users, improve user retention and create differentiated experiences for our users.

•	In September 2019, we entered into a multi-year relationship with NFL Properties LLC and NFL Enterprises LLC in which our companies agreed to collaborate on a variety of content and product offerings on the DraftKings DFS app, as well as integrations across NFL media properties.

•	In July 2019, we entered into a multi-year relationship with PGA Tour, Inc and PGATOUR.COM, LLC. As part of the relationship, DraftKings’ daily fantasy golf players will have the ability to receive real-time video highlights for players in their respective lineups. Other elements of this relationship will create expanded DFS-specific content offerings and brand integration into both the PGA TOUR and DraftKings’ offerings.

•	In August 2020, we expanded our partnership with Major League Baseball to remain the official and exclusive daily fantasy sports partner of the league. The extension includes an expanded partnership providing for an increase in DraftKings’ content rights, product integration and prizing within DraftKings’ DFS games.

We engage in similar multi-year relationships with professional sports teams, which serve to bolster our brand affiliation and create unique collaborative integrations for our users.

We also engage in relationship deals with media companies to create content and integrated marketing experiences. In July 2015, we entered into a multi-year relationship with Fox Networks Group, Inc. (“FOX”), which provided DraftKings with committed media and integrations across FOX’s national, local and digital properties. With this relationship, FOX also made an investment in DraftKings. In September 2020, we entered into a multi-year agreement with ESPN to become a co-exclusive sportsbook link-out provider and exclusive daily fantasy sports link-out provider across a selection of their digital properties. Under the agreement, we will be able to advertise our product offerings across ESPN’s digital platforms and through integrations into ESPN programming. More recently, we have established major partnerships with media entities like Vox and Bleacher Report as we seek to grow our audience of U.S. sports fans.

B2B Business Marketing - Our core B2B marketing strategy is centered around attending and exhibiting at major trade shows around the world. SBTech’s trade show marketing is supplemented with digital and offline marketing campaigns in leading industry publications, websites, regular media pieces and participation on industry panels. SBTech’s reputation and customer testimonials also assist in its marketing and business efforts.

Distribution

We distribute our B2C product offerings through various channels, including traditional websites, direct app downloads and global direct-to-consumer digital platforms such as the Apple App Store and the Google Play store. These two digital platforms are the main distribution channels for our product offerings. Our DFS product offering is delivered as a free application through both the Apple App Store and Google Play Store and is also accessible via mobile and traditional websites. Our Sportsbook and iGaming product offerings are primarily distributed through the Apple App Store and a traditional website. We allow our Android Sportsbook and iGaming users to install our Sportsbook and iGaming product offerings through our website. We derive nearly all of our revenue through products distributed via the Apple App Store, Google Play Store and via traditional websites. For all of our offerings, neither Apple nor Google take any revenue share for distributing our product.

For our B2B segment, Sportsbook and iGaming products and services are distributed online via the Apple App Store, Google Play Store and traditional websites by operators that have licensed such products and services directly from SBTech, while retail products and services are distributed primarily via self-service betting terminals and standalone computer terminals. Similarly, Apple and Google do not take any revenue share for distributing those products and services. We also license our B2B products and services to resellers (through a fixed-fee model) who sublicense to operators, and in such cases, the reseller is responsible for the maintenance of the products and services.

Intellectual Property

Our business substantially relies on the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is in the form of software code, patented technology and trade secrets that we use to develop and properly run our DFS, Sportsbook and iGaming offerings and related services. We also create intellectual property that includes proprietary daily fantasy sports, sports betting and iGaming-related technology and content as well as proprietary data acquired from the use of our daily fantasy sports, sports betting and iGaming product offerings.

While most of the intellectual property we use is created by us, we have obtained rights to use intellectual property of third parties through licenses and service agreements with those third parties. Although we believe these licenses are sufficient for the operation of the company, these licenses typically limit our use of the third parties’ intellectual property to specific uses and for specific time periods.

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also engage in monitoring the activities of third parties with respect to potential infringing uses of our intellectual property by third parties.

We actively seek patent protection covering inventions originating from us and, from time to time, review opportunities to acquire patents to the extent we believe such patents may be useful or relevant to our business.

In addition to these contractual arrangements, we also rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our DFS, Sportsbook and iGaming product offerings and other intellectual property. We typically own the copyright to the software code to our content, as well as trademarks under which our DFS, Sportsbook and iGaming product offerings and related services are marketed. We pursue the registration of our domain names, trademarks, and service marks in the United States and in locations outside the United States. Our registered trademarks in the United States include “DraftKings,” and the names of our services and applications, among others.

Competition

We operate in the global entertainment and gaming industries with our business-to-consumer offerings such as DFS, Sportsbook and iGaming, and our business-to-business offerings. Our users face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events and in-person casinos, are more well established and may be perceived by our users to offer greater variety, affordability, interactivity and enjoyment. We compete with these other forms of entertainment for the discretionary time and income of our users.

The specific industries in which we operate are characterized by dynamic customer demand and technological advances, and there is intense competition among online gaming and entertainment providers. A number of established, well-financed companies producing online gaming and/or interactive entertainment products and services compete with our offerings, and other well-capitalized companies may introduce competitive services. There has also been considerable consolidation among competitors in the entertainment and gaming industries and such consolidation and future consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive products, gain a larger market share, expand offerings and broaden their geographic scope of operations.

Human Capital Resources

As a multinational technology company with over 2,600 employees located in eight countries, our business success is driven by our highly skilled workforce. With our global technology and product team, consisting of over 1,350 employees (which includes over 1,100 engineers), we are well positioned to deliver new, innovative and exciting products to our growing base of customers.

At DraftKings, we recognize that engaging and developing our employees is a key to our success and we rely on attracting and retaining our talent to deliver on DraftKings’ goal to be a leader in today’s fast-growing global entertainment and gaming industries. We routinely gauge our employees’ level of engagement and satisfaction through quarterly pulse surveys. These surveys ensure we hear directly from our valuable employees on how we can better focus on the following areas: (i) DraftKings’ mission/vision, (ii) role clarity and engagement, (iii) employee development and (iv) inclusion, equity and belonging.

We have committed to and formalized employee development programs that support diversity, inclusion, fairness and equality, and promote creativity and innovation through various leadership and talent management programs. DraftKings’ talent training programs are designed to provide increased career and internal mobility for our employees, identify development opportunities, and proactively support succession planning.

We also offer our employees a holistic total rewards package with premier health and welfare programs for employees and family members. In addition, every employee is eligible for equity awards, to share in the Company’s financial success.  Our unlimited paid time off programs enable our workforce to enjoy personal time away from their job responsibilities.

In early March 2020, we took swift action to protect our employees’ health in response to the COVID-19 pandemic, including closing our offices. We have encouraged most of our employees to work from home, through at least July 2021, when we plan to reassess the global health situation and make decisions about the timing of reopening our offices, with the safety of our employees being the highest priority. In the meantime, we have implemented health and safety protocols in our offices to ensure that we are ready for the safe return of our employees to our offices when the time comes. In order to ensure the success of our employees during the shift to remote work, we developed training resources for managers to ensure they had the proper skills to lead remote teams and delivered trainings to employees on how to be effective while working remotely.

Property

As of December 31, 2020, we had approximately 350,000 square feet of leased office space. Our corporate headquarters is located in Boston, Massachusetts and consists of approximately 125,000 square feet under a lease that expires in 2029, subject to our option to extend the term for two successive terms of five years each, or our right to early termination. Our lease and our rights under this lease are subordinated under a lien of mortgage. In addition to our corporate headquarters, our B2C business operates in several other cities in the United States and in Dublin Ireland. We use our corporate headquarters and our other facilities primarily for our management, technology, product design, sales and marketing, finance, legal, human resources, general administrative and information technology teams.

Our B2B business primarily operates on the Isle of Man, with technology, product design and trading teams based in Bulgaria and Ukraine. Our general administration office is in Israel and our commercial support office is in London. We also have offices in Gibraltar and Malta.

 We intend to procure additional space as we add employees and expand geographically. We believe that our current facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.

Legal Proceedings

We are involved in a number of legal proceedings (including those described below) concerning matters arising in connection with the conduct of our business activities. These proceedings are at varying stages, and many of these proceedings seek an indeterminate amount of damages. We regularly evaluate the status of the legal proceedings in which we are involved to assess whether a loss is probable or there is a reasonable possibility that a loss or an additional loss may have been incurred and to determine if accruals are appropriate. If accruals are not appropriate, we further evaluate each legal proceeding to assess whether an estimate of the possible loss or range of possible loss can be made.

For certain cases described on the following pages, management is unable to provide a meaningful estimate of the possible loss or range of possible loss because, among other reasons, (i) the proceedings are in various stages; (ii) damages have not been sought; (iii) damages are unsupported and/or exaggerated; (iv) there is uncertainty as to the outcome of pending appeals or motions; (v) there are significant factual issues to be resolved; and/or (vi) there are novel legal issues or unsettled legal theories to be presented or a large number of parties involved. For these cases, however, management does not believe, based on currently available information, that the outcomes of these proceedings will have a material adverse effect on our financial condition, though the outcomes could be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

In Re: Daily Fantasy Sports Litigation (Multi-District Litigation)

Between late 2015 and early 2016, certain individuals who allegedly registered and competed in daily sports fantasy contests on our and FanDuel’s websites, and their family members, filed numerous actions (primarily purported class actions) against us, FanDuel, and other related parties (the “DFS defendants”) in courts across the United States. In February 2016, these actions were consolidated in a multi-district litigation in the U.S. District Court for the District of Massachusetts. On September 2, 2016, the consolidated group of plaintiffs filed their First Amended Master Class Action Complaint, superseding their original class action complaint, which superseded their individual complaints.

The plaintiffs assert 27 claims arising under both state and federal law against the DFS defendants. The plaintiffs’ claims against us generally fall into four categories: (1) our online daily fantasy sports contests constitute illegal gambling; (2) we promulgated false or misleading advertisements that emphasized the ease of play and likelihood of winning; (3) we induced consumers to lose money through a deceptive bonus program; and (4) we allowed our employees to participate in competitors’ fantasy sports contests using non-public information, which gave such employees an unfair advantage over other contestants. The plaintiffs seek money damages, equitable relief, and disgorgement of gains against us.

On November 16, 2016, the DFS defendants filed a motion to compel arbitration against all named plaintiffs except one plaintiff asserting claims against the DFS defendants as a concerned citizen of the State of Florida (the “Concerned Citizen Claims”). On November 27, 2019, the Court granted the DFS defendants’ motion to compel arbitration with respect to all named plaintiffs other than a small set of plaintiffs who are family members of individuals who have DraftKings or FanDuel accounts and who assert claims under various state laws regarding gambling (the “Family Member Plaintiffs”). On March 9, 2020, the DFS defendants moved to dismiss the Family Member Plaintiffs’ claims and the Concerned Citizen Claims. On April 7, 2020, an opposition to the motion to dismiss the Concerned Citizen Claim was filed. On April 20, 2020, the Family Member Plaintiffs filed their opposition to the DFS defendants’ motion to dismiss, and on April 29, 2020, the Family Member Plaintiffs filed a motion for leave to amend the First Amended Master Class Action Complaint. On May 11, 2020, the DFS defendants filed their reply in support of their motion to dismiss the Family Member Plaintiffs’ claims and the Concerned Citizen Claim, and on May 13, 2020, the DFS defendants filed their opposition to the Family Member Plaintiffs’ motion for leave to amend the First Amended Master Class Action Complaint. On March 5, 2020, one named plaintiff with respect to whom the motion to compel was granted filed a renewed motion to remand his case to state court. On May 29, 2020, we filed an opposition to that motion.

We intend to vigorously defend this case. If the plaintiffs were to obtain a judgment in their favor in this lawsuit, we may be subject to substantial damages and we may have to withdraw our DFS operations in certain states. We have established an accrual for this matter. We cannot predict with any degree of certainty the outcome of this suit.

We do not believe, based on currently available information, that the outcome of this proceeding will have a material adverse effect on DraftKings’ financial condition, although the outcome could be material to DraftKings’ operating results for any particular period, depending, in part, upon the operating results for such period.

1,000 Mass Arbitration Demands Filed by One Law Firm

On October 21, 2019, a law firm filed 1,000 “mass arbitrations” against us with the American Arbitration Association (“AAA”) on behalf of purported DraftKings users that assert claims similar to those in the multi-district litigation described above. The 1,000 arbitration demands are virtually identical. The law firm that filed the arbitrations has expressed an intention to file a total of more than 20,000 such “mass arbitrations” against us. If these “mass arbitrations” were to proceed, they could result in significant costs to us, which could include a minimum range of $3,200 to $4,700 in fees per arbitration. Consequently, the legal costs incurred by us in connection with defending such arbitrations and any adverse judgments issued in any arbitration, could result in a significant cost to us.

We dispute the law firm’s ability to file “mass arbitrations” against us, among other reasons, because they violate our terms of use that require claims be brought on an individual basis and not be consolidated or joined in any other arbitration or proceeding involving a claim of any other party.

After the law firm filed the 1,000 “mass arbitrations,” the AAA informed us in writing that it would close their files on, and decline to administer, the 1,000 “mass arbitrations” unless we waived two provisions in our terms of use and that the parties would then be free to bring their claims in court. We elected not to waive the subject terms of use provisions.

On November 6, 2020, the same law firm filed a complaint against DraftKings in Massachusetts Superior Court (Suffolk County), entitled Aaron Abramson, et al. v. DraftKings. In Abramson, the same law firm is seeking, among other things, to compel arbitration against DraftKings on behalf of nine-hundred and ninety-nine (999) individuals. On January 4, 2021, DraftKings and plaintiffs filed a Joint Motion to Transfer Action to Business Litigation Section. On January 5, 2021, DraftKings filed a counterclaim for declaratory relief.

We intend to vigorously defend all claims. If the claimants successfully compel arbitration and then obtain arbitral awards in their favor, we could be subject to substantial damages and we could be restricted from offering DFS contests in certain states. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages arising from the potential arbitrations (if such arbitrations are compelled).

Attorney General of Texas

On January 19, 2016, the Texas Attorney General issued an opinion letter that “odds are favorable that a court would conclude that participation in paid daily fantasy sports leagues constitutes illegal gambling” under Texas law. In response to the opinion letter, we sued the Texas Attorney General on March 4, 2016 in Dallas County, Texas.

The lawsuit makes five claims: (1) a claim for a declaratory judgment that daily fantasy sports contests do not violate Texas law; (2) a claim of denial of due process under the Fifth and Fourteenth Amendments to the U.S. Constitution; (3) a claim of denial of due course of law under Article I of the Texas Constitution; (4) a claim of denial of equal protection under the Fourteenth Amendment to the U.S. Constitution; and (5) a claim of denial of equal rights under Article I of the Texas Constitution. We are also seeking reimbursement of our costs and attorneys’ fees.

On May 2, 2016, the Texas Attorney General filed a motion to transfer venue to Travis County, Texas. On April 16, 2018, the parties filed a notice of agreed non-suit without prejudice, and we re-filed our lawsuit against the Texas Attorney General in Travis County. On April 17, 2018, the Dallas County court granted the parties’ agreed non-suit without prejudice, thereby dismissing the Dallas County lawsuit without prejudice.

On May 24, 2018, the Texas Attorney General answered the complaint filed in Travis County, Texas.

FanDuel filed a petition in intervention on August 24, 2018, seeking essentially the same relief as DraftKings seeks. The Court entered an updated scheduling order setting the case for a non-jury trial on April 20, 2021. The parties subsequently filed an agreed motion to extend the scheduling order seeking, among other things, to change the non-jury trial date to March 8, 2022.

We intend to vigorously pursue our claims. In the event a court ultimately determines that daily fantasy sports contests violate Texas law, that determination could cause financial harm to us and loss of business in Texas. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.

CG Technology Development, LLC

On April 7, 2016, CG Technology Development, LLC, Interactive Games Limited, and Interactive Games LLC (collectively, “CG”), filed suit against us in the U.S. District Court for the District of Nevada. After filing an Amended Complaint, CG alleges that our Daily Fantasy Sports product offering infringed 10 patents: (1) U.S. Patent No. 6,884,166 (the “166 Patent”), which is entitled “System and method for establishing a wager for a gaming application”; (2) U.S. Patent No. 6,899,628 (the “628 Patent”), which is entitled “System and method for providing game event management to a user of a gaming application”; (3) U.S. Patent No. 7,029,394 (the “394 Patent”), which is entitled “System and method for generating statistics for a user of a gaming application”; (4) U.S. Patent No. 7,534,169 (the “169 Patent”), which is entitled “System and method for wireless gaming system with user profiles”; (5) U.S. Patent No. 8,342,924 (the “924 Patent”), which is entitled “System and method for providing enhanced services to a user of a gaming application”; (6) U.S. Patent No. 8,641,511 (the “511 Patent”), which is entitled “Real-time interactive wagering on event outcomes”; (7) U.S. Patent No. 9,111,417 (the “417 Patent”), which is entitled “System and method for providing enhanced services to a user of a gaming application”; (8) U.S. Patent No. 9,306,952 (the “952 Patent”), which is entitled “System and method for wireless gaming with location determination”; (9) U.S. Patent No. 9,355,518 (the “518 Patent”), which is entitled “Gaming system with location determination”; and (10) U.S. Patent No. RE39,818 (the “818 Patent”), which is entitled “Personalized wireless video game system” (collectively, the “CG Patents”).

We filed a Motion to Dismiss the Amended Complaint and, on December 12, 2016, the Nevada trial court dismissed the allegations for seven (the 924, 628, 394, 417, 169, 511 and 166 Patents) out of the 10 patents under 35 U.S.C. Section 101 because those seven patents are directed to non-patentable subject matter.

Between March and June 2017, we filed petitions for inter partes review (“IPRs”) with the Patent Trial and Appeal Board of the U.S. Patent and Trademark Office (“PTAB”) challenging the validity of select claims of each of the three remaining asserted patents — the 818, 952 and 518 Patents. All challenged claims of these three patents were found to be unpatentable by the PTAB. CG appealed the PTAB decisions to the U.S. Court of Appeals for the Federal Circuit with respect to all three patents. On May 14, 2019, CG voluntarily dismissed its appeal of the PTAB’s unpatentability decision for the 952 Patent. The remaining appeals were fully briefed. In December 2019 and February 2020, the Federal Circuit upheld the unpatentability of the 818 Patent and the 518 Patent, respectively. In the interim, on July 27, 2017, the Nevada trial court issued an order transferring the case against us to the U.S. District Court for the District of Delaware.

On July 17, 2020, the parties filed a Stipulation of Dismissal with Prejudice dismissing all claims brought by CG in the suit. CG further stipulated, among other things, that it would not assert any of the CG Patents against us with respect to either current or future products. That same day, the judge entered the order of dismissal.

Interactive Games LLC

On June 14, 2019, Interactive Games LLC (“IG”) filed suit against us in the U.S. District Court for the District of Delaware. In the Complaint, IG alleges that our Daily Fantasy Sports product offering infringes two patents: U.S. Patent No. 8,956,231 (the “231 Patent”), which is entitled “Multi-process communication regarding gaming information” and U.S. Patent No. 8,974,302 (the “302 Patent”), which is entitled “Multi-process communication regarding gaming information.” That same Complaint alleges that our Sportsbook product offering infringes two additional patents: U.S. Patent No. 8,616,967 (the “967 Patent”), which is entitled “System and method for convenience gaming” and U.S. Patent No. 9,430,901 (the “901 Patent”), which is entitled “System and method for wireless gaming with location determination.” All four of these patents are collectively referred to as the “IG Patents.”

In response to the Complaint, we filed a Motion to Dismiss the Complaint under 35 U.S.C. Section 101, asserting the IG Patents are directed to non-patentable subject matter. The Court has not yet ruled on that Motion.

On June 17, 2020, we filed petitions for IPRs with the PTAB challenging the validity of each of the IG Patents. The PTAB instituted review for the ’901, ’231, and ’967 patents but denied institution for the ‘302 Patent. On February 5, 2021, we filed a request for rehearing regarding the decision on the ‘302 Patent.

We intend to vigorously defend this case. In the event that a court ultimately determines that we are infringing the asserted patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to modify certain features that we currently offer. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.

Other

In addition to the above actions, we are subject to various other legal proceedings and claims that arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial condition, results of operations or liquidity, though the outcomes could be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

Government Regulation

DraftKings is subject to various U.S. and foreign laws and regulations that affect our ability to operate in our DFS, Sportsbook and iGaming product offerings. These product offerings are generally subject to extensive and evolving regulations that could change based on political and social norms and that could be interpreted in ways that could negatively impact our business.

The gaming industry (inclusive of our iGaming and Sportsbook product offerings) is highly regulated and we must maintain licenses and pay gaming taxes or a percentage of revenue where required by the jurisdictions in which we operate in order to continue our operations. Our business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions in which we operate. These laws, rules and regulations generally concern the responsibility, financial stability, integrity and character of the owners, managers and persons with material financial interests in the gaming operations along with the integrity and security of the iGaming and Sportsbook product offerings. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.

Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local tax revenues, as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish stringent procedures to ensure that participants in the gaming industry meet certain standards of character and responsibility.

Licensing and Suitability Determinations

In order to operate in certain jurisdictions, we must obtain either a temporary or permanent license or determination of suitability from the responsible authorities. We seek to ensure that we obtain all necessary licenses to develop and put forth our offerings in the jurisdictions in which we operate and where our users are located.

Gaming laws in certain jurisdictions require us, and each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, certain of our shareholders, to obtain licenses from gaming authorities. Such licenses typically require a determination that the applicant qualifies or is suitable to hold the license. When determining whether to grant such a license to an applicant, gaming authorities generally consider: (i) the financial stability, integrity and responsibility of the applicant (including verification of the applicant’s sources of funding); (ii) the quality and security of the applicant’s online real-money gaming platform, hardware and related software (including the platform’s ability to operate in compliance with local regulation, as applicable); (iii) the applicant’s history; (iv) the applicant’s ability to operate its gaming business in a socially responsible manner; and (v) in certain circumstances, the effect on competition.

Gaming authorities may, subject to certain administrative procedural requirements, (i) deny an application, or limit, condition, revoke or suspend any license issued by them; (ii) impose fines, either on a mandatory basis or as a consensual settlement of regulatory action; (iii) demand that named individuals or shareholders be disassociated from a gaming business; and (iv) in serious cases, liaise with local prosecutors to pursue legal action, which may result in civil or criminal penalties.

Events that may trigger revocation of such a gaming license or another form of sanction vary by jurisdiction. However, typical events include, among others: (i) conviction in any jurisdiction of certain persons with an interest in, or key personnel of, the licensee of an offense that is punishable by imprisonment or may otherwise cast doubt on such person’s integrity; (ii) failure without reasonable cause to comply with any material term or condition of the gaming license; (iii) declaration of, or otherwise engaging in, certain bankruptcy, insolvency, winding-up or discontinuance activities, or an order or application with respect to the same; (iv) obtaining the gaming license by a materially false or misleading representation or in some other improper way; (v) violation of applicable anti-money laundering or terrorist financing laws or regulations; (vi) failure to meet commitments to users; (vii) failure to pay in a timely manner all gaming or betting taxes or fees due; or (viii) determination by the gaming authority that there is another material and sufficient reason to revoke or impose another form of sanction upon the licensee.

Product-Specific Licensing

Daily Fantasy Sports

DraftKings’ DFS is available in 43 U.S. states, the District of Columbia, and eight international jurisdictions. In those states that currently require a license or registration for DFS operations, DraftKings has either obtained from the relevant regulatory authority, the appropriate license or registration, has obtained a provisional license, or is operating pursuant to a grandfathering clause that allows operation pending the availability of licensing applications and subsequent grant of a license. DraftKings also has three foreign DFS licenses and operates under those licenses in eight countries. Various state laws and regulations govern our licenses, but generally such state laws and regulations define paid fantasy sports, establish the rules concerning the application and licensure procedures for gaming operators in the fantasy sports business and regulate practices for paid fantasy sports deemed to be detrimental to the public interest. As part of the licensing process, we must submit, in some jurisdictions, extensive materials on our operations, including our technology and data security, age verification of users, segregation of account funds and responsible gaming initiatives.

In the United States, our DFS licenses are generally granted for a predetermined period of time (typically ranging from one to four years) or require documents to be supplied on a regular basis in order to maintain our licenses. We also maintain DFS licenses in Great Britain, Malta and Australia.

In Great Britain, online gaming and sports betting is subject to the Gambling Act 2005 (the “GA2005”), as amended by the Gambling (Licensing and Advertising) Act 2014, and the regulations promulgated thereunder. Under the GA2005, entities wishing to offer online sports betting (which for purposes of GA2005 is defined to include DFS) and/or online casino services to persons located in Great Britain must first obtain a remote gambling operating license from the Gambling Commission. We hold a remote-pool-betting operating license authorizing us to offer our DFS product to residents of Great Britain. That license may be varied to add further product categories permitting, for example, fixed-odds-sports betting and online casinos. We also hold a gambling software operating license issued by the Gambling Commission, which authorizes us to develop the DFS software we use. Our British licenses are not limited by a term, subject to the payment of annual fees and compliance with license conditions.

In Malta, online gaming and sports betting is subject to the Gaming Act 2018 and the regulations promulgated thereunder. Fantasy sports (including DFS) are considered a controlled skill game for the purposes of the Gaming Authorizations Regulations. Our subsidiary, Crown DFS Malta Limited, holds a gaming services license, issued by the Malta Gaming Authority, which authorizes the holder to conduct controlled skill games. Our Malta license was originally issued in 2017. Under the Gaming Act 2018, it has a duration of 10 years.

Malta is a Member State of the European Union, and that has made it an increasingly popular hub for online betting and gaming businesses. We rely upon our Malta license to conduct DFS operations not only in Malta, but also in certain other EU Member States, including Germany, Austria, the Republic of Ireland and the Netherlands.

In Australia, online gaming and sports betting is regulated at both the federal and state/territory levels. A sports betting operator that holds a license in one state or territory may offer services across all other states (subject to certain specific statutory restrictions that may apply). Our subsidiary, DraftKings Australia Pty Ltd, is the holder of a sports bookmaking license issued by the Northern Territory Racing Commission, which enables DraftKings Australia Pty Ltd to conduct DFS contests. The Northern Territory license was issued in November 2017 for a duration of five years, subject to the payment of annual fees and compliance with license conditions.

Sportsbook

As of December 31, 2020, 22 U.S. states and the District of Columbia have legalized some form of sports betting. Of those 23 legal jurisdictions, fifteen have legalized online sports betting. Of those fifteen jurisdictions, thirteen are live, and DraftKings operates in ten of them. As of December 31, 2020, we operate our online sports betting product via the DraftKings Sportsbook app in Colorado, Illinois, Indiana, Iowa, New Hampshire, New Jersey, Pennsylvania, Tennessee and West Virginia pursuant to our licenses, temporary licenses, or executed vendor agreements granted by the gaming or lottery commission of such states, specifically, the Colorado Limited Gaming Control Commission, the Illinois Gaming Board, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the New Hampshire Lottery Commission, the New Jersey Division of Gaming Enforcement, the Pennsylvania Gaming Control Board, the Tennessee Education Lottery Corporation and the West Virginia Lottery. We also operate retail sportsbooks in Colorado, Illinois, Iowa, Mississippi, New Hampshire, New Jersey and New York pursuant to state licensing regimes. Subsequent to December 31, 2020, we also operate our online sports betting product in Virginia pursuant to a license granted by the Virginia Lottery and in Michigan pursuant to a license granted by the Michigan Gaming Control Board.

On May 14, 2018, the U.S. Supreme Court issued an opinion determining that PASPA was unconstitutional. PASPA prohibited certain states from “authorizing by law” any form of sports betting. In striking down PASPA, the Supreme Court opened the potential for state-by-state authorization of sports betting. Several states and territories, including Arkansas, Colorado, Delaware, Illinois, Indiana, Iowa, Michigan, Mississippi, Montana, Nevada, New Hampshire, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Puerto Rico, Rhode Island, Tennessee, Virginia, Washington, Washington, D.C. and West Virginia already have laws authorizing and regulating some form of sports betting online or in brick-and-mortar establishments. Sports betting in the United States is subject to additional laws, rules and regulations at the state level. See “Risk Factors — Risk Factors Relating to Our Business and Industry — Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.”

iGaming

As of December 31, 2020, we operate our iGaming product in New Jersey, pursuant to a transactional waiver granted by the New Jersey Division of Gaming Enforcement, in Pennsylvania, pursuant to a license granted by the Pennsylvania Gaming Control Board and in West Virginia, pursuant to an interim license granted by the West Virginia Lottery. Subsequent to December 31, 2020, we also operate our iGaming technology in Michigan pursuant to a provisional supplier license granted by the Michigan Gaming Control Board.

Generally, online gambling in the United States is only lawful when specifically permitted under applicable state law. At the federal level, several laws provide federal law enforcement with the authority to enforce and prosecute gambling operations conducted in violation of underlying state gambling laws. These enforcement laws include the Unlawful Internet Gambling Enforcement Act (the “UIGEA”), the Illegal Gambling Business Act and the Travel Act. No violation of the UIGEA, the Illegal Gambling Business Act or the Travel Act can be found absent a violation of an underlying state law or other federal law.

In addition, the Wire Act of 1961 (the “Wire Act”) provides that anyone engaged in the business of betting or wagering knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication which entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, will be fined or imprisoned, or both. However, the Wire Act notes that it shall not be construed to prevent the transmission in interstate or foreign commerce of information for use in news reporting of sporting events or contests, or for the transmission of information assisting in the placing of bets or wagers on a sporting event or contest from a state or foreign country where betting on that sporting event or contest is legal into a state or foreign country in which such betting is legal. There is ongoing legal action as to whether the Wire Act applies beyond sports betting. A federal court of first instance has ruled that it does not; the decision was appealed but rejected on January 20, 2021 by the U.S. Court of Appeals for the First Circuit.

B2B

Our B2B business, formerly SBTech, has obtained licenses (and approvals, as applicable) in six states in the United States and in the United Kingdom, Gibraltar, Malta and Romania. Additionally, our B2B business has certified its software in various territories, including in Denmark, Italy, Nigeria, Portugal, South Africa, Spain and Sweden, and its services are available in Azerbaijan, Belgium, Cyprus, Czech Republic, Greece, Mexico and Spain under local licenses held by operators using SBTech’s products and services in these jurisdictions.

As of December 31, 2020, we supply our SBTech products and services, sportsbook and iGaming services online in New Jersey and our SBTech products and services and sportsbook online in Oregon pursuant to an agreement with the Oregon State Lottery. We also supply retail sportsbook services in Arkansas, Colorado, Indiana, Mississippi, New Jersey and Pennsylvania pursuant to state licensing regimes. In addition, we supply our SBTech products and services, sportsbook and iGaming services to customers in additional jurisdictions.

Data Protection and Privacy

In addition to our licensing regime for our offerings, we also take significant measures to protect users’ privacy and data.

Because we handle, collect, store, receive, transmit and otherwise process certain personal information of our users and employees, we are also subject to federal, state and foreign laws related to the privacy and protection of such data. Regulations such as the California Consumer Privacy Act, which is a new, untested law, could affect our business, and its potential impact is unknown.

With our operations in Europe, we may also face particular privacy, data security and data protection risks in connection with requirements of the General Data Protection Regulation of the European Union (EU) 2016/679 (the “GDPR”) and other data protection regulations. Any failure to comply with these rules may result in regulatory fines or penalties including orders that require us to change the way we process data. In the event of a data breach, we are also subject to breach notification laws in the jurisdictions in which we operate, including the GDPR, and the risk of litigation and regulatory enforcement actions.

Any significant change to applicable laws, regulations, interpretations of laws or regulations, or market practices, regarding the use of personal data, or regarding the manner in which we seek to comply with applicable laws and regulations, could require us to make modifications to our products, services, policies, procedures, notices, and business practices, including potentially material changes. Such changes could potentially have an adverse impact on our business.

Compliance

We have developed and implemented an internal compliance program to help ensure that we comply with legal and regulatory requirements imposed on us in connection with our DFS, Sportsbook and iGaming activities. Our compliance program focuses on, among other things, reducing and managing problematic gaming and providing tools to assist users in making educated choices related to gaming activities.

SBTech offerings have been built from the ground up to meet the needs of differing regulatory regimes, including configurable regulatory and responsible gaming controls such as responsible gaming tests, operator alerts on player behavior, deposit limits, betting limits, loss limits, timeout facilities, session limits, reality checks, balance thresholds and intended gaming amounts. These features allow the operators’ customers full control of their gaming to allow them to play responsibly.

Responsible and Safer Gaming

We view the safety and welfare of our users as critical to our business and have made appropriate investments in our processes and systems. We are committed to industry-leading responsible gaming practices and seek to provide our users with the resources and services they need to play responsibly. Additionally, all our employees take responsible gaming training with mandatory periodic refresher training, overseen by our compliance team.

Segment and Related Information

A discussion of our segment structure is available in Note 12, Segment Information, of the Notes to the Consolidated Financial Statements included in this prospectus.

Available Information

Our Internet address is www.DraftKings.com. Our website and the information contained therein or linked thereto are not part of this prospectus. We make available free of charge through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, registration statements and amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish them to the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s website at www.sec.gov.

DRAFTKINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with our audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018, together with the related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read with the section entitled “Business” and our pro forma financial information as of and for the year ended December 31, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information”. The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding. Unless otherwise indicated, the terms “DraftKings,” “we,” “us,” or “our” refer to DraftKings Inc., a Nevada corporation, together with its consolidated subsidiaries.

Our Business

We are a digital sports entertainment and gaming company. We provide users with daily fantasy sports (“DFS”), sports betting (“Sportsbook”) and online casino (“iGaming”) opportunities, and we are also involved in the design, development, and licensing of sports betting and casino gaming software for online and retail sportsbook and casino gaming products.

Our mission is to make life more exciting by responsibly creating the world’s favorite real-money games and betting experiences. We accomplish this by creating an environment where our users can find enjoyment and fulfillment through DFS, Sportsbook and iGaming.

We make deliberate and substantial investments in support of our mission and long-term growth. For example, we have invested in our products and technology in order to continually launch new product innovations, improve marketing, merchandising, and operational efficiency through data science, and deliver a great user experience. We also make significant investments in sales and marketing and incentives to grow and retain our paid user base, including personalized cross-product offers and promotions, and promote brand awareness to attract the “skin-in-the-game” sports fan. Together, these investments have enabled us to create a leading product offering built on scalable technology, while attracting a user base that has resulted in the rapid growth of our business.

Our priorities are to (a) continue to invest in our products and services, (b) launch our product offerings in new geographies, (c) effectively integrate SBTech (Global) Limited (“SBTech”) to form a vertically integrated business, (d) create replicable and predictable state-level unit economics in sports betting and iGaming and (e) expand our consumer offerings. When we launch Sportsbook and iGaming offerings in a new jurisdiction, we invest in user acquisition, retention and cross-selling until the new jurisdiction provides a critical mass of users engaged across our product offerings.

Our current technology is highly scalable with relatively minimal incremental spend required to launch our product offerings into new jurisdictions. We will continue to manage our fixed-cost base in conjunction with our market entry plans and focus our variable spend on marketing, user experience and support and regulatory compliance to become the product of choice for users and the partner of choice for regulators. We expect to further improve our profitability (excluding the impact of amortization of acquired intangibles) through cost synergies and new opportunities driven by vertical integration with SBTech’s technology and expertise.

Our path to profitability is based on the acceleration of positive contribution profit growth driven by marketing efficiencies as we transition from local to regional to national advertising and scale benefits on the technology development component of our cost of revenue. On a consolidated Adjusted EBITDA basis, we expect to achieve profitability when total contribution profit exceeds the fixed costs of our business, which depends, in part, on the percentage of the U.S. adult population that has access to our product offerings and the other factors summarized in the section entitled “Cautionary Note Regarding Forward-Looking Statements”.

Basis of Presentation

We operate two complementary business segments: our business-to-consumer (“B2C”) business and our business-to-business (“B2B”) business.

B2C

Our B2C business is comprised of the legacy DraftKings business, which includes our DFS, Sportsbook and iGaming product offerings. Across these principal offerings, we offer users a single integrated product that provides one account, one wallet, a centralized payment system and responsible gaming controls. Currently, we operate our B2C segment primarily in the United States.

B2B

Our B2B business is comprised of the entirety of the operations of SBTech, which we acquired on April 23, 2020. Our B2B segment’s principal activities involve the design and development of sports betting and casino gaming software. Our B2B services are delivered through our proprietary software, and our complementary service offerings include trading and risk management and support for reporting, customer management and regulatory reporting requirements. The operations of our B2B segment are concentrated mainly in Europe and Asia, with a growing presence in the United States.

Impact of COVID-19

The COVID-19 pandemic has adversely impacted global commercial activity, disrupted supply chains and contributed to significant volatility in financial markets. In 2020, the COVID-19 pandemic adversely impacted many different industries. The ongoing COVID-19 pandemic could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the extent and the duration of the impact of COVID-19. The COVID-19 pandemic therefore presents material uncertainty and risk with respect to us and our performance and could affect our financial results in a materially adverse way.

To date, the primary impacts of the COVID-19 pandemic to us have been the suspension, cancellation and rescheduling of sports seasons and sporting events. Beginning in March and continuing through the end of the second quarter, many sports seasons and sporting events, including the MLB regular season, domestic soccer leagues and European Cup competitions, the NBA regular season and playoffs, the NCAA college basketball tournament, the Masters golf tournament, and the NHL regular season and playoffs, were suspended or cancelled. The suspension of sports seasons and sporting events reduced customers’ use of, and spending on, our Sportsbook and DFS product offerings. Starting in the third quarter and continuing into the fourth quarter of our fiscal year, major professional sports leagues resumed their activities. The MLB began its season after a three-month delay and also completed the World Series, the NHL resumed its season and completed the Stanley Cup Playoffs, the Masters golf tournament was held, most domestic soccer leagues resumed and several European cup competitions were held, and the NFL season began on its regular schedule. During this period, the NBA also resumed its season, completed the NBA Finals and commenced its 2020-2021 season. The return of major sports and sporting events, as well as the unique and concentrated sports calendar, generated significant user interest and activity in our Sportsbook and DFS product offerings. However, the possibility remains that sports seasons and sporting events may be suspended, cancelled or rescheduled due to COVID-19 outbreaks. The suspension and alteration of sports seasons and sporting events earlier in the year reduced customers’ use of, and spending on, our Sportsbook and DFS product offerings and caused us to issue refunds for canceled events. Additionally, while retail casinos where we have branded Sportsbooks and DFS have reopened, they continue to operate with reduced capacity.

Our revenues vary based on sports seasons and sporting events amongst other things, and cancellations, suspensions or alterations resulting from COVID-19 have the potential to adversely affect our revenue, possibly materially. However, our product offerings that do not rely on sports seasons and sporting events, such as iGaming, may partially offset this adverse impact on revenue. DraftKings is also innovating to develop more products that do not rely on traditional sports seasons and sporting events, for example, products that permit wagering and contests on events such as eSports, simulated NASCAR and League of Legends.

A significant or prolonged decrease in consumer spending on entertainment or leisure activities would likely have an adverse effect on demand for our product offerings, reducing cash flows and revenues, and thereby materially harming our business, financial condition and results of operations. In addition, a recurrence of COVID-19 cases or an emergence of additional variants or strains could cause other widespread or more severe impacts depending on where infection rates are highest.  As steps taken to mitigate the spread of COVID-19 have necessitated a shift away from a traditional office environment for many employees, we have business continuity programs in place to ensure that employees are safe and that the business continues to function with minimal disruptions to normal work operations while employees work remotely. We will continue to monitor developments relating to disruptions and uncertainties caused by COVID-19.

Financial Highlights and Trends

The following table sets forth a summary of our financial results for the periods indicated and is derived from our consolidated financial statements for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
(amounts in thousands)	2020	2019	2018
Revenue (1)	$614,532	$323,410	$226,277
Pro Forma Revenue (2)	643,502	431,834	n/a
Net Loss (1)	(844,270)	(142,734)	(76,220)
Pro Forma Net Loss (2)	(855,196)	(173,962)	n/a
Adjusted EBITDA (3)	(391,919)	(98,640)	(58,850)
Pro Forma Adjusted EBITDA (3)	(395,928)	(78,224)	n/a

n/a = not applicable

(1)	Due to the timing of the Business Combination (as defined below), the twelve-month period ended December 31, 2020 reflects B2B/SBTech activity from April 24, 2020 onwards, and the twelve-month period ending December 31, 2019 and 2018 do not reflect any B2B/SBTech activity.

(2)	Assumes that the Business Combination was consummated on January 1, 2019. See “—Comparability of Financial Results” below.

(3)	Adjusted EBITDA and Pro Forma Adjusted EBITDA are non-GAAP financial measures. See “—Non-GAAP Information” below for additional information about these measures and a reconciliation of these measures.

In 2020, revenue grew by $291.1 million over 2019, of which $75.6 million was attributable to the acquisition of SBTech and $215.5 million reflected the strong performance of our B2C product offerings in the first quarter prior to the outbreak of COVID-19, several new state launches for our Sportsbook and iGaming product offerings and, in the third and fourth quarters of 2020, increased engagement with our Sportsbook and iGaming product offerings as well as growth in DFS revenues when sporting events resumed.

Pro forma revenue increased by $211.7 million during 2020, compared to 2019, mainly reflecting the performance of our B2C segment, as discussed above.

Comparability of Financial Results

On April 23, 2020, we completed the business combination, by and among DEAC, Old DK and SBTech (the “Business Combination”). The Business Combination resulted in, among other things, a considerable increase in amortizable intangible assets and goodwill. The amortization of acquired intangibles has materially increased our consolidated cost of sales (and adversely affected our consolidated gross profit margin) for periods after the acquisition and is expected to continue to do so for the foreseeable future. As a result of the Business Combination, we became a public company listed on The Nasdaq Stock Market LLC and have hired personnel and incurred costs that are necessary and customary for our operations as a public company, which has contributed to, and is expected to continue to contribute to, higher general and administrative costs.

In June 2020, we issued 16.0 million new shares of our Class A common stock in a public offering for net proceeds, before expenses, of approximately $620.8 million.

On July 7, 2020, we redeemed all of our outstanding public warrants that had not been exercised as of July 2, 2020, which resulted in the exercise of 17.6 million public warrants for proceeds to us of $201.5 million and the redemption of 78.2 thousand public warrants at a redemption price of $0.01 per warrant.

In October 2020, we issued an additional 20.8 million shares of Class A common stock for net proceeds, before expenses, of approximately $1.1 billion.

We had cash on hand, excluding cash held on behalf of customers, of $1.8 billion as of December 31, 2020, compared to $76.5 million as of December 31, 2019.

The following discussion of our results of operations for 2020 includes the financial results of SBTech from April 24, 2020, the day following the completion of the Business Combination, through December 31, 2020. Accordingly, our consolidated results of operations for 2020 are not comparable to our consolidated results of operations for prior periods and may not be comparable with our consolidated results for future periods. Our B2C segment results, presented and discussed below, are comparable to DraftKings’ legacy operations and our reported consolidated results for prior periods.

To facilitate comparability between periods, we have included in this section of the prospectus a supplemental discussion of our unaudited pro forma results of operations for 2020 compared with 2019. Those pro forma results were prepared giving effect to the Business Combination as if it had been consummated on January 1, 2019, and are based on estimates and assumptions, which we believe are reasonable and consistent with Article 11 of Regulation S-X.

Key Performance Indicators – B2C Operations

Monthly Unique Payers (“MUPs”). MUPs is the average number of unique paid users (“unique payers”) that use our B2C product offerings on a monthly basis.

MUPs is a key indicator of the scale of our B2C user base and awareness of our brand. We believe that year-over-year MUPs is also generally indicative of the long-term revenue growth potential of our B2C segment, although MUPs in individual periods may be less indicative of our longer-term expectations. We expect the number of MUPs to grow as we attract, retain and re-engage users in new and existing jurisdictions and expand our product offerings to appeal to a wider audience.

We define MUPs as the number of unique payers per month who had a paid engagement (i.e., participated in a real-money DFS contest, sports bet, or casino game) across one or more of our product offerings via our technology. For reported periods longer than one month, we average the MUPs for the months in the reported period.

A “unique paid user” or “unique payer” is any person who had one or more paid engagements via our B2C technology during the period (i.e., a user that participates in a paid engagement with one of our B2C product offerings counts as a single unique paid user or unique payer for the period). We exclude users who have made a deposit but have not yet had a paid engagement. Unique payers or unique paid users include users who have participated in a paid engagement with promotional incentives, which are fungible with other funds deposited in their wallets on our technology. The number of these users included in MUPs has not been material to date and a substantial majority of such users are repeat users who have had paid engagements both prior to and after receiving incentives.

The chart below presents our MUPs for the years ended 2020, 2019, and 2018 respectively:

Average Revenue per MUP (“ARPMUP”). ARPMUP is the average B2C segment revenue per MUP, and this key metric represents our ability to drive usage and monetization of our B2C product offerings. The chart below presents our ARPMUP for 2020, 2019, and 2018 respectively:

We define and calculate ARPMUP as the average monthly B2C segment revenue for a reporting period, divided by MUPs (i.e., the average number of unique payers) for the same period.

Our period-on-period increase in MUPs for 2020 compared to 2019 reflects growth in DFS, the expansion of our Sportsbook and iGaming product offerings into new states and increased response rates to our advertising spending, partially offset by the negative impact of COVID-19 on our MUPS for Sportsbook and DFS primarily during the second quarter and early in the third quarter. ARPMUP increased in 2020 compared to 2019 due to our continued focus on driving engagement across our B2C product offerings, specifically with our Sportsbook and iGaming products being offered in additional jurisdictions. As a result, we experienced a favorable change in revenue mix as a higher percentage of our total customers engaged with our Sportsbook and iGaming product offerings.

Non-GAAP Information

This prospectus includes Adjusted EBITDA and Pro Forma Adjusted EBITDA, which are non-GAAP performance measures that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA and Pro Forma Adjusted EBITDA are useful in evaluating our operating performance, similar to measures reported by our publicly-listed U.S. competitors, and regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA and Pro Forma Adjusted EBITDA are not intended to be a substitute for any U.S. GAAP financial measure. As calculated, it may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define and calculate Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense or benefit, depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, non-core litigation, settlement and related costs and certain other non-recurring, non-cash and non-core items, as described in the reconciliation below. We define and calculate Pro Forma Adjusted EBITDA as pro forma net loss (giving effect to the Business Combination as if it were consummated on January 1, 2019) before the impact of interest income or expense, income tax expense or benefit and depreciation and amortization, and further adjusted for the same items as Adjusted EBITDA.

We include these non-GAAP financial measures because they are used by management to evaluate our core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-recurring items (for example, in the case of transaction-related costs), non-cash expenditures (for example, in the case of depreciation, amortization, and stock-based compensation), or are not related to our underlying business performance (for example, in the case of interest income and expense and litigation settlement and related costs). Pro Forma Adjusted EBITDA excludes the same categories of expenses and is prepared to give effect to the Business Combination as if it occurred on January 1, 2019.

Adjusted EBITDA

The table below presents our Adjusted EBITDA reconciled to our net loss, the closest U.S. GAAP measure, for the periods indicated:

	Year Ended December 31,
	2020	2019	2018
(amounts in thousands)
Net Loss	$(844,270)	$(142,734)	$(76,220)
Adjusted for:
Depreciation and amortization (excluding acquired intangibles)	26,894	13,636	7,499
Amortization of acquired intangibles	50,516	—	—
Interest expense (income), net	1,070	(1,348)	(666)
Income tax (benefit) provision	(622)	58	105
Stock-based compensation (1)	325,038	17,613	7,210
Transaction-related costs (2)	36,406	10,472	—
Litigation, settlement, and related costs (3)	6,839	3,695	3,222
Other non-recurring costs and special project costs (4)	5,644	2,489	—
Other non-operating costs (5)	566	(2,521)	—
Adjusted EBITDA	$(391,919)	$(98,640)	$(58,850)
Adjusted EBITDA by segment:
B2C	$(393,461)	$(98,640)	$(58,850)
B2B	$1,542	$—	$—

(1)	The amounts for 2020, 2019, and 2018 primarily reflect stock-based compensation expenses resulting from the issuance of awards under long-term incentive plans and, in 2020, the issuance of our Class B shares (which have no economic or conversion rights) to our CEO.
(2)	Includes capital markets advisory, consulting, accounting and legal expenses related to evaluation, negotiation and integration costs incurred in connection with transactions and offerings, including the Business Combination. Also includes bonuses, paid in the second quarter of 2020, to certain employees in connection with the consummation of the Business Combination.
(3)	Includes primarily external legal costs related to litigation and litigation settlement costs deemed unrelated to our core business operations.
(4)	Includes primarily consulting, advisory and other costs relating to non-recurring items and special projects, including, for 2020, the implementation of internal controls over financial reporting and tax advisory costs and, for 2019, the cost of our move to our new Boston headquarters and executive search costs.
(5)	Includes our equity method share of the investee’s losses in 2020 and, in 2019, a gain recorded upon a contribution of assets to an equity method investee, net of our equity method share of the investee’s losses.

Pro Forma Adjusted EBITDA

The table below presents our Non-GAAP Pro Forma Adjusted EBITDA reconciled to our pro forma net loss, for the periods indicated:

	Year Ended December 31,
(amounts in thousands)	2020	2019
Net Loss	$(855,196)	$(173,962)
Adjusted for:
Depreciation and amortization (excluding acquired intangibles)	28,024	16,933
Amortization of acquired intangibles	72,431	71,079
Interest income (expense), net	1,530	(1,173)
Income tax provision (benefit)	3,074	(13,118)
Stock-based compensation (1)	335,660	18,354
Transaction-related costs (2)	5,500	—
Litigation, settlement, and related costs (3)	6,839	3,695
Other non-recurring costs and special project costs (4)	5,644	2,489
Other non-operating costs (5)	566	(2,521)
Adjusted EBITDA	$(395,928)	$(78,224)

(1)	The amounts for 2020 and 2019 primarily reflect stock-based compensation expenses resulting from the issuance of awards under long-term incentive plans, and, in 2020, the issuance of our Class B shares (which have no economic or conversion rights) to our CEO, and $10.9 million due to the satisfaction of the performance condition, immediately prior to the consummation of the Business Combination, on stock-based compensation awards granted to SBTech employees in prior periods.

(2)	Includes capital markets advisory, consulting, accounting and legal expenses related to evaluation, negotiation and integration costs incurred in connection with transactions and offerings. The transaction costs related to the Business Combination described in Note 3 of the Consolidated Financial Statements included elsewhere in this prospectus have been eliminated in calculating our pro forma net income for 2020 pursuant to the principles of Article 11 of Regulation S-X.

(3)	Includes primarily external legal costs related to litigation and litigation settlement costs deemed unrelated to our core business operations.

(4)	Includes primarily consulting, advisory and other costs relating to non-recurring items and special projects, including, for 2020, the implementation of internal controls over financial reporting and tax advisory costs and, for 2019, the cost of our move to our new Boston headquarters and executive search costs.

(5)	Includes our equity method share of the investee’s losses in 2020 and, in 2019, a gain recorded upon a contribution of assets to an equity method investee, net of our equity method share of the investee’s losses.

Key Factors Affecting Our Results

Our financial position and results of operations depend to a significant extent on the following factors:

Industry Opportunity and Competitive Landscape

We operate within the global entertainment and gaming industries, which are comprised of diverse products and offerings that compete for consumers’ time and disposable income. Our short-to-medium term focus is on the North American regulated gaming industry, particularly the opportunity in online sports betting and iGaming. We believe our industry-leading product offerings, strong technology services, nine years of U.S. online and mobile gaming experience, established brand and vertically integrated solutions make us a partner of choice for state regulators, professional sports leagues and teams, gaming companies, retail and online sportsbooks, and other sports entertainment and related businesses.

As we prepare to enter new jurisdictions, we expect to face significant competition from other established industry players, some of which may have more experience in sports betting and iGaming and access to more resources. We believe our analytics and technology, and the lessons learned from our DFS operations and prior launches of our online Sportsbook and iGaming product offerings will enable us to capture significant market share in newly available jurisdictions.

Legalization, Regulation and Taxation

Our financial prospects depend on legalization of online sports betting and iGaming across more of the United States, a trend that we believe is in its infancy after the U.S. Supreme Court struck down PASPA in May 2018. Our strategy is to expand our Sportsbook and iGaming offerings in new jurisdictions as they are legalized and become accessible. As of December 31, 2020, 22 U.S. states and the District of Columbia have legalized either retail or online sports betting. Of these 23 legal jurisdictions,15 have legalized online sports betting. Of those 15 jurisdictions, 13 are live, and DraftKings operated in ten of them.

The process of securing the necessary licenses or partnerships to operate in each jurisdiction may take longer than we anticipate. In addition, legislative or regulatory restrictions and product taxes may make it less attractive or more difficult for us to operate in a particular jurisdiction. For example, certain jurisdictions require us to have a relationship with a retail operator for online sportsbook access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for private sector participants like us. We nonetheless believe our acquisition of SBTech allows us to become a partner of choice to power state-run sportsbooks, as exemplified by SBTech’s agreement with the Oregon State Lottery.

States impose tax on regulated offerings, the rates of which may vary substantially between states and product offerings. Sales taxes may also apply in certain jurisdictions. We are also subject to a federal excise tax of 25 basis points on the amount of each sportsbook bet. Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology products and services, we may not attract and retain key users and our revenue and results of operations may decline.

Ability to Acquire, Retain and Monetize Users

We grow our business by attracting new paid users to our products and offerings and increasing their level of engagement with our product offerings over time. To effectively attract and retain paid users and to re-engage former paid users, we invest in a variety of marketing channels in combination with personalized customer promotions, most of which can be used across all of our product offerings (such as free contest entries or bets or matching deposits). These investments and personalized promotions are intended to increase consumer awareness and drive engagement. While we are continuing to assess the efficiency of our marketing and promotion activities, our limited operating history and the relative novelty of the U.S. online sports betting and iGaming industries makes it difficult for us to predict when we will achieve our longer-term profitability objectives.

Managing Betting Risk

Sports betting and iGaming are characterized by an element of chance. Our revenue is impacted by variations in the hold percentage (the ratio of net win to total amount wagered) on bets placed on, or the actual outcome of, games or events on which users bet. Although our product offerings generally perform within a defined statistical range of outcomes, actual outcomes may vary for any given period, and a single large bet can have a sizeable impact on our short-term financial performance. Our hold is also affected by factors that are beyond our control, such as a user’s skill, experience and behavior, the mix of games played, the financial resources of users and the volume of bets placed. As a result of variability in these factors, actual hold rates on our products may differ from the theoretical win rates we have estimated and could result in the winnings of our gaming users exceeding those anticipated. We seek to mitigate these risks through data science and analytics and rules built into our technology, as well as active management of our amounts at risk at a point in time, but may not always be able to do so successfully, particularly over short periods, which can result in financial losses as well as revenue volatility.

Results of Operations

2020 Compared to 2019

The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods.

	Year ended December 31,
(in thousands, except percentages)	2020	2019	$Change	% Change
Revenue	$614,532	$323,410	$291,122	90.0%
Cost of revenue	346,589	103,889	242,700	233.6%
Sales and marketing	495,192	185,269	309,923	167.3%
Product and technology	168,633	55,929	112,704	201.5%
General and administrative	447,374	124,868	322,506	258.3%
Loss from operations	(843,256)	(146,545)	(696,711)	475.4%
Interest (expense) income, net	(1,070)	1,348	(2,418)	(179.4)%
Gain on initial equity method investment	—	3,000	(3,000)	n.m.
Loss before income tax (benefit) provision	(844,326)	(142,197)	(702,129)	493.8%
Income tax (benefit) provision	(622)	58	(680)	(1,172.4)%
Loss from equity method investment	566	479	87	18.2%
Net Loss	$(844,270)	$(142,734)	$(701,536)	491.5%

Revenue. Revenue increased by $291.1 million, or 90.0%, to $614.5 million in 2020 from $323.4 million in 2019. Of this increase, $75.6 million was attributable to revenue from SBTech, our new B2B segment.

Excluding the impact of the acquisition of SBTech, revenue would have increased by approximately $215.5 in 2020, reflecting the performance of our B2C segment. The increase was attributable to the strong performance of our B2C operations prior to the outbreak of COVID-19. Prior to March 11, 2020, our net revenue was up approximately 60% year-over-year, reflecting the launch of our online Sportsbook offering in Indiana, New Hampshire, Pennsylvania and West Virginia in the third and fourth quarters of 2019, and Iowa in the first quarter of 2020. Revenue declined versus the prior year beginning in mid-March 2020 due to the suspension and cancellation of sports seasons and sporting events. Revenue growth resumed when many of these seasons and sporting events returned towards the end of the second quarter and into the third and fourth quarters. Revenue growth also reflected the launch of our online Sportsbook product offering in Colorado, Illinois and Tennessee, the launch of our iGaming product offering in Pennsylvania and West Virginia, increased engagement with our Sportsbook and iGaming product offerings in previously launched states, and growth in DFS revenues in the third and fourth quarters. Year-over-year, MUPs for our B2C segment increased by 29.1% while ARPMUP increased by 29.0%.

Cost of Revenue.  Cost of revenue increased by $242.7 million, or 233.6%, to $346.6 million in 2020 from $103.9 million in 2019. Of this increase, $77.3 million was attributable to SBTech, including $50.5 million attributable to amortization of acquired intangibles.

Excluding the impact of the SBTech Acquisition, the increase would have been $165.4 million in 2020, reflecting the expanded product and geographic footprint of our B2C segment. This increase can be primarily attributed to an increase in product taxes due to expansion into new states and growth in existing states, an increase in technology costs and revenue share arrangements due to our expanded footprint and increased customer engagement and and increase in processing fees resulting from additional customer deposits. B2C segment cost of revenue as a percentage of B2C revenue increased by 24.3 percentage points to 56.4% in 2020 from 32.1% in 2019, mainly due to a change in revenue mix towards products with higher cost of revenue, investment in new geographies, and the adverse revenue impact of COVID-19 primarily in the second quarter of 2020. In general, our iGaming and Sportsbook product offerings produce revenue at a higher cost per revenue dollar relative to our more mature DFS offering.

Sales and Marketing. Sales and marketing expense increased by $309.9 million, or 167.3%, to $495.2 million in 2020 from $185.3 million in 2019. Our B2C segment accounted for substantially all of this increase, reflecting higher advertising and marketing spend to increase awareness and user acquisition for our Sportsbook and iGaming offerings, particularly in newly launched states; higher headcount; marketing technology and support costs; and an increase in stock-based compensation expense. While we decreased our advertising spending upon the outbreak of COVID-19 in mid-March of 2020, we increased advertising and customer acquisition marketing spending, beginning in May 2020 and ramped up this spending in July 2020 with the resumption of major sports including the MLB, the NBA and the NHL, as well as the beginning of the NFL season in September 2020.

Product and Technology.  Product and technology expense increased by $112.7 million, or 201.5%, to $168.6 million in 2020 from $55.9 million in 2019. Of this increase, $43.0 million was attributable to SBTech. Excluding the impact of the SBTech Acquisition, the increase would have been $69.7 million, driven by an increase in stock-based compensation expense and an increase in product operations and engineering headcount.

General and Administrative.  General and administrative expense increased by $322.5 million, or 258.3%, to $447.4 million in 2020 from $124.9 million in 2019. Of this increase, $13.8 million was attributable to SBTech. Excluding the impact of the SBTech Acquisition, the increase would have been $308.7 million, driven by an increase in stock-based compensation expense, an increase in transaction costs, including transaction-related employee bonuses, and an increase in general and administrative headcount.

Interest (Expense) Income. Interest expense was $1.1 million in 2020 compared to interest income of $1.3 million in 2019.

Net Loss. Net loss increased by $701.5 million to $844.3 million in 2020 from $142.7 million in 2019, for the reasons discussed above.

Supplemental Unaudited Pro Forma Results for the Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Set forth below are our pro forma results of operations for the year ended December 31, 2020 compared with the year ended December 31, 2019. These pro forma results assume that the Business Combination, including our acquisition of SBTech, which comprises the entirety of our new B2B segment, occurred on January 1, 2019, and are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the Business Combination actually occurred on January 1, 2019 and are not indicative of our consolidated results of operations for future periods.

Pro Forma Information	Year ended December 31,
(in thousands, except percentages)	2020	2019	$Change	% Change
Revenue	$643,502	$431,834	$211,668	49.0%
Cost of revenue	377,191	202,768	174,423	86.0%
Sales and marketing	499,342	194,672	304,670	156.5%
Product and technology	186,204	95,454	90,750	95.1%
General and administrative	430,791	129,714	301,077	232.1%
Loss from operations	(850,026)	(190,774)	(659,252)	345.6%
Interest (expense) income, net	(1,530)	1,173	(2,703)	(230.4)%
Gain on initial equity method investment	—	3,000	(3,000)	(100.0)%
Loss before income taxes	(851,556)	(186,601)	(664,955)	356.4%
Income tax provision (benefit)	3,074	(13,118)	16,192	123.4%
Loss from equity method investment	566	479	87	18.2%
Net Loss	$(855,196)	$(173,962)	$(681,234)	391.6%

Revenue. Pro forma revenue increased by $211.7 million, or 49.0%, to $643.5 million in 2020 from $431.8 million in 2019. Our B2C segment contributed $215.5 million of the pro forma revenue increase as discussed above, partially offset by a $3.8 million pro forma revenue decrease in our B2B segment, reflecting the suspension and cancellation of sports seasons and sporting events in 2020 due to COVID-19.

Cost of Revenue. Pro forma cost of revenue increased by $174.4 million, or 86.0%, to $377.2 million in 2020 from $202.8 million in 2019. Of this increase, $165.4 million was attributable to the performance of our B2C segment, as described above. The remaining $9.0 million of the increase was attributable to the pro forma performance of the B2B segment, driven by higher data provider and amortization costs.

Sales and Marketing. Pro forma sales and marketing expense increased by $304.7 million, or 156.5%, to $499.3 million in 2020 from $194.7 million in 2019. Substantially all of the increase was attributable to the performance of our B2C segment, as discussed above. Our B2B pro forma segment sales and marketing costs remained steady between periods, reflecting a modest headcount increase that was offset by a substantial decrease in conferences and other marketing spending following the outbreak of COVID-19.

Product and Technology. Pro forma product and technology expense increased by $90.8 million, or 95.1%, to $186.2 million in 2020 from $95.5 million in 2019. Of this increase, $69.7 million was attributable to the performance of our B2C segment, as discussed above. The remaining $21.1 million was attributable to the pro forma performance of the B2B segment, driven mainly by product operations and engineering headcount additions reflecting investment in technology innovation and the launch of new operations in the United States, as well as higher stock-based compensation including the satisfaction of the performance condition on awards previously granted to SBTech employees.

General and Administrative. Pro forma general and administrative expense increased by $301.1 million, or 232.1%, to $430.8 million in 2020 from $129.7 million in 2019. Pro forma general and administrative expense excludes approximately $30.7 million in transaction costs related to the Business Combination, including transaction-related bonuses, pursuant to the principles of Article 11 of Regulation S-X, which are included in our consolidated results of operations for 2020 discussed above. Most of the increase in general and administrative expense was related to higher stock-based compensation and B2C segment headcount additions, as discussed above. B2B segment pro forma general and administrative expense increased by $12.4 million, mainly reflecting higher stock-based compensation including the satisfaction of the performance condition, immediately prior to the consummation of the Business Combination, increased headcount, bad debt expense related to the insolvency of two customers, and costs related to the remediation of a cybersecurity incident.

Interest Income (Expense). Pro forma interest expense was $1.5 million in 2020 compared to pro forma interest income of $1.2 million in 2019.

Net Loss. Pro forma net loss increased by $681.2 million to $855.2 million in 2020 from $174.0 million in 2019, for the reasons discussed above.

2019 Compared to 2018

The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods.

	Year ended December, 31
	2019	2018	$Change	% Change
(in thousands, except percentages)
Revenue	$323,410	$226,277	$97,133	42.9%
Cost of revenue	103,889	48,689	55,200	113.4%
Sales and marketing	185,269	145,580	39,689	27.3%
Product and technology	55,929	32,885	23,044	70.1%
General and administrative	124,868	75,904	48,964	64.5%
Loss from operations	(146,545)	(76,781)	(69,764)	90.9%
Interest income, net	1,348	666	682	102.4%
Gain on initial equity method investment	3,000	—	3,000	n.m.
Loss before income tax provision	(142,197)	(76,115)	(66,082)	86.8%
Income tax provision	58	105	(47)	(44.8)%
Loss from equity method investment	479	—	479	n.m.
Net Loss	$(142,734)	$(76,220)	$(66,514)	87.3%

n.m. = not meaningful

Revenue. Revenue increased by $97.1 million, or 42.9%, to $323.4 million in 2019 from $226.3 million in 2018. The increase was attributable primarily to a full year of revenue from our new Sportsbook and iGaming product offerings in New Jersey. The revenue trend reflected growth in MUPs, which increased 13.8% period-on-period, and ARPMUP, which increased 25.5% period-on-period.

Cost of Revenue. Cost of revenue increased by $55.2 million, or 113.4%, to $103.9 million in 2019 from $48.7 million in 2018, reflecting our product expansion described above. The increase was primarily due to product taxes, technology costs and payment processing fees and chargebacks. In addition, revenue share arrangements, reflecting higher market access costs relating to our Sportsbook and iGaming product offerings, contributed to the increase. Cost of revenue as a percentage of revenue increased by 10.6 percentage points to 32.1% in 2019 from 21.5% in 2018, reflecting the relative increase of customer engagement with our Sportsbook and iGaming products, which have a lower relative gross margin. In general, we expect our Sportsbook and iGaming product offerings to produce substantially higher revenue dollars but at a higher cost per revenue dollar relative to our DFS offering.

Sales and Marketing. Sales and marketing expense increased by $39.7 million, or 27.3%, to $185.3 million in 2019 from $145.6 million in 2018. The increase was mainly due to increased advertising and marketing spending to raise awareness and user acquisition for our Sportsbook and iGaming product offerings, particularly in newly launched states.

Product and Technology. Product and technology expense increased by $23.0 million, or 70.1%, to $55.9 million in 2019 from $32.9 million in 2018. The increase was driven mainly by higher product operations and engineering headcount and increased technology consulting costs.

General and Administrative. General and administrative expense increased by $49.0 million, or 64.5%, to $124.9 million in 2019 from $75.9 million in 2018. The increase was due primarily to higher personnel costs, reflecting headcount growth, an increase in stock-based compensation, and an increase in costs related to the Business Combination recorded in the fourth quarter of 2019, as well as additions to our indirect tax loss contingency reserves and higher rent and facilities costs following our headquarters move.

Net Loss. Net loss increased by $66.5 million to $142.7 million in 2019 from $76.2 million in 2018, for the reasons discussed above.

Quarterly Performance Trend and Seasonality

Our user engagement and financial performance is seasonal in nature, as indicated in the following chart, which presents our MUPs and ARPMUP for the last eight quarters, and the explanations that follow.

Our business experiences the effects of seasonality based on the relative popularity of certain sports. Although our technology supports contests and betting on sporting events throughout the year, the fourth quarter is when our users tend to be most engaged, primarily due to the overlapping time frame of the NFL and NBA seasons. As a result, we have historically generated higher revenues in our fourth quarter compared to other quarters. We anticipate that this trend will continue, though our mix of revenues in each quarter and our key performance indicators will also be impacted by the timing of new jurisdiction launches, the introduction of new product offerings and our integration of SBTech.

In addition, as seen with the impact of COVID-19 on our 2020 financial performance, revenue and key performance indicators for a given quarter or fiscal year may differ substantially due to professional sports season scheduling, including the frequency of play. For example, during the NFL season, our user engagement and revenue is generally highest on Sundays. The number of Sundays in a fiscal reporting period may differ from quarter to quarter and year to year, resulting in revenue volatility between comparative periods. For example, our fiscal years 2020, 2019 and 2018 included revenue related to 16, 17 and 17 Sundays of regular season NFL play, respectively. In contrast, the MLB season, which traditionally falls in our second and third quarters, is characterized by numerous, daily games throughout the season, which tends to result in higher DFS user engagement and more Sportsbook bets per paid user relative to the NFL season. Historically, MLB play has attracted a more dedicated but smaller user base to our product offerings. The timing of the MLB season in combination with these factors has tended to result in lower MUPs in our second quarter, but a higher ARPMUP.

The suspension, postponement and cancellation of major sports seasons and sporting events may materially impact our results of operations for the current quarter and, potentially, future quarters.

Liquidity and Capital Resources

We had $1.8 billion in cash and cash equivalents as of December 31, 2020 (excluding player cash, which we segregate from our operating cash balances on behalf of our paid users for all jurisdiction and products). We believe our cash on hand is sufficient to meet our current working capital and capital expenditure requirements for a period of at least twelve months from the date of this filing, irrespective of the continuing impact of COVID-19.

Debt

We had no debt as of December 31, 2020. We have a revolving credit facility with Pacific Western Bank with a current limit of $60.0 million. The facility is scheduled to mature on March 1, 2022. As of December 31, 2020, $4.2 million of the amount available under the facility was applied to the issuance of letters of credit in connection with our office leases and $55.8 million was available for borrowing under the revolving credit facility as of the date of this prospectus. We are in compliance with our covenants under the revolving credit facility.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Year ended December 31,
	2020	2019	2018
(in thousands)
Net cash used in operating activities	$(337,875)	$(78,880)	$(45,579)
Net cash used in investing activities	(227,341)	(42,271)	(26,672)
Net cash provided by financing activities	2,306,299	79,776	140,892
Effect of foreign exchange rates on cash and cash equivalents	(358)	—	—
Net increase (decrease) in cash and cash equivalents	1,740,725	(41,375)	68,641
Cash and cash equivalents at beginning of period	76,533	117,908	49,267
Cash and cash equivalents at end of period	$1,817,258	$76,533	$117,908

Operating Activities. Our cash used in operating activities includes the impact of changes in cash reserved for users, user cash receivables and liabilities to users. Cash reserved for users is comprised of deposits by our users. We treat this cash as the property of our users and segregate it from our operating cash balances. When we receive a user deposit, we record it as cash reserved for users on our balance sheet. In certain cases, a payment processor may delay the remittance of deposits to us for risk management or other reasons, in which case we grant our users access to those funds and record the deposits as a receivable reserved for users. The sum of the changes in cash reserved for users, and changes in receivables reserved for users, are approximately equal to the change in liabilities owed to users for any given period. While on deposit with us, cash reserved for users earns interest, which is recorded as interest income on our statement of operations and is included in our operating cash flows. This interest income has not been material to date.

Net cash used in operating activities in 2020 increased by $259.0 million, or 328.3% to $337.9 million, from $78.9 million in 2019, mainly reflecting our $701.5 million higher net loss, for the reasons discussed above, net of non-cash cost items, partially offset by an improvement in operating working capital. Non-cash cost items increased $371.9 million period-over-period, driven primarily by an increase in stock-based compensation expense of $307.4 million and amortization of acquired intangibles of $50.5 million.

Net cash used in operating activities in 2019 increased by $33.3 million, or 73.1%, to $78.9 million from $45.6 million in 2018, reflecting our higher net loss, for the reasons discussed above, net of non-cash cost items (which increased by $15.2 million between years), partially offset by an improvement in operating working capital. The operating working capital improvement was driven mainly by an increase in accounts payable and accrued expenses of $22.2 million between periods primarily related to increased advertising and marketing spend, as discussed above.

Investing Activities. Net cash used in investing activities during 2020 increased by $185.1 million to $227.3 million from $42.3 million during 2019, mainly reflecting the cash portion of consideration paid to SBTech shareholders, net of cash acquired, of $178.6 in connection with the Business Combination.

Net cash used in investing activities in 2019 increased by $15.6 million, or 58.5%, to $42.3 million from $26.7 million in 2018. The increase reflected mainly higher state licensing fees, an increase in purchases of property and equipment (mainly attributable to leasehold improvements related to our new Boston headquarters, computer equipment and software purchases and office furniture) and higher capitalization of internal-use software costs.

Financing Activities. Net cash provided by financing activities during 2020 increased by $2.2 billion to $2.3 billion from $79.8 million during the same period in 2019. The increase was driven by $669.8 million related to the recapitalization of DEAC shares, net proceeds of $202.0 million related to the exercise of our public warrants, which became exercisable following the Business Combination, and net proceeds of approximately $1.7 billion received in connection with the public offerings of our Class A common stock in June and October 2020.

Net cash provided by financing activities in 2019 decreased by $61.1 million, or 43.4%, to $79.8 million from $140.9 million in 2018. The 2019 amount mainly included net proceeds of $68.1 million from the issuance of Convertible Notes, as discussed above.

Off-Balance Sheet Commitments and Arrangements

As of December 31, 2020, we hold a variable interest in a nonconsolidated entity accounted for under the equity method of accounting. We are not the primary beneficiary of the entity and therefore are not required to consolidate the entity. We do not guarantee any of the entity’s obligations and have no further funding commitments. We do not have any off-balance sheet commitments of the type required to be disclosed pursuant to SEC rules.

As of December 31, 2020, other than as disclosed in Note 15 of our Consolidated Financial Statements included elsewhere in this prospectus, we had no off-balance-sheet arrangements.

Contractual Obligations, Commitments and Contingencies

The following table and the information that follows summarizes our contractual obligations as of December 31, 2020.

		Less than			More than
(in thousands)	Total	1 year	2-3 Years	4-5 Years	5 Years
Operating lease obligations (1)	$100,814	$17,288	$31,495	$23,759	$28,272
Other contractual obligations (2)	916,110	146,748	252,686	206,776	309,900
Total	$1,016,924	$164,036	$284,181	$230,535	$338,172

(1)	Includes operating leases including for our headquarters in Boston, Massachusetts, the lease for which expires in 2029.

(2)	Includes obligations under non-cancelable contracts with vendors, licensors and others requiring us to make future cash payments.

Refer to Note 15 of our Consolidated Financial Statements included elsewhere in this prospectus for a summary of our commitments as of December 31, 2020.

Critical Accounting Policies

Our Consolidated Financial Statements have been prepared in accordance with the U.S. generally accepted accounting principles (“U.S. GAAP”). Preparation of the financial statements requires our management to make judgments, estimates and assumptions that impact the reported amount of revenue and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our Consolidated Financial Statements. Our significant accounting policies are described in Note 2 of the Consolidated Financial Statements included elsewhere in this prospectus. Our critical accounting policies are described below.

Loss Contingencies

Our loss contingencies, which are included within the “other long-term liabilities” caption on our consolidated balance sheets, are uncertain by nature and their estimation requires significant management judgment as to the probability of loss and estimation of the amount of loss. These contingencies include, but may not be limited to, litigation, regulatory investigations and proceedings and management’s evaluation of complex laws and regulations, including those relating to indirect taxes, and the extent to which they may apply to our business and industry. See Note 7 to our Consolidated Financial Statements for more information.

We regularly review our contingencies to determine whether the likelihood of loss is probable and to assess whether a reasonable estimate of the loss can be made. Determination of whether a loss estimate can be made is a complex undertaking that considers the judgment of management, third-party research, the prospect of negotiation and interpretations by regulators and courts, among other information. When a loss is determined to be probable, as that term is defined under U.S. GAAP, and the amount of the loss can be reasonably estimated, an estimated contingent liability is recorded. We continually reevaluate our indirect tax and other positions for appropriateness.

Goodwill

Goodwill is tested for impairment at the reporting unit level, which is the same or one level below an operating segment. In accordance with ASC Topic 350 Intangibles - Goodwill and Other, our business is classified into three reporting units: B2C (i.e., DFS, iGaming, Online Sportsbook, and Retail Sportsbook), Media and B2B. As of December 31, 2020, we recorded goodwill of $569.6 million, of which $353.1 million was allocated to our B2C reporting unit and $216.5 million was allocated to our B2B reporting unit. Of the total goodwill recorded on our balance sheet, $564.9 million was attributable to the Business Combination consummated on April 23, 2020, including $538.2 million at acquisition date and $26.6 million related to the cumulative translation adjustment as of December 31, 2020. We review and evaluate our goodwill and indefinite life intangible assets for potential impairment at a minimum annually, in the fourth quarter, or more frequently if circumstances indicate that impairment is possible.

In testing goodwill for impairment, we have the option to begin with a qualitative assessment, commonly referred to as “Step 0,” to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, including changes in our management, strategy and primary user base. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then perform a quantitative goodwill impairment analysis. Depending upon the results of that measurement, the recorded goodwill may be written down, and impairment expense is recorded in the consolidated statements of operations when the carrying amount of the reporting unit exceeds the fair value of the reporting unit. Based on assessments performed in 2020 and 2019, we determined it was more likely than not that goodwill was not impaired.

Business Combinations

We account for business acquisitions in accordance with ASC Topic 805, Business Combinations. We measure the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. We record goodwill for the excess of (i) the total costs of acquisition, fair value of any non-controlling interests and acquisition date fair value of any previously held equity interest in the acquired business over (ii) the fair value of the identifiable net assets of the acquired business.

The acquisition method of accounting requires us to exercise judgment and make estimates and assumptions based on available information regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values of identifiable intangible assets, deferred tax asset valuation allowances, liabilities related to uncertain tax positions and contingencies. We must also refine these estimates over a one-year measurement period, to reflect any new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. If we are required to retroactively adjust provisional amounts that we have recorded for the fair value of assets and liabilities in connection with an acquisition, these adjustments could materially impact our results of operations and financial position. Estimates and assumptions that we must make in estimating the fair value of future acquired technology, user lists and other identifiable intangible assets include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could record impairment charges. In addition, we have estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expenses. If our estimates of the economic lives change, depreciation or amortization expenses could be accelerated or slowed, which could materially impact our results of operations.

The SBTech Acquisition is accounted for under ASC 805. Pursuant to ASC 805, Old DK was determined to be the accounting acquirer. Refer to Note 3 “Business Combination” of our Consolidated Financial Statements included elsewhere in this prospectus for more information. In accordance with the acquisition method, we recorded the fair value of assets acquired and liabilities assumed from SBTech. The allocation of the consideration to the assets acquired and liabilities assumed is based on various estimates. As of December 31, 2020, we finalized our preliminary purchase price allocation.

Stock-based Compensation

Our historical and outstanding stock-based compensation awards, including the issuances of options and other stock awards under our equity compensation plans, have typically included service-based, performance-based or market-based vesting conditions. For awards with only service-based vesting conditions, we record compensation cost for these awards using the straight-line method less an assumed forfeiture rate. For awards with performance-based or market-based vesting conditions, we recognize compensation cost on a tranche-by-tranche basis (the accelerated attribution method).

Stock-based compensation expense is measured based on the grant-date fair value of the stock-based awards and is recognized over the requisite service period of the awards. Following the Business Combination, the fair value of our Class A common stock is now determined based on the quoted market price. Prior to the Business Combination, our management and board of directors considered various objectives and subjective factors to determine the fair value of Old DK’s common stock as of each grant date, including the value determined by a third-party valuation firm. These factors included, among other things, financial performance, capital structure, forecasted operating results and market performance analyses of similar companies in our industry. To estimate the fair value of stock option awards, the Black-Scholes model was used and a Monte Carlo simulation was used to determine the fair value of grants with market-based conditions. Both the Black-Scholes model and the Monte Carlo simulation requires management to make a number of key assumptions, including expected volatility, expected term, risk-free interest rate and expected dividends. The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected term. The expected term assumption used in the Black-Scholes model represents the period of time that the options are expected to be outstanding and is estimated using the midpoint between the requisite service period and the contractual term of the option. For 2020, we recorded $325.0 million of stock-based compensation expense.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and our management uses significantly different assumptions or estimates, our stock-based compensation expense for future periods could be materially different, including as a result of adjustments to stock-based compensation expense recorded for prior period.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate risk, foreign currency risk and inflation risk as follows:

Interest Rate Risk

We had cash and cash equivalents totaling $1,817.3 million and $76.5 million at December 31, 2020 and December 31, 2019, respectively. Our cash and cash equivalents consist of highly liquid, unrestricted savings, checking and other bank accounts. The Company also utilizes short-term certificates of deposit, each with a duration of three months or less. The primary objectives of our investment activities are to preserve principal and provide liquidity without significantly increasing risk. Due to the relatively short-term nature of our portfolio, a hypothetical 100 basis point change in interest rates would not have a material effect on the fair value of our portfolio for the periods presented.

Foreign Currency Risk

As a result of the Business Combination, we are exposed to foreign currency exchange risk related to our transactions and our translation of subsidiaries’ balances that are denominated in currencies other than the U.S. dollar, our functional currency. We are required to translate a significant portion of our B2B segment results from Euros, the functional currency of most of SBTech’s non-U.S. subsidiaries, to U.S. dollars, our functional currency. SBTech was consolidated in our results only from April 24, 2020, and consequently our exposure to these risks was not material in 2020. However, we expect it to increase in future periods. We seek to naturally hedge our foreign exchange transaction exposure by matching the transaction currencies for our cash inflows and outflows. Currently, we do not otherwise hedge our foreign exchange exposure but may consider doing so in the future.

SBT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of SBTech (Global) Limited should be read together with SBTech’s unaudited condensed interim consolidated financial statements as of March 31, 2020 and for the three-month periods ended March 31, 2020 and 2019, together with related notes thereto, and SBTech’s audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, together with the related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business”, the pro forma financial information for the year ended December 31, 2020 (see “Unaudited Pro Forma Condensed Combined Financial Information”) and the section entitled “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following discussion contains forward-looking statements. SBTech’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.” Certain amounts in tables and narrative may not foot due to rounding. For the purposes of this section, “we,” “us,” “our” and “SBTech” refer SBTech (Global) Limited prior to the Closing.

Overview

SBTech’s principal business activities involve the design and development of sports betting and casino gaming platform software. SBTech’s platform software is delivered using a SaaS model, along with complementary managed services. SBTech is a turnkey supplier of an end-to-end suite of services, such as a fully- and semi-managed Internet-based (e.g., mobile) sportsbook with industry-leading risk management tools and an in-house multi-channel technology platform configured with all major payment gateways and adaptable to regulatory requirements, casino providers and customer relationship management tools. In addition, SBTech offers a leading mobile casino gaming solution via its proprietary platform with integrations to all leading third-party mobile gaming suppliers. SBTech’s proprietary platform allows leading mobile sportsbook and casino gaming operators to deliver products under their own brands, powered by SBTech’s leading industry platform engine.

As a result of the Business Combination, DraftKings will be able to provide a vertically integrated Sportsbook offering and can leverage SBTech’s proprietary technology to serve other branded online and retail sports betting operators in the U.S. and internationally, including U.S. state monopoly providers for whom DraftKings’ vertical integration could provide a significant advantage. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Business.”

The following table sets forth a summary of SBTech’s financial results for the periods indicated:

	Three months ended March 31,		Year ended December 31,
	2020	2019	2019	2018	2017

	(€ in thousands)
Revenue	€22,594	21,899	€96,857	€94,147	€66,087
Gross profit	6,993	9,883	42,684	49,060	34,243
Net profit after tax	€(6,985)	483	€4,576	€26,779	€16,290

SBTech’s revenue growth in the first quarter of 2020 compared to the first quarter of 2019 reflects growth in customers using SBTech’s platform. SBTech’s period-on-period revenue growth through March 10, 2020 was approximately 19%, and growth declined by 51% period-on-period from March 11, 2020 through the end of the quarter due to the outbreak of the COVID-19 pandemic, which resulted in the suspension, postponement and cancellation of major sports seasons and sporting events, and the cybersecurity incident described below.

SBTech expects its business and results of operations to be adversely impacted by the COVID-19 pandemic until traditional sports seasons and events resume. SBTech’s business continuity programs have successfully enabled its employees to remain safe and work remotely. SBTech does not expect a long-term financial impact on its financial condition and results of operations. However, the ultimate impact of COVID-19 on SBTech’s financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether the sports seasons and sporting events will ultimately be suspended, postponed or cancelled.

On March 27, 2020, SBTech detected a ransomware attack on its network (the “cybersecurity incident”). SBTech immediately shut down its data centers. The operation of the sports betting and iGaming services of SBTech’s customers was interrupted as a result of the cybersecurity incident. SBTech informed relevant regulatory authorities and notified affected partners and customers. SBTech believes it is in compliance with applicable regulatory requirements related to the cybersecurity incident.

The interruption to the operations of its customers led SBTech to compensate its customers for down time, with immaterial financial impact to SBTech and DraftKings to date. SBTech’s investigation concluded that the impact of the cybersecurity incident was successfully mitigated, and also included recommendations for security improvements to SBTech’s network and its information technology controls. DraftKings is in the process of implementing these recommendations. The duration and cost of implementation have not yet been determined.

The comparability of SBTech’s revenue and gross profit was impacted between 2017 and 2018 by SBTech’s strategic decision to end a relationship with a certain customer as of September 1, 2018, as discussed below. Excluding the impact of dot.com (as defined below), which contributed €24.5 million and €27.7 million in revenue in 2018 and 2017, respectively, SBTech’s footprint and revenue have expanded substantially since January 1, 2017, driven mainly by growth in the number of customers using SBTech’s platform, a trend management expects will accelerate following SBTech’s entry into the United States.

Impact of COVID-19

COVID-19 has adversely impacted global commercial activity, disrupted supply chains and contributed to significant volatility in financial markets. In 2020, the COVID-19 pandemic adversely impacted many different industries. The ongoing COVID-19 pandemic could have a continued material adverse impact on economic market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the extent and the duration of the impact of COVID-19. COVID-19 therefore presents material uncertainty and risk with respect to us and our performance and could affect our financial resoluts in a material way.

The direct impact on our business beyond disruptions in normal business operations in several of our offices has been primarily through the suspension, postponement and cancellation of major sports seasons and sporting events. Beginning in March and continuing through the end of the second quarter, many sports seasons and sporting events, including the MLB regular season, domestic soccer leagues and European Cup competitions, the NBA regular season and playoffs, the NCAA college basketball tournament, the Masters golf tournament, and the NHL regular season and playoffs, were suspended or cancelled. Starting in the third quarter and continuing into the fourth quarter of our fiscal year, major professional sports leagues resumed their activities. The MLB began its season after a three-month delay and also completed the World Series, the NHL resumed its season and completed the Stanley Cup Playoffs, the Masters golf tournament was held, most domestic soccer leagues resumed and several European cup competitions were held, and the NFL season began on its regular schedule. During this period, the NBA also resumed its season, completed the NBA Finals and commenced its 2020-2021 season. The return of major sports and sporting events, as well as the unique and concentrated sports calendar, generated significant user interest and activity in our Sportsbook product offerings. However, the possibility remains that sports seasons and sporting events may be suspended, cancelled or rescheduled due to COVID-19 outbreaks.

Although many major sports seasons and sporting events have recommenced in recent months, COVID-19 could have a continued material adverse impact on economic and market conditions and trigger a period of continued global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate impact of COVID-19, which remains a material uncertainty and risk with respect to DraftKings, its performance, and its financial results and could adversely affect DraftKings’ financial results.

SBTech’s revenue varies based on major sports seasons and sporting events, which will not generate as much revenue as they would have without the cancellation or postponements in the wake of COVID-19. To date, the impact of COVID-19 on SBTech’s revenues from its Asia reseller business has been limited due to the primarily fixed fee arrangements with its Asian resellers.

During this period, we have managed the variable portion of our cost structures to better align with revenue, including cost of goods sold, which depend on gross revenue generation, as well as external marketing spend, which have been reduced during this period of disruption.

Assuming sports continue their return (even without audiences), we do not expect a long-term financial impact on their financial condition and results of operation.

Finally, we have business continuity programs in place to ensure that employees are safe and that the businesses continue to function while employees are working remotely. We have been closely monitoring the new working environment for our employees and have not experienced any adverse impact on its ability to continue to operate its business. We have established training and are continually monitoring its remote working practices to increase productivity.

Presentation of Financial Information

In 2018, SBTech decided to end a relationship with a certain customer, “dot.com”. The decision was effective on September 1, 2018, and SBTech continued to support the customer’s operations with transitional support for a limited period. SBTech no longer operates, supports or derives any revenue from dot.com.

SBTech’s financial statements included elsewhere in this prospectus were prepared in accordance with IFRS as issued by the IASB. SBTech’s historical financial statements were prepared using the historical cost convention method. To facilitate comparability, the pro forma financial information included elsewhere in this prospectus has been prepared by, among other things, converting SBTech’s historical financial information into U.S. GAAP, eliminating the impact of dot.com, conforming to DraftKings’ accounting policies and applying preliminary purchase accounting adjustments based on DraftKings’ management’s preliminary allocation of the purchase price to SBTech’s assets and liabilities. See “Unaudited Pro Forma Condensed Combined Financial Information.” Consequently, SBTech’s results of operations and consolidated statements of financial positions discussed herein are not comparable to the pro forma financial information and will not be comparable to DraftKings’ financial reporting for future periods, which will be calculated in accordance with U.S. GAAP and will reflect the accounting acquirer’s accounting policies and a new basis of accounting for SBTech’s assets and liabilities.

SBTech adopted IFRS 16 (Leases), which established a new standard for the recognition, measurement, presentation and disclosure of leases, as of January 1, 2019. As a result, at that date SBTech recognized a lease liability and corresponding right-of-use asset of  €20.8 million, and has accrued, in 2019, related interest expense on the lease liability of  €0.7 million and depreciation expense on the right-of-use asset of  €3.3 million. As a result, SBTech’s audited consolidated financial statements as of and for the years ended December 31, 2018 and 2017 are not directly comparable to its audited consolidated financial statements as of and for the year ended December 31, 2019. See Note 2 to SBTech’s audited consolidated financial statements included elsewhere in this prospectus.

SBTech’s functional currency is the Euro, and its results of operations reported herein are presented in Euro. SBTech has historically been exposed to foreign currency exchange risk. See “— Quantitative and Qualitative Disclosures About Market Risk — Foreign Currency Exchange Rate Risk.” SBTech’s results are now reported as part of DraftKings, and the combined company’s results of operations and financial condition will be reported in U.S. dollars, will be subject to foreign currency transaction and translation risk and will be impacted by various factors, including those discussed in the sections of this prospectus entitled “Risk Factors” and “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting Our Results.”

Key Components of Revenue and Expenses

Revenue

SBTech generates revenue by offering its services and software to customers throughout Europe, Asia and the United States. SBTech’s services are delivered through its proprietary platform for sports betting and casino gaming, as well as for certain customers trading and risk management and complementary services to support reporting, customer management and regulatory reporting requirements. SBTech’s direct customer contracts entitle it to earn a percentage of a customer’s monthly net gaming revenue as defined under customer contracts, generated on SBTech’s platform. In contrast, SBTech’s reseller arrangements typically provide for a base fixed fee plus a fixed monthly fee determined based on the number of operators with which the reseller contracts to access SBTech’s software.

SBTech records revenue net of value added tax and discounts. SBTech’s key revenue drivers include the number of customers that it serves, amount of revenue generated by direct customers and geographic expansion (particularly into U.S. jurisdictions). In 2019, SBTech generated approximately 46% of its revenue under contracts with direct customers. In 2019, approximately 37% and 63% of SBTech’s revenue was derived from customers in Europe and other regions (primarily Asia). In comparison, the revenue split for the respective regions was approximately 34% and 66% in fiscal year 2018 and 48% and 52% in fiscal year 2017. Following the dot.com exit decision and entry into the United States, SBTech’s management expects U.S.- and European-source revenue to continue growing relative to other regions.

Costs and Expenses

Cost of revenue. SBTech’s cost of revenue is largely variable and consists mainly of salaries, benefits and incidental costs for personnel dedicated primarily to revenue-generating activities, licenses to non-proprietary online casino games marketed through SBTech’s platform and feed providers of live sporting and racing results, information technology infrastructure and hosting costs, amortization of capitalized software costs, depreciation of related assets and allocation of related overhead costs.

Research and Development. Research and development expenses include mainly salaries, benefits and incidental costs for personnel dedicated primarily to research and development activities and related third-party consulting costs, depreciation of related assets and allocation of related overhead costs. Research and development costs that lead to new or substantially improved internally generated software are capitalized. The determination of whether to capitalize or expense these costs is based on analyses of time and materials dedicated to each project and evaluation of how far the project has progressed. Capitalized costs are amortized through cost of revenue once the asset is determined to be marketable.

Selling and Marketing. Selling and marketing expenses consist of costs incurred to acquire new customers, mainly salaries and benefits of sales and marketing personnel, advertising and marketing costs and promotional trade conferences and events. In order to reach a larger audience of B2B customers, SBTech typically ramps up its sales and marketing activities upon entering a new market or expansion in an existing market.

General and Administrative. General and administrative expenses consist primarily of administrative personnel costs, including executive salaries and bonuses, professional costs related to legal, regulatory, audit and consulting services, transaction costs, allocation of overhead costs, insurance, travel and depreciation of related assets.

Income Taxes. SBTech accounts for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The provision for income taxes reflects income earned and taxed in the various, to date mostly non-U.S., jurisdictions. SBTech is headquartered in the Isle of Man, where it has historically reported a significant majority of its profits. SBTech’s applicable subsidiaries are subject to income tax in their respective jurisdictions. See Note 13 to SBTech’s audited consolidated financial statements included elsewhere in this prospectus. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate. SBTech’s effective tax rates were approximately 6%, 3% and 2% in the years ended December 31, 2019, 2018 and 2017, respectively. The differences between periods were attributable mainly to the change in mix of taxing jurisdictions.

Results of Operations

Three Months Ended March 31, 2020 Compared to the Three Months Ended March 31, 2019

The following table sets forth a summary of SBTech’s consolidated results of operations for the interim periods indicated, and the changes between periods.

	Three months ended March 31,
	2020	2019	€ Change	% Change

	(€ in thousands)
Revenue	€22,594	€21,899	€695	3.2%
Cost of revenue	15,601	12,016	3,585	29.8%
Operating expenses:
Research and development expenses	5,865	4,014	1,851	46.1%
Selling and marketing expenses	2,734	2,730	4	0.1%
General and administrative expenses	4,756	2,258	2,498	110.6%
Profit (loss) from operations	(6,362)	881	(7,243)	n.m.
Financial income	9	-	9	n.m.
Financial expense	511	318	193	60.7%
Profit (loss) before tax	(6,864)	563	(7,427)	n.m.
Tax expenses	121	80	41	51.3%
Net profit loss)	€(6,985)	€483	€(7,468)	n.m.

n.m. = not meaningful

Revenue. Revenue increased by €0.7 million, or 3.2%, to €22.6 million in the three months ended March 31, 2020 from €21.9 million in the three months ended March 31, 2019 driven by the growth in customers using SBTech’s platform in the United States and Europe, offset by a decline in revenue in the second half of March due primarily to the outbreak of the COVID-19 pandemic and also due to the adverse impact in the last four days of March of the cybersecurity incident. Prior to March 11, 2020,SBTech’s net revenue was up 19% year-over-year.

Cost of Revenue. Cost of revenue increased by €3.6 million, or 29.8%, to €15.6 million in the three months ended March 31, 2020 from €12.0 million in the three months ended March 31, 2019. The increase was driven mainly by an increase in amortization of capitalized internally developed software costs in prior periods, higher personnel costs reflecting headcount growth, and costs associated with the investigation and remediation of the cybersecurity incident.

Research and Development. Research and development expenses increased by €1.9 million, or 46.1%, to €5.9 million in the three months ended March 31, 2020 from €4.0 million in the three months ended March 31, 2019. The increase was due primarily to headcount additions. Research and development expenses accounted for 25.9% of SBTech’s revenue in the three months ended March 31, 2020 compared to 18.3% in the three months ended March 31, 2019, an increase of 7.6 percentage points.

Selling and Marketing. Selling and marketing expenses stayed consistent at €2.7 million in the three-month periods ended March 31, 2020 and March 31, 2019, a result of a modest increase in headcount related to sales and marketing, offset by cost savings related to an annual conference in the first quarter of 2020.

General and Administrative. General and administrative expense increased by €2.5 million, or 110.6%, to €4.8 million in the three months ended March 31, 2020 from €2.3 million in the three months ended March 31, 2019. The increase was driven by transaction costs related to the Business Combination, including additional headcount to provide management support for the platform’s growing footprint, as well as bad debt expense related to the insolvency of two customers.

Net Profit. Net loss was €7.0 million in the three months ended March 31, 2020 compared to net profit of €0.5 million in the three months ended March 31, 2019, for the reasons discussed above.

Comparison of the Years Ended December 31, 2019, 2018 and 2017

The following table sets forth a summary of SBTech’s consolidated results of operations for the years indicated, and the changes between periods.

	Year ended December 31,			2018 - 2019	2017 - 2018
	2019	2018	2017	% Change	% Change

	(€ in thousands)
Revenue	€96,857	€94,147	€66,087	2.9%	42.5%
Cost of revenue	54,173	45,087	31,844	20.2%	41.6%
Gross profit	42,684	49,060	34,243	-13.0%	43.3%
Operating expenses:
Research and development expenses	18,103	10,115	8,693	79.0%	16.4%
Selling and marketing expenses	6,772	3,722	2,964	81.9%	25.6%
General and administrative expenses	11,772	7,636	5,892	54.2%	29.6%
Profit from operations	6,037	27,587	16,694	-78.1%	65.3%
Financial income	23	97	37	-76.3%	162.2%
Financial expense	846	340	177	148.8%	92.1%
Profit before tax	5,214	27,344	16,554	-80.9%	65.2%
Tax expenses	638	565	264	12.9%	114.0%
Net profit	€4,576	€26,779	€16,290	-82.9%	64.4%

2019 Compared to 2018

Revenue. Revenue increased by €2.7 million, or 2.9%, to €96.9 million in the year ended December 31, 2019 from €94.1 million in the year ended December 31, 2018, driven by SBTech’s growth in Europe and Asia and entry into U.S. jurisdictions after PASPA was struck down, offset by dot.com, which contributed €24.5 million in revenue in 2018. Excluding the impact of dot.com, 2018 revenue would have been €69.6 million, implying an organic revenue growth of  €27.3 million, or 39.2%, in 2019. Organic revenue growth reflected mainly additions of new customers in Asia, as well as growth in Europe and the United States.

Cost of Revenue and Gross Profit. Cost of revenue increased by €9.1 million, or 20.2%, to €54.2 million in the year ended December 31, 2019 from €45.1 million in the year ended December 31, 2018, reflecting the expansion in gaming activity on SBTech’s platform, requiring additional information technology infrastructure and personnel to support adequate product delivery and facilitate processing of bets. The increase also reflected an increase in depreciation and amortization costs associated with additions of internally developed software costs and recognition of right-of-use assets from the adoption of IFRS 16. dot.com, which historically generated higher margins, accounted for €3.2 million in cost of revenue (mostly fees paid to feed and third-party casino game providers) in 2018, reflecting an organic cost of revenue growth rate of 29.3% between periods.

Gross profit decreased by €6.4 million, or 13.0%, to €42.7 million in the year ended December 31, 2019 compared to €49.1 million in the year ended December 31, 2018. Gross margin (gross profit as a percentage of revenue) decreased by 8.0 percentage points to 44.1% in 2019 from 52.1% in 2018, reflecting mainly the lower margins of SBTech’s operations excluding the impact of dot.com. Excluding the impact of dot.com, gross profit in 2018 would have been €27.8 million, implying an organic gross profit growth rate of 53.6% between periods.

Research and Development. Research and development expenses increased by €8.0 million, or 79.0%, to €18.1 million in the year ended December 31, 2019 from €10.1 million in the year ended December 31, 2018. The increase was due primarily to headcount additions, driven by platform adaptation to compliance standards and customer requirements in various jurisdictions, including the United States. Research and development expenses accounted for 18.7% of SBTech’s revenue in 2019 compared to 10.7% in 2018, an increase of 8.0 percentage points.

Selling and Marketing. Selling and marketing expenses increased by €3.1 million, or 81.9%, to €6.8 million in the year ended December 31, 2019 from €3.7 million in the year ended December 31, 2018. The increase was driven by additional headcount related to sales and marketing and an expanding footprint at trade conferences.

General and Administrative. General and administrative expenses increased by €4.1 million, or 54.20%, to €11.8 million in the year ended December 31, 2019 from €7.6 million in the year ended December 31, 2018. The increase was driven by transaction costs and higher third-party professional fees, related mainly to U.S. licensing and compliance, as well as additional headcount in the United States and other jurisdictions to provide management support for the platform’s growing footprint.

Net Profit. Net profit decreased by €22.2 million, or 82.9%, to €4.6 million in the year ended December 31, 2019 from €26.8 million in the year ended December 31, 2018, due to dot.com, as well as the other reasons discussed above.

2018 Compared to 2017

Revenue. Revenue increased by €28.0 million, or 42.5%, to €94.1 million in the year ended December 31, 2018 from €66.1 million in the year ended December 31, 2017, driven by organic customer growth in Europe as well as the addition of new customers in Asia. dot.com contributed €24.5 million in revenue in 2018 and €27.7 million in 2017.

Cost of Revenue and Gross Profit. Cost of revenue increased by €13.2 million, or 41.6%, to €45.1 million in the year ended December 31, 2018 from €31.9 million in the year ended December 31, 2017, reflecting mainly SBTech’s growth in Europe and in Asia, as well as costs in connection with SBTech’s entry into the United States, partially offset by the impact of dot.com.

Gross profit increased by €14.8 million, or 43.3%, to €49.0 million in the year ended December 31, 2018 compared to €34.2 million in the year ended December 31, 2017. Gross margin percentage (gross profit as a percentage of revenue) increased by 0.3 percentage points to 52.1% in the year ended December 31, 2018 from 51.8% in the year ended December 31, 2017.

Research and development. Research and development expenses increased by €1.4 million, or 16.4%, to €10.1 million in the year ended December 31, 2018 from €8.7 million in the year ended December 31, 2017. The increase was due primarily to an increase in headcount relating to our investment in platform improvements and addition of new features and modules, as well as salary increases. However, research and development expenses accounted for 10.7% of SBTech’s revenue in 2018 compared to 13.2% in 2017, a decrease of 2.5 percentage points.

Selling and Marketing. Selling and marketing expenses increased by €0.7 million, or 25.6%, to €3.7 million in the year ended December 31, 2018 from €3.0 million in the year ended December 31, 2017. The increase was due mainly to an increase in spend on trade conference participation. Sales and marketing expenses accounted for 4.0% of SBTech’s revenue in 2018 compared to 4.5% in 2017, a decrease of 0.5 percentage points.

General and Administrative. General and administrative expenses increased by €1.7 million, or 29.6%, to €7.6 million in the year ended December 31, 2018 from €5.9 million in the year ended December 31, 2017. The increase was due mainly to higher spend on third-party professional services, mainly related to SBTech’s entry into the United States.

Net Profit. Net profit increased by €10.5 million, or 64.4%, to €26.8 million in the year ended December 31, 2018 compared to €16.3 million in the year ended December 31, 2017, for the reasons discussed above.

Liquidity and Capital Resources

SBTech measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital needs, capital expenditures, contractual obligations and other commitments with cash flows from operations and other sources of funding. SBTech’s current liquidity needs relate mainly to working capital, platform development and market expansion of its offerings. SBTech has historically generated sufficient cash flows from operations to meet these cash requirements, including investments in platform development throughout SBTech’s current growth phase. The liquidity needs of the combined company will be determined based on the needs and strategy of the combined business, as discussed in the sections of this prospectus entitled “Business” and “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Cash Flows

The following table summarizes SBTech’s cash flows for the interim periods indicated:

	Three months ended March 31,
	2020	2019

	(€ in thousands)
Net cash provided by operating activities	€5,626	€3,371
Net cash used in investing activities	(3,658)	(4,656)
Net cash used by financing activities	(884)	(5,051)
Effects of exchange rate changes on cash	(85)	(5)
Net increase (decrease) in cash	999	(6,341)
Cash and cash equivalents at beginning of period	8,144	20,731
Cash and cash equivalents at end of period	€9,143	€14,390

Operating Activities. Net cash provided by operating activities during the three months ended March 31, 2020 increased by €2.3 million, or 66.9%, to €5.6 million from €3.4 million during the same period in 2019, reflected by an increase in trade payables, other payables and accrued expenses and depreciation and amortization, and a decrease in trade receivables, offset by higher net loss, for the reasons discussed above.

Investing Activities. Net cash used in investing activities during the three months ended March 31, 2020 decreased by €1.0 million, or 21.4%, to €3.7 million from €4.7 million during the same period in 2019. The decrease reflected mainly a reduction in purchases of property and equipment, as well as software and license, and a decrease in the capitalization of internally generated intangibles.

Financing Activities. Net cash used in financing activities during the three months ended March 31, 2020 decreased by €4.2 million, or 82.5%, to €0.9 million from €5.1 million during the same period in 2019. The decrease reflected the distribution of €4.2 million dividend to shareholders in the first quarter of 2019.

The following table summarizes SBTech’s cash flows for the periods indicated:

	Year ended December 31,
	2019	2018	2017

	(€ in thousands)
Net cash provided by operating activities	€19,525	€30,949	€18,260
Net cash used in investing activities	(18,399)	(17,384)	(14,307)
Net cash provided by (used in) financing activities	(13,537)	(1,184)	190
Effects of exchange rate changes	(176)	(104)	(6)
Net increase (decrease) in cash and cash equivalents	(12,587)	12,277	4,137
Cash, cash equivalents at beginning of period	20,731	8,454	4,317
Cash, cash equivalents at end of period	€8,144	€20,731	€8,454

Operating Activities. Net cash provided by operating activities in 2019 decreased by €11.4 million, or 36.9%, to €19.5 million from €30.9 million in 2018, reflecting SBTech’s €21.6 million decrease in operating profit, driven primarily by the impact of dot.com and costs related to expansion, as discussed above, partially offset by higher non-cash costs, particularly depreciation and amortization as well as an increase in other accounts payable and accrued expenses.

Net cash provided by operating activities in 2018 increased by €12.6 million, or 69.4%, to €30.9 million from €18.3 million in 2017, due to SBTech’s higher operating profit, driven by organic customer growth in Europe as well as the addition of new customers in Asia, as discussed above, net of non-cash costs.

Investing Activities. Investing activities in all periods included mainly capitalization of internally developed intangibles and purchases of property and equipment, mainly computers and leasehold improvements. Net cash used in investing activities in 2019 increased by €1.0 million, or 5.7%, to €18.4 million from €17.4 million in 2018. The increase was attributable mainly to higher capitalized development costs. In addition, the repayment of a related party loan in 2018 contributed $1.2 million in cash from investing activities in 2018.

Net cash used in investing activities in 2018 increased by €3.1 million, or 21.5%, to €17.4 million from €14.3 million in 2017, primarily due to a €2.6 million increase in purchases of property and equipment, as well as a modest increase in capitalization of internally developed intangibles.

Financing Activities. Net cash used in financing activities increased by €12.3 million in 2019, to €13.5 million, from €1.2 million in 2018. The increase in financing cash flows was due primarily to the distribution of a €10.0 million dividend to shareholders and the €3.5 million payment of the principal on lease liabilities.

Net cash used in financing activities in 2018 was €1.2 million, compared to net cash flow provided by financing activities of  €0.2 million in 2017. The change was due primarily to a €0.7 million dividend payment and €0.5 million loan repayment.

As a result of SBTech’s adoption of IFRS 16 as of January 1, 2019, payments of rent expense are reflected on SBTech’s cash flow statements in depreciation of the right-of-use assets and implied interest on lease liabilities, both within cash flows provided by operating activities, and payment of principal on lease liabilities within cash flows used in financing activities. Prior to SBTech’s adoption of IFRS 16, rent was an operating expense reflected fully within operating cash flows. As a result of SBTech’s adoption of IFRS 16, the cash flow statement captions are not comparable between periods because cash flow provided by operating activities reflects a €4.0 million positive impact, reflecting the depreciation of the right-of-use assets and implied interest on the lease liabilities, and cash flow used in financing reflects €3.5 million negative impact, reflecting the payment of principal on lease liabilities.

Contractual Obligations

The following table and the information that follows summarizes SBTech’s contractual obligations as of December 31, 2019:

	Total	Less than 1 year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(€ in thousands)
Lease obligations(1)	€26,265	€3,516	€7,103	€5,813	€9,833

(1)       This includes the total amount of lease liabilities recorded under IFRS 16.

In connection with the anticipated Business Combination, SBTech entered into an agreement with a financial advisor to pay success fees equal to (i) $2.5 million (€2.2 million), in the event the sale includes participation by a special purpose acquisition company (“SPAC”), or (ii) $2 million (€1.8 million), in the event that the sale does not include participation by a SPAC. In addition, SBTech entered into an agreement with a legal advisor by which SBTech agreed to pay for fees based on time involved in the engagement and internal time charges.

In the ordinary course of its business, SBTech enters into short-term software licenses and cloud managed services with certain vendors, which are not included in the table above. SBTech does not have any material obligations for the payment of cash under contractual arrangements other than disclosed above.

Off-Balance Sheet Commitments and Arrangements

SBTech does not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or contingent commitments of the type required to be reported under SEC rules.

Critical Accounting Policies

SBTech’s consolidated financial statements have been prepared in accordance with IFRS. Preparation of the financial statements requires SBTech’s management to make judgments, estimates and assumptions that impact the reported amount of revenue and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. SBTech considers an accounting judgment, estimate or assumption to be critical when (l) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on SBTech’s consolidated financial statements. SBTech’s significant accounting policies are described in Note 2 to SBTech’s annual consolidated financial statements included elsewhere in this prospectus. SBTech’s critical accounting policies are described below.

Capitalization and Amortization of Development Costs

Expenditures incurred for software development activities are capitalized only where the expenditures will lead to new or substantially improved products, the products are technically and commercially feasible and SBTech has sufficient resources to complete the development and reach the stage in which the product is ready for use, which requires significant management judgment. Development costs that lead to new or substantially improved internally generated intangibles are capitalized based on management’s analysis of time and materials dedicated to each project and evaluation of how far the project has progressed. Capitalized development costs are amortized on a straight-line basis over their estimated useful lives once the development is completed and the assets are in use. The carrying value of capitalized development costs are reviewed for impairment whenever there is an indicator that the assets may be impaired.

Useful lives are based on management’s estimates of the period during which the assets will generate revenue, which are periodically reviewed for continued appropriateness. Changes to estimates can result in significant variations in the amounts recorded on SBTech’s consolidated statement of financial position and statement of comprehensive income for a given period. In 2019, SBTech capitalized €13.0 million of development costs as intangible assets and expensed €18.1 million in research and development costs.

Quantitative and Qualitative Disclosures About Market Risk

SBTech has in the past, and DraftKings may in the future, be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of business. SBTech’s exposure to interest rate and financial instruments risk was not material as of March 31, 2020. In addition, SBTech may also face customer collection risk in the ordinary course of business. SBTech has been and continues to be exposed to foreign currency transaction risk related to its transactions in currencies other than the Euro. As a result of the Business Combination, DraftKings expects to be exposed to foreign currency translation risks in future periods, as it will be required to translate SBTech’s results from Euro, SBTech’s functional currency, to U.S. dollars, DraftKings’ functional currency.

Foreign Currency Exchange Rate Risk

SBTech has been exposed to foreign currency exchange risk related to its transactions in currencies other than the Euro, which is SBTech’s reporting currency. As of December 31, 2020, SBTech did not hedge its foreign exchange exposure. SBTech’s foreign currency exposure is primarily with respect to the British pound (which accounted for 10.2% and 5.0% of SBTech’s revenue in 2019 and 2018, respectively) and the U.S. dollar (which accounted for 4.2% and 1.4% of SBTech’s revenue in 2019 and 2018, respectively). A 10% increase or decrease in the value of these currencies to the Euro would have caused SBTech’s reported revenue to increase or decrease by approximately €1.3 million in 2019.

MANAGEMENT

Board of Directors and Management

Board of Directors

Our business and affairs are managed by or under the direction of our Board. The Stockholders Agreement provides for the initial director designation rights of DEAC, DraftKings and SBT. See “— Stockholders Agreement” for more information.

The table below lists the persons who currently serve on our Board, along with each director’s age as of the date of this prospectus, and any other position that such director holds with DraftKings.

Name	Position	Age
Jason D. Robins	Chief Executive Officer and Chairman of the Board	40
Harry Evans Sloan	Vice Chairman of the Board	70
Michael Gavin (Gavin) Isaacs	Director	56
Matthew Kalish	President, DraftKings North America, Director	39
Woodrow H. Levin	Director	42
Paul Liberman	President, Global Technology and Product, Director	37
Shalom Meckenzie	Director	44
Jocelyn Moore	Director	44
Ryan R. Moore	Director	47
Valerie Mosley	Director	61
Steven J. Murray	Director	52
Hany M. Nada	Director	52
Richard Rosenblatt	Director	51
John S. Salter	Director	43
Marni M. Walden	Director	53

The following is a brief biography of each non-executive director of our Board.

Michael Gavin (Gavin) Isaacs has served on our Board since April 2020 and is the non-executive Chairman of the board of directors of Altitude Acquisition Corp. (Nasdaq: ALTUU) (since November 2020), a special-purpose acquisition company formed for the purpose of effecting a merger or similar business combination with one or more businesses primarily within travel-related industries. Mr. Isaacs is also a member of the board of directors of Galaxy Gaming, Inc. (“Galaxy Gaming”; OTCMKTS: GLXZ) (since June 2019), a public company which develops and distributes casino table games and enhanced systems. During his tenure at SBTech (Global) Limited (“SBTech”) as the non-executive Chairman of the board of directors, he assisted in SBTech’s successful entry into the U.S. gaming market to become the exclusive statewide provider for the Oregon State Lottery. Since December 2018, Mr. Isaacs has worked as an independent consultant, advising companies, including Galaxy Gaming, on strategy, market development and execution-oriented deliverables. Previously, Mr. Isaacs served as Vice Chairman of the board of directors of Scientific Games Corporation (“Scientific Games”) between August 2016 and December 2018, and prior to that was President and Chief Executive Officer of Scientific Games from June 2014 until August 2016. Prior to 2014, Mr. Isaacs served as Chief Executive Officer of SHFL Entertainment, Inc. and served as Executive Vice President and Chief Operating Officer of Bally from 2006 through 2011. Mr. Isaacs is currently Counsellor of the International Association of Gaming Advisors, having previously served as the President of the association. In addition, he previously served as Vice Chairman of the board of directors of the American Gaming Association. Mr. Isaacs received his LL.M. from the University of Sydney and his LL.B. and BCommerce in Accounting and Financial Systems from the University of New South Wales.

We believe Mr. Isaacs is qualified to serve on our Board due, among other things, to his more than 20 years’ experience in the gaming and technology industries, including in executive and leadership positions. Mr. Isaacs also brings public company board experience.

Woodrow H. Levin is the founder and has served as Chief Executive Officer of Extend, Inc. (“Extend”), which offers an API-first solution for merchants to offer extended warranties and protection plans, and 3.0 Capital GP, LLC, which is a multi-strategy crypto asset hedge fund. Mr. Levin served as a director of Old DK from December 2013 to April 2020 and has served on our Board since April 2020. Prior to founding Extend in November 2018 and 3.0 Capital GP, LLC in December 2017, Mr. Levin served as Vice President of growth at DocuSign, Inc., which allows organizations to digitally prepare, sign, act on, and manage agreements.

In addition, Mr. Levin served as the founder and Chief Executive Officer of Estate Assist, Inc., from February 2014 to September 2015 (at which time it was acquired), which offers digital estate planning assistance and BringIt, Inc., from June 2009 to September 2012 (at which time it was acquired), which provides a virtual currency casino and arcade. Mr. Levin served as Director Emerging Business - Office of the CTO at International Game Technology, Inc., which manufactured and distributed slot machines and other gaming technology. Mr. Levin and currently serves as a member of the board of directors of Extend (since November 2018). He received his J.D. from Chicago-Kent College of Law, Illinois Institute of Technology, and his B.A. from the University of Wisconsin.

We believe Mr. Levin is qualified to serve on our Board due, among other things, to his extensive experience and knowledge as an executive for technology companies, and his service as a member of Old DK’s board.

Shalom Meckenzie has served on our Board since December 2013 and is an entrepreneur who founded SBTech in July 2007 and served as a director until May 2014. He currently serves as a member of the board of directors of A.L. Skyshield Ltd (since May 2014) which is a holding company for real estate property. Mr. Meckenzie also served as a member of the board of directors of Gaming Tech Ltd., from June 2003 until January 2018, which is a subsidiary of SBTech that provides general and administration, marketing support and research and development services.

We believe Mr. Meckenzie is qualified to serve on our Board due, among other things, to his experience and background in managing large-scale international corporations, including over a decade of experience in the online sports betting and online gaming industries, as well as his service as a member of the board of directors of numerous companies.

Jocelyn Moore has served on our Board since September 2020 and is currently a Venture Partner at Ozone X Ventures in New York and serves as the Executive-in-Residence at The Gathering Spot in Atlanta. With experience working across multiple disciplines, Ms. Moore advises CEOs, executive teams and boards of directors on strategic communications, crisis and risk management, regulatory affairs, corporate social responsibility, operations, organizational change and diversity. Previously, from June 2018 until April 2020, Ms. Moore was Executive Vice President of Communications and Public Affairs at the NFL. As the NFL’s Global Chief Communications Officer, she was a member of the executive leadership team and responsible for managing the league’s corporate affairs. From July 2016 to June 2018, Ms. Moore was Senior Vice President of Public Policy and Government Affairs at the NFL. As Head of the NFL’s Washington, D.C. office, she led the league’s public policy agenda and managed the league’s political action committee. Prior to joining the NFL, from September 2015 until July 2016, Ms. Moore served as a Managing Director of The Glover Park Group, a leading national communications and government affairs consulting firm. She also spent 15 years in various staff positions in the United States Senate, most recently as the Deputy Staff Director of the Senate Finance Committee. Ms. Moore is a member of the West Virginia University Health System Board of Directors, where she serves on the Quality & Patient Safety Committee. She serves on the University of Florida Foundation National Board of Directors, where she is a member of the audit committee, as well as on the University of Florida Alumni Association Board of Directors, where she is a member of the Executive Committee. Ms. Moore is also a member of the Board of Directors of International Social Service, USA, located in Baltimore, Maryland, and the DC Rape Crisis Center in Washington, D.C. Ms. Moore holds a B.A. in English and an M.Ed. in Student Personnel in Higher Education, both from the University of Florida.

We believe Ms. Moore is qualified to serve on our Board due, among other things, to her experience and background in managing large-scale corporations, including experience in the front office of the National Football League, as well as her service as a member of the board of directors of numerous entities.

Ryan R. Moore co-founded Accomplice Management, LLC, a venture capital firm, in January 2015 and is a founding investor in several technology companies. Mr. Moore served as a director of Old DK from February 2012 to April 2020 and has served on our Board since April 2020. He currently sits on the board of several privately held companies. Mr. Moore began his career at SoftBank Capital Partners LP (“Softbank”), a venture capital firm. Later, he was investment team member of GrandBanks Capital, which invested primarily in early stage technology companies. He joined Atlas Advisors, Inc., the predecessor to Accomplice, which focuses its investments on early-stage companies, where he was a Partner from August 2011 to December of 2014. Mr. Moore received his A.B. in Economics from Princeton University.

We believe Mr. Moore is qualified to serve on our Board due, among other things, to his extensive investment experience and background, including experience in the eSports industry, as well as his service as a member of the board of directors of Old DK and numerous other companies.

Valerie Mosley has served on our Board since September 2020 and is the founder and Chief Executive Officer of Upward Wealth, a wealth-tech platform that helps hardworking Americans grow their net worth. Ms. Mosley advises and invests in companies that add value to investors and society through Valmo Ventures. Ms. Mosley has been with Upward Wealth since 2012. Previously, from January 1992 until June 2012, Ms. Mosley served in multiple roles at Wellington Management Company, LLP (“Wellington Management”), a trillion-dollar global money management firm, including as Senior Vice President, Partner, Portfolio Manager and Investment Strategist. During her 20-year tenure at Wellington Management, she directly managed billions of dollars for clients and also chaired the firm’s Industry Strategy Group, charged with taking a long-term perspective to identify headwinds and tailwinds impacting industries. Ms. Mosley began her career at Chase Manhattan Bank, where she was a Commercial Lending Officer for financial institutions. She also worked in institutional corporate bond sales at Kidder Peabody and at P.G. Corbin Asset Management as its Chief Investment Officer before moving on to Wellington Management. Ms. Mosley currently serves on the Board of Directors of Eaton Vance’s family of mutual funds, where she is chair of the governance committee and a member of the investment committee and audit committee, Dynex Capital, Inc. (NYSE: DX), a mortgage REIT, where she is a member of the nominating committee and investment committee, Groupon, Inc. (Nasdaq: GRPN), an online marketplace company, where she is a member of the nominating committee, Envestnet, Inc. (NYSE: ENV), a wealth management services and technology company, where she is a member of the nominating and governance committee and compliance and information security committee and Progress Investment Management Company, a privately held Fund of Funds. Ms. Mosley also serves on New York State’s Common Retirement Pension Fund Investment Advisory Committee and the UAE Retiree Medical Benefits Trust’s Investment Risk Advisory Committee. In addition, she also serves on the Board of New Profit, a philanthropic venture firm, and is a founding member of the American Red Cross of Massachusetts Bay Tiffany Circle Society of Women Leaders. Ms. Mosley holds a B.A. in History from Duke University and a M.B.A. from the Wharton School of Business at the University of Pennsylvania, with a specialty in finance.

We believe Ms. Mosley is qualified to serve on our Board due, among other things, to her extensive investment experience and background, including her experience serving as a member of the boards and committees of several large U.S. public companies.

Steven J. Murray is the Managing Partner of Revolution Growth III, LP (together with its affiliates, “Revolution”), a venture capital firm, where he has worked since January 2016. Mr. Murray served as a director of Old DK from August 2016 to April 2020 and has served on our Board since April 2020. Prior to joining Revolution, Mr. Murray worked for Softbank, a venture capital firm, from April 1996 to January 2016, where he most recently served as a Partner. Prior to joining Softbank, he worked for Deloitte & Touche LLP, where he specialized in high-growth technology based businesses. Mr. Murray currently serves as a member of the board of directors, as well as a member of the compensation committee, audit committee and nominating & governance committee, of Fitbit, Inc. (NYSE: FIT) (since June 2013), which offers wireless-enabled wearable technology devices and activity trackers, and of a number of private Revolution portfolio companies, including: BigCommerce, Inc. (since June 2018) where he sits on the audit committee, which is the world’s leading open SaaS ecommerce platform for fast-growing and established brands; Convene Holding Company LLC (since June 2018), which offers full-service, technology-enabled meeting, event and flexible workspaces; Glowforge Inc. (since August 2019), which manufactures 3D laser printers; Interactions Corporation (since June 2013), which uses artificial intelligence to create virtual assistant customer service products for companies; and InVenture Capital Corporation d/b/a Tala (since March 2018), which provides financial products and services to underbanked individuals in developing nations. Mr. Murray received his B.S. in Accounting from Boston College in 1990.

We believe Mr. Murray is qualified to serve on our Board due, among other things, to his experience as a member of the board of directors of both public and private companies, including Old DK, and expertise in fundraising, management of high-growth companies and all levels of corporate governance.

Hany M. Nada co-founded ACME Capital, a venture capital firm, in January 2019 and serves as a member of its board of directors and as one of the firm’s partners. Mr. Nada served as a director of Old DK since August 2016 and has served on our Board since April 2020. Prior to co-founding ACME Capital, Mr. Nada co-founded GGV Capital LLC (formerly Granite Global Ventures, “GGV”), a venture capital firm, in 2000, and served as a Managing Director at the firm from 2000 until October 2016 and as a Venture Partner from November 2016 until October 2018. Prior to co-founding GGV, Mr. Nada served as Managing Director and Senior Research Analyst at Piper Sandler & Co. f/k/a Piper Jaffray & Co, an investment banking firm, specializing in Internet software and e-infrastructure. Mr. Nada currently serves as a member of the board of directors of several companies, including: Glu Mobile (Nasdaq: GLUU) (since April 2005), in which he sits on the audit committee, compensation committee and strategy committee; ArchByte (since December 2019), and Vocera Communications, Inc. and Tudou, both publicly traded companies. In addition, Mr. Nada is an observer on the board of directors of Houzz, Inc, IonQ and Uhnder. Mr. Nada received his B.S. in Economics and his B.A. in Political Science from the University of Minnesota.

We believe Mr. Nada is qualified to serve on our Board due, among other things, to his experience in the venture capital industry, with a focus on software, wireless applications and multimedia, his expertise and insights in technology companies gained during his tenure as Managing Director and Senior Research Analyst at Piper Jaffray & Co., his experience as a director of technology companies and his service as a member of Old DK’s board.

Richard Rosenblatt is a serial entrepreneur who has built, operated and sold several high-profile Internet media companies, including Demand Media Inc. (“Demand Media”), iCrossing, Inc., Intermix Media, Inc. (“Intermix”), Myspace LLC and iMall. Mr. Rosenblatt served as a director of Old DK from January 2018 to April 2020 and has served on our Board since April 2020. He co- founded Whip Media Group (“Whip Media”) in 2014 and currently serves as its Chairman and Chief Executive Officer. Whip Media’s companies, including Mediamorph, TV Time and TheTVDB, which offer a data-driven integrated cloud solution that empowers the world’s leading entertainment companies to efficiently acquire, distribute and monetize their content. Prior to co-founding Whip Media, Mr. Rosenblatt co-founded Demand Media, and served as Chairman and Chief Executive Officer. During his tenure, Demand Media went public in January 2011, with a valuation greater than $2 billion. Prior Demand Media, Mr. Rosenblatt served as the Chief Executive Officer of Intermix and Chairman of Myspace. In addition, he serves as a senior advisor to The Raine Group LLC (“Raine”) (since November 2013), an integrated merchant bank focused on technology, media and telecommunications, and as a member of the board of directors of Imagine Films Entertainment LLC (since April 2016), a film and television production company. Mr. Rosenblatt received his J.D. from the University of Southern California Gould School of Law and his B.A., Phi Beta Kappa, from the University of California, Los Angeles.

We believe Mr. Rosenblatt is qualified to serve on our Board due, among other things, to his extensive experience as an executive in the media and entertainment industries and experience guiding companies through transformational events, as well as his service as a member of the Old DK’s board.

John S. Salter is a co-founder and partner of Raine, an integrated merchant bank advising and investing in high growth sectors of technology, media and telecommunications, where he is responsible for Raine’s digital media and gaming practice. Mr. Salter served as a director of Old DK from August 2014 to April 2020 and has served on our Board since April 2020. Prior to co-founding Raine in May 2009, he was the Global Head of Digital Media at UBS Investment Bank in the Technology, Media and Telecommunications Group. Prior to joining UBS Investment Bank, Mr. Salter worked for Volpe, Brown, Whelan & Co., a boutique investment bank focused on technology and health care companies. In addition, he serves as a member of the board of directors of the following portfolio companies of Raine’s investment management arm: Zumba Fitness (since February 2012), which is a global leader in dance fitness; Huuuge Games (since September 2017), which develops casual video games played on mobile devices and PCs; Beachbody (since December 2018), a creator of premium at-home fitness programs and nutritional products; and Play Games 24x7 (since October 2019), one of India’s largest gaming companies. Mr. Salter received his B.A. from Stanford University.

We believe Mr. Salter is qualified to serve on our Board due, among other things, to his extensive background and experience in leading transactions in the media and technology industries and his service as a member of the board of directors of numerous companies, including Old DK and others in the gaming industry.

Harry Evans Sloan has served on our Board since April 2020 and is a media investor, entrepreneur and studio executive. Mr. Sloan co-founded Flying Eagle (Nasdaq: FEAC), a special purpose acquisition vehicle, in 2020, and serves as its Chief Executive Officer and Chairman. Additionally, Mr. Sloan co-founded Global Eagle Acquisition Corp., a special purpose acquisition vehicle, in 2011, serving as its Chairman and Chief Executive Officer through its business combination with Row 44, Inc. and Advanced Inflight Alliance AG in January 2013, and remains a director of the combined company, Global Eagle Entertainment Inc. (Nasdaq: ENT). He was also a founding investor in a number of other special purpose acquisition vehicles, including Silver Eagle Acquisition Corporation, in which he served as Chairman and Chief Executive Officer from April 2013 through its business combination with Videocon d2h Limited (Nasdaq: VDTH) in March 2015, Double Eagle Acquisition Corporation, Platinum Eagle Acquisition Corporation and DEAC (as defined below). Mr. Sloan served on the board of directors of Videocon from May 2016 to April 2018. From October 2005 to August 2009, Mr. Sloan served as Chairman and Chief Executive Officer of Metro-Goldwyn-Mayer, Inc., a motion picture, television, home entertainment, and theatrical production and distribution company, and thereafter continued as non-executive chairman until December 2010. Throughout his entrepreneurial career, Mr. Sloan was responsible for the creation or sponsorship of three successful public companies in the media and entertainment industries: Lions Gate Entertainment Corp., an independent motion picture and television production company, New World Entertainment Ltd., an independent motion picture and television production company, and SBS Broadcasting, S.A., a European broadcasting group, operating commercial television, premium pay channels, radio stations and related print businesses in Western and Central and Eastern Europe, which he founded in 1990. Mr. Sloan began his career as an entertainment lawyer with Sloan, Kuppin and Ament, a law firm he founded. He currently serves on the University of California, Los Angeles Anderson School of Management Board of Visitors, the Executive Board of UCLA Theatre, Film and Television and the Harry and Florence Sloan Family Foundation. Mr. Sloan received his J.D. from Loyola Law School and his B.A. from the University of California, Los Angeles.

We believe Mr. Sloan is qualified to serve on our Board due, among other things, to his extensive experience as an international media investor, entrepreneur and studio executive and his ability to identify key investment opportunities with significant returns for his partners.

Marni M. Walden retired from Verizon Communications Inc. (“Verizon”), which provides wireless phone services, Internet access and digital television services, in February 2018, where she most recently served as a Strategic Advisor from January 2018 to February 2018, and prior to that, served as President and Executive Vice President of Global Media and Telematics from March 2016 to January 2018, in which she built new revenue streams for Verizon and guided strategy for Verizon Media and the Connected Vehicle business, and as President and Executive Vice President of Product Innovation from May 2014 to March 2016, in which she led global strategy, venture and technology teams across all lines of business for Verizon. During her tenure at Verizon, as the company’s top-ranking female executive, Ms. Walden teamed up with the Chief Executive Officer of AOL to create Oath Inc., which encompasses all of Verizon’s media and advertising businesses. Additionally, Ms. Walden played a key role in Verizon’s acquisition of Yahoo and Verizon’s merger with AOL. Ms. Walden served as a director at Old DK from October 2018 to April 2020 and has served on our Board since April 2020. Ms. Walden’s prior experiences include working for other wireless service providers including AT&T Inc., McCaw Communications, LLC and General Cellular Corporation. In addition, she served as Chief Operating Officer, from January 2011 to May 2014, and separately as Chief Marketing Officer, from October 2010 to January 2011, of Verizon Wireless, Inc. (f/k/a Cellco Partnership), a wireless telecommunications carrier. Ms. Walden currently serves as a member of the board of directors of Globetouch Inc. d/b/a Airlinq Inc. (since February 2017), which develops & deploys large scale connected applications around smart mobility and ecosystem monetization; Persado Inc. (since June 2018), which uses artificial intelligence to generate language for digital marketing; 4C Insights, Inc. (since April 2018), which provides a self-service intelligence platform for marketers; and Loon LLC (since January 2019), which partners with mobile network operators globally to expand the reach of their LTE service. She also serves as an advisor to Goldman Sachs and New Mountain Capital, as well as various private companies, including Opensignal Limited, Spkr. Inc, and Life Impact Solutions, Inc. d/b/a Mobilize Solutions. Ms. Walden attended California State University, Chico, where she majored in English and minored in Communications.

We believe Ms. Walden is qualified to serve on our Board due, among other things, to her over 20 years’ experience in telecommunications, technology and media, including her leadership roles at Verizon, where she gained extensive experience managing multi-billion dollar lines of business and leading transformative M&A activities and digital transformations, as well as her service as a member of the board of directors of Old DK and numerous other public and private companies.

Management

The following persons serve as our executive officers:

Name	Position	Age
Jason D. Robins	Chief Executive Officer and Chairman of the Board	40
Matthew Kalish	President, DraftKings North America, Director	39
Paul Liberman	President, Global Technology and Product, Director	38
R. Stanton Dodge	Chief Legal Officer and Secretary	53
Jason K. Park	Chief Financial Officer	44
Erik Bradbury	Chief Accounting Officer	43

The following is a brief biography of each of our executive officers.

Jason D. Robins is our Chief Executive Officer and Chairman of the Board. Mr. Robins co-founded Old DK in December 2011 and served as its Chief Executive Officer from its inception to April 2020, and has served as our Chief Executive Officer and Chairman of the Board since April 2020. Mr. Robins oversees the Company’s strategy and operations, while also driving funding and partnerships. He has built a reputation for expanding DraftKings’ reach across numerous platforms through wide-ranging, forward-thinking partnerships. Under his leadership, DraftKings became the first Daily Fantasy Sports (“DFS”) company to partner with Major League Baseball in 2013. Mr. Robins has led efforts at DraftKings to work with policy makers and regulators to pass fantasy sports, sports betting and iGaming legislation. Mr. Robins also serves on the board of directors of Extend, which is currently engaged in the business of providing extended warranty service contracts for consumer products, and FirstMark Horizon Acquisition Corp., a special-purpose acquisition company formed for the purpose of effecting a merger or similar business combination with one or more businesses primarily within technology industries located in the United States. Additionally, Mr. Robins serves as an advisor to the board of Data Point Management Company, which is engaged in the business of investing in data-driven companies that can be leveraged and scaled on the internet. Mr. Robins attended Duke University, where he received his B.S. in Economics and Computer Science.

We believe Mr. Robins is qualified to serve on our Board due, among other things, to the perspective and experience he brings as our Chief Executive Officer and as a co-founder.

Matthew Kalish is our President, DraftKings North America, and a director. Mr. Kalish co-founded Old DK and served as its Chief Revenue Officer from 2014 until December 2019. In December 2019, Mr. Kalish was appointed President, DraftKings North America. Mr. Kalish served as a director of Old DK from its inception to April 2020 and has served on our Board since April 2020. Mr. Kalish’s purview has grown consistently to now oversee the performance of DraftKings’ DFS, Sportsbook and iGaming offerings, and he leads DraftKings’ operations, marketing, analytics and customer experience departments. Mr. Kalish focuses on developing and managing high-performing offerings and promotions that users love, and bringing those offerings to market in order to drive user base growth and loyalty. The innovation under Mr. Kalish’s guidance has helped DraftKings grow its customer base significantly. Under Mr. Kalish’s oversight, DraftKings has grown to offer a broad variety of sports and game variants in DFS as well as highly competitive Sportsbook and iGaming offerings, which have resulted in DraftKings achieving a market leadership position in the rapidly expanding U.S. real-money gaming landscape. Mr. Kalish’s passion for sports, analytics and game design has been instrumental in growing DraftKings from a small Boston start-up to a digital sports entertainment enterprise. Mr. Kalish received his MBA from Boston College and his B.A. in Computer Science and Economics from Columbia University.

We believe Mr. Kalish is qualified to serve on our Board due, among other things, to the perspective and experience he brings as our President, DraftKings North America and as a co-founder.

Paul Liberman is our President, Global Technology and Product, and a director. Mr. Liberman co-founded Old DK in December 2011 and served as its Chief Operations Officer (“COO”) from 2015 to December 2019. In December 2019, Mr. Liberman was appointed President, Global Technology and Product. Mr. Liberman served as a director of Old DK since its inception and has served on our Board since April 2020. He oversees our product development while leading efforts in maintaining the Company’s current product set. He acted as Old DK’s Chief Technology Officer from 2011 to 2013 and subsequently acted as its Chief Marketing Officer before becoming COO. Mr. Liberman’s data-driven mindset has been instrumental in growing DraftKings from a small Boston start-up to a digital sports entertainment enterprise. Under his leadership, Mr. Liberman’s team has developed award-winning, stand-alone apps and product offerings including DraftKings’ DK Live and Leagues, DraftKings Daily Fantasy Sports app and, most recently, the DraftKings Sportsbook platform. Mr. Liberman also serves as an advisor to Extend, providing input and guidance on product and strategy. Mr. Liberman attended Worcester Polytechnic Institute where he received a B.S. in Electrical Engineering and minor in Computer Science.

We believe Mr. Liberman is qualified to serve on our Board due, among other things, to the perspective and experience he brings as our President, Global Technology and Product and as a co-founder.

R. Stanton Dodge is our Chief Legal Officer and Secretary. Mr. Dodge joined Old DK in that capacity in November 2017, and is responsible for all legal and government affairs and oversees Corporate Communications for DraftKings. Prior to joining DraftKings, Mr. Dodge served as Executive Vice President, General Counsel and Secretary of DISH Network Corporation (Nasdaq: DISH) from June 2007 to October 2017, where he was responsible for all legal and government affairs and oversaw corporate communications. Mr. Dodge serves on the board of directors of EchoStar Corporation (Nasdaq: SATS). In addition, Mr. Dodge was appointed to the State of Colorado, Supreme Court Nominating Commission on January 1, 2018 to serve a six-year term on the commission tasked with recommending nominees to fill vacancies on the Colorado Supreme Court and the Colorado Court of Appeals. Mr. Dodge received his J.D., magna cum laude, from Suffolk University Law School and his B.S. in Accounting from the University of Vermont.

Jason K. Park is our Chief Financial Officer. Mr. Park joined Old DK in that capacity in June 2019, and is responsible for the accounting, tax, treasury, financial planning and analysis and investor relations departments. Mr. Park also serves as a member of the board of directors of Pine Street Inn, a non-profit organization that partners with homeless individuals to help them find and retain housing; Corner Growth Acquisition Corp. (Nasdaq: COOL.U) (since December 2020), a special-purpose acquisition company formed for the purpose of effecting a merger or similar business combination with one or more businesses primarily within technology industries; and iPath Pure Beta Precious Metals ETN (NYSEArca: BLNG). Prior to joining DraftKings, from January 2009 to June 2019, Mr. Park worked at Bain Capital Private Equity (“Bain Capital”) where he was an Operating Partner and focused on technology investments. For more than 10 years, Mr. Park worked collaboratively with chief executive officers, chief financial officers and management teams to develop and achieve value creation plans. Before Bain Capital, Mr. Park was an Associate Partner at McKinsey & Company. Mr. Park has previously served as a director of Central Square Technologies. Mr. Park received his MBA from the Wharton School at the University of Pennsylvania and a MAcc (Master of Accountancy) and a B.B.A. from the University of Michigan.

Erik Bradbury is our Chief Accounting Officer. Mr. Bradbury joined DraftKings in that capacity in September 2020, and is responsible for the Company’s accounting functions, including SEC and regulatory reporting, operational accounting, accounting policy and development of relevant accounting positions. Prior to joining DraftKings, Mr. Bradbury has over 16 years of experience, most recently as a Partner with Ernst & Young, from July 2017 to September 2020. From September 2015 until September 2017, Mr. Bradbury served as a Professional Accounting Fellow at Financial Executives International. Prior to his role as a Professional Accounting Fellow, Mr. Bradbury spent 11 years in Ernst & Young’s U.S. Assurance practice where he served in multiple roles, including within the National Professional Practice Group, Financial Accounting Advisory Services practices and as an auditor. Mr. Bradbury holds a Bachelor’s degree in accounting from Brigham Young University and is a Certified Public Accountant.

Stockholders Agreement – Corporate Governance

Corporate Governance

In connection with the Business Combination, the Company, the DEAC Stockholder Group, the DK Stockholder Group and the SBT Stockholder Group entered into the Stockholders Agreement, which provides, among other things, that, our Board was initially as set forth below:

•	DraftKings Directors. Ten directors nominated by the DK Stockholder Group, which were the directors of Old DK, including the Chief Executive Officer and at least five directors who qualify as “independent” directors The Nasdaq Stock Market listing rules.

•	SBTech Directors. Two directors nominated by Mr. Meckenzie, including at least one director who qualifies as an “independent” director under The Nasdaq Stock Market listing rules.

•	DEAC Director. One director nominated by the DEAC Stockholder Group, who will qualify as “independent” under The Nasdaq Stock Market listing rules subject to approval by DraftKings (such approval not to be unreasonably withheld).

•	From the first annual meeting of shareholders following the Closing Date, Mr. Meckenzie has the right to nominate one director (and any replacement of such director) to serve on the Board (subject to the Board’s approval not to be unreasonably withheld) so long as Mr. Meckenzie continues to hold at least 9% of the issued and outstanding shares of our Class A Shares.

•	Subject to applicable law, Mr. Robins agrees to vote in favor of Mr. Meckenzie’s nominee at each annual meeting of shareholders so long as Mr. Meckenzie has such nomination right described above.

The Stockholders Agreement also provides that following the Company’s 2021 annual meeting (“2021 Annual Meeting”), the total number of directors constituting the Board will be reduced to eleven. The Stockholders Agreement provides that the nominating and corporate governance committee of the Board will recommend to the Board eleven candidates for election to the Board at the 2021 Annual Meeting, of which no more than eight will be any of the ten directors initially nominated to serve on the Board by the DK Stockholder Group. See “Certain Relationships and Related Party Transactions—DraftKings—Stockholders Agreement” for additional information.

Board Composition

Committees of our Board of Directors

Our Board has the following board committees:

•	audit committee;

•	compensation committee;

•	nominating and corporate governance committee; and

•	compliance committee.

Audit Committee

The audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•	is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and

•	reviews the audit committee charter and the committee’s performance at least annually.

Our audit committee consists of Mr. R. Moore, Ms. Mosley, Mr. Murray and Mr. Nada, with Mr. Murray serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board of Directors has determined that all of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ with respect to audit committee membership. The Board has also determined that Mr. Murray qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board has adopted a written charter for the audit committee, which is available on our corporate website at www.draftkings.com. The information on our website is not part of this prospectus.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee:

•	reviews and recommends corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•	determines the compensation of our Chief Executive Officer and recommends the compensation of the other executive officers to the Board;

•	recommends to our Board of Directors the issuance of stock options and other awards under our stock plans; and

•	reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The compensation committee consists of Ms. J. Moore, Mr. R. Moore and Mr. Nada, with Mr. Nada serving as the chair of the committee. Pursuant to The Nasdaq Stock Market listing standards, as a controlled company, we are not required to have a compensation committee composed entirely of independent directors; however, we have elected to comply with this requirement and each of the members of our compensation committee is independent as defined in The Nasdaq Stock Market listing standards, and each is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code (“Section 162(m)”). Our Board has adopted a written charter for the compensation committee, which is available on our corporate website at www.draftkings.com. The information on our website is not part of this prospectus.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters.

The nominating and corporate governance committee consists of Messrs. Levin, Murray, Salter and Sloan and Ms. Walden, with Mr. Sloan serving as the chair of the committee. Pursuant to The Nasdaq Stock Market listing standards, as a controlled company, we are not required to have a nominating and corporate governance committee composed entirely of independent directors; however, we have elected to comply with this requirement and each of the members of the nominating and corporate governance committee is an independent director as defined in The Nasdaq Stock Market listing standards. Our Board has adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website at www.draftkings.com. The information on our website is not part of this prospectus.

Compliance Committee

The compliance committee oversees our non-financial compliance matters. Among other matters, the compliance committee:

•	identifies, reviews and analyzes laws and regulations applicable to us;

•	recommends to the Board, and monitors the implementation of, compliance programs, policies and procedures that comply with local, state and federal laws, regulations and guidelines;

•	reviews significant compliance risk areas identified by management;

•	discusses periodically with management the adequacy and effectiveness of policies and procedures to assess, monitor, and manage non-financial compliance business risk and compliance programs;

•	monitors compliance with, authorize waivers of, investigate alleged breaches of and enforce our non-financial compliance programs; and

•	reviews our procedures for the receipt, retention and treatment of complaints received regarding non-financial compliance matters.

The compliance committee consists of Messrs. Liberman and Salter and Ms. Walden, with Mr. Salter serving as the chair of the committee. Our Board has adopted a written charter for the compliance committee, which is available on our corporate website at www.draftkings.com. The information on our website is not part of this prospectus.

Director Independence; Controlled Company Exemption

Mr. Robins is the beneficial owner of all the outstanding shares of our Class B common stock and controls the voting power of our outstanding capital stock, as a result of which Mr. Robins has the power to elect a majority of our directors. Pursuant to The Nasdaq Stock Market listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, we are not subject to The Nasdaq Stock Market listing standards that would otherwise require us to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Pursuant to The Nasdaq Stock Market listing standards, as a controlled company, we are not required to have a board of directors composed of a majority of independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Board consists of 15 directors, of whom Mr. Isaacs, Mr. Levin, Ms. J. Moore, Mr. R. Moore, Ms. Mosley, Mr. Murray, Mr. Nada, Mr. Rosenblatt, Mr. Salter, Mr. Sloan and Ms. Walden are “independent directors,” as defined in The Nasdaq Stock Market listing standards and applicable SEC rules.

Compensation Committee Interlocks and Insider Participation

The compensation committee consists of Messrs. Levin, R. Moore, Nada and Rosenblatt. None of the members of the compensation committee has at any time been an officer or employee of DraftKings. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of any entity that has one or more executive officers on our compensation committee or Board of Directors.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.draftkings.com. To the extent required by law, we expect to disclose any amendments to the code, or any waivers of its requirements, on our website.

Limitation on Liability and Indemnification Matters

Our amended and restated articles of incorporation contain provisions that limit the liability of our directors for damages to the fullest extent permitted by Nevada law. Consequently, none of our directors will be personally liable to us or our stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

•	the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

•	it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides for indemnification and advancements by DraftKings of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to DraftKings or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to the Business Combination in April 2020, none of our officers received any cash compensation for services rendered to us. Accordingly, this Compensation Discussion and Analysis (“CD&A”) relates to the compensation of executive officers of Old DK who became our executive officers following the Business Combination.

The compensation of these executive officers for the portion of 2020 prior to the Business Combination was determined by Old DK. Upon consummation of the Business Combination, our Board of Directors (the “Board”) established a Compensation Committee consisting of Mr. Nada, the chairperson, Mr. R. Moore and Mr. Rosenblatt, with Ms. J. Moore, joining in September (together with the compensation committee of Old DK prior to the Business Combination as applicable, the “Compensation Committee”), which was responsible for determining our executive compensation following the Business Combination. The Compensation Committee’s written charter is available on the DraftKings website at draftkings.gcs-web.com/governance/documents-and-charters.

In accordance with SEC rules and regulations, our Named Executive Officers (“NEOs”) for 2020 include our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers serving as executive officers on December 31, 2020. Our NEOs for 2020 are our five executives shown below, who became our executive officers following the Business Combination, and Jeff Sagansky and Eli Baker, who were our CEO and CFO, respectively, prior to the Business Combination. This CD&A only discusses the compensation of our five NEOs who became our executive officers following the Business Combination since our executive officers prior to the Business Combination did not receive any cash compensation for service rendered to us.

Jason Robins, Co-Founder, Chief Executive Officer and Chairman of the Board

Jason Robins is the co-founder, CEO and Chairman of the Board at DraftKings. Robins co-founded DraftKings in 2011 and oversees the Company’s global strategy and operations.

In the early stages of the Company, Robins was responsible for the impressive roster of investors spanning the sports and tech industries, in addition to facilitating the Company’s relationships with all of the major American sports leagues and catapulting DraftKings to a national household name synonymous with sports. Robins also led the efforts at DraftKings to work with policy makers and regulators to pass smart daily fantasy sports, sports betting and iGaming legislation which has enabled the Company’s growth and expansion in the U.S. and abroad. With Robins at the helm, in April 2020, DraftKings became a publicly traded company via a SPAC on the Nasdaq. After the completion of the Business Combination, DraftKings became the only U.S.-based, vertically integrated sports betting and online gaming company.

Robins’ work has been recognized by the media and his peers, both nationally and locally in Boston. Recognition includes: Fortune’s “40 Under 40” list of the most influential people in business, appearing on that issue’s cover, Sports Business Journal’s “40 Under 40”, and, in 2020, “The People Who Influenced Sports Business in 2020”, and was also named as the 2020 ‘American Executive of the Year’ by the Global Gaming Awards.

Robins attended Duke University, where he received his degree in economics and computer science.

Matt Kalish, Co-Founder and President, DraftKings North America

Matt Kalish is President of DraftKings North America. Kalish co-founded DraftKings in 2011 and is accountable for North America revenue. Kalish oversees marketing, analytics and business operations for fantasy sports, sports betting and iGaming. In the early days of DraftKings, Kalish was known as the one with the initial idea for the company.

Kalish, a lifelong fan of fantasy sports, sports betting, and strategy games, combined his experience in corporate analytics and e-commerce to become the “game master” of DraftKings.

Kalish has led his team to go beyond the industry standards through the development of a customer-centric approach to all of DraftKings’ products and experiences. Through his unique and creative promotions and implementation of strategic elements from the Company’s wide-ranging relationships, DraftKings has become an early leader in the sports betting and iGaming industries, as well as distinguished itself as the top-rated mobile sportsbook in the U.S.

Kalish was named to SBJ’s class of 2019 “Forty Under 40”. He received his MBA from Boston College and holds degrees in economics and computer science from Columbia University.

Paul Liberman, Co-Founder and President, Global Technology and Product

Paul Liberman is President of Global Technology and Product. Liberman co-founded DraftKings in 2011 and maintains strategic leadership and global accountability for DraftKings’ technology platform, product, and IT functions. He has acted as CTO, CMO, and COO before moving into his current position as President, Global Technology and Product.

Liberman’s data-driven mindset has been instrumental in catapulting DraftKings from a small Boston start-up to a global sports-tech entertainment enterprise. Through his work in developing a flexible product suite, DraftKings was able to quickly expand its DFS product into states as the industry rapidly grew post-2016. Building from this same technology, after PASPA was overturned in 2018, Liberman led the development, and rapid expansion, of DraftKings Sportsbook, which allowed the business to be among the first movers in new jurisdictions and to be operational in more states with a mobile sportsbook product than any other operator.

Under his direction, Liberman’s team has developed award-winning, stand-alone apps and products including DraftKings’ Daily Fantasy Sports app, as well the top-rated DraftKings Sportsbook and casino products.

Moreover, Liberman maintains a focus on DraftKings’ consumer protections and responsible gaming measures to ensure the company maintains high standards of integrity and player safety, and is continuously optimizing the protections in place in the best interest of its customers and community.

Liberman was named to Boston Business Journal’s “40 Under 40” list of the most influential people in Boston and was also named a member of the Leaders Sports Awards “Leaders Under 40 Class of 2020”. He attended Worcester Polytechnic Institute where he received his degree in electrical engineering and computer science.

R. Stanton Dodge, Chief Legal Officer

R. Stanton Dodge joined DraftKings as Chief Legal Officer in November 2017. In his position, Dodge oversees DraftKings’ legal, government affairs and communications teams, leading DraftKings’ future growth in passing smart legislation and is a key figure in positioning DraftKings to enter new markets and seize new business opportunities.

Prior to DraftKings, Dodge worked at DISH Network for more than 20 years in positions of increasing responsibility in the legal department, most recently as executive vice president, general counsel and secretary of DISH, responsible for all legal and government affairs and corporate communications.

Dodge received his degree in accounting from the University of Vermont, and his Juris Doctor, magna cum laude, from Suffolk University Law School.

Jason Park, Chief Financial Officer

Jason Park joined DraftKings as Chief Financial Officer in June 2019. Park is responsible for Accounting, FP&A, Tax, Treasury, and Investor Relations. In addition, Park provides strategic guidance to Jason Robins and the rest of the senior management team to help boost the Company’s success as it pursues its multi-year growth plan. Park played an instrumental role in executing the Company’s Business Combination and subsequent listing on the Nasdaq, as well as overseeing the successive rounds of capital market fundraising.

Prior to DraftKings, Park worked at Bain Capital Private Equity where he was an Operating Partner and focused on technology investments. For more than 10 years, Park worked collaboratively with CEOs, CFOs, and management teams to develop and achieve value creation plans. Before Bain Capital, Park spent eight years with McKinsey & Company.

Park holds an MBA from the Wharton School at the University of Pennsylvania and a MAcc (Master of Accountancy) and a BBA from the University of Michigan.

Business Highlights:

Following the Business Combination, DraftKings has experienced rapid growth driven by the leadership of our executive team. In the years since the Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992 on constitutional grounds, many U.S. jurisdictions have legalized sports betting. The executive team at DraftKings has taken advantage of this unique market opportunity to become a frontrunner in the sports betting industry, with significant operations in U.S. jurisdictions in which either online or land-based retail sports betting is legalized. In addition, the executive team has positioned DraftKings for significant future growth by establishing arrangements to expand into additional jurisdictions upon the passing of relevant legislation and issuance of related regulations and required licenses.

We believe that our compensation program for senior management, including our NEOs, was an important tool to ensure that we delivered strong operating and financial performance while creating value for our stockholders. DraftKings’ compensation program is designed to tie executive pay to financial performance and shareholder value creation. For 2020, the Compensation Committee tied the management team’s variable pay (i.e., annual bonus and long-term incentive programs) to revenue, EBITDA, and stock price metrics.

The following illustration highlights our financial and operating results for this past fiscal year:

In 2020, despite the macroeconomic impact of COVID-19, DraftKings achieved considerable returns for our shareholders as well as strong growth and significant business accomplishments.

Total Shareholder Return:

The strategic approach, business development acumen, and strong operational achievements of our executive team have driven DraftKings’ rapid, transformational growth. As a result, we outperformed both our peer group, the S&P 500 Consumer Discretionary and NASDAQ Composite Indices in total shareholder return over the one-year period ended December 31, 2020.

Additional Business Highlights

•	Completed business combination with SBTech and began trading on the Nasdaq Stock Exchange in April 2020.
•	Completed two common stock offerings in June and October, raising over $1.6 billion to pursue our growth objectives.
•	Launched mobile sports betting in Iowa, Colorado, Illinois, and Tennessee.
•	Launched iGaming in Pennsylvania and West Virginia.
•	Launched stand-alone casino app for iGaming in New Jersey, Pennsylvania, and West Virginia.
•	Introduced Best Ball, which is our first season-long product for DFS, as well as several new DraftKings-created games for online casino, including new versions of blackjack, roulette, and baccarat.
•	Continued to build relationships with major media companies, including ESPN and Turner Sports, as well as with professional sports teams, including the Chicago Cubs, the Colorado Rockies, the New York Giants, the Philadelphia Eagles, the Nashville Predators, and the Detroit Pistons.
•	Expanded our relationships with sports leagues and organizations, including Major League Baseball and the PGA TOUR.

Compensation Philosophy and Program

Our executives’ role in driving DraftKings’ performance makes our NEOs highly valuable to our success. As a result, DraftKings’ executive compensation program is designed to attract, motivate, and retain highly talented executives who drive DraftKings’ success and enable long-term value creation by:

-	Growing the business while managing risk-taking,
-	Linking a significant portion of our NEOs’ target compensation to performance-based results, and
-	Appropriately aligning compensation with both short- and long-term Company performance and strategic objectives and with shareholder interests.

In executing our compensation program and determining executive compensation, we are guided by our executive compensation best practices.

Our Executive Compensation Best Practices

What We Do		What We Don’t Do
✔	Align executive compensation with corporate and individual performance	✘	No guaranteed incentive awards for senior executives
✔	Balance short- and long-term incentives to discourage short-term risk-taking at the expense of long-term results	✘	No hedging or short sales of shares and no transactions involving derivative securities relating to shares without prior approval from the CLO
✔	100% of short-term incentives and 50% of annual long-term incentives tied to performance	✘	No tax gross-ups, including no excise tax “gross-ups” upon change in control
✔	Engage an independent advisor reporting directly to the Compensation Committee	✘	No “single-trigger” benefits upon change in control in future agreements
✔	Maintain executive sales restrictions on shares awarded as compensation	✘	No dividend equivalents paid on unvested RSUs or PSUs
		✘	No discounting, reloading, or re-pricing of stock options without shareholder approval

Compensation of Executive Officers

Roles in Executive Compensation Determination and Governance

We utilize input from multiple sources in determining the compensation of our executive officers, with our Compensation Committee, its independent consultant FW Cook, and senior management all playing a role. The below chart highlights the primary roles and responsibilities of each party in making compensation decisions and is followed by a more detailed description of actions taken by the Compensation Committee and the development and use of our compensation peer group.

Responsible Party	Primary Role and Responsibilities Relating to Compensation Decisions
Compensation Committee (Composed solely of independent, non-employee Directors and reporting to the Board)

•     Oversees the executive compensation program, policies, and practices, taking into account business goals and strategies, legal and regulatory developments, and evolving best practices;

•     Approves performance goals for purposes of compensation decisions for the NEOs;

•     Conducts an annual evaluation of the CEO’s performance in light of the performance goals and determines his compensation;

•      Reviews and approves the CEO’s recommendations for compensation for the other NEOs and senior executives, making changes when deemed appropriate, and then recommends such compensation to the Board;

•      Approves all changes to the composition of the peer group; and

•       Reviews and makes recommendations to the Board with respect to Director compensation.

Independent Consultant to the Compensation Committee* (FW Cook)

•      Provides the Compensation Committee with analysis and advice pertaining to CEO, executive, and Director compensation program design, including industry survey analysis, explanation of current and developing best practices, and regulatory changes;

•       Recommends a relevant group of peer companies and appropriate sources of survey data against which to compare the competitiveness and structure of CEO, executive, and Director compensation;

•       Analyzes peer companies’ CEO, executive, and Director compensation to assist the Compensation Committee in determining the appropriateness and competitiveness of CEO, executive, and Director compensation;

•      Reviews any proposed changes to CEO, executive, and Director compensation program design;

•      Assists with compensation disclosure materials; and

•      Provides specific analysis and advice periodically as requested by the Compensation Committee.

Senior Management

•      The CEO recommends to the Compensation Committee annual compensation for the other NEOs and senior executives based on his assessment of their performance;

•      The CEO, Chief Legal Officer and Secretary (“CLO”) work with the Compensation Committee Chairperson to set agendas, prepare materials for Compensation Committee meetings, and generally attend meetings or portions of meetings, as appropriate, and prepare meeting minutes; and

•      The CFO also works with the CPO in the preparation of materials for Compensation Committee meetings.

No member of management is present in Compensation Committee meetings when matters related to his or her individual compensation is under discussion, when the Compensation Committee is approving or deliberating on CEO compensation, or when the Compensation Committee meets in executive session.

*During 2020, the Compensation Committee was assisted by its independent compensation consultant FW Cook. Other than the support that it provided to the Compensation Committee, FW Cook provided no other services to the Company or management and only received fees from the Company for the services provided to the Compensation Committee. The Compensation Committee conducted an evaluation of the independence of FW Cook considering the relevant regulations of the SEC and the NASDAQ listing standards. The Compensation Committee concluded that FW Cook was independent of the Company and the services performed by FW Cook and the individual compensation advisors employed by FW Cook raised no conflicts of interest.

Compensation Committee Actions for 2020 and 2021 Compensation

The Compensation Committee is appointed by the Board to discharge certain of the Board’s responsibilities relating to compensation, including administering of the Company’s equity plans, making and approving equity grants to the CEO and other executive officers, determining the compensation of our CEO, and recommending to the Board the compensation of our other executive officers. As discussed above in “Compensation Philosophy and Program,” a significant part of the Compensation Committee’s role in determining compensation is aligning management’s interests with the Company’s business strategies and goals, as well as shareholder interests, while also implementing efforts to mitigate excessive risk-taking.

An overview of the actions taken by the Compensation Committee in 2020 and our prospective actions for 2021 regarding the primary elements of our executive compensation program for our NEOs is set forth below.

Pay Element	2020 Compensation Actions		2021 Compensation Actions
Base Salary	-	Set base salaries to be competitive with public company peers	-	No merit increases in 2021
(page 99)	-	Mr. Dodge’s base salary was reduced to align his pay mix with other executives	-	Cofounders’ base salaries were reduced to $1 effective March 1, 2021
Annual Bonus	-	Bonus plan designed to pay out based on gross revenue and	-	No adjustments to target bonus levels in 2021
(page 100)		EBITDA achievement to reward performance that drives	-	Co-Founders’ target total cash compensation
		DraftKings’ future business prospects and profitability		reduced by 40-45% due to the base salary reduction
Long-Term Incentives	-	Granted annual awards comprised of RSUs and PSUs at	-	Created new LTIP plan
(page 101)		competitive levels based on peer data and the Company’s	-	Provided outperformance LTIP awards
		compensation philosophy		(granted 12/27/20) to continue to motivate exceptional results
	-	Provided outperformance LTIP awards with stretch performance	-	Imposed sales restriction of 50% of all shares issued in respect
		goals, the achievement of which would deliver a fixed percentage of shares of the Company, but only to the extent significant value is delivered to shareholders		of previously granted awards (see page 102 for details)

Review of Pay Relative to Peer Groups

The Compensation Committee believes that it is important to make decisions informed by the current practices of comparable public companies with which we compete for top executive talent. Accordingly, the Compensation Committee established a peer group for 2020 and FW Cook benchmarked each element of direct compensation (including salary, cash incentives, and equity incentives) to be provided to our NEOs against that provided by other publicly traded consumer discretionary, information technology, and communication services companies that are comparable in size to DraftKings.

The following 21-company peer group was used by the Compensation Committee to make compensation decisions for 2020:

Peer Group for 2020 Compensation Decisions
ACI Worldwide	Aphria	Bottomline Tech.	Box	Cass Info Systems
Churchill Downs	Etsy	Everi Holdings	EVERTEC	EVO Payments
FireEye	Glu Mobile	Grubhub	LendingTree	Lyft
PROS Holdings	Q2 Holdings	Rapid7	Take-Two	Zuora
Zynga

After the 2020 peer group was established in late 2019, DraftKings experienced significant growth in revenue and market capitalization, causing many of the companies from the peer group used for 2020 compensation decisions to no longer be size-appropriate. To better align the peer group with DraftKings’ revenue, business direction and market capitalization ($16.3 billion peer median versus DraftKings’ $16.2 billion, as of October 2020), the following 19-company peer group was formulated, which will be used to make compensation decisions for 2021:

Peer Group for 2021 Compensation Decisions
CarGurus	Chegg	Churchill Downs	Coupa Software	DocuSign
Electronic Arts	Etsy	Grubhub	HubSpot	Lyft
Rapid7	Roku	Slack	Snap	Take-Two
The Trade Desk	Twitter	Zscaler	Zygna

Determination of Executive Compensation

The Compensation Committee’s philosophy is to target the median for base salaries and up to the 75th percentile for annual cash incentives and equity compensation, in each case, relative to the benchmarking data described above in “Compensation of Executive Officers—Roles in Executive Compensation Determination and Governance—Review of Pay Relative to Peer Group”. Individual executive compensation packages are determined by factors such as experience, performance, criticality to DraftKings’ business operations, the market for the specific role, and retention risks, among other factors. We firmly believe that, to drive exceptional performance, our leadership should have significant skin in the game. We aim to deliver highly competitive compensation opportunities for exceptional performance. The principal elements of our executive program are described in more detail below, both for 2020 and certain changes that have been made for 2021.

2020 Pay Elements

The table below outlines each of the principal elements of our executive compensation program:

2020 Pay Element
	Base Salary	Annual Bonus	PSU	RSU	LTIP
Who Receives	All NEOs
When Granted	Annually				As the Comp. Committee determines
Form of Delivery	Cash		Equity
Time Horizon and Link to Performance	Short-term emphasis (fixed)	Short-term emphasis (variable)	Long-term emphasis (variable)
Performance Period	1 year	1 year	2 years	4 years (ratable quarterly vesting)	Vesting only if performance goals are achieved within 10 years
How Payout Determined	Fixed pay	Pre-established formula	Pre-established formula	Continued employment	Based on performance against 5 specific tranches of performance goals
2020 Performance Measures	Individual retention	Revenue and EBITDA	Revenue growth	Stock price and employment	Stock price, revenue, and EBITDA

2020 Mix of Annual Pay Elements

The 2020 mix of pay elements for the CEO and the average mix for the other NEOs is set forth below. The Company believes the 2020 mix of pay elements, the allocation between cash and equity and between short-term and long-term elements, and the differentiation between fixed and variable compensation collectively provided appropriate incentives to motivate near-term performance, while at the same time providing significant incentives to keep the executives focused on longer-term corporate goals that drive shareholder value.

Cash Compensation

2020 Base Salary

Executive & Title	2020 Base Salary
Jason D. Robins, CEO	$650,000
Matthew Kalish, Pres. DK NA	$425,000
Paul Liberman, Pres. Global Tech	$425,000
R. Stanton Dodge, CLO	$500,000	*
Jason K. Park, CFO	$425,000
*Mr. Dodge’s base salary was reduced from $1,000,000, effective upon the consummation of the Business Combination, to align his pay mix with other executives, placing more of his total compensation at risk.

Base salaries for DraftKings’ NEOs are established based on the individual’s scope of responsibilities, experience, and market factors. The Compensation Committee typically reviews base salaries on an annual basis, referencing peer group and survey data to understand the marketplace for individuals in similar positions.

The annual base salaries of our NEOs for 2020 are as displayed in the table above.

The Compensation Committee does not utilize a formulaic approach when setting an executive officer’s base salary. However, taking into account the recommendations of our CEO, the Compensation Committee considers the following factors when determining or recommending to the Board individual base salary levels:

-	The nature and responsibility of the executive’s position,
-	Market trends for individuals in similar positions at comparable companies,
-	The executive’s expertise, tenure, responsibilities, and performance,
-	Competitiveness of the market for the executive’s services, and
-	The desire to maintain internal pay equity among DraftKings’ executives.

2020 Annual Bonus Plan Structure

DraftKings’ NEOs participate in an annual performance-based cash bonus plan as an incentive to achieve defined, quantitative corporate goals. In determining the performance metrics for the 2020 annual bonus plan, the Compensation Committee reviewed DraftKings’ financial priorities, strategic business objectives and Operating Plan. As a result, the 2020 annual bonus plan payout was designed to drive gross revenue performance with a corresponding threshold level of EBITDA, with a final payout potential ranging between a threshold of 50% of target and a maximum of 200% of target.

2020 Goals	Threshold		Target		Maximum		Actual Results
Performance % of Operating Plan	84%		100%		108%		134%
Payout % of Target	50%		100%		200%		200%
Gross Revenue	$548.9	m	$653.4	m	$705.7	m	$878.0	m
EBITDA Gate	$-334.8	m	$-350.7	m	$-414.5	m	$-396	m

Each individual executive’s target bonus level is established as a percentage of base salary, as shown in the table below. When considering executives’ target bonus percentage, the Compensation Committee evaluates market data as well as internal compensation parity among the executive team.

Executive	Target Bonus (% of Salary)	Target Bonus ($s) [A]	2020 Bonus Results (% of Target) [B]	2020 Bonus Payout [A x B]
Robins	150%	$975,000	200%	$1,950,000
Kalish	125%	$531,000	200%	$1,062,000
Liberman	125%	$531,000	200%	$1,062,000
Park	100%	$425,000	200%	$850,000
Dodge	80%	$400,000	200%	$800,000

Forward-Looking 2021 Cash Compensation Decisions

For 2021, the Compensation Committee determined that no NEOs would receive increases to their target cash compensation.

In addition, due to their significant equity ownership levels, DraftKings’ three cofounders – the CEO; President, DraftKings North America; and President, Global Technology & Product – agreed to take all compensation in the form of variable pay in order to fully align their pay with the interests of shareholders and DraftKings’ business. For 2021, the Compensation Committee approved cash compensation arrangements of (1) $1 base salaries effective March 1, 2021 and (2) the same target bonus during 2021 as provided during 2020. These three executives will remain eligible for equity grants as determined at the Compensation Committee’s discretion and in accordance with the terms of their employment agreements.

Equity Compensation

2020 Annual Equity Awards

In February 2020, the Compensation Committee approved an annual equity award program for its executives. The program contemplated awards that would be granted half in time-vesting RSUs and half in performance-vesting RSUs (or, PSUs). The time-vesting RSUs are subject to a four-year quarterly vesting schedule, and the performance-vesting RSUs pay out based upon a two-year compound annual revenue growth rate objective through Fiscal Year 2021.

The annual LTI award program, though approved in February, was not granted until August 2020, after the Business Combination and the filing of our Form S-8 registration statement. The Compensation Committee’s intention and desired cadence in future years is to grant annual awards in Q1 each year to align with the Company’s compensation-planning cycle. Because of the timing disconnect in 2020, by the time the awards could be granted the stock price had increased significantly, reflecting the efforts and success of the team. To ensure the team was not penalized for that success and was able to share in the value created for shareholders, the price used to determine the number of RSUs and PSUs awarded was the April 23, 2020 stock price (i.e., the stock price upon the close of the Business Combination). As a result, the value of the grant as disclosed in this proxy, which was computed in accordance with FASB ASC Topic 718, is higher than the value contemplated when the program was approved in February 2020. The Compensation Committee also determined in connection with the grant of the awards in August 2020 to increase the aggregate value of the awards to Mr. Park by $100,000 in recognition of his work in the Company’s June public offering.

2020 Outperformance LTIP Awards

To drive the Company’s aggressive growth and performance strategy, the Compensation Committee deemed it paramount to motivate executives to achieve significant outperformance objectives. As a result, in addition to the annual 2020 equity awards, select executives and key employees participated in DraftKings’ 2020 LTIP program, which was an RSU award granted by Old DK in February 2020 (to select executives) and by DraftKings in August 2020 (to key employees) with performance-based vesting determined by revenue, EBITDA, and stock price performance. It was intended that this component would reward executives with above-market pay for exceptional performance and, similarly, no pay would be delivered for performance that failed to meet the objectives established by the Compensation Committee. The Compensation Committee believes that employees in higher level positions should have a higher proportion of their total compensation delivered through pay-for-performance incentives in order for their total annual compensation to be highly correlated, both upward and downward, to the Company’s performance. The Compensation Committee believes this approach helps to align the compensation and objectives of the executives with the Company and its stockholders.

By providing strong upside leverage for “outperformance” on these three-performance metrics, the 2020 LTIP awards were intended to align executive reward with shareholder return and the overall health of DraftKings’ business. For the 2020 LTIP awards to vest in full, DraftKings was required to achieve substantial growth in stock price, revenue, or EBITDA within 10 years following the grant date, as shown in the table below:

Vesting Percentage	Stock Price Target	Revenue Target	EBITDA Target
10.70%	$17.07	$600.0m	$50.0m
11.30%	$22.38	$800.0m	$75.0m
11.90%	$28.68	$1,000.0m	$100.0m
32.50%	$35.81	$1,200.0m	$125.0m
33.60%	$45.00	$1,400.0m	$150.0m

A vesting tranche is earned upon achievement of any of the stock price (staying above that target price for 30 consecutive calendar days), revenue or EBITDA targets. For LTIP awards granted prior to the Business Combination, the targets above reflect equitable adjustments made by the Compensation Committee in connection with the Business Combination to reflect the combined company.

The Compensation Committee believes that these 2020 LTIP awards were instrumental in driving DraftKings’ performance in 2020, which delivered a significant increase in the share price by the end of the year, and whereby, the maximum performance levels were achieved on October 20, 2020. As a result of the substantial value delivered by the executive team to both DraftKings and its shareholders and achievement of the stock price targets set forth above, the Compensation Committee certified the full payout of all five tranches of the 2020 LTIP award.

We view this achievement as strong evidence that the LTIP demonstrates pay for performance in action and is working to support our comprehensive approach to growing our top line through expanding our product portfolio while also launching in new U.S. jurisdictions, while also delivering value to our shareholders. We continue to believe that the LTIP program is an integral part of ensuring that our leadership team is focused on our key objectives and operating principles of our long-term strategy and that they are rewarded for its achievement.

2021 LTIP Awards

In December 2020, the Compensation Committee approved and granted new LTIP awards to executives in the form of performance-vesting RSUs (the “2021 LTIP RSUs”). The awards will vest based on performance against our top-line oriented financial objectives within a 7-year period.

In addition, the executive team agreed not to sell any shares through April 28, 2021.

2021 LTIP: Executive Equity Sales Restriction

To further align executives’ interests with shareholders, the Compensation Committee determined that the NEOs should be subject to an executive sales restriction. The Compensation Committee determined that it was appropriate to align shareholder interests with long-term equity incentive awards by generally restricting NEOs’ sales to no more than 50% of all shares underlying equity awards, including grants awarded prior to the 2021 LTIP awards, the 2021 LTIP awards, and all future grants. These restrictions lapse on the earliest of (1) the date when 100% of the 2021 LTIP awards vest, (2) 75 days after the participant’s final day of employment (or 50 days for shares underlying options with an exercise period of 60 days after termination), or (3) the expiration of the 2021 LTIP awards.

In addition, the executive team have extended their lock up period through April 28, 2021.

Indirect Compensation Elements: 401(k) Plan; Health and Welfare Benefits

In addition to the primary elements of compensation described above, our NEOs also participate in employee benefits programs available to our employees generally, including the DraftKings 401(k) Plan, a tax-qualified 401(k) plan. Under this plan, DraftKings matches 50% of each dollar contributed by a participant, up to the first 6% of eligible compensation, subject to tax limits.

In addition, we provide other benefits to our NEOs on the same basis as all of our domestic employees generally. These benefits include group health (medical, dental, and vision) insurance, group short- and long-term disability insurances, and group life insurance.

Other Compensation Practices, Policies and Guidelines

Insider Trading Policy

The Company’s insider trading policy prohibits directors, officers, employees, and consultants (including each of our NEOs), as well as certain family members, others living in the covered person’s household, and entities whose transactions in Company securities are subject to his or her influence or control, from trading in securities of the Company (or securities of any other company with which the Company does business) while in possession of material nonpublic information, other than in connection with a Rule 10b5-1 plan adopted in compliance with the policy. Such individuals are also restricted from engaging in hedging transactions on the Company’s common stock, pledging Company common stock as collateral for a margin loan, or from engaging in short sale transactions, credit default swaps, and transactions in options (other than the exercise of stock options granted under the Company’s equity incentive plans), puts, calls, or other derivative securities tied to Company securities without prior approval from the CLO.

In addition, before any of our directors or executive officers engages in certain transactions involving Company securities, such director or executive officer must obtain pre-clearance and approval of the transaction from the Company’s CLO or Associate General Counsel.

Employment Agreements

DraftKings entered into executive employment agreements with Jason Robins, Matthew Kalish and Paul Liberman in connection with the Business Combination. The employment agreement with Mr. Robins provides for a base salary of $650,000, subject to annual review and increase from time to time, and an annual target bonus of 150% of his annual base salary. The employment agreement with Mr. Kalish provides for a base salary of $425,000, subject to annual review and increase from time to time, and an annual target bonus of 125% of his annual base salary. The employment agreement with Mr. Liberman provides for a base salary of $425,000, subject to annual review and increase from time to time, and an annual target bonus of 125% of his annual base salary. The executives will be eligible to participate in benefits programs offered to employees and executives generally subject to satisfying eligibility requirements.

Each of Messrs. Robins, Kalish and Liberman is entitled to an annual equity incentive award, which will be granted within the first three months of each fiscal year (or the first seven months for fiscal year 2020), with a minimum annual target value of $6,500,000 for Mr. Robins and $3,500,000 for each of Messrs. Kalish and Liberman. Half of the equity incentive award granted each year will consist of time-based restricted stock units, with vesting not less favorable than quarterly vesting over four years, and half will consist of performance-based restricted stock units, with a minimum vesting period of two years and a maximum opportunity equal to at least 300% of target. Upon a termination of employment without “cause” or for “good reason” (as those terms are defined in the employment agreements) within 18 months after, or three months before, a “change in control” (as defined in the employment agreements), Messrs. Robins, Kalish and Liberman will receive cash severance equal to two times the sum of his salary and target bonus, payable 60 days after termination, and continued benefits for 24 months. Additionally, equity awards will vest, with performance-based awards vesting at the target level.

Upon a termination of employment without cause or for good reason that is not within 18 months after, and not three months before, a change in control, Messrs. Robins, Kalish and Liberman will receive cash severance equal to two times his salary, payable 60 days after termination, a pro rata bonus for the year of termination based on actual performance and continued benefits for 24 months. Additionally, equity awards will vest pro rata, based on actual performance for performance-based awards. Upon termination due to death or disability, equity awards will vest, based on actual performance for performance-based awards, and options will be exercisable for 12 months. Severance and termination benefits payable pursuant to the employment agreements generally are subject to the executive’s execution of a release of claims and compliance with post-closing covenants including non-competition and non-solicitation covenants that continue for 12 months following a termination of employment other than, in the case of the noncompetition covenant, a termination without cause or layoff as set forth in the Massachusetts Noncompetition Agreement Act.

Mr. Dodge entered into an employment agreement with DraftKings in connection with his appointment as CLO. The employment agreement with Mr. Dodge provides a base salary of $1,000,000, subject to annual review and increase from time to time (which, as described above in “Compensation of Executive Officers—Determination of Executive Compensation—Cash Compensation—2020 Base Salary”, Mr. Dodge agreed to reduce upon the consummation of the Business Combination to align his pay mix with the other executives) and an annual target bonus opportunity of up to $300,000. The employment agreement provides that 50% of Mr. Dodge’s unvested stock options will vest in connection with a change in control, with the remaining unvested balance continuing to vest in accordance with their then-current terms and conditions, subject to the immediately following sentence. The employment agreement also provides that in the event Mr. Dodge’s employment is terminated without cause or for good reason (i) after negotiations commence but prior to closing of the corresponding change in control, (ii) within six months prior to a change in control, or (iii) within twelve months after any change in control, all his remaining unvested options will immediately vest. In the event of Mr. Dodge’s termination without cause or for good reason more than 12 months after the effective date of the employment agreement and absent a change in control, the employment agreement provides that 33.33% of his unvested options will vest. Mr. Dodge is entitled to participate in any executive benefit plan adopted by DraftKings from time to time. In the event of Mr. Dodge’s termination without cause or for good reason, Mr. Dodge is entitled to a pro rata bonus for the year of termination at the target level of performance and, subject to Mr. Dodge’s execution of a release of claims, 12 months’ base salary and continued benefits for 12 months. Mr. Dodge is subject to a non-competition covenant that continues for 12 months after termination of employment for any reason and a covenant to refrain from soliciting customers and employees that continues for 12 months after termination of employment for any reason.

Mr. Park entered into an employment agreement with DraftKings in connection with his appointment as Chief Financial Officer. The employment agreement with Mr. Park provides for an annual base salary of $350,000, subject to increase from time to time as determined by the Board, and an annual target bonus opportunity of $350,000 (prorated for 2019). Mr. Park was also entitled to a sign-on bonus of $250,000, which was subject to repayment if Mr. Park’s employment was terminated for cause or without good reason before June 24, 2020, and option awards under our 2017 Equity Incentive Plan. The employment agreement provides that Mr. Park’s time-vested options will vest in connection with a change in control in which those awards are not assumed or substituted for similar awards, or, if the Time-vested options granted to Mr. Park are assumed or substituted, upon the termination of Mr. Park’s employment without cause or for good reason within three months prior to, or 12 months following, the change in control. Mr. Park is entitled to participate in any executive benefit plan adopted by DraftKings from time to time. In the event of Mr. Park’s termination without cause or for good reason, and subject to Mr. Park’s execution of a release of claims, Mr. Park is entitled to 12 months’ base salary and continued benefits for 12 months. Mr. Park is subject to a non-competition covenant that continues for 12 months after termination of employment for any reason, other than a termination “without cause,” and a covenant to refrain from soliciting customers, clients, vendors, employees and contractors that continues for 12 months after termination of employment for any reason.

Severance and Change-in-Control Benefits

The severance and change-in-control benefits for our NEOs are provided under individual employment agreements and, in certain cases, equity award agreements. We have determined that any change-in-control benefits in future arrangements will be “double trigger,” meaning that they provide payments only upon a qualifying termination of employment in connection with a change-in-control, and no NEO will receive payments under any future arrangement due to a change-in-control alone. See “Executive Compensation and Other Information—Potential Payments Upon Termination or Change in Control” below for a description of the severance and change-in-control benefits each NEO would have been eligible to receive if a termination had occurred upon December 31, 2020.

One-Time Action In Connection with Business Combination

In connection with the Business Combination, DraftKings awarded transaction bonus opportunities to each of our NEOs, which were paid shortly following the completion of the Business Combination subject to continued employment. The amount of each transaction bonus earned was determined based on the level of redemptions by DEAC shareholders, with maximum bonus opportunities earned if redemptions were no greater than 10%. The maximum bonus opportunity, which was earned in connection with the Business Combination, for Mr. Robins was $2,980,000 for each of Messrs. Kalish and Liberman was $1,500,000, and for each of Messrs. Park and Dodge was $1,000,000.

Additionally, pursuant to the terms of the Business Combination, Mr. Robins was issued Class B shares that carry 10 votes per share and allowed Mr. Robins to have approximately 90% of the voting power of the capital stock of DraftKings on a fully-diluted basis as of the Business Combination.

In connection with the regular annual LTI grants in August 2020 and in recognition of his salary reduction, Mr. Dodge was awarded 22,818 additional RSUs that time-vest in equal monthly installments over the one-year period commencing on April 23, 2020.

In connection with the secondary offering in June, Mr. Park was awarded a grant of $100,000 of RSUs with his annual refresh.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Fiscal 2020 Summary Compensation Table

						Non-Equity	All Other
Name and				Stock	Option	Incentive Plan	Compen-
Principal	Fiscal	Salary	Bonus(1)	Awards(2)(3)	Awards(2)	Compensation	sation(4)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)
Jason D. Robins	2020	$650,000	$2,980,000	$231,178,101	$-	$1,950,000	$75,274	$236,833,375
Chief Executive Officer	2019	400,000	-	-	3,239,689	800,000	-	4,439,689
	2018	400,000	-	-	12,847,259	500,000	9,250	13,756,509
Mathew Kalish	2020	425,000	1,500,000	194,210,935	-	1,062,500	36,898	197,235,333
President, DraftKings North America	2019	300,000	-	-	1,326,348	480,000	8,400	2,114,748
	2018	300,000	-	-	3,015,662	300,000	9,250	3,624,912
Paul Liberman	2020	425,000	1,500,000	194,210,935	-	1,062,500	22,044	197,220,479
President, Global Technology & Product	2019	300,000	-	-	1,350,348	480,000	9,600	2,139,948
	2018	300,000	-	-	2,817,791	300,000	10,588	3,428,379
R. Stanton Dodge	2020	670,000	1,000,000	53,459,796	-	800,000	8,550	55,938,346
Chief Legal Officer	2019	1,000,000	-	-	511,528	480,000	8,400	1,999,928
	2018	1,000,000	-	-	424,093	300,000	13,518	1,737,611
Jason K. Park	2020	425,000	1,000,000	53,825,309	-	850,000	8,550	56,108,859
Chief Financial Officer	2019	201,923	250,000	-	2,326,845	325,260	14,279	3,118,307
	2018	-	-	-	-	-	-	-

(1)	The amounts disclosed in this column reflect the transaction bonus opportunities paid to the NEOs in connection with the closing of the Business Combination and Mr. Park’s sign-on bonus in 2019.

(2)

The amounts disclosed in this column are computed in accordance with FASB ASC Topic 718 using the valuation methodology for equity awards set forth in Note 10- Stock-Based Compensation to the consolidated financial statements included elsewhere in this prospectus.

(3)	The amounts disclosed in this column for 2020 comprise the RSUs, PSUs and LTIP awards granted in 2020 and, for Mr. Robins, the Class B Shares issued to Mr. Robins in connection with the Business Combination as shown in the table below.

Name	RSUs	PSUs	LTIPs	Class B Shares
Jason D. Robins	$5,940,088	$5,940,088	$219,297,925	393,014
Matthew Kalish	3,198,489	3,198,489	187,813,957	-
Paul Liberman	3,198,489	3,198,489	187,813,957	-
R. Stanton Dodge	2,558,811	1,827,722	49,073,264	-
Jason K. Park	2,376,022	2,376,022	49,073,264	-

For 2020, the grant date fair values of stock awards subject to performance conditions were: $5,940,008 for Mr. Robins, $3,198,489 for Mr. Kalish, $3,198,489 for Mr. Liberman, $1,827,722 for Mr. Dodge, and $2,376,022 for Mr. Park. At the maximum levels of performance, the values would be: $11,880,016 for Mr. Robins, $9,595,467 for Mr. Kalish, $9,595,467 for Mr. Liberman, $5,483,166 for Mr. Dodge, and $7,128,066 for Mr. Park. As discussed in more detail under “Compensation Discussion and Analysis—Determination of Executive Compensation—Equity Compensation”, the price used to determine the number of RSUs and PSUs awarded as part of the annual equity program was the stock price upon the close of the Business Combination rather than the stock price based on the date on which the awards were granted. As a result, the value of the grant as disclosed in the Summary Compensation Table above, which was computed in accordance with FASB ASC Topic 718, is higher than the value contemplated when the program was approved in February 2020.

(4)	The following chart describes the benefits and perquisites for 2020 contained in the “All Other Compensation” column above for each of the NEOs.

Name	401(k) Match	Super Bowl Expenses*
Jason D. Robins	$8,550	$66,724
Matthew Kalish	$8,550	$28,348
Paul Liberman	$8,550	$13,494
R. Stanton Dodge	$8,550	$-
Jason K. Park	$8,550	$-

* Represents the purchase of game day tickets, special events, travel and accommodations during the week’s activities.

Fiscal 2020 Grants of Plan-Based Awards

			Estimated Future Payouts Under			Estimated Future Payouts Under			All Other Stock Awards: Number	Grant Date
			Non-Equity Incentive Plans(1)			Equity Incentive Plans(2)			of Shares of	Fair Value of
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Stock
Name	Award	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)(3)	Awards ($)(4)
Jason D. Robins
	LTIP	2/13/2020				558,671	5,221,221	5,221,221		$62,967,925
	RSUs	8/11/2020							185,396	5,940,088
	PSUs	8/11/2020				92,698	185,396	556,188		5,940,088
	LTIP	12/27/2020				1,000,000	3,000,000	3,000,000		156,330,000
	Annual Incentive	1/1/2020	$487,500	$975,000	$1,950,000
Mathew Kalish
	LTIP	2/13/2020				279,335	2,610,610	2,610,610		$31,483,957
	RSUs	8/11/2020							99,828	3,198,489
	PSUs	8/11/2020				49,914	99,828	299,484		3,198,489
	LTIP	12/27/2020				1,000,000	3,000,000	3,000,000		156,330,000
	Annual Incentive	1/1/2020	$265,625	$531,250	$1,062,500
Paul Liberman
	LTIP	2/13/2020				279,335	2,610,610	2,610,610		$31,483,957
	RSUs	8/11/2020							99,828	3,198,489
	PSUs	8/11/2020				49,914	99,828	299,484		3,198,489
	LTIP	12/27/2020				1,000,000	3,000,000	3,000,000		156,330,000
	Annual Incentive	1/1/2020	$265,625	$531,250	$1,062,500
R. Stanton Dodge
	LTIP	2/13/2020				42,408	396,332	396,332		$4,779,764
	RSUs	8/11/2020							79,863	2,558,811
	PSUs	8/11/2020				28,523	57,045	171,135		1,827,722
	LTIP	12/27/2020				283,333	850,000	850,000		44,293,500
	Annual Incentive	1/1/2020	$200,000	$400,000	$800,000
Jason K. Park
	LTIP	2/13/2020				42,408	396,332	396,332		$4,779,764
	RSUs	8/11/2020							74,158	2,376,022
	PSUs	8/11/2020				37,079	74,158	222,474		2,376,022
	LTIP	12/27/2020				283,333	850,000	850,000		44,293,500
	Annual Incentive	1/1/2020	$212,500	$425,000	$850,000

(1)	Represents the annual cash incentive opportunity granted for performance during 2020 under DraftKings’ annual performance-based cash bonus plan.
(2)	Represents the equity awards granted to each NEO in the form of PSUs and performance-vesting LTIP RSUs. PSUs will vest to the extent that 2021 compound annual growth revenue targets are achieved. Performance-vesting LTIP RSUs granted on February 13, 2020 will vest in five tranches if stock price, EBITDA or revenue targets are achieved within 10 years following the grant of the award. Performance-vesting LTIP RSUs granted on December 27, 2020 will vest in three tranches if revenue targets are achieved within seven years following the grant of the award. In connection with the grant of the December LTIP awards, each of the NEOs agreed to a sales restriction as described above in “Compensation Discussion and Analysis—Compensation of Executive Officers—Determination of Executive Compensation—Equity Compensation—2021 LTIP: Executive Equity Sales Restriction”.
(3)	Represents the equity awards granted in the form of time-vesting RSUs, which, except for 22,818 RSUs granted to Mr. Dodge, vest quarterly over a four-year period following April 23, 2020; provided that any RSUs that would have vested before September 12, 2020 vested on that date. The 22,818 RSUs granted to Mr. Dodge vest in equal monthly installments over the one year commencing on April 23, 2020.
(4)	The aggregate grant date fair value of awards presented in this column is calculated in accordance with FASB ASC 718.

Fiscal 2020 Outstanding Equity Awards at Fiscal Year-End

The market value of unvested or unearned awards is calculated using a $46.56 per share of Class A Common Stock, which was the closing price per share of our common stock on the NASDAQ on December 31, 2020 (the last trading day of the year).

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested		Market Value of Shares or Units of Stock That Have Not Yet Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Yet Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units, or Other Rights That Have Not Yet Vested
Name	(#)		(#)		Option (#)	($)		(#)		(#)	($)		($)
Jason D. Robins	56,802		340,794	(1)	-	$3.28	4/18/2028	-		$-	-		$-
	-		26,194	(1)	-	3.82	5/3/2027	-		-	-		-
	111,524		29,568	(1)	-	3.82	5/3/2027	-		-	-		-
	139,978		699,889	(1)	-	4.70	6/4/2029	-		-	-		-
	-		-		-	-	-	-		-	185,396	(3)	8,632,038
	-		-		-	-	-	162,221	(2)	7,553,010	-		-
	327,461	(5)	-		-	0.63	2/18/2025	-		-	-		-
	1,286,924	(5)	-		-	0.63	3/24/2026	-		-	-		-
	136,195	(5)	-		-	3.28	4/18/2028	-		-	-		-
	7,559,215	(5)	-		-	3.28	5/3/2028	-		-	-		-
	629,359	(5)	-		-	3.82	5/3/2027	-		-	-		-
	279,958	(5)	-		-	4.70	6/4/2029	-		-	-		-
	559,913	(5)	-		-	4.70	6/4/2029	-		-	-		-
	-		-		-	-	-	-		-	3,000,000	(4)	139,680,000
Matthew Kalish	61,130		-		-	$0.63	7/22/2024	-		$-	-		$-
	229,240		-		-	0.63	2/18/2025	-		-	-		-
	187,787		-		-	0.63	8/27/2025	-		-	-		-
	444,275		-		-	0.63	3/24/2026	-		-	-		-
	138,728		83,234	(1)	-	3.28	4/18/2028	-		-	-		-
	362,537		-		-	3.28	4/18/2028	-		-	-		-
	1,511,843		-		-	3.28	5/3/2028	-		-	-		-
	330,863		23,234	(1)	-	3.82	5/3/2027	-		-	-		-
	112,723		187,862	(1)	-	4.70	6/4/2029	-		-	-		-
	406,671		-		-	4.70	6/4/2029	-		-	-		-
	-		-		-	-	-	-		-	99,828	(3)	4,647,992
	-		-		-	-	-	87,349	(2)	4,066,969	-		-
	-		-		-	-	-	-		-	3,000,000	(4)	139,680,000
Paul Liberman	53,990		-		-	$0.63	2/18/2025	-		$-	-		$-
	13,197		-		-	0.63	8/27/2025	-		-	-		-
	354,239		-		-	0.63	3/24/2026	-		-	-		-
	-		33,929	(1)	-	3.28	4/18/2028	-		-	-		-
	136,877		104,796	(1)	-	3.28	4/18/2028	-		-	-		-
	1,511,843		-		-	3.28	5/3/2028	-		-	-		-
	17,653		23,234	(1)	-	3.82	5/3/2027	-		-	-		-
	-		21,302	(1)	-	4.70	6/4/2029	-		-	-		-
	406,671		-		-	4.70	6/4/2029	-		-	-		-
	-		-		-	-	-	-		-	99,828	(3)	4,647,992
	-		-		-	-	-	87,349	(2)	4,066,969	-		-
	60,104	(6)	-		-	0.63	7/22/2024	-		-	-		-
	220,218	(6)	-		-	0.63	2/18/2025	-		-	-		-
	191,226	(6)	-		-	0.63	8/27/2025	-		-	-		-
	484,416	(6)	-		-	0.63	3/24/2026	-		-	-		-
	184,968	(6)	-		-	3.28	4/18/2028	-		-	-		-
	330,862	(6)	-		-	3.82	5/3/2027	-		-	-		-
	112,723	(6)	166,560	(1)(6)	-	4.70	6/4/2029	-		-	-		-
	-		-		-	-	-	-		-	3,000,000	(4)	139,680,000
R. Stanton Dodge	1,360,801		453,600	(1)	-	$2.95	11/2/2027	-		$-	-		$-
	1,454,014		-		-	2.95	11/2/2027	-		-	-		-
	90,634		-		-	3.28	4/18/2028	-		-	-		-
	201,578		-		-	3.28	5/3/2028	-		-	-		-
	66,307		110,507	(6)	-	4.70	6/4/2029	-		-	-		-
	88,407		-		-	4.70	6/4/2029	-		-	-		-
	-		-		-	-	-	7,606	(2)	354,135	-		-
	-		-		-	-	-	-		-	57,045	(3)	2,656,015
	-		-		-	-	-	49,913	(2)	2,323,949	-		-
	-		-		-	-	-	-		-	850,000	(4)	39,576,000
Jason K. Park	433,038		-		-	$4.70	6/4/2029	-		$-	-		$-
	198,917		267,619	(1)	-	4.70	6/4/2029	-		-	-		-
	-		63,906	(1)	-	4.70	6/4/2029	-		-	-		-
	48,856		-		-	4.70	6/4/2029	-		-	-		-
	18,321		30,535	(1)	-	4.72	8/15/2029	-		-	-		-
	-		-		-	-	-	-		-	74,158	(3)	3,452,796
	-		-		-	-	-	64,888	(2)	3,021,185	-		-
	-		-		-	-	-	-		-	850,000	(4)	39,576,000

(1)	Represents time-based stock option awards. While the options expire 10 years from the date of the grant, generally, these time-based stock options vest in approximately equal quarterly installments over a four-year period from the date of grant.
(2)	Represents time-based RSU awards, which were granted in August 2020, and generally vest in equal quarterly installments over a four-year period from the date of grant.
(3)	Represents performance-based RSU awards, which were granted in August 2020, and provide an opportunity for recipients to receive RSUs based on the achievement of net revenue targets by the Company 2021. If the minimum performance measure is not met, no award is earned. If at least the minimum performance measure is attained, awards can range from 50% of the target number of shares to 300% of the target number of shares underlying the performance-based RSUs.
(4)	Represents performance-vesting LTIP RSU awards, which were granted in August 2020, and provide an opportunity for recipients to receive RSUs based on the achievement of net revenue targets by the Company between 2021 and 2027. If the minimum performance measure is not met, no award is earned. If at least the minimum performance measure is attained, awards can range from 33% of the target number of shares to 100% of the target number of shares underlying the performance-based RSUs.
(5)	Indicates stock option is held by the Robins Grantor Retained Annuity Trust of 2020, for which Mr. Robins has sole investment and voting power.
(6)	Indicates stock option is held by the Paul Liberman 2020 Trust and/or Liberman Grantor Retained Annuity Trust of 2020, for which Mr. Liberman has sole investment and voting power.

Fiscal 2020 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Jason D. Robins	2,554,118	$94,872,371	5,244,396	$223,034,197
Mathew Kalish	481,325	17,745,707	2,623,089	111,554,610
Paul Liberman	913,525	36,599,392	2,623,089	111,554,610
R. Stanton Dodge	360,387	13,813,634	418,675	17,841,934
Jason K. Park	97,404	3,400,594	405,602	17,246,267

Potential Payments Upon Termination or Change in Control

The severance benefits for our NEOs are provided under individual employment agreements and, in certain cases, equity award agreements. Upon any termination of employment, each NEO will be entitled to receive, within thirty days following termination, any accrued and vested payments and benefits that have not yet been paid, including unpaid base salary earned, accrued but unused vacation, and reimbursement for any unreimbursed business expenses (collectively, the “Accrued Benefits”). Additionally, depending on the type of termination, each NEO may be entitled to receive severance payments in addition to the Accrued Benefits.

The narrative disclosure below describes the severance or change in control benefits that each NEO would be entitled to receive in addition to the Accrued Benefits (in the case of a termination of employment), and these severance benefits are quantified in the Potential Payments Upon Termination or Change in Control table below. Unless otherwise indicated, the narrative disclosure and the amounts estimated in the table assume that the relevant triggering event (a termination of employment or change in control, as applicable) occurred on December 31, 2020 and are based on the terms of the applicable employment agreements and equity award agreements that were in effect on that date. The terms “cause,” “good reason,” “disability,” and “change in control” in this section have the meanings provided in the applicable employment agreement or equity award agreement.

Termination for Death or Disability

Upon a termination due to death or disability, the outstanding equity awards held by each of Messrs. Robins, Kalish, and Liberman will vest as follows, subject to the NEO’s compliance with certain restrictive covenants, including non-solicitation and non-competition covenants that extend for 12 months following termination of employment (we refer to these covenants as the “Restrictive Covenant Conditions”), and to the NEO’s execution of a release of claims within 60 days following termination (we refer to this condition as the “Release Condition”):

•	equity awards solely subject to time-based vesting will vest in full;
•	equity awards, other than the LTIP awards, that are solely subject to performance-based vesting will vest based on actual performance against the applicable performance goals; and
•	the LTIP equity awards will remain eligible to vest based on actual performance through the earlier of (i) two years following termination and (ii) the original expiration date of the award (which we refer to as the “Performance Vesting End Date”). If the Performance Vesting End Date for an award falls in the middle of a vesting period, then the award will vest pro-rata based on the number of days between the first day of the vesting period and the Performance Vesting End Date.

Upon a termination due to death or disability, Mr. Dodge will be entitled to receive the following:

•	A pro-rata annual bonus, at the target level of performance, payable in a lump sum within 30 days after termination.
•	Subject to the Release Condition, an amount equal to his then monthly salary, payable monthly for a period of 12 months. These monthly payments begin on or before the tenth day of the month following the effective date of the release, with the remaining installments occurring on or before the tenth day of each month. In lieu of these monthly payments, the Company may also purchase a life insurance policy (in the case of death) or disability insurance policy (in the case of disability) for Mr. Dodge, with these monthly payments occurring to the extent such life insurance policy does not satisfy all of the Company’s obligations under the monthly payments.

•	Pursuant to the terms of the 2021 LTIP RSUs, the 2021 LTIP RSUs will remain eligible to vest based on actual performance through the Performance Vesting End Date. If the Performance Vesting End Date for an award falls in the middle of a vesting period, then the award will vest pro-rata based on the number of days between the first day of the vesting period and the Performance Vesting End Date.

Upon a termination due to death or disability, the 2021 LTIP RSUs granted in 2020 to Mr. Park will remain eligible to vest based on actual performance through the Performance Vesting End Date. If the Performance Vesting End Date for an award falls in the middle of a vesting period, then the award will vest pro-rata based on the number of days between the first day of the vesting period and the Performance Vesting End Date.

Termination for Cause or Without Good Reason

Upon a termination by the Company for cause or a resignation by the NEO without good reason, the NEOs will not be entitled to receive severance benefits.

Termination Without Cause or for Good Reason Absent a Change in Control

Upon a termination by the Company without cause or a resignation by the NEO for good reason, in each case that is not within 18 months after, or three months before, a change in control, Messrs. Robins, Kalish, and Liberman will receive, subject to the Restrictive Covenant Conditions and to the Release Condition:

•	an amount equal to two times base salary, payable in a lump sum on the first regular payroll date that is 60 days after termination;
•	a pro-rata annual bonus to the extent earned based on actual performance, payable in a lump sum at the same time bonuses are paid to active employees;
•	continued benefits for a period of 24 months or until the NEO obtains employment that offers health benefits;
•	pro-rata vesting of equity awards solely subject to time-based vesting based on the number of days the NEO was employed during the vesting period; and
•	pro-rata vesting of equity-based awards subject to performance-based vesting based on actual performance and pro-rated based on the number of days the NEO was employed during the vesting period.

Upon a termination by the Company without cause or a resignation by the NEO for good reason, Mr. Dodge will be entitled to receive:

•	A pro-rata annual bonus, at the target level of performance, payable in a lump sum within 30 days after termination.
•	Subject to the Release Condition, an amount equal to his then monthly salary, payable monthly for a period of 12 months. These monthly payments begin on or before the tenth day of the month following the effective date of the release, with the remaining installments occurring on or before the tenth day of each month.
•	Subject to the Release Condition, COBRA coverage for a period of 12 months or until Mr. Dodge obtains employment that offers substantially equivalent benefits.
•	The immediate vesting of 33.33% of his unvested stock options granted in connection with the commencement of his employment.

Upon a termination by the Company without cause or a resignation by the NEO for good reason, Mr. Park will be entitled to receive, subject to the Release Condition:

•	an amount equal to his then monthly base salary, payable monthly for a period of 12 months, beginning on or before the first regular payroll date that is 60 days after termination; and
•	continued COBRA coverage for a period of 12 months or until Mr. Park obtains employment that offers substantially equivalent health benefits.

Additionally, upon a termination by the Company without cause or a resignation by the NEO for good reason, in each case that is not within 18 months after, or three months before, a change in control, pursuant to the terms of the 2021 LTIP RSUs granted in 2020, Messrs. Dodge and Park will be entitled to pro-rata vesting of the 2021 LTIP RSUs based on actual performance and pro-rated based on the number of days the NEO was employed during the vesting period.

Termination Without Cause or for Good Reason in Connection with a Change in Control

Upon a termination by the Company without cause or a resignation by the NEO for good reason within 18 months after, or three months before, a change in control, Messrs. Robins, Kalish, and Liberman will receive, subject to the Restrictive Covenant Conditions and to the Release Condition:

•	an amount equal to two times the sum of base salary and target Annual Cash Incentive, payable in a lump sum on the first regular payroll date that is 60 days after termination;
•	continued benefits for a period of 24 months or until the NEO obtains employment that offers health benefits; and
•	vesting of equity awards on the later of (i) such termination or (ii) the change in control, with performance-based vesting conditions for performance periods that are not completed as of the date of termination deemed satisfied at target.

Upon a termination by the Company without cause or a resignation by the NEO for good reason that occurs (i) after negotiations commence but prior to closing of the corresponding change in control, (ii) within six months prior to a change in control, or (iii) within 12 months after any change in control, Mr. Dodge will be entitled to receive the same benefits he would receive upon such termination absent a change in control, except that 100% of his unvested stock options granted in connection with the commencement of his employment will immediately vest.

Upon a termination by the Company without cause or a resignation by the NEO for good reason that occurs within three months prior to, or within 12 months following, a change in control, Mr. Park will be entitled to receive the same benefits he would receive upon such termination absent a change in control, and 100% of his unvested stock options subject solely to time vesting that were granted in connection with the commencement of his employment will immediately vest on the later of (i) such termination or (ii) the change in control.

Additionally, upon a termination by the Company without cause or a resignation by the NEO for good reason that occurs within three months prior to, or within 18 months following, a change in control, the 2021 LTIP RSUs granted in 2020 provide that Messrs. Dodge and Park will be entitled to vesting of the 2021 LTIP RSUs on the later of (i) such termination or (ii) the change in control, with performance-based vesting conditions deemed satisfied at target.

Change in Control

Upon a change in control without a qualifying termination of employment as discussed above, Messrs. Robins, Kalish, and Liberman will not be entitled to receive any payments or equity vesting.

If a change in control occurred, then 50% of Mr. Dodge’s unvested stock options granted in connection with the commencement of his employment would have vested immediately, and the remaining unvested balance would continue vesting in accordance with their then-current terms and conditions.

If a change in control occurred, then 100% of Mr. Park’s unvested stock options subject solely to time vesting that were granted in connection with the commencement of his employment would have vested immediately if those options were not assumed or substituted for a similar award in connection with the change in control.

Estimate of Potential Payments Upon Termination or Change in Control

The amounts estimated in the table below assume that the relevant triggering event (a termination of employment or change in control, as applicable) occurred on December 31, 2020 and are based on the terms of the applicable employment agreements and equity award agreements that were in effect on that date. The table assumes that any equity awards that vest in connection with the applicable triggering event that are subject to performance conditions are earned at the target level of performance within the applicable period except as may be noted otherwise, and values equity awards based on the closing price of a share of our Class A Common Stock on December 31, 2020 of $46.56.

Name	Type of Payment (1)	Termination for Death or Disability ($)		Termination for Cause or Without Good Reason ($)	Termination Without Cause or for Good Reason Absent a Change in Control ($)(2)	Termination Without Cause or for Good Reason in Connection with a Change in Control ($)	Change in Control ($)
Jason D. Robins	Cash Severance	-		-	3,250,000	3,250,000	-
	Stock Incentives	193,663,196		-	5,195,635	202,295,233	-
	Other Benefits	-		-	42,000	42,000	-
	Total	193,663,196		-	8,487,635	205,587,233	-
Matthew Kalish	Cash Severance	-		-	1,912,500	1,381,250	-
	Stock Incentives	156,206,261		-	1,756,050	160,854,253	-
	Other Benefits	-		-	42,000	42,000	-
	Total	156,206,261		-	3,710,550	162,277,503	-
Paul Liberman	Cash Severance	-		-	1,912,500	1,381,250	-
	Stock Incentives	158,607,912		-	2,601,287	163,255,904	-
	Other Benefits	-		-	42,000	42,000	-
	Total	158,607,912		-	4,555,787	164,679,154	-
R. Stanton Dodge	Cash Severance	900,000	(3)	-	900,000	900,000	-
	Stock Incentives	39,576,000		-	6,593,832	59,357,496	19,781,496
	Other Benefits	-		-	21,000	21,000	-
	Total	40,476,000		-	7,514,832	60,278,496	19,781,496
Jason K. Park	Cash Severance	-		-	425,000	425,000	-
	Stock Incentives	39,576,000		-	-	53,453,637	13,877,637	(4)
	Other Benefits	-		-	21,000	21,000	-
	Total	39,576,000		-	446,000	53,899,637	13,877,637
(1)	The “Other Benefits” rows reflect the cost of COBRA coverage.
(2)	For each NEO, in this scenario the 2021 LTIP RSUs would be prorated based on the number of days the NEO was employed during the vesting period. Because the vesting period for the 2021 LTIP RSUs began on January 1, 2021, an assumed termination date of December 31, 2020 would occur before the vesting period began. Accordingly, the value of the 2021 LTIP RSUs in this scenario is $0 for each NEO.
(3)	For the 12 monthly payments portion of Mr. Dodge’s cash severance upon termination for death or disability, the Company has the option to instead purchase a life insurance policy (in the case of death) or disability insurance policy (in the case of disability). We have included the amount as “Cash Severance” in the table and, thus, not included it as an insurance policy under “Other Benefits.”
(4)	Assumes that Mr. Park’s options are not assumed or substituted for a similar award in connection with the change in control. If Mr. Park’s options are assumed or substituted in connection with the change in control, then Mr. Park is not entitled to the vesting of the options.

Former Director Compensation Program

The board of directors of Old DK set non-employee director compensation which were designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of DraftKings stock to further align their interests with those of our stockholders. Each non-employee director of Old DK was eligible to receive the following compensation:

•	A stock option award with a value of $400,000 (based on Old DK fair-market value on the date of grant), upon such director’s election to office, subject to vesting as to 25% of the award on the 6-month anniversary of grant and the remaining 75% in equal monthly installments over the following 18 months;

•	An annual stock option award with a value of $200,000 (based on Old DK fair-market value on the date of grant), for service on the board of directors subject to vesting as to 25% of the award on the 6-month anniversary of grant and the remaining 75% in equal monthly installments over the following 18 months; and

•	An annual stock option award with a value of $5,000 (based on Old DK fair-market value on the date of grant), for service on any committee of the board of directors subject to vesting as to 25% of the award on the 6-month anniversary of grant and the remaining 75% in equal monthly installments over the following 18 months.

DraftKings also pays reasonable travel and accommodation expenses of the non-employee directors in connection with their participation in meetings of the board of directors.

Director Compensation Table

The following table provides information concerning the compensation of each non-employee director who served on DraftKings’ board of directors in 2020. DraftKings employees did not receive compensation for serving as directors.

Name	Stock Awards($)(1)		All Other Compensation ($)		Total ($)
Gavin Isaacs	374,516		0		374,516
Woodrow Levin	375,893		0		375,893
Shalom Meckenzie	373,618		0		373,618
Jocelyn Moore	199,979	(4)	0		199,979
Ryan Moore	376,790		0		376,790
Valerie Mosley	199,979	(4)	0		199,979
Steven Murray	378,136		0		378,136
Hany Nada	378,585		16,071	(2)	378,585
Richard Rosenblatt	374,964		0		374,964
John Salter	376,342		13,494	(3)	376,342
Harry Sloan	375,445		0		375,445
Marni Walden	375,445		0		375,445

(1)	The amounts disclosed in this column are computed in accordance with FASB ASC Topic 718 using the valuation methodology for equity awards set forth in Note 10 to the consolidated financial statements included in this prospectus. The aggregate number of options held by each non-employee director as of December 31, 2020 were: Mr. Rosenblatt: 215,520 and Ms. Walden: 154,370. The aggregate number of RSUs held by each non-employee director as of December 31, 2020 were: Mr. Isaacs: 11,689; Mr. Levin: 11,732; Mr. Meckenzie: 11,661; Ms. J. Moore: 3,990; Mr. R. Moore: 11,760; Ms. Mosley 3,990; Mr. Murray 11,802; Mr. Nada: 11,816; Mr. Rosenblatt: 11,703 ; Mr. Salter: 11,746; Mr. Sloan: 11,718; and Ms. Walden: 11,718.
(2)	Represents the purchase of game day tickets, special events, travel and accommodations during the week’s Super Bowl activities for Mr. Nada’s guest.
(3)	Represents the purchase of game day tickets, special events, travel and accommodations during the week’s Super Bowl activities for Mr. Salter’s guest.
(4)	Ms. Moore and Ms. Mosley joined the Board in September 2020. Accordingly, each of them received only a pro-rated portion of the equity grants awarded to the non-employee directors.

Director Compensation Program

In connection with the Business Combination, DraftKings adopted a new board of directors compensation program which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of DraftKings stock to further align their interests with those of our stockholders. The new program provides the following compensation for non-employee directors following the Business Combination:

•	An annual retainer of $45,000;

•	An annual retainer of $20,000 for the chair of the audit committee, $17,500 for the chair of the compensation committee and $10,000 for the chair of each of the nominating and corporate governance committee and the compliance committee;

•	An annual retainer of $10,000 for members of the audit committee, $7,500 for members of the compensation committee, $5,000 for members of the nominating and corporate governance committee and $5,000 for members of the compliance committee;

•	An equity retainer with a value of $200,000 (based on the fair market value of a share of Class A common stock on the grant date or, in some cases, on the closing of the Business Combination) payable in the form of stock options or restricted stock units, granted upon initial election to the Board and then each year at the annual shareholders meeting that vests at the sooner of the following annual shareholders meeting or the one-year anniversary of the grant; and

•	An additional annual cash retainer of $75,000 for serving as our non-executive chair and $20,000 for serving as our lead director, in each case, if applicable.

All retainers will be payable quarterly in arrears; provided that the retainers will be delivered in equity until DraftKings is profitable.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of our Charter and amended and restated bylaws are included as exhibits to the registration statement of which this prospectus is a part. You are encouraged to read the applicable provisions of Nevada law, our Charter and amended and restated bylaws in their entirety for a complete description of the rights and preferences of our securities. See “Where You Can Find More Information.”

Authorized and Outstanding Capital Stock

The Charter authorizes the issuance of 2,100,000,000 shares, of which 900,000,000 shares are shares of Class A common stock, par value $0.0001 per share, 900,000,000 shares are shares of Class B common stock, par value $0.0001 per share, and 300,000,000 shares are shares of preferred stock, par value $0.0001 per share.

As of February 1, 2021, our issued and outstanding share capital consisted of: (i) 396,892,115 shares of Class A common stock, held of record by approximately 860 holders, (ii) 393,013,951 shares of Class B common stock, held of record by one holder, (iii) no shares of preferred stock and (iv) 1,815,065 warrants, held of record by approximately 95 warrant holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Class A Common Stock

Voting Rights

Holders of Class A common stock are entitled to cast one vote per share of Class A common stock. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Class A common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of Class A common stock will share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of DraftKings, each holder of Class A common stock will be entitled, pro rata on a per share basis, to all assets of DraftKings of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of DraftKings then outstanding.

Other Matters

No shares of Class A common stock will be subject to redemption (except as described below under “—Anti-Takeover Effects of Provisions of the Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws and Applicable Law—Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates”) or have preemptive rights to purchase additional shares of Class A common stock. Holders of shares of Class A common stock do not have subscription, redemption or conversion rights. All the outstanding shares of Class A common stock are validly issued, fully paid and non-assessable.

Class B Common Stock

Issuance of Class B common stock with Common Units

Shares of Class B common stock may be issued only to, and registered in the name of, Mr. Robins and any entities wholly owned by Mr. Robins (including all subsequent successors, assigns and permitted transferees) (collectively, “Permitted Class B Owners”).

Voting Rights

Holders of Class B common stock are entitled to cast 10 votes per share of Class B common stock. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Class B common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of Class B common stock will not participate in any dividend declared by the Board.

Liquidation Rights

On the liquidation, dissolution, distribution of assets or winding up of DraftKings, holders of Class B common stock will not be entitled to receive any distribution of DraftKings assets of whatever kind available until distribution has first been made to all holders of Class A common stock. Notwithstanding this, due to the liquidation rights of holders of Class A common stock described above in which all assets of DraftKings of whatever kind available will be distributed to holders of Class A common stock, no assets of DraftKings will be available for liquidating distributions in respect of Class B common stock.

Transfers

Pursuant to the Charter, holders of Class B common stock are generally restricted from transferring such shares, other than to a Permitted Class B Owner or in connection with a divorce or domestic relations order or decree.

Mandatory Cancellation

Each share of Class B common stock will be (1) automatically canceled for no consideration in the event that shares of Class A common stock that are then held by Permitted Class B Owners (including without limitation all shares of Class A common stock that are the subject of unvested stock options or other equity awards held by Mr. Robins) represent less than 33% of Base Class A Shares (as defined in the Charter) and (2) subject to cancelation by DraftKings (without consideration) one year after the date that both of the following conditions apply (the “Founder Termination Anniversary Date”): (a) the earliest to occur of (i) Mr. Robins’ employment as Chief Executive Officer of DraftKings being terminated due to termination of employment for cause or due to death or permanent disability and (ii) Mr. Robins resigns (other than for good reason) as the Chief Executive Officer of DraftKings and (b) either (i) Mr. Robins no longer serves as a member of the board of directors of DraftKings or (ii) Mr. Robins’ service to DraftKings is not his primary business occupation. In the event that Mr. Robins is reinstated as the Chief Executive Officer of DraftKings or is reelected or reappointed to serve as a member of the board of directors of DraftKings prior to the Founder Termination Anniversary Date (each, a “Reset Event”), then the shares of Class B common stock will not be canceled pursuant to clause (2) unless and until the one-year anniversary of the date that both of the foregoing conditions are subsequently met; provided that in the event of a subsequent Reset Event, the next Founder Termination Anniversary Date will extend until the one-year anniversary of the date that both of the foregoing conditions are subsequently met without a Reset Event occurring prior to such anniversary.

Other Matters

No shares of Class B common stock are subject to redemption (except as described below under “—Anti-Takeover Effects of Provisions of the Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws and Applicable Law—Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates”) or have preemptive rights to purchase additional shares of Class B common stock. Holders of shares of Class B common stock do not have subscription, redemption or conversion rights. All outstanding shares of Class B common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our amended and restated articles of incorporation provide that the Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of our assets, which rights may be greater than the rights of the holders of the common stock. There are no shares of preferred stock outstanding.

The purpose of authorizing the Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the dividend or liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A common stock.

Unvested Stock Options and Restricted Stock Units

As of the February 1, 2021, we have 38,510,647 shares of Class A common stock underlying unvested outstanding options and restricted stock units.

Warrants

There are currently 1,815,065 DEAC warrants outstanding, which consist of the private placement warrants. Each DEAC warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment as discussed below. A holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire on April 23, 2025, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Private Placement Warrants

The private placement warrants will not be redeemable by DraftKings for cash so long as they are held by our initial stockholders or their permitted transferees. The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to the previously outstanding public warrants, as described below, including that they may be redeemed for shares of Class A common stock. If the private placement warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the private placement warrants will be redeemable by DraftKings and exercisable by the holders on the same basis as the public warrants.

The private placement warrants will be required to be exercised on a cashless basis in the event of a redemption of such warrants pursuant to the warrant agreement governing the warrants in which our Board has elected to require all holders of the warrants who exercise their warrants to do so on a cashless basis. In such event, such holders of exercised warrants would pay the exercise price by surrendering their warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the shares of our Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of our Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants or the warrant agent, as applicable. The notice of redemption will contain the information necessary to calculate the number of shares of our Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case.

Redemption of Warrants for Cash

We may call the DEAC warrants for redemption for cash:

•	in whole and not in part; at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•	if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by DraftKings for cash, we may exercise our redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The last of the redemption criterion discussed above prevents a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Shares of Class A Common Stock

We may redeem the DEAC warrants for shares of Class A common stock:

•	in whole and not in part (including private placement warrants);
•	at a price equal to a number of shares of the Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A common stock, except as otherwise described below;
•	upon a minimum of 30 days’ prior written notice of redemption;
•	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;
•	if, and only if, all private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of the Class A common stock), as described above; and
•	if, and only if, there is an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day redemption period after written notice of redemption is given.

The numbers in the table below represent the “redemption prices,” or the number of shares of the Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of the Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of Class A common stock means the average last reported sale price of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at that time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 shares of Class A common stock for each whole warrant. Finally, as reflected in the table above, we can redeem the warrants for no consideration in the event that the warrants are “out of the money” (i.e., the trading price of Class A common stock is below the exercise price of the warrants) and about to expire.

We can redeem the warrants when the shares of Class A common stock are trading at a price starting at $10.00, which is below the exercise price of  $11.50. As a result, if we choose to redeem the warrants when the shares of Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when such shares of Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

Redemption Procedures and Cashless Exercise

If we call the DEAC warrants for redemption as described above, management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” To exercise warrants on a cashless basis, the holders of exercised warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the shares of Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants or the warrant agent, as applicable. The notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If our management calls the warrants for redemption and does not require the holders to exercise their warrants on a cashless basis, the holders of the private placement warrants and their permitted transferees would be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a DEAC warrant may notify DraftKings in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a share capitalization payable in shares of Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of  (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) the quotient of  (x) the price per share of Class A common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the DEAC warrants are outstanding and unexpired, pay a dividend or makes a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or (c) to satisfy the redemption rights of the holders of Class A common stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each DEAC warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the DEAC warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which DraftKings is the continuing corporation and that does not result in any reclassification or reorganization of outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which DraftKings is dissolved, the holders of the DEAC warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The DEAC warrants are issued in registered form under a warrant agreement between Continental, as warrant agent, and DEAC, which was assigned pursuant to the Assignment and Assumption Agreement, dated April 23, 2020, by and among DraftKings Inc., DEAC, Continental Stock Transfer & Trust Company, Computershare Trust Company, N.A. and Computershare Inc. The warrant agreement provides that the terms of the DEAC warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to this registration statement of which the prospectus is a part, for a complete description of the terms and conditions applicable to the DEAC warrants.

Exercise of DEAC Warrants

The DEAC warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of Class A common stock.

Exclusive Forum

The Charter provides that, to the fullest extent permitted by law, unless we otherwise consent in writing, the Eighth Judicial District Court of Clark County, Nevada (or if the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction, any other state district court located in the State of Nevada, and if no state district court in the State of Nevada has jurisdiction, any federal court located in the State of Nevada) will be the exclusive forum for any action or proceeding brought in the name or right of DraftKings or on its behalf, any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of DraftKings to DraftKings or its stockholders, any action asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A, our amended and restated articles of incorporation or the bylaws, any action to interpret, apply, enforce or determine the validity of our amended and restated articles of incorporation or bylaws or any action asserting a claim governed by the internal affairs doctrine. The exclusive forum provision will provide federal courts located in the State of Nevada as the forum for suits brought to enforce any duty or liability for which Section 27 of the Exchange Act establishes exclusive jurisdiction with the federal courts or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of the Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws and Applicable Law

Certain provisions of our amended and restated articles of incorporation, amended and restated bylaws and laws of the State of Nevada, where DraftKings is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for our common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure DraftKings and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

The authorized but unissued shares of Class A common stock, Class B common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Stock Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of DraftKings by means of a proxy contest, tender offer, merger or otherwise.

Dual Class Stock

As described above in “—Common Stock—Class A Common Stock—Voting Rights” and “—Common Stock—Class B Common Stock—Voting Rights,” our amended and restated articles of incorporation provide for a dual class common stock structure, which provides Mr. Robins with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding Class A common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of DraftKings or its assets.

Number of Directors

Our amended and restated articles of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the Board or, from and after the time that Mr. Robins beneficially owns less than a majority of the voting power of our outstanding capital stock, may be modified by the affirmative vote of at least two-thirds of the voting power of our outstanding capital stock. The number of directors is currently fixed at 15.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide DraftKings with certain information. Generally, to be timely, a stockholder’s notice must be received at DraftKings’ principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The bylaws also specify requirements as to the form and content of a stockholder’s notice. The bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Limitations on Stockholder Action by Written Consent

Nevada law permits stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Pursuant to Section 78.320 of the NRS, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, if a written consent to such action is signed by the holders of outstanding stock having at least a majority of the voting power of all classes entitled to vote, or such different proportion that would be required for such an action at a meeting of the stockholders. Our amended and restated articles of incorporation provide that stockholder action by written consent will be permitted so long as Mr. Robins beneficially owns a majority of the voting power of the then-outstanding shares of our capital stock. Once Mr. Robins no longer beneficially owns a majority of the voting power of the then-outstanding shares of our capital stock, all stockholder actions must be taken at a meeting of our stockholders.

Amendment of Amended and Restated Articles of Incorporation or Bylaws

Nevada law provides generally that a resolution of the board of directors is required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes entitled to vote, as well as a majority of any class adversely affected. Nevada law also provides that the corporation’s bylaws, including any bylaws adopted by its stockholders, may be amended by the board of directors and that the power to adopt, amend or repeal the bylaws may be granted exclusively to the directors in the corporation’s articles of incorporation. Our amended and restated articles of incorporation provide that, except as otherwise provided by applicable law, amendments to the Charter must be approved by (1) a majority of the combined voting power of all shares of our capital stock entitled to vote, voting together as a single class, so long as shares representing a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote is beneficially owned by Mr. Robins or (2) two-thirds of the combined voting power of all shares entitled to vote, voting together as a single class, thereafter. Our amended and restated articles of incorporation and bylaws provide that the amended and restated bylaws may be amended or repealed by either the affirmative vote of a majority of the Board or by the affirmative vote of stockholders representing a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote, while Mr. Robins beneficially owns shares representing at least a majority of the voting power of our capital stock, or, thereafter, by the affirmative vote of stockholders representing at least two-thirds or more of the voting power of our capital stock.

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of up to four years after the date of the transaction in which the person became an interested stockholder, unless the combination or transaction was approved by the board of directors before such person became an interested stockholder or the combination is approved by the board of directors, if within two years after the date in which the person became an interested stockholder, and is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after such person becomes an interested stockholder if:

•	the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, less certain dividends paid or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

•	the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.

In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.

We have opted out of these provisions in our amended and restated articles of incorporation until Mr. Robins ceases to beneficially own shares of our common stock representing at least 15% of our outstanding voting stock.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. The control share statute prohibits an acquirer, under certain circumstances, from voting its “control shares” of an issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the issuing corporation’s disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within 10 days of the acquisition. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds become “control shares,” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws in effect on the tenth (10th) day following the acquisition of a controlling interest, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

We have opted out of these provisions in our amended and restated articles of incorporation until Mr. Robins ceases to beneficially own shares of our common stock representing at least 15% of our outstanding voting stock. After such time, we may opt out of the “control share” statute by amending our articles of incorporation or bylaws within 10 days of the acquisition as provided by Nevada law.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated articles of incorporation eliminate the liability of our officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that our directors and officers will not be individually liable to us, our stockholders or our creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.

Our amended and restated articles of incorporation and bylaws also provide for indemnification for our directors and officers to the fullest extent permitted by Nevada law. We have entered into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Nevada law. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover any damages against a director for breach of fiduciary duties as a director, because a director will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions under Nevada law and in our amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit DraftKings and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we cover the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

The foregoing provisions of our amended and restated articles of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce DraftKings’ vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Corporate Opportunities

In anticipation that Mr. Robins may engage in activities or lines of business similar to those in which we engage, our amended and restated articles of incorporation provide for, to the fullest extent permitted under Nevada law, the renouncement by DraftKings of all interest and expectancy that DraftKings otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to any director, stockholder, officer or agent of DraftKings (or any affiliate thereof), other than an employee of DraftKings or any of its subsidiaries. Specifically, no holder of shares of common stock, nor any non-employee director, of DraftKings has any duty to refrain from engaging in the same or similar business activities or lines of business that DraftKings does or otherwise competing with DraftKings. In the event that any holder of shares of common stock of DraftKings or any director that is not an employee of DraftKings or its subsidiaries acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and DraftKings, that person will not have any duty to communicate or offer such corporate opportunity to DraftKings and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person.

To the fullest extent permitted by Nevada law, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of DraftKings or its subsidiaries unless (a) DraftKings and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the DraftKings amended and restated articles of incorporation, (b) DraftKings and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same or similar line of business in which DraftKings and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates

The Charter provides that any common stock or any other equity securities of DraftKings, or securities exchangeable or exercisable for, or convertible into, such other equity securities of DraftKings owned or controlled by a person whom the board determines in good faith (following consultation with reputable outside gaming regulatory counsel) pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the DraftKings board of directors (i) fails or refuses to file an application (or fails or refuses, as an alternative, to otherwise formally request from the relevant Gaming Authority a waiver or similar relief from filing such application) within 30 days (or such shorter period imposed by any gaming authority, including any extensions of that period granted by the relevant gaming authority, but in no event more than such original thirty (30) days) after having been requested in writing and in good faith to file an application by DraftKings (based on consultation with reputable outside gaming regulatory counsel), or has withdrawn or requested the withdrawal of a pending application (other than for technical reasons with the intent to promptly file an amended application following such withdrawal), to be found suitable by any gaming authority or for any gaming license when such finding of suitability or gaming license is required by gaming laws or gaming authorities for the purpose of obtaining a material gaming license for, or compliance with material gaming laws by DraftKings “or any affiliated company”, (ii) is denied or disqualified from eligibility for any material gaming license by any gaming authority, (iii) is determined by a gaming authority in any material gaming jurisdiction to be unsuitable to own or control any equity interests, or be affiliated, associated or involved with a person engaged in gaming activities, (iv) is determined by a gaming authority to have caused, in whole or in part, any material gaming license of DraftKings or any affiliated company to be lost, rejected, rescinded, suspended, revoked or not renewed by any gaming authority, or to have cause, in whole or in part, DraftKings or any affiliated company to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any material gaming license (in each of  (ii) through (iv) above, only if such denial, disqualification or determination by a gaming authority is final and non-appealable), or (v) is reasonably likely to (1) preclude or materially delay, impede, impair, threaten or jeopardize any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company or DraftKings’ or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, or (2) cause or otherwise be reasonably likely to result in the imposition of any materially burdensome terms or conditions on any material gaming license held or desired to be held by DraftKings or any affiliated company (each of such persons, an “Unsuitable Person”) or its affiliates will be subject to mandatory sale and transfer on the terms and conditions set forth in the Charter to either DraftKings or one or more third-party transferees (as described in the Charter) and in such number and class(es)/series as determined by the Board.

Any such sale or transfer will not occur until the later to occur of: (i) delivery to the Unsuitable Person of a copy of a resolution duly adopted by the unanimous affirmative vote of all of the disinterested members of the DraftKings board of directors at a meeting thereof called and held for the purpose (after providing reasonable notice to such person and a reasonable opportunity for such person, together with their counsel, to be heard and to provide documents and written arguments), finding that the DraftKings board of directors has determined in good faith (following consultation with reputable outside gaming regulatory counsel) that (A) such person is an Unsuitable Person and (B) it is necessary for such person or an affiliate of such person (as applicable) to sell and transfer such number and class(es)/series of equity interests in order for DraftKings or an affiliated company to: (1) obtain, renew, maintain or prevent the loss, rejection, rescission, suspension, revocation or non-renewal of a material gaming license; (2) comply in any material respect with a material gaming law; (3) ensure that any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, or DraftKings’ or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, is not precluded, delayed, impeded, impaired, threatened or jeopardized in any material respect; or (4) prevent the imposition of any materially burdensome terms or conditions on any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, and specifying the reasoning for such determinations in reasonable detail, and (ii) conclusion of any arbitration process brought in accordance with the provisions of the Charter.

Following (x) the determination of unsuitability by the Board and (y) if applicable, an arbitrator determining that such determinations were made in good faith by the Board, DraftKings will deliver a transfer notice to the Unsuitable Person or its affiliate(s) and will purchase and/or cause one or more third-party transferees to purchase such number and class(es)/series of equity interests determined in good faith by the Board for the purchase price set forth in the transfer notice, which will be determined in accordance with the Charter; provided that an Unsuitable Person or its affiliate(s) will be permitted, during the 45-day period commencing on the date of the transfer notice (or before a transfer notice is formally delivered), to effect and close a disposition of the number and class(es)/series of equity interests specified in the transfer notice (or a portion of them) to a person that the Board determines in good faith (following consultation with reputable outside gaming regulatory counsel) is not an Unsuitable Person, on terms agreed between the Unsuitable Person and such person (an “Alternate Private Transaction”).

At the closing of a sale and transfer other than an Alternate Private Transaction, (i) DraftKings or the third-party transferee(s) (as applicable), will deliver the aggregate applicable purchase price for the equity interests being purchased by each of the foregoing by wire transfer of immediately available funds to the account specified in writing by the Unsuitable Person or an affiliate of such Unsuitable Person (as applicable) in the case of third-party transferees, by unsecured promissory note in the case of DraftKings, or a combination of both in the case of DraftKings in such proportion as it may determine in its sole and absolute discretion and (ii) the Unsuitable Person or affiliate thereof will deliver to DraftKings or each such third-party transferee, such stock powers, assignment instruments and other agreements as are necessary or appropriate to fully convey all right, title and interest in and to the equity interests being purchased by each of the foregoing, free and clear of all liens and other encumbrances and to evidence the subordination of any promissory note if and only to the extent required by any debt obligations of DraftKings (and to the minimum extent required pursuant to such subordination arrangement).

The Charter provides that, in the case of a sale and transfer to DraftKings, from and after the transfer date and subject only to the right to receive the purchase price for such equity interests, the equity interests will be deemed no longer outstanding and the Unsuitable Person or any affiliate thereof will cease to be a stockholder, and all rights of such Unsuitable Person or any affiliate thereof, other than the right to receive the purchase price, will cease. In the case of an Alternate Private Transaction or a transfer to one or more third-party transferees, from and after the earlier to occur of: (i) the transfer date, in the case of a transfer to one or more such third-party transferees, or (ii) consummation of an Alternate Private Transaction, subject only to the right to receive the purchase price for such Unsuitable Person’s equity securities, all rights and entitlements of the Unsuitable Person or any affiliates thereof will be terminated, including, without limitation, any such person will from such date no longer be entitled to: (i) receive any dividend, payment, distribution or interest with regard to the applicable equity interests which has been declared following such date or of which the due payment date according to the applicable declaration is following such date, other than the right to receive the purchase price or (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right (including, without limitation, observer and information rights) conferred by the underlying equity interests.

Further, to the extent that a sale and transfer to one or more third-party transferees is determined to be invalid or unenforceable for any reason, DraftKings will be permitted to redeem or repurchase the equity interests owned or controlled by an Unsuitable Person or an affiliate thereof for the price and under the terms contemplated by the Charter promptly following any such determination.

Stockholders’ Derivative Actions

Under Nevada law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action was a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in a Nevada court. See “—Exclusive Forum” above.

Transfer Agent and Registrar

The transfer agent for our capital stock and warrants is Computershare Trust Company, N.A.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or our warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted securities.

Lock-up Agreements

Pursuant to the BCA, to secure his indemnification obligations, 3,496,056 of Mr. Meckenzie’s shares of Class A common stock (“Lockup Shares”) and 1,553,803 of Mr. Meckenzie’s shares of Class A common stock (“Supplemental Lockup Shares”) may not, without our consent, be directly or indirectly offered, sold, hedged, pledged or otherwise transferred or disposed of, or included in any swap or other transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Lockup Shares or Supplemental Lockup Shares, subject to certain exceptions as set forth in the BCA, until the date that is five years following the Closing Date for the Lockup Shares or two years following the Closing Date for the Supplemental Lockup Shares, unless such shares are earlier released in accordance with the provisions of the BCA.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding the beneficial ownership of Company common stock as of February 1, 2021 by:

•	each person known to the Company to be the beneficial owner of more than 5% of outstanding Company common stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of Company common stock is based on 396,892,115 shares of Class A common stock and 393,013,951 shares of Class B common stock issued and outstanding as of February 1, 2021.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock	%	Number of Shares of Class B Common Stock	%	% of Total Voting Power
Current Directors and Executive Officers
Jason Robins (1)(2)(3)	16,599,287	4.2%	393,013,951	100%	91.2%
Matthew Kalish (1)(3)(4)	6,347,642	1.6%	—	—	*
Paul Liberman (1)(3)(5)	6,947,866	1.8%	—	—	*
M. Gavin Isaacs (7)	640,110	*	—	—	*
Woodrow Levin (1)(3)(8)	381,149	*	—	—	*
Shalom Meckenzie (6)	22,375,875	5.6%	—	—	*
Jocelyn Moore(1)	—	*	—	—	*
Ryan R. Moore (1)(3)(9)	8,540,909	2.2%	—	—	*
Valerie Mosley(1)	—	*	—	—	*
Steven J. Murray (1)(3)(10)	5,252,641	1.3%	—	—	*
Hany M. Nada (1)(11)	5,364,703	1.4%	—	—	*
Richard Rosenblatt (1)(12)	215,763	*	—	—	*
John S. Salter (1)(3)(13)	16,895,490	4.3%	—	—	*
Harry E. Sloan (14)	2,730,412	*	—	—	*
Marni M. Walden (1)(15)	139,532	*	—	—	*
R. Stanton Dodge (1)(16)	3,628,325	*	—	—	*
Jason Park (1)(17)	999,999	*	—	—	*
All Directors and Executive Officers as a Group (17 Individuals)	97,059,703	24.5%	393,013,951	100%	93.1%
Five Percent Holders
The Vanguard Group(18)	23,505,638	5.9%	—	—	*
Shalom Meckenzie (6)	22,375,875	5.6%	—	—	*

*	Less than one percent.

(1)	The business address of each of these shareholders is 222 Berkeley Street, 5th Floor, Boston, MA 02116.
(2)	Includes 5,193,518 shares of Class A common stock and 11,144,123 vested options exercisable for shares of Class A common stock beneficially owned by Mr. Robins, our Chief Executive Officer and Chairman of the Board, Jason Robins Revocable Trust u/d/t January 8, 2014, Robins Family Trust, Jason Robins 2020 Trust and/or Robins Grantor Retained Annuity Trust of 2020 and Robins Family LLC, for which Mr. Robins has sole investment and voting power. Also includes 253,576 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Robins is a party to the Stockholders Agreement.

(3)	Includes such holder’s pro rata portion of Class A common stock underlying the private placement warrants transferred from Eagle Equity Partners and Harry Sloan to equityholders of Old DK that became exercisable on May 23, 2020 as follows: 8,070 shares to Mr. Robins and entities affiliated with him; 7,174 shares to Mr. Kalish and entities affiliated with him; 6,792 shares to Mr. Liberman and entities affiliated with him; 1,983 shares to Mr. Levin and entities affiliated with him; 63,450 shares to Mr. Moore through entities affiliated with him; 47,317 to Mr. Murray through an entity affiliated with him.
(4)	Includes 2,484,908 shares of Class A common stock and 3,799,667 vested options exercisable for shares of Class A common stock beneficially owned by Mr. Kalish, our President, DraftKings North America, and Director, Kalish Family 2020 Irrevocable Trusts and Matthew P. Kalish 2020 Trust, for which Mr. Kalish has sole investment and voting power. Also includes 55,893 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Kalish is a party to the Stockholders Agreement.
(5)	Includes 2,773,826 shares of Class A common stock and 4,102,106 vested options exercisable for shares of Class A common stock beneficially owned by Mr. Liberman, our President, Global Technology and Product, and Director, Paul Liberman 2015 Revocable Trust dated May 12, 2015, Paul Liberman 2020 Trust,Liberman Grantor Retained Annuity Trust of 2020 and Rachel Nager Liberman 2015 Revocable Trust and Paul Liberman 2020 Irrevocable Trust,for which Mr. Liberman has sole investment and voting power. Also includes 65,142 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Liberman is a party to the Stockholders Agreement.
(6)	Includes 22,375,875 shares of Class A common stock held for the benefit of Mr. Meckenzie by IBI Trust Management. The business address of Mr. Meckenzie is c/o Herzog Fox & Neeman, Asia House, 4 Weizman St. Tel Aviv 6423904, Israel. Mr. Meckenzie is party to the Stockholders Agreement.
(7)	Includes 160,825 shares of Class A common stock and 479,285 vested options exercisable for shares of Class A common stock.
(8)	Includes 274,436 shares of Class A common stock and 104,730 vested options exercisable for shares of Class A common stock beneficially owned by Levin Family 2015 Irrevocable Trust, Levin 2020 Irrevocable Trust and Levin 2020 Family Irrevocable Trust, for which Mr. Levin has sole investment and voting power. Mr. Levin is a party to the Stockholders Agreement.
(9)	Represents shares of Class A common stock held by Accomplice Fund I, L.P., Accomplice Fund II, L.P., Accomplice Management Holdings, LLC and Atlas Venture Fund VIII, L.P., for which Mr. Moore shares investment and voting control. Mr. Moore disclaims beneficial ownership of all shares except to the extent of his pecuniary interest, if any, therein. Mr. Moore is a party to the Stockholders Agreement.
(10)	Represents shares of Class A common stock held by Revolution Growth III, LP. Mr. Murray is the operating manager of the ultimate general partner of Revolution Growth III, LP and may be deemed to have voting and dispositive power with respect to the securities held by Revolution Growth III, LP. Mr. Murray is a party to the Stockholders Agreement.
(11)	Represents shares of Class A common stock held by ACME SPV DK, LLC, for which Mr. Nada shares investment and voting control. Mr. Nada is a party to the Stockholders Agreement.
(12)	Includes 2,230 shares of Class A common stock, 213,533 vested options exercisable for shares of Class A common stock. Mr. Rosenblatt is a party to the Stockholders Agreement.
(13)	Represents shares of Class A common stock held by RPII DK LLC, for which Mr. Salter shares investment and voting control. Mr. Salter is a party to the Stockholders Agreement.
(14)	Includes 2,730,412 shares of Class A common stock (i) beneficially owned by Mr. Sloan and (ii) held by The Landmark South Dakota Trust UAD 11/20/14, over which Mr. Sloan disclaims beneficial ownership. Mr. Sloan’s business address is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067. Mr. Sloan is a party to the Stockholders Agreement.
(15)	Includes 1,439 shares of Class A common stock, 134,475 vested options exercisable for shares of Class A common stock and 3,618 shares underlying unvested options to purchase Class A common stock that will vest within 60 days. Ms. Walden is a party to the Stockholders Agreement.
(16)	Includes 238,332 shares of Class A common stock, 3,261,739 vested options exercisable for shares of Class A common stock and 128,254 shares underlying unvested options to purchase Class A common stock and restricted stock units that will vest within 60 days, beneficially owned by Mr. Dodge, our Chief Legal Officer and Secretary. Mr. Dodge is a party to the Stockholders Agreement.
(17)	Includes 264,661 shares of Class A common stock, 699,131 vested options exercisable for shares of Class A common stock and 36,207 shares underlying unvested options to purchase Class A common stock and restricted stock units that will vest within 60 days, beneficially owned by Mr. Park, our Chief Financial Officer. Mr. Park is a party to the Stockholders Agreement.
(18)	The business address of the Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has sole voting power as to 0 shares of Class A common stock and sole dispositive power as to 23,186,256 shares of Class A common stock. In addition, of the shares of Class A common stock beneficially owned, Vanguard has shared voting power as to 146,431 shares of Class A common stock and shared dispositive power as to 319,382 shares of Class A common stock. The foregoing information is based solely upon a Schedule 13G filed by Vanguard with the SEC on February 10, 2021.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of shares of Class A common stock, up to the amounts set forth below. The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or warrants other than through a public sale.

The following table sets forth and the accompanying footnotes are based primarily on information provided to us by the Selling Securityholders indicating the Class A common stock they wished to be covered by this registration statement and eligible for sale under this prospectus. A Selling Securityholder may have sold or transferred some or all of the securities indicated below with respect to such Selling Securityholder, and may in the future sell or transfer some or all of the securities indicated below in transactions exempt from the registration requirements of the Securities Act rather than under this prospectus. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. We have based percentage ownership on 396,892,115 shares of Class A common stock outstanding as of February 1, 2021.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Selling Securityholders

	Shares of Class A Common Stock Beneficially Owned	Shares of Class A Common Stock	Shares of Class A Common Stock Beneficially Owned After Sale of All Shares of Class A Common Stock Offered Hereby
Name of Beneficial Owner	Prior to Offering(1)	Offered(1)	Shares	Percentage
Certain Funds and Accounts Advised by ArrowMark Colorado Holdings LLC(2)	2,162,414	2,162,414	—	—
Certain Funds and Accounts Advised by Monashee Investment Management LLC(3)	1,513,690	1,513,690	—	—
Tech Opportunities, LLC(4)	1,081,2070	1,081,207	—	—
Certain Funds and Accounts Advised by Millennium Management LLC(5)	3,105,083	1,621,810	1,483,273	*
Certain Funds and Accounts Advised by Capital Research & Management Company(6)	12,375,000	12,375,000	—	—
Certain Funds and Accounts Advised by Bain Capital Public Equity Management II, LLC(7)	4,324,827	4,324,827	—	—
Certain Funds and Accounts Advised by Franklin Advisers, Inc.(8)	2,161,224	2,161,224	—	—
Certain Funds and Accounts Advised by Caledonia (Private) Investments Pty Limited(9)	2,575,104	2,575,104	—	—
Certain Funds and Accounts Advised by Caledonia US, LP(10)	2,830,930	2,830,930	—	—

	Shares of Class A Common Stock Beneficially Owned	Shares of Class A Common Stock	Shares of Class A Common Stock Beneficially Owned After Sale of All Shares of Class A Common Stock Offered Hereby
Name of Beneficial Owner	Prior to Offering(1)	Offered(1)	Shares	Percentage
Certain Funds and Accounts Advised by Wellington Management Company LLP(11)	1,127,694	1,127,694	—	—
MVP Opportunity Fund VI LLC(12)	467,377	467,377	—	—
Mark E. Fusco	207,049	207,049	—	—
Certain Funds and Accounts Advised by Gordon Family Office(13)	2,193,168	2,193,168	—	—
Accomplice DK Investors, LLC(14)	409,071	409,071
TTBSP, L.P.-Opportunity Series(15)	204,536	204,536
Carnegie GM Partners, LLC(16)	565,555	565,555	—	—
Certain Funds and Accounts Advised by The Kraft Group(17)	408,634	408,634	—	—
John P. Tatum, II	102,131	102,131	—	—
Certain Funds and Accounts Advised by Carmenta Funds(18)	2,063,402	2,063,402	—	—
SP Investment Associates, L.P.(19)	517,623	517,623	—	—
Clarendon Investment Partners II, LP(20)	1,860,855	1,860,855	—	—
Ezra Hamway	204,536	204,536	—	—
Touchdown 2, LLC(21)	510,656	510,656	—	—
Black Diamond Group Inc.(22)	204,262	204,262	—	—
Bailey Family 1998 Grandchildren's Trust(23)	818,142	818,142	—	—
Sazka Group A.S.(24)	517,483	517,483	—	—

*	Represents beneficial ownership of less than 1%.

(1)	Shares of Class A common stock offered and beneficially owned are based primarily on information initially provided to us by the Selling Securityholders indicating the Class A common stock they wished to be covered by this registration statement and eligible for sale under this prospectus. A Selling Securityholder may have sold or transferred some or all of the securities set forth in the table and accompanying footnotes, and consequently the securities indicated to be offered may exceed the number of securities to be sold by the Selling Securityholders. Beneficial ownership includes shares of Class A common stock underlying previously outstanding warrants.

(2)	Includes (i) 2,000,000 shares of Class A common stock issued in connection with the Private Placement and (ii) 162,414 shares of Class A common stock that were underlying warrants issued in connection with the Private Placement. Includes (i) Meridian Growth Fund and (ii) Meridian Small Cap Growth Fund (the “ArrowMark Portfolios”). Each of Chad Meade and Brian Schaub have investment discretion over the securities held by the ArrowMark Portfolios and may be deemed to beneficially own such securities. The address of this securityholder is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(3)	Includes (i) 1,400,000 shares of Class A common stock issued in connection with the Private Placement and (ii) 113,690 shares of Class A common stock that were underlying warrants issued in connection with the Private Placement. Includes (i) BEMAP Master Fund LTD and (ii) Monashee Pure Alpha SPV I LP (the “Monashee Funds”). Jeff Muller has investment discretion over the securities held by the Monashee Funds and may be deemed to beneficially own such securities. The address of this securityholder is 125 High Street, 28th Floor, Boston, Massachusetts 02110.

(4)	Includes (i) 1,000,000 shares of Class A common stock issued in connection with the Private Placement and (ii) 81,207 shares of Class A common stock that were underlying warrants issued in connection with the Private Placement. Hudson Bay Capital Management LP is the investment manager of Tech Opportunities, LLC and has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Mr. Gerber disclaims beneficial ownership over these securities except to the extent of his pecuniary interest therein. The address of this securityholder is 777 Third Avenue, 30th Floor, New York, New York 10017.

(5)	Includes 1,061,607 shares of Class A common stock and 421,666 shares of Class A common stock that were underlying the public warrants, each of which are not offered hereby, and 1,500,000 shares of Class A common stock issued in connection with the Private Placement and (vi) 121,810 shares of Class A common stock underlying warrants issued in connection with the Private Placement, each of which are offered hereby. These securities are held by ICS Opportunities II LLC and Integrated Core Strategies (US) LLC (collectively, the “Millennium Funds”). Millennium Management LLC is a registered investment advisor and the general partner of the managing member of Integrated Core Strategies (US) LLC. Millennium Management LLC is also the general partner of the 100% owner of ICS Opportunities II LLC. Millennium International Management LP is the investment manager of ICS Opportunities II LLC. Millennium Management LLC may be deemed to have shared voting control and investment discretion over the securities held by each of Integrated Core Strategies (US) LLC and ICS Opportunities II LLC. Millennium International Management LP may be deemed to have shared voting control and investment discretion over the securities held by ICS Opportunities II LLC. Millennium Group Management LLC is the managing member of Millennium Management LLC and the general partner of Millennium International Management LP and may also be deemed to have shared voting control and investment discretion over the securities held by Integrated Core Strategies (US) LLC and ICS Opportunities II LLC. The managing member of Millennium Group Management LLC is a trust of which Israel A. Englander currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over the securities held by the Millennium Funds. The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium International Management LP, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by the Millennium Funds. The business address of the Millennium Funds is c/o Millennium Management LLC, 666 Fifth Avenue, 8th Floor, New York, New York 10103.

(6)	Includes (i) 12,000,000 shares of Class A common stock issued in connection with the Private Placement and (ii) 375,000 shares of Class A common stock that were underlying warrants issued in connection with the Private Placement. Includes (i) The New Economy Fund (“NEF”) and (ii) SMALLCAP World Fund, Inc. (“SCWF” and, together with NEF, the “CMRC Funds”). Capital Research and Management Company (“CRMC”) is the investment adviser to each of the CRMC Funds. CRMC, Capital Research Global Investors (“CRGI”) and/or Capital World Investors (“CWI”) may be deemed to be the beneficial owners of the securities held by the CRMC Funds; however, each of CRMC, CRGI and CWI expressly disclaim that it is the beneficial owner of such securities. Timothy D. Armour, Mathews Cherian, Claudia P. Huntington, Caroline Jones, Harold H. La and Richmond Wolf, as portfolio managers, have voting and investment power over the securities held by NEF. Julian N. Abdey, Michael Beckwith, Noriko H. Chen, Peter Eliot, Brady L. Enright, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Claudia P. Huntington, Jonathan Knowles, Harold H. La, Dimitrije Mitrinovic, Aidan O’Connell, Andraz Razen, Gregory W. Wendt and Dylan Yolles, as portfolio managers, have voting and investment power over the securities held by SCWF. The address for each of the CRMC Funds is c/o Capital Research and Management Company, 333 South Hope Street, 50th Floor, Los Angeles, CA 90071. Each of the CRMC Funds acquired the securities being registered hereby in the ordinary course of its business.

(7)	Includes (i) 4,000,000 shares of Class A common stock issued in the Private Placement and (ii) 324,827 shares of Class A common stock underlying warrants issued in the Private Placement. These securities are held by (i) Brookside Capital Trading Fund, LP (“Brookside”) and (ii) Bain Capital Public Equity Global Long Equity Fund, LP (“Global Long” and, together with Brookside, the “BC Funds”). Voting and investment decisions on behalf of Brookside are made by the members of Bain Capital Public Equity Management II, LLC (“BC Public Equity Management II”), which has sole authority and discretion over the investment decisions of Bain Capital Public Equity Management, LLC, which is the general partner of Brookside Capital Investors, L.P., which is the general partner of Brookside. Voting and investment decisions on behalf of Global Long are made by the members of BC Public Equity Management II, which is the general partner of Bain Capital Public Equity Global Long Equity General Partner, LLC, which is the general partner of Global Long. The address of the Bain Funds is c/o Bain Capital Public Equity Management II, LLC, 200 Clarendon Street, Boston, Massachusetts 02116.

(8)	Includes (i) 1,998,900 shares of Class A common stock issued in connection with the Private Placement and (ii) 162,324 shares of Class A common stock that were underlying warrants issued in connection with the Private Placement. Includes (i) Franklin Strategic Series - Franklin Small Cap Growth Fund, (ii) Franklin Templeton Investment Funds - Franklin Technology Fund, (iii) Franklin Templeton Variable Insurance Products Trust - Franklin Small-Mid Cap Growth VIP Fund and (iv) Franklin Strategic Series - Franklin Small-Mid Cap Growth Fund (collectively, the “Franklin Funds”). Franklin Advisers, Inc. is the investment manager of the Franklin Funds and has voting and investment control over the securities owned by the Franklin Funds. Michael McCarthy, Jonathan Curtis and John Scandalios are the portfolio managers of the Franklin Funds. Each of Messrs. McCarthy, Curtis and Scandalios disclaim beneficial ownership over the securities held by the Franklin Funds except to the extent of their pecuniary interest therein. The address of this securityholder is One Franklin Parkway, San Mateo, CA 94403.

(9)	Includes (i) 2,381,694 shares of Class A common stock issued in connection with the Private Placement and (ii) 193,410 shares of Class A common stock that were underlying warrants issued in connection with the Private Placement. Includes (i) GSA Cal Pty. Ltd., (ii) AES Caledonia Fund, (iii) ALD Investment Fund, (iv) Caledonia Carbrook Trust, (v) Caledonia Global Fund, (vi) CJH Family Trust, (vii) GJJ Family Trust, (viii) IDD Caledonia Trust, (vix) Caledonia Indweco Trust, (x) JA Darling Caledonia Trust, (xi) JSD Caledonia Trust, (xii) Longbridge Caledonia Investment Trust, (xiii) MAN Caledonia Investment Trust, (xiv) MGD Investment Fund, (xv) MJM Caledonia Investment Trust, (xvi) Caledonia Siddle Family Investment Fund and (xvii) SMD Investment Trust (collectively, the “Caledonia AU Funds”). Caledonia (Private) Investments Pty Limited is the investment manager of the Caledonia AU Funds and, therefore, has investment and voting power over the securities. The address of the Caledonia AU Funds is c/o Caledonia (Private) Investments Pty Limited, Level 10, 131 Macquarie Street, Sydney, NSW 2000 Australia.

(10)	Includes (i) 2,618,306 shares of Class A common stock issued in connection with the Private Placement and (ii) 212,624 shares of Class A common stock that were underlying warrants issued in connection with the Private Placement. Includes (i) Caledonia GEM Fund, (ii) AJM Australian Holdings LLC, (iii) AJM Caledonia LLC, (iv) Caledonia Master Fund Ltd and (v) Caledonia Aggregated Fund LLC (collectively, the “Caledonia US Funds”). Caledonia US, LP is the investment manager of the Caledonia US Funds and, therefore, has investment and voting power over the securities. The address of the Caledonia US Funds is c/o Caledonia US, LP, 650 Madison Avenue, 24th Floor, New York, New York 10022.

(11)	Includes (i) 1,000,000 shares of Class A common stock issued in connection with the Private Placement and (ii) 127,694 shares of Class A common stock that were underlying warrants issued in connection with the Private Placement. Includes (i) Hartford Capital Appreciation HLS Fund, (ii) Hartford Growth Opportunities HLS Fund, (iii) The Hartford Capital Appreciation Fund, (iv) The Hartford Growth Opportunities Fund, (v) Hadley Harbor Master Investors (Cayman) L.P., (vi) SA Multi-Managed Mid Cap Growth Portfolio and (vii) SA Wellington Capital Appreciation Portfolio (collectively, the “Wellington Funds”). Wellington Management Company LLP is the investment advisor to each of the Wellington Funds and, therefore, has investment and voting power over the securities. The address of the Wellington Funds is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(12)	Eric Brachfeld is the manager of MVP Manager LLC, which is the manager of MVP Opportunity Fund VI LLC, and has investment and voting power over the securities. Mr. Brachfeld disclaims ownership over the securities except to the extent of his pecuniary interest therein. The address for this securityholder is c/o Manhattan Venture Partners, 152 Madison Avenue, 7th Floor, New York, New York 10016.

(13)	Includes (i) Howard Gale LLC, (ii) Gordon Family Foundation and (iii) Title 19 Maverick LLC (the “Gordon Funds”). Michael Gordon is the manager of each of Howard Gale LLC and Title 19 Maverick LLC and controls the investments of the Gordon Family Foundation, and therefore has investment and voting power over the securities held by the Gordon Funds. The address of the Gordon Funds is c/o Gordon Family Office, 126 Brookline Ave., Floor 3, Boston, Massachusetts 02215.

(14)	Accomplice Management, LLC is the manager of Accomplice DK Investors, LLC. Ryan Moore and Jeff Fagnan share investment and voting power over the securities controlled by Accomplice Management, LLC. Ryan Moore is a director of DraftKings. The address of this securityholder is c/o Accomplice Management, LLC, 56 Wareham Street, 3rd Floor, Boston, Massachusetts 02118.

(15)	Garth A. L. Timoll Sr. is the managing director of TTBSP, L.P. – Opportunity Series and has investment and voting power over the securities. The address of this securityholder is 600 Montgomery Street, Suite 480, San Francisco, California 94111.

(16)	Andrew C. Walter and Geraldine F. Mimanus are the managers of this securityholder and have investment and voting power over the securities. The address of this securityholder is c/o Granger Management LLC, Suite 3220, New York, New York 10004.

(17)	Includes (i) JAK II LLC (“JAK”) and (ii) Two R LLC (“Two R” and, together with JAK, the “Kraft Funds”). Jonathan A. Kraft is the manager, and has investment and voting power over the securities of JAK, and Robert K. Kraft is the manager, and has investment and voting power of Two R. The address of the Kraft Funds is c/o The Kraft Group, One Patriot Place, Foxborough, Massachusetts 02035.

(18)	Includes (i) Carmenta Growth Portfolio 2019, L.P., (ii) Carmenta Capital Co-Investments, L.P. and (iii) Shea Ventures LLC (collectively, the “Carmenta Funds”). Kirk Dizon, as the managing member, and Andrew Dipkin, as the chief operating officer, have investment and voting power over the securities held by the Carmenta Funds. The address of the Carmenta Funds is 191 Knoll Place, St. Helena, California 94574.

(19)	Anastasios Parafestas and Stephen G. Pagliuca are the managers of Roundview Partners, LLC, which is the general partner of the securityholder. Messrs. Parafestas and Pagliuca have voting and investment power over the securities. The address of this securityholder is One Joy Street, Boston, Massachusetts, 02108.

(20)	BCES Management, LLC (“BCES”) is the general partner of Clarendon Investment Partners II, LP (“Clarendon”). Colin Campbell and Michael Ward are managing directors of BCES and have voting and investment power over the securities held by Clarendon. The address of this securityholder is 200 Clarendon Street, Boston, Massachusetts 02116.

(21)	Daniel Snyder is the sole member of this securityholder and has investment and voting power over the securities.

(22)	Robert Rothman is the sole owner of this securityholder and has investment and voting power over the securities.

(23)	Ester Jerome and Michele Bailey-Horovitz are the trustees of this securityholder and have investment and voting power over the securities. Ms. Jerome and Ms. Bailey-Horovitz disclaim ownership of the securities except to the extent of their pecuniary interest therein. The address of this securityholder is 150 Broadway, Suite 800, New York, New York 10038.

(24)	The address of this securityholder is Vinohradska 1511/230, 100 00 Prague 10, Czech Republic.

Listing of Common Stock

Our Class A common stock is currently listed on Nasdaq under the symbol “DKNG”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

DEAC

On March 28, 2019, the Sponsor purchased an aggregate of 10,062,500 founder shares in exchange for a capital contribution of $25,000, or approximately $0.002 per share. On April 10, 2019, the Sponsor transferred 4,930,625 founder shares to Harry E. Sloan for a purchase price of $12,250 (the same per-share price initially paid by our Sponsor), resulting in the Sponsor holding 5,131,875 founder shares. On May 10, 2019, the Sponsor and Mr. Sloan each forfeited at no cost 31,875 and 30,625 founder shares, respectively, to DEAC in connection with the election by the underwriters to exercise their over-allotment option in part and not in full, resulting in an aggregate of 10,000,000 founder shares outstanding, consisting of 5,100,000 held by the Sponsor and 4,900,000 held by Mr. Sloan.

The Sponsor and Mr. Sloan purchased an aggregate of 6,333,334 private placement warrants in connection with DEAC’s initial public offering, at a price of $1.50 per warrant, or $9,500,000 in the aggregate. Each private placement warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share.

Pursuant to the terms of the Stockholders Agreement, the members of the DEAC Stockholder Group agreed not to transfer any shares of common stock beneficially owned or owned of record by such stockholder until the earliest of (A) one year from the Closing, (B) the last consecutive trading day where the volume weighted average share price equaled or exceeded $15.00 per share for at least 20 out of 30 consecutive trading days, commencing not earlier than 180 days after the Closing or (C) at the time DraftKings consummated a transaction after the transactions which results in the stockholders having the right to exchange their shares of common stock for cash, securities or other property. On October 5, DraftKings and the other parties to the Stockholders Agreement entered into an amendment to the Stockholders Agreement, which released all of the stockholders party to the Stockholders Agreement from the lock-up restrictions therein effective as of October 20, 2020.

Prior to the consummation of the Business Combination, DEAC sub-leased its executive offices at 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067 from Global Eagle Acquisition LLC, an affiliate of DEAC’s Sponsor. DEAC reimbursed Global Eagle Acquisition LLC for office space, secretarial and administrative services provided to members of its management team in an amount not exceeding $15,000 per month. Upon completion of the Business Combination, we ceased paying these monthly fees.

DraftKings

Share Exchange Agreement

In connection with the consummation of the Business Combination, Old DK, DEAC NV and Jason Robins entered into a Share Exchange Agreement (the “Exchange Agreement”), pursuant to which, (i) Old DK issued 1,659,078 shares of its Class A common stock and 393,013,951 shares of its Class B common stock in exchange for 1,659,078 shares of common stock of Old DK (the “Share Exchange”) held by Jason Robins; (ii) DEAC NV and Old DK agreed to treat each of the Share Exchange and the Merger Share Exchange (as defined in the Exchange Agreement) as a “tax-free reorganization”; and (iii) DEAC NV and Old DK agreed to jointly and severally indemnify Jason Robins from and against any federal, state and local taxes resulting from the Share Exchange itself with respect to, or as a result of, the receipt of such shares of Old DK Class B common stock or any income recognized by Jason Robins with respect to such shares of Old DK Class B common stock received by him in connection with the Share Exchange or the shares of DraftKings Class B common stock received by him in exchange for such shares of Old DK Class B common stock (including interest and penalties, and costs and expenses incurred in connection with any audit, examination, inquiry or other action or proceeding with respect to the foregoing (including the documented fees and disbursements of the CEO’s counsel related thereto) upon the Closing.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Exchange Agreement, which is attached as an exhibit to the registration statement of which the prospectus is a part.

Earnout Escrow Agreement

On the Closing Date, in connection with the consummation of the Business Combination, DraftKings, Shalom Meckenzie, in his capacity as SBT Sellers’ Representative, Eagle Equity Partners, LLC, Jeff Sagansky, Eli Baker, Harry Sloan, I.B.I. Trust Management, the trustee, and Computershare Trust Company, N.A., as escrow agent, entered into an escrow agreement (the “Earnout Escrow Agreement”) pursuant to which (i) 5,388,000 shares of DraftKings Class A common stock were delivered and deposited into a custodian account and (ii) 612,000 shares of DraftKings Class A common stock were delivered to the trustee, (together, the “Earnout Shares”), in each case, to be released pro-rata to the recipients thereof only upon the occurrence of certain triggering events that relate to the achievement of certain stock price thresholds based upon the volume weighted average share price of our Class A common stock ranging from $12.50 to $16.00 at any time during a four-year period commencing on the Closing Date.

On May 21, 2020, the triggering events for the issuance of all of the Earnout Shares occurred, as the volume weighted average share price of our Class A common stock as of that date had been greater than or equal to $16.00 over the previous 20 trading days. As a result, we issued 6,000,000 Earnout Shares to certain stockholders, including 1,500,000 Earnout Shares to Harry Sloan, 612,000 Earnout Shares to Shalom Meckenzie, 231,508 Earnout Shares to RPII DK LLC, for which John Salter shares voting and investment power, 198,306 Earnout Shares to Jason Robins (including certain affiliated entities), 171,860 Earnout Shares to TFCF Sports Enterprises, LLC, 96,519 Earnout Shares to Ryan Moore (including certain affiliated entities), 84,477 Earnout Shares to Paul Liberman (including certain affiliated entities), 77,779 Earnout Shares to Matthew Kalish (including certain affiliated entities), 71,977 Earnout Shares to Steven Murray (including certain affiliated entities), 66,820 Earnout Shares to Hany Nada, 39,029 Earnout Shares to R. Stanton Dodge, 14,497 Earnout Shares to Jason Park, 4,068 Earnout Shares to Woodrow Levin (including certain affiliated entities), 2,230 Earnout Shares to Richard Rosenbaltt and 1,439 Earnout Shares to Marni Walden.

The foregoing description of the Earnout Escrow Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Earnout Escrow Agreement, which is attached as an exhibit to the registration statement of which this prospectus is a part.

Stockholders Agreement

Corporate Governance

In connection with the Business Combination, the Company, the DEAC Stockholder Group, the DK Stockholder Group and the SBT Stockholder Group entered into the Stockholders Agreement, which is filed as an exhibit to the registration of which this prospectus is a part, and which provides, among other things, that, our Board was initially as set forth below:

•	DraftKings Directors. Ten directors nominated by the DK Stockholder Group, which were the directors of Old DK, including the Chief Executive Officer and at least five directors who qualify as “independent” directors under The Nasdaq Stock Market listing rules.

•	SBT Directors. Two directors nominated by Mr. Meckenzie, including at least one director who qualifies as an “independent” director under The Nasdaq Stock Market listing rules.

•	DEAC Director. One director nominated by the DEAC Stockholder Group, who will qualify as “independent” under The Nasdaq Stock Market listing rules subject to approval by DraftKings (such approval not to be unreasonably withheld).

•	From the first annual meeting of stockholders following the Closing Date, Mr. Meckenzie will have the right to nominate one director (and any replacement of such director) to serve on the Board (subject to the Board’s approval not to be unreasonably withheld) so long as Mr. Meckenzie continues to hold at least 9% of the issued and outstanding shares of our Class A common stock.

•	Subject to applicable law, Mr. Robins agrees to vote in favor of Mr. Meckenzie’s nominee at each annual meeting of stockholders so long as Mr. Meckenzie has such nomination right described above.

The Stockholders Agreement provides that immediately following the 2021 Annual Meeting, the total number of directors constituting the Board will be reduced to eleven. The nominating and corporate governance committee of the Board will recommend to the Board eleven candidates for election to the Board at the 2021 Annual Meeting, of which no more than eight will be any of the ten directors initially nominated to serve on the Board by the DK Stockholder Group.

Lock-up Periods

The lock-up periods under the Stockholders Agreement have expired, and as such, the shares of DraftKings beneficially owned or owned of record by such stockholders may be sold without restriction, other than the restriction to transfer in accordance with the Securities Act of 1933, as amended, and other applicable federal or state securities laws.

Registration Rights

The Stockholders Agreement provides that within 30 days of the Closing, DraftKings will file a shelf registration statement on Form S-1 with respect to resales of all Registrable Securities (as defined in the Stockholders Agreement) held by members of the Stockholder Parties (as defined in the Stockholders Agreement) and will use its commercially reasonable efforts to cause such shelf registration statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of  (i) 60 days (or 120 days if the SEC notifies DraftKings that it will “review” such shelf registration statement) after the Closing and (ii) the tenth business day after the date DraftKings is notified by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review. DraftKings filed such shelf registration on May 6, 2020 and it was declared effective on May 13, 2020.

In the period following the expiration of the lock-up periods, if any member of the Stockholder Parties delivers notice to DraftKings stating that it intends to effect an underwritten public offering of all or part of its Registrable Securities included on a shelf registration statement and reasonably expects aggregate gross proceeds of not less than $75,000,000, DraftKings will enter into a customary underwriting agreement and will take all such other reasonable actions as are requested by the managing underwriter or underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided that DraftKings will have no obligation to facilitate or participate in more than two underwritten offerings for each of the DK Stockholder Group, the SBT Stockholder Group and the DEAC Stockholder Group and no more than six underwritten offerings in the aggregate.

Whenever DraftKings proposes to publicly sell or register for sale any of its securities in an underwritten offering pursuant to a registration statement other than on Form S-8 or on Form S-4, DraftKings will give notice to the Stockholder Parties and will include all Registrable Securities that any member of the Stockholder Parties requests for inclusion within five days of receiving notice from DraftKings, subject to any cut-back deemed necessary by an underwriter.

As long as any member of the Stockholder Parties owns Registrable Securities, DraftKings will, at all times while it remains a reporting company under the Exchange Act, file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by DraftKings after the Closing pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the members of the Stockholder Parties with true and complete copies of all such filings.

Unsuitable Persons

Each member of the Stockholder Parties acknowledges and agrees to the application of the provisions concerning unsuitability contained in our Charter, which is applicable to all holders of common stock or other equity securities of DraftKings. Pursuant to such unsuitability provisions, common stock or any other equity securities of DraftKings, or securities exchangeable or exercisable for, or convertible into, such other equity securities of DraftKings, owned or controlled by any stockholder of DraftKings whom the DraftKings board of directors determines in good faith (following consultation with reputable outside gaming regulatory counsel), pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the DraftKings board of directors, is an Unsuitable Person or by an affiliate of an Unsuitable Person, will be subject to mandatory sale and transfer to either DraftKings or one or more third-party transferees, in such number and class(es)/series as determined by the DraftKings board of directors, on the terms and conditions set forth in our Charter. See “Description of Securities — Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates”.

Private Placements of Securities

Series F Preferred Stock Financing

Between August 2018 and March 2020, DraftKings sold an aggregate of 59,663,975 shares of its Series F preferred stock in multiple closings at a purchase price of $2.549560 per share, for an aggregate amount of approximately $152.1 million, after accounting for redemptions. Certain related persons participated in the financing round through investment funds in which they participate in management and/or have a financial interest. The following table summarizes purchases of DraftKings’ Series F preferred stock by related persons:

Name	Number of Shares	Purchase Price ($)
Revolution Growth III, LP(1)	3,922,245	9,999,998.97
Accomplice Fund II, L.P.(2)	784,449	1,999,999.80
Jason Robins Revocable Trust u/d/t January 8, 2014(3)	39,222	99,998.85

(1)	Steven J. Murray is a member of the DraftKings board of directors and is an affiliate of Revolution Growth III, LP.
(2)	Ryan Moore is a member of the DraftKings board of directors and is an affiliate of Accomplice Fund II, L.P.
(3)	Jason Robins, the trustee of Jason Robins Revocable Trust u/d/t January 8, 2014, is the Chief Executive Officer and Chairman of the board of directors of DraftKings.

Raine 2019 Engagement Letter

On August 28, 2019, DraftKings entered into an engagement letter, which was subsequently amended on December 13, 2019, with Raine Securities LLC (“Raine Securities”), an affiliate of Raine. John Salter, a member of the board of directors of DraftKings, is a partner of Raine. Pursuant to the engagement letter, Raine Securities acted as the exclusive financial advisor to DraftKings in connection with the acquisition of SBTech and the Business Combination. Under the terms of the engagement letter, DraftKings agreed to pay Raine Securities the following fees in addition to any other fees and expenses that may become payable under the terms of the engagement letter: (i) a success fee of $5.0 million for services in connection with the consummation of the SBTech Acquisition; (ii) a placement agent fee in connection with the Convertible Notes financing; and (iii) a success fee of $7.0 million for services in connection with the consummation of the Business Combination. The engagement letter terminated upon the close of the Business Combination.

DKFS

On August 27, 2019, DraftKings and other investors, including Accomplice Fund II, L.P. and Hany Nada, as well as Jason Robins and Jason Park, acquired equity interests of DKFS, LLC, a newly created joint venture (“DKFS”), which among other things, invests in early stage companies in the sports entertainment industry. Jason Robins and Jason Park are managers of DKFS. The following table summarizes the equity interests of DKFS held by DraftKings and related persons, as well as the consideration paid for such interests:

Name	Common Units	Incentive Units(1)	Cash Consideration ($)		In-Kind Consideration ($)(2)
DraftKings	4,500,000	-	1,000,000	(3)	3,000,000
Accomplice Fund II, L.P.(4)	1,500,000	-	1,000,000		-
Hany Nada(5)	375,000	-	250,000		-
Jason Robins(6)	-	126,603	-		-
Jason Park(7)	-	63,301	-		-

(1) One-fourth of each recipient’s incentive units vest on the one-year anniversary of the date of issuance and the remainder vest in equal monthly installments over the subsequent 36 months, subject to the recipient’s continued provision of services to DKFS.

(2) Consists of the contribution to DKFS of a license to use certain proprietary marks and logos owned by DraftKings.

(3) Consists of payment of cash consideration to DKFS on November 20, 2020.

(4) Ryan Moore is a director of DraftKings and an affiliate of Accomplice Fund II, L.P.

(5) Hany Nada is a director of DraftKings.

(6) Jason Robins is the Chairman of the Board and Chief Executive Officer of DraftKings.

(7) Jason Park is the Chief Financial Officer of DraftKings.

In connection with the in-kind investment in DKFS, DraftKings also agreed to enter into a services agreement with Drive by DraftKings, Inc., a wholly-owned subsidiary of DKFS. Pursuant to this services agreement, DraftKings will provide certain administrative and other services to Drive by DraftKings, Inc. Specifically, DraftKings provides office space and general overhead support to DKFS. The overhead support relates to rent, utilities and general and administrative support services. As of December 31, 2020, DraftKings had $1.1 million of receivables from this entity related to these services. We anticipate that the service agreement fees incurred by Drive by DraftKings, Inc. will be approximately $280,000 annually.

On November 20, 2020, DraftKings invested an additional $1.0 million in DKFS and acquired an additional 3.4% interest, bringing its total ownership interest in DKFS to 49.9% as of December 31, 2020.

 Fox Media Agreement

On August 1, 2014, DraftKings entered into a fantasy games advertising agreement with Fox Sports Interactive Media, LLC, which was incorporated into a media purchase agreement between DraftKings and Fox Networks Group, Inc., dated July 13, 2015 (as amended from time to time thereto, the “Media Purchase Agreement”). Fox Networks Group, Inc., until March 2019, was an affiliate of TFCF (as defined below), which holds over 5% of DraftKings capital stock. Pursuant to the Media Purchase Agreement, and effective January 2019, DraftKings is committed to an aggregate minimum commitment of $15 million through December 31, 2021 ($5 million per year). The Media Purchase Agreement will expire December 31, 2021 unless DraftKings elects to extend it.

ESPN Commercial Agreement

Effective September 1, 2020 DraftKings entered into an agreement with ESPN, Inc. (“ESPN”), to become a co-exclusive sportsbook link-out provider and exclusive daily fantasy sports link-out provider to ESPN across a selection of their digital properties. The Walt Disney Company (“Disney”) owns 80% of ESPN, making ESPN an affiliate of TFCF Sports Enterprises LLC (“TFCF”), a wholly-owned subsidiary of TFCF Corporation, which, in turn (through a series of intermediary entities) is a wholly-owned subsidiary of Disney. TFCF is currently a direct holder of (and Disney is the beneficial owner of) greater than 5% of DraftKings Class A common stock. Pursuant to the agreement, DraftKings committed to approximately $35 to $50 million per year for a period of up to 10 years with DraftKings and ESPN each having termination rights under certain conditions.

Related Person Transaction Policy

The Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which DraftKings or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of DraftKings’ executive officers or a member of the Board;

•	any person who is known by DraftKings to be the beneficial owner of more than five percent (5%) of our voting stock;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

In addition, we have in place policies and procedures designed to minimize potential conflicts of interest arising from any dealings any person or entity may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the audit committee charter, the audit committee has the responsibility to review related person transactions.

United STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common stock. This discussion applies only to Class A common stock that is held as a capital asset for U.S. federal income tax purposes and is applicable only to holders who purchase Class A common stock from the Selling Securityholders pursuant to this prospectus.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the U.S.;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the Class A common stock;

•	persons holding the Class A common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	persons that receive shares upon the exercise of employee stock options or otherwise as compensation;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•	tax-exempt entities.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our Class A common stock through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our Class A common stock, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our Class A common stock, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. Upon a sale or other taxable disposition of our Class A common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A common. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A common stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost for the Class A common stock less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of Class A common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Class A common stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•	a foreign corporation or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our Class A common stock.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock, unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid other information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our Class A common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our Class A common stock.

PLAN OF DISTRIBUTION

We are registering the possible resale by the Selling Securityholders of shares of Class A common stock up to the amount set forth in the section entitled “Selling Securityholders” (including shares of Class A common stock issued upon the exercise of the PIPE Warrants and shares of Class A common stock issued upon conversion of Convertible Notes held by such Selling Securityholders). We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of The Nasdaq Stock Market;

•	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker- dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock are currently listed on Nasdaq under the symbol “DKNG”.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

PIPE Warrants

Pursuant to their terms, the PIPE Warrants became exercisable on May 23, 2020 and on May 27, 2020, we announced the redemption of all of the outstanding PIPE Warrants. All PIPE Warrants were exercised or redeemed in full as of July 2, 2020.

Convertible Notes

Pursuant to the terms of the Convertible Notes, the outstanding principal and accrued interest on the Convertible Notes converted immediately prior to the reincorporation into shares of DEAC Class A common stock, at a price per share equal to the price per share paid by the PIPE Investors in the Private Placement. The shares of DEAC Class A common stock issued upon conversion of the Convertible Notes converted into shares of DraftKings Class A common stock upon consummation of the reincorporation and the Business Combination.

Lock-up Agreements

Certain of our stockholders have entered into lock-up agreements. See “Securities Act Restrictions of Resale of Securities—Lock-up Agreements.”

LEGAL MATTERS

Greenberg Traurig, LLP has passed upon the validity of the Class A common stock offered by this prospectus and certain other legal matters related to this prospectus. Sullivan & Cromwell LLP also provided legal advice to DraftKings.

EXPERTS

The consolidated financial statements of DraftKings Inc. as at December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019 and 2018, appearing in this prospectus, have been audited by BDO USA, LLP (“BDO”), independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SBT and Subsidiaries as at December 31, 2019 and 2018, and the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2019, 2018 and 2017, appearing in this prospectus, have been audited by Ziv Haft, CPA (Isr.) (“Ziv Haft”), a BDO Member Firm, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing. Ziv Haft’s report contains an explanatory paragraph regarding the impact of the novel coronavirus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain an Internet website at www.draftkings.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

DRAFTKINGS INC.

SBTECH (GLOBAL) LIMITED

Unaudited Condensed Consolidated Financial Statements as of March 31, 2020 and December 31, 2019
Unaudited Condensed Interim Consolidated Statements of Financial Position	F-40
Unaudited Condensed Interim Consolidated Statements of Comprehensive Income	F-42
Unaudited Condensed Interim Consolidated Statements of Changes in Shareholders’ Equity	F-43
Unaudited Condensed Interim Consolidated Statements of Cash Flows	F-45
Notes to the Unaudited Condensed Interim Consolidated Financial Statements	F-46

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

DraftKings, Inc.

Boston, Massachusetts

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of DraftKings, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, consolidated statements of comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2020, the Company adopted Accounting Standards Codification Topic 842, Leases (Topic 842).

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Intangible Assets ~ Business Combinations

As described in Notes 2 and 3 to the consolidated financial statements, on April 23, 2020, the Company acquired SBTech (Global) Limited (“SBTech”), for net consideration of $977.0 Million. The Company accounted for the acquisition in accordance with ASC Topic 805, Business Combinations, which required the Company to exercise judgment and make estimates and assumptions based on available information regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values of identifiable intangible assets. Estimates and assumptions that the Company makes in estimating the fair value of future acquired technology, user lists and other identifiable intangible assets include future cash flows that they expect to generate from the acquired assets. The Company recognized $484.0 Million of finite-lived intangible assets.

We identified the determination of fair values of certain identifiable finite-lived intangible assets, which primarily included developed technology and customer relationships, as a critical audit matter. The principal considerations for our determination included the following: (i) changes in the key assumptions could have a significant impact on the fair value of the finite-lived intangible assets acquired, (ii) subjectivity and judgment required to determine significant unobservable inputs and assumptions utilized by the Company in determining the fair value of the developed technology and customer lists acquired, specifically projected revenue growth rates, projected profit margins, discount rates, and platform synergies, and (iii) appropriateness of use of various valuation models to determine the fair value of the developed technology and customer relationships acquired. Auditing these elements involved especially challenging and subjective auditor judgment due to the nature and extent of audit effort required to address these matters, including the extent of specialized skill or knowledge needed.

The primary procedures we performed to address this critical audit matter included:

●	Assessing the reasonableness of projected revenue growth rates, projected profit margins, and platform synergies through: (i) evaluating historical performance of the target entity, (ii) assessing financial projections against industry metrics and peer-group companies, and (iii) evaluating the reasonableness of methods used to measure platform synergies.

●	Utilizing personnel with specialized knowledge and skill with valuation to assist in: (i) assessing the reasonableness of discount rates incorporated into the various valuation models, and (ii) assessing the appropriateness of various valuation models utilized by management to determine the fair values of the developed technology and customer lists acquired.

Uncertain Tax Positions ~ Business Combinations

As discussed in Note 11 to the consolidated financial statements, the Company’s global operating model gives rise to income tax obligations in the United States and in certain foreign jurisdictions in which it operates. As a result of the business combination, the Company recorded reserves for unrecognized tax benefits of $63.6 Million. To account for this uncertainty, the Company must determine whether each tax position’s technical merits are more-likely-than-not to be sustained in an audit by a taxing authority and then measure the amount of tax benefit that qualifies for recognition.

We identified the determination of an uncertain tax position associated with a business combination as a critical audit matter. Auditing the recognition and measurement of the uncertain tax position requires significant auditor judgment because the determination of whether a tax position’s technical merit is more likely than not to be sustained in an audit is judgmental and is based on interpretations of tax laws and legal rulings. In addition, measuring the amount of tax benefit that qualifies for recognition for an uncertain tax position requires judgment in assessing the potential outcomes that could occur when a tax position undergoes an audit by a taxing authority. Auditing these elements involved especially subjective auditor judgment and an increased level of audit effort, including involvement of personnel with specialized skills and knowledge.

The primary procedures we performed to address this critical audit matter included:

●	Assessing the completeness and accuracy of the data and calculations used to determine the amount of tax benefit to recognize.

●	Involving personnel with specialized knowledge and skill in taxation to assist in (i) assessing the tax position’s technical merits, (ii) whether the uncertain tax positions identified by the Company are more-likely-than-not to be sustained upon audit, and (iii) assessing the Company’s correspondence with legal experts and evaluating income tax advice or other third-party advice obtained by the Company.

Loss Contingencies Related to Indirect Taxes

As discussed in Note 7 to the consolidated financial statements, as of December 31, 2020, the Company’s estimated contingent liability for indirect taxes was $45.9 Million. Indirect tax statutes and regulations can be complex and subject to differences in application and interpretation. The Company accrues a liability for its estimated liability for these taxes based upon its analysis of the statutes and regulations and their applicability to its business. Tax authorities may impose indirect taxes on Internet-delivered activities based on statutes and regulations which, in some cases, were established prior to the advent of the Internet and do not apply with certainty to the Company’s business.

We identified accounting for loss contingencies related to indirect taxes as a critical audit matter. The principal considerations for our determination includes management’s application of significant judgment in (i) interpreting and applying indirect tax statutes and regulations, (ii) assessing the probability that a loss contingency exists, and (iii) assessing the amount recorded. Auditing these elements involved especially challenging auditor judgment due to the nature and extent of audit effort required to address these matters, including the need for specialized knowledge and skill in assessing these elements.

The primary procedures we performed to address this critical audit matter included:

●	Assessing the completeness and accuracy of the indirect tax matters subject to evaluation by the Company through examination of jurisdictional sales and applicable tax rates to determine if the contingent liability is accurately recorded.

●	Utilizing personnel with specialized knowledge and skill in state and local tax regulations to assist in (i) evaluating the Company’s assessment of the probability of outcomes for the indirect taxes, and (ii) assessing the measurement of probable and reasonably possible losses by performing an evaluation of the Company’s assessment, including assessing that all relevant statutes and regulations have been identified.

Emphasis of Matter Regarding Novel Coronavirus

As more fully described in Note 1 to the consolidated financial statements, the Company has been negatively impacted by the outbreak of a novel coronavirus (COVID-19), which was declared a global pandemic by the World Health Organization in March 2020.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2016.

Boston, Massachusetts

February 26, 2021

DRAFTKINGS INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$1,817,258	$76,533
Cash reserved for users	287,718	144,000
Receivables reserved for users	30,249	19,828
Accounts receivable	44,522	10,016
Prepaid expenses and other current assets	14,558	10,771
Total current assets	2,194,305	261,148
Property and equipment, net	40,827	25,945
Intangible assets, net	555,930	33,939
Goodwill	569,603	4,738
Operating lease right-of-use assets	68,077	—
Equity method investment	2,955	2,521
Deposits and other non-current assets	7,632	2,434
Total assets	$3,439,329	$330,725
Liabilities and Stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$223,633	$85,295
Liabilities to users	317,942	163,035
Operating lease liabilities, current portion	12,837	—
Revolving credit line	—	6,750
Total current liabilities	554,412	255,080

Convertible promissory notes	—	68,363
Non-current operating lease liabilities	68,775	—
Long-term income tax liability	72,066	—
Other long-term liabilities	47,287	56,862
Total liabilities	$742,540	$380,305
Commitments and contingent liabilities (Note 15)

See accompanying notes to consolidated financial statements.

Due to the timing of the Business Combination, the December 31, 2019 balances exclude B2B/SBTech

DRAFTKINGS INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 31,
	2020	2019
Stockholders’ equity (deficit):
Class A common stock, $0.0001 par value; 900,000 and 735,000 shares authorized as of December 31, 2020 and December 31, 2019, respectively; 403,110 and 184,626 shares issued and 396,303 and 184,626 outstanding at December 31, 2020 and December 31, 2019, respectively	40	18
Class B common stock, $.0001 par value; 900,000 shares authorized as of December 31, 2020; 393,014 shares issued and outstanding at December 31, 2020	39	—
Treasury stock, at cost; 6,807 shares as of December 31, 2020	(288,784)	—
Additional paid-in capital	4,745,014	949,186
Accumulated deficit	(1,843,054)	(998,784)
Accumulated other comprehensive income	83,534	—
Total stockholders’ equity (deficit)	2,696,789	(49,580)
Total liabilities and stockholders’ equity (deficit)	$3,439,329	$330,725

See accompanying notes to consolidated financial statements.

Due to the timing of the Business Combination, the December 31, 2019 balances exclude B2B/SBTech.

DRAFTKINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Years ended December 31,
	2020	2019	2018
Revenue	$614,532	$323,410	$226,277
Cost of revenue	346,589	103,889	48,689
Sales and marketing	495,192	185,269	145,580
Product and technology	168,633	55,929	32,885
General and administrative	447,374	124,868	75,904
Loss from operations	(843,256)	(146,545)	(76,781)
Other (expense) income:
Interest (expense) income, net	(1,070)	1,348	666
Gain on initial equity method investment	—	3,000	—
Loss before income tax (benefit) provision	(844,326)	(142,197)	(76,115)
Income tax (benefit) provision	(622)	58	105
Loss from equity method investment	566	479	—
Net loss attributable to common stockholders	$(844,270)	$(142,734)	$(76,220)
Loss per share attributable to common stockholders:
Basic and diluted	$(2.76)	$(0.77)	$(0.45)

See accompanying notes to consolidated financial statements.

Due to the timing of the Business Combination, the above periods, to the extent applicable, exclude B2B/SBTech activity which occurred prior to April 24, 2020.

DRAFTKINGS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Amounts in thousands)

	Year ended December 31,
	2020	2019	2018
Net loss	$(844,270)	$(142,734)	$(76,220)
Other comprehensive income
Foreign currency translation adjustments, net of nil tax	83,534	—	—
Comprehensive loss	$(760,736)	$(142,734)	$(76,220)

See accompanying notes to consolidated financial statements.

Due to the timing of the Business Combination, the above periods, to the extent applicable, exclude B2B/SBTech activity which occurred prior to April 24, 2020.

DRAFTKINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(Amounts in thousands)

	Convertible								Accumulated
	Redeemable		Class A Common		Class B Common		Additional		Other	Treasury	Total
	Preferred Stock		Stock		Stock		Paid in	Accumulated	Comprehensive	Stock	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Amount	(Deficit)/Equity
Balances at December 31, 2019 (as previously reported)	110,250	$258,371	389,610	$390	—	$—	$690,443	$(998,784)	$—	$—	$(307,951)
Conversion of shares due to merger recapitalization	(110,250)	(258,371)	(204,984)	(372)	—	—	258,743	—	—	—	258,371
Balances at December 31, 2019, effect of reverse acquisition (refer to Note 2)	—	—	184,626	18	—	—	949,186	(998,784)	—	—	(49,580)
Issuance of Series F preferred stock	—	—	1,526	—	—	—	11,000	—	—	—	11,000
Exercise of stock options	—	—	14,900	2	—	—	27,585	—	—	—	27,587
Stock-based compensation expense	—	—	—	—	393,014	39	324,999	—	—	—	325,038
Merger recapitalization, net repurchase of $7,192 and issuance costs of $11,564	—	—	(278)	—	—	—	(18,756)	—	—	—	(18,756)
Conversion of Convertible Notes to common shares	—	—	11,254	1	—	—	112,544	—	—	—	112,545
DEAC shares recapitalized, net of redemptions and equity issuance costs of $10,631	—	—	74,122	7	—	—	667,304	—	—	—	667,311
Equity consideration issued to acquire SBTech	—	—	40,739	4	—	—	789,060	—	—	—	789,064
Shares issued for earn outs - SBTech	—	—	720	—	—	—	—	—	—	—	—
Shares issued for earn outs - DEAC and DK	—	—	5,280	1	—	—	(1)	—	—	—	—
Shares issued for exercise of warrants	—	—	17,698	2	—	—	202,032	—	—	—	202,034
Shares issued in offerings, net of issuance costs of $41,536	—	—	36,820	4	—	—	1,680,063	—	—	—	1,680,067
Purchase of treasury stock	—	—	(6,807)	(1)	—	—	—	—	—	(288,784)	(288,785)
RSU Vesting	—	—	15,703	2	—	—	(2)	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	83,534	—	83,534
Net loss	—	—	—	—	—	—	—	(844,270)	—	—	(844,270)
Balances at December 31, 2020	—	$—	396,303	$40	393,014	39	$4,745,014	$(1,843,054)	$83,534	$(288,784)	$2,696,789

	Convertible
	Redeemable		Class A Common		Additional		Total
	Preferred Stock		Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)/Equity
Balances at December 31, 2018 (as previously reported)	111,969	$261,277	384,009	$384	$670,439	$(856,050)	$(185,227)
Conversion of shares	(111,969)	(261,277)	(200,756)	(366)	261,643	—	261,277
Balances at December 31, 2018, effect of reverse acquisition (refer to Note 2)	—	—	183,253	18	932,082	(856,050)	76,050
Exercise of stock options	—	—	1,017	—	1,148	—	1,148
Common stock issued	—	—	674	—	439	—	439
Issuance of Common Stock for In-kind Transfer	—	—	290	—	1,364	—	1,364
Repurchase of preferred stock and issuance of promissory note	—	—	(1,626)	—	(11,722)	—	(11,722)
Recapitalization of issuance of Series F preferred stock	—	—	1,018	—	7,824	—	7,824
Stock-based compensation expense	—	—	—	—	17,613	—	17,613
Issuance of warrants	—	—	—	—	438	—	438
Net loss	—	—	—	—	—	(142,734)	(142,734)
Balances at December 31, 2019	—	$—	184,626	$18	$949,186	$(998,784)	$(49,580)

	Convertible
	Redeemable		Class A Common		Additional		Total
	Preferred Stock		Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)/Equity
Balances at December 31, 2017 (as previously reported)	54,901	$119,009	379,932	$380	$661,085	$(779,830)	$(118,365)
Conversion of shares	(54,901)	(119,009)	(218,302)	(364)	119,373	—	119,009
Balances at December 31, 2017, effect of reverse acquisition (refer to Note 2)	—	—	161,630	16	780,458	(779,830)	644
Issuance of Series F preferred stock	—	—	20,181	2	141,588	—	141,590
Exercise of stock options	—	—	844	—	552	—	552
Common stock issued	—	—	139	—	340	—	340
Issuance of common stock for in-kind transfer	—	—	459	—	1,934	—	1,934
Stock-Based compensation expense	—	—	—	—	7,210	—	7,210
Net loss	—	—	—	—	—	(76,220)	(76,220)
Balances at December 31, 2018	—	$—	183,253	$18	$932,082	$(856,050)	$76,050

See accompanying notes to consolidated financial statements.

Due to the timing of the Business Combination, the above periods, to the extent applicable, exclude B2B/SBTech activity which occurred prior to April 24, 2020.

DRAFTKINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2020	2019	2018
Cash Flows from Operating Activities:
Net loss	$(844,270)	$(142,734)	$(76,220)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	77,410	13,636	7,499
Non-cash interest expense	3,114	424	31
Stock-based compensation expense, including value of Class B common shares	325,038	17,613	7,210
Loss from equity method investment	566	479	—
Gain on initial equity method investment	—	(3,000)	—
Deferred income taxes	(2,279)	54	19
Other non-cash expenses	—	2,711	1,934
Change in operating assets and liabilities, net of effect of Business Combination:
Cash reserved for users	(143,718)	(32,302)	(22,633)
Receivables reserved for users	(10,421)	1,506	(4,087)
Accounts receivable	(13,802)	(3,118)	(4,203)
Prepaid expenses and other current assets	1,152	(6,436)	1,989
Deposits and other non-current assets	(3,730)	(930)	728
Operating leases, net	2,640	—	—
Accounts payable and accrued expenses	103,574	27,946	5,736
Settlement liability	—	(3,400)	(2,212)
Other long-term liabilities	12,355	18,405	12,068
Long-term income tax liability	(411)	—	—
Liabilities to users	154,907	30,266	26,562
Net cash flows used in operating activities	$(337,875)	$(78,880)	$(45,579)
Cash Flows from Investing Activities:
Purchases of property and equipment	(11,752)	(16,703)	(13,683)
Purchases of intangible assets	(1,625)	—	—
Cash paid for internally developed software costs	(27,489)	(14,816)	(12,738)
Acquisition of gaming licenses	(6,830)	(10,752)	(251)
Investment in equity method investment	(1,000)	—	—
Cash paid for Business Combination, net of cash acquired	(178,645)	—	—
Net cash flows used in investing activities	$(227,341)	$(42,271)	$(26,672)
Cash Flow from Financing Activities:
Proceeds from revolving credit line	37,750	3,000	—
Repayments of revolving credit line	(44,500)	—	(1,250)
Cash buyout of unaccredited investors	(7,192)	—	—
Net proceeds from issuance of redeemable convertible stock	—	7,824	141,590
Repurchase of preferred stock	—	(722)	—
Issuance costs related to merger recapitalization	(11,564)	—	—
Net proceeds from issuance of convertible promissory notes	41,077	68,087	—
Proceeds from recapitalization of DEAC shares, net of issuance costs	669,825	—	—
Proceeds from shares issued for warrants	202,034	—	—
Proceeds from issuance of Class A common stock, net of issuance costs	1,680,067	439	—
Purchase of treasury stock	(288,785)	—	—
Proceeds from exercise of stock options	27,587	1,148	552
Net cash flows provided by financing activities	$2,306,299	$79,776	$140,892
Effect of foreign exchange rates on cash and cash equivalents	(358)	—	—
Net increase (decrease) in cash, cash equivalents and restricted cash	1,740,725	(41,375)	68,641
Cash and cash equivalents at the beginning of period	76,533	117,908	49,267
Cash and cash equivalents, end of period	$1,817,258	$76,533	$117,908
Supplemental Disclosure of Noncash Investing and Financing Activities
Non-cash Redemption of Series F redeemable convertible preferred to stock through issuance of Promissory Note	—	11,000	—
Conversion of convertible notes and accrued interest to common shares	112,545	—	—
Increase in net liabilities acquired from DEAC	2,514	—	—
Increase in accounts payable and accrued expenses from gaming licenses, net	3,976	1,000	—
Increase in accounts payable and accrued expenses from property and equipment and internally developed software costs	990	—	—
Equity consideration issued to acquire SBTech	789,064	—	—
Supplemental Disclosure of Cash Activities
Cash paid for interest	417	260	261
Cash paid for taxes	1,442	—	—

See accompanying notes to consolidated financial statements.

Due to the timing of the Business Combination, the above periods, to the extent applicable, exclude B2B/SBTech activity which occurred prior to April 24, 2020.

DRAFTKINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, unless otherwise noted)

1.    Description of Business

DraftKings Inc., a Nevada corporation (the “Company” or “DraftKings”), was incorporated in Nevada as DEAC NV Merger Corp., a wholly owned subsidiary of our legal predecessor, Diamond Eagle Acquisition Corp. (“DEAC”), a special purpose acquisition company. On April 23, 2020, DEAC consummated the transactions contemplated by the Business Combination Agreement (the “Business Combination”) dated December 22, 2019, as amended on April 7, 2020 and, in connection therewith, (i) DEAC merged with and into the Company, whereby the Company survived the merger and became the successor issuer to DEAC by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the Company changed its name to “DraftKings Inc.,” (iii) the Company acquired DraftKings Inc., a Delaware corporation (“Old DK”), by way of a merger and (iv) the Company acquired all of the issued and outstanding share capital of SBTech (Global) Limited (“SBTech”). Upon consummation of the preceding transactions, Old DK and SBTech became wholly owned subsidiaries of the Company.

DraftKings is a digital sports entertainment and gaming company. The Company’s business-to-consumer (“B2C”) segment provides users with daily fantasy sports (“DFS”), sports betting (“Sportsbook”) and online casino (“iGaming”) products. The Company’s business-to-business (“B2B”) segment is involved in the design, development and licensing of sports betting and casino gaming software for its Sportsbook and casino gaming products.

In May 2018, the Supreme Court (the “Court”) struck down on constitutional grounds the Professional and Amateur Sports Protection Act of 1992 (“PASPA”), a law that prohibited most states from authorizing and regulating sports betting. Since the Court’s decision, many states have legalized sports betting. As of December 31, 2020, the U.S. jurisdictions with statutes legalizing online sports betting are Colorado, Illinois, Indiana, Iowa, Michigan, Nevada, New Hampshire, New Jersey, Oregon, Pennsylvania, Puerto Rico, Rhode Island, Tennessee, Virginia, Washington, D.C and West Virginia. The jurisdictions with statutes legalizing sports betting at certain land-based retail locations are Arkansas, Colorado, Delaware, Illinois, Indiana, Iowa, Michigan, Mississippi, Montana, Nevada, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Puerto Rico, Rhode Island, Virginia, Washington, Washington, D.C and West Virginia. Several of the jurisdictions have enacted laws authorizing sports betting in retail locations, but we have yet to begin operations in those jurisdictions. The jurisdictions with statutes legalizing online casinos are Delaware, Michigan, New Jersey, Pennsylvania and West Virginia.

As of December 31, 2020, the Company operates online Sportsbooks in Colorado, Illinois, Indiana, Iowa, New Hampshire, New Jersey, Oregon (B2B), Pennsylvania, Tennessee and West Virginia, has retail Sportsbooks in Colorado, Illinois, Iowa, Mississippi, New Hampshire, New Jersey and New York. Subsequent to December 31, 2020, the Company also operates online Sportsbooks in Michigan and Virginia. As of December 31, 2020, the Company has iGaming products in New Jersey, Pennsylvania and West Virginia. Subsequent to December 31, 2020, the Company also has an iGaming product in Michigan. The Company also has arrangements in place with land-based casinos to expand operations into additional states upon the passing of the relevant legislation and the issuance of related regulations and the receipt of required licenses.

The novel coronavirus (“COVID-19”) has adversely impacted global commercial activity, disrupted supply chains and contributed to significant volatility in financial markets. In 2020, the COVID-19 pandemic adversely impacted many different industries. The ongoing COVID-19 pandemic could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the extent and the duration of the impact of COVID-19. COVID-19 therefore presents material uncertainty and risk with respect to us and our performance and could affect our financial results in a materially adverse way.

To date, the primary impacts of the COVID-19 pandemic to the Company have been the suspension, cancellation and rescheduling of sports seasons and sporting events. Beginning in March and continuing through the end of the second quarter, many sports seasons and sporting events, including the MLB regular season, domestic soccer leagues and European Cup competitions, the NBA regular season and playoffs, the NCAA college basketball tournament, the Masters golf tournament, and the NHL regular season and playoffs, were suspended or cancelled. The suspension of sports seasons and sporting events reduced customers’ use of, and spending on, the Company’s Sportsbook and DFS product offerings. Starting in the third quarter and continuing into the fourth quarter of the Company’s fiscal year, major professional sports leagues resumed their activities. The MLB began its season after a three-month delay and also completed the World Series, the NHL resumed its season and completed the Stanley Cup Playoffs, the Masters golf tournament was held, most domestic soccer leagues resumed and several European cup competitions were held, and the NFL season began on its regular schedule. During this period, the NBA also resumed its season, completed the NBA Finals and commenced its 2020-2021 season. The return of major sports and sporting events, as well as the unique and concentrated sports calendar, generated significant user interest and activity in our Sportsbook and DFS product offerings. However, the possibility remains that sports seasons and sporting events may be suspended, cancelled or rescheduled due to COVID-19 outbreaks. The suspension and alteration of sports seasons and sporting events earlier in the year reduced customers’ use of, and spending on, the Company’s Sportsbook and DFS product offerings and caused the Company to issue refunds for canceled events. Additionally, while retail casinos where the Company has branded Sportsbooks and DFS have reopened, they continue to operate with reduced capacity.

The Company’s revenues vary based on sports seasons and sporting events amongst other things, and cancellations, suspensions or alterations resulting from COVID-19 have the potential to adversely affect its revenue, possibly materially. However, the Company’s product offerings that do not rely on sports seasons and sporting events, such as iGaming, may partially offset this adverse impact on revenue. DraftKings is also innovating to develop more products that do not rely on traditional sports seasons and sporting events, for example, products that permit wagering and contests on events such as eSports, simulated NASCAR and League of Legends.

A significant or prolonged decrease in consumer spending on entertainment or leisure activities would likely have an adverse effect on demand for the Company’s product offerings, reducing cash flows and revenues, and thereby materially harming the Company’s business, financial condition and results of operations. In addition, a recurrence of COVID-19 cases or an emergence of additional variants or strains could cause other widespread or more severe impacts depending on where infection rates are highest. As steps taken to mitigate the spread of COVID-19 have necessitated a shift away from a traditional office environment for many employees, the Company has business continuity programs in place to ensure that employees are safe and that the business continues to function with minimal disruptions to normal work operations while employees work remotely. The Company will continue to monitor developments relating to disruptions and uncertainties caused by COVID-19.

2.    Summary of Significant Accounting Policies and Practices

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions are eliminated upon consolidation. Certain amounts in the prior years’ consolidated statements of changes in stockholders’ equity and statements of cash flows have been reclassified to conform to the current year presentation.

Pursuant to the Business Combination, the merger between a subsidiary of DEAC and Old DK was accounted for as a reverse recapitalization in accordance with U.S. GAAP (the “Reverse Recapitalization”). Under this method of accounting, DEAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Old DK issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Old DK. The shares and corresponding capital amounts and earnings per share available for common stockholders, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination. Further, Old DK was determined to be the accounting acquirer in the SBTech Acquisition, as such, the acquisition is considered a business combination under Accounting Standards Codification (“ASC”), Topic 805, Business Combinations, (“ASC 805”) and was accounted for using the acquisition method of accounting. DraftKings recorded the fair value of assets acquired and liabilities assumed from SBTech. The presented financial information for the year ended December 31, 2020 includes the financial information and activities for SBTech for the period from April 24, 2020 to (and including) December 31, 2020.

Comprehensive Loss

Comprehensive loss consists of foreign currency translation adjustments related to the effect of foreign exchange on the value of our assets and liabilities denominated in Euros. The cumulative net translation gain or loss is included in the consolidated statements of comprehensive loss.

Foreign Currency

Our reporting currency is the U.S. dollar while the functional currency of the Company’s non-U.S. subsidiaries is the Euro. The financial statements of the Company’s non-U.S. subsidiaries are translated into United States dollars in accordance with ASC 830, Foreign Currency Matters, using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs and expenses and historical rates for equity.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in the financial statements relate to and include, but are not limited to, the valuation and expensing of equity awards; accounting for contingencies and uncertainties; fair value estimates of embedded derivatives; purchase price allocations, including fair value estimates of intangible assets; the estimated useful lives of fixed assets and intangible assets, including internally developed software costs; and accrued expenses.

Going Concern

Based on anticipated spend and cash received from the Business Combination, exercise of certain warrants, the June 2020 and October 2020 follow-on equity offerings and the timing of expenditure assumptions, the Company currently expects that its cash will be sufficient to fund its operating expenses and capital expenditure requirements for at least 12 months after February 26, 2021. The Company has experienced operating losses and negative operating cash flows for the years ended December 31, 2020, 2019 and 2018.While certain geographies may experience improved cash flow, the Company expects to continue to incur annual operating losses and annual negative operating cash flow for the foreseeable future.

Concentrations Related to Credit Risk and Vendors

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of operating cash and cash equivalents and cash reserved for users. The Company maintains separate accounts for cash and cash reserved for users primarily across four financial institutions. Some amounts exceed federally insured limits with the majority of cash held in one financial institution. Management believes all financial institutions holding its cash are of high credit quality and does not believe the Company is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company relies on a limited number of vendors to support operations. In particular, a single vendor is currently the primary provider of web services that allows the Company to host its sports betting, iGaming and daily fantasy sports offerings. Any interruption in the services provided by this supplier could have a material adverse effect on its business, financial condition and results of operations.

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting, in accordance with ASC 805, which requires assets acquired and liabilities assumed to be recognized at their fair values as of the acquisition date. Any fair value of purchase consideration in excess of the fair value of the assets acquired less liabilities assumed is recorded as goodwill. The fair values of the assets acquired, and liabilities assumed are determined based upon the valuation of the acquired business and involve management making significant estimates and assumptions.

Cash and cash equivalents

Cash and cash equivalents consist of highly liquid, unrestricted savings, checking and other bank accounts. The Company also utilizes short-term certificates of deposit, each with a duration of three months or less.

Cash Reserved for Users

The Company maintains separate bank accounts to segregate users’ funds from operational funds. In certain regulated jurisdictions, user funds are held by DK Player Reserve, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, which was organized for the purpose of protecting users’ funds in the event of creditor claims.

Receivables Reserved for Users

Receivables for user deposits not yet received are stated at the amount the Company expects to collect from a payment processor, which includes an allowance for doubtful accounts if appropriate. These receivables arise, primarily, due to process timing between when a user deposits and when the Company receives that deposit from the payment processor. Receivables also arise due to the securitization policies of certain payment processors. The allowance for doubtful accounts is determined based on the Company’s assessment of the probability of the non-payment of the receivable. This provision is netted against the receivable balance with the loss being recognized within general and administrative expenses in the consolidated statements of operations. On assessment that the receivable will not be collected, the associated amount is written off with no impact to the consolidated statements of operations. The provision at December 31, 2020 and December 31, 2019 did not have a material impact on the Company’s consolidated financial statements.

Accounts Receivables

Accounts receivables are recorded at amortized cost, less any allowance for doubtful accounts. The allowance for doubtful accounts is determined based on the Company’s assessment of the probability of non-payment of the receivable. This provision is netted against the receivable balance with the loss being recognized within general and administrative expenses in the consolidated statements of operations. On assessment that the receivable will not be collected, the associated amount is written off with no impact to the consolidated statements of operations. The provision at December 31, 2020 and December 31, 2019 did not have a material impact on the Company’s consolidated financial statements.

Property and Equipment, Net

Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method over the estimated useful life of the asset. Leasehold improvements depreciation is computed over the shorter of the lease term or estimated useful life of the asset. Additions and improvements are capitalized, while repairs and maintenance are expensed as incurred. Useful lives of each asset class are as follows:

Computer equipment and software	3 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of the lease terms or the estimated useful lives of the improvements, generally 1–10 years

Intangible Assets, Net

The Company’s intangible assets consist of developed technology, customer relationships, internally-developed software, gaming licenses and trademarks and tradenames. The related amortization expense is classified as cost of revenue in the consolidated statements of operations.

Developed Technology

Developed technology primarily relates to the design and development of sports betting and casino gaming software for online and retail sportsbook and casino gaming products acquired from SBTech and recorded at fair value at the date of acquisition. Additional development costs are capitalized and amortized on a straight-line basis over their estimated useful life of eight years once the development is completed and the assets are in use. All other expenditures, including those incurred in order to maintain an intangible asset’s current level of performance, are expensed as incurred.

Customer Relationships

Customer (or “user”) relationships are finite-lived intangible assets which are amortized over their estimated useful lives of five years. Customer relationships are generally recognized as the result of business combinations.

Internally Developed Software

Software that is developed for internal use is accounted for pursuant to ASC 350-40, Intangibles, Goodwill and Other — Internal-Use Software. Qualifying costs incurred to develop internal-use software are capitalized when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and perform as intended. These capitalized costs include compensation for employees who develop internal-use software and external costs related to development of internal use software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Internally developed software is amortized using the straight-line method over an estimated useful life of three to four years. All other expenditures, including those incurred in order to maintain an intangible asset’s current level of performance, are expensed as incurred.

Gaming Licenses

The Company incurs fees in connection with applying for and maintaining good standing in jurisdictions via business licenses. Fees incurred in connection with the application and subsequent renewals are capitalized and amortized using the straight-line method over an estimated useful life. In certain arrangements, the Company enters into agreements to operate on a business partner’s license in exchange for upfront fees. These fees are capitalized and amortized over the shorter of their expected benefit under the partnership agreement or estimated useful life.

Trademarks and Tradenames

The Company incurs fees in connection with applying for and maintaining trademarks and tradenames. Fees incurred in connection with the application and subsequent renewals are capitalized and amortized using the straight-line method over an estimated useful life of three years.

Impairment of Long-Lived Assets

Long-lived assets, except for goodwill, consist of property and equipment and finite-lived acquired intangible assets, such as internal-use software, developed software, gaming licenses, trademarks, tradenames and customer relationships. Long-lived assets, except for goodwill, are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. Impairment expense is recognized to the extent an asset’s expected undiscounted future cash flows are less than the asset’s carrying amount. There was immaterial impairment related to internally developed software on abandoned projects during the years ended December 31, 2019 and 2018. As of December 31, 2020, the Company determined that long-lived assets were not impaired.

Goodwill

The Company’s business is classified into three reporting units: B2C, Media and B2B. In testing goodwill for impairment, the Company has the option to begin with a qualitative assessment, commonly referred to as “Step 0,” to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in the Company’s management, strategy and primary user base. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company performs a quantitative goodwill impairment analysis by comparing the carrying amount to the fair value of the reporting unit. If the carrying amount exceeds the fair value, goodwill will be written down to the fair value and recorded as impairment expense in the consolidated statements of operations. The Company performs its impairment testing annually and when circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company performed its annual impairment assessment of goodwill as of October 1, 2020 and concluded that goodwill was not impaired.

Equity Method Investment

The Company acquired an additional 3.4% interest in November 2020 in DKFS, LLC, also known as DRIVE by DraftKings, for $1.0 million, bringing its total ownership interest to 49.9% as of December 31, 2020. The Company uses the equity method to account for investments in which the Company has the ability to exercise significant influence over the operating and financial policies of the investee, but does not exercise control. The Company’s carrying value in the equity method investee is reflected in the caption “Equity method investment” on the consolidated balance sheets. Changes in value of DKFS, LLC are recorded in “Loss from equity method investment” on the consolidated statements of operations. The Company’s judgment regarding its level of influence over the equity method investee includes considering key factors, such as ownership interest, representation on the board of directors, and participation in policy-making decisions.

Under the equity method, the Company’s investment is initially measured at cost and subsequently increased or decreased to recognize the Company’s share of income and losses of the investee, capital contributions and distributions and impairment losses. The Company performs a qualitative assessment annually and recognizes an impairment if there are sufficient indicators that the fair value of the investment is less than carrying value.

Leases

The Company leases certain office spaces, equipment and vehicles and recognizes lease expense on a straight-line basis over the initial term of the lease unless external economic factors exist such that renewals are reasonably certain. In those instances, the renewal period would be included in the lease term to determine the period in which to recognize the lease expense.

Leases for periods through December 31, 2019 were reported under ASC 840, Leases (Topic 840) (“ASC 840”), including the disclosure requirements. The Company recognizes rent expense on operating leases on a straight-line basis over the non-cancellable lease term. Operating leases with landlord-funded leasehold improvements are considered tenant allowances and are amortized as a reduction of rent expense over the non-cancellable lease term. Deferred rent liability, which is calculated as the difference between contractual lease payments and the rent expense, is recorded in accounts payable and accrued expenses and other long-term liabilities in the consolidated balance sheets.

The Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASU 2016-02”), using the alternative transition method provided in ASU 2018-11, Leases (Topic 842) (“ASU 2018-11”): Targeted Improvements as of January 1, 2020 at December 31, 2020. Using the alternative transition method, the Company applied the transition requirements at the effective date of ASU 2016-02.

The Company elected the package of practical expedients permitted under the transition guidance within the new standard. In addition, the Company has elected to apply the practical expedient to combine lease and related non-lease components, for all classes of underlying assets, and account for the combined contract as a lease component, as well as the election was made to apply the short-term lease recognition exemption.

Liabilities to Users

The Company records liabilities for user account balances. User account balances consist of user deposits, most promotional awards and user winnings less user withdrawals, tax withholdings and user losses. Cash reserved for users and receivables reserved for users equal or exceed the Company’s liabilities to users at all times.

Loss Contingencies

The Company’s loss contingencies, which are included within other long-term liabilities in the consolidated balance sheets, are uncertain by nature and their estimation requires significant management judgment as to the probability of loss and estimation of the amount of such loss. These contingencies include, but may not be limited to, indirect taxes, regulatory investigations and proceedings and management’s evaluation of complex laws and regulations, and the extent to which they may apply to our business and industry.

The Company regularly reviews its contingencies to determine whether the likelihood of loss is probable and to assess whether a reasonable estimate of the loss can be made. Determination of whether a loss estimate can be made is a complex undertaking that considers the judgement of management, third-party research, the prospect of negotiation and interpretations by regulators and courts, among other information. When a loss is determined to be probable, and the amount of the loss can be reasonably estimated, an estimated contingent liability is recorded.

Revenue Recognition

Effective January 1, 2019, the Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective method for all contracts not completed as of the date of adoption. ASC 606 requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires more detailed disclosures to enable readers of the financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The cumulative effect of the adoption was immaterial to the consolidated financial statements. See Note 9 – Revenue Recognition for further details.

The Company determines revenue recognition through the following steps:

●	Identify the contract, or contracts, with the customer;

●	Identify the performance obligations in the contract;

●	Determine the transaction price;

●	Allocate the transaction price to performance obligations in the contract; and

●	Recognize revenue when, or as, the Company satisfies performance obligations by transferring the promised good or services.

The Company is currently engaged in the business of digital sports entertainment and gaming and provides its users with online gaming opportunities. The Company also provides online sportsbook and casino operators with technical infrastructure as well as related services with respect to its direct customers and distributors. The following is a description of the Company’s revenue streams:

Online Gaming

DFS is a peer-to-peer product in which users compete against one another for prizes. Users pay an entry fee (ranging from $0 to $10,000 per user) to join a DFS contest and compete for prizes, which are distributed to the highest performing competitors in each contest as defined by each contest’s prize table. DFS revenue is generated from contest entry fees from users, net of prizes and customer incentives awarded to users.

Sportsbook or sports betting involves a user wagering money on an outcome or series of outcomes occurring. When a user’s wager wins, the Company pays the user a pre-determined amount known as fixed odds. Sportsbook revenue is generated by setting odds such that there is a built-in theoretical margin in each sports wagering opportunity offered to users. Sportsbook revenue is generated from users’ wagers net of payouts made on users’ winning wagers and incentives awarded to users.

iGaming, or online casino, typically includes digital versions of wagering games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, the Company functions similarly to land-based casinos, generating revenue through hold, as users play against the house. iGaming revenue is generated from user wagers net of payouts made on users’ winning wagers and incentives awarded to users.

DFS, Sportsbook and iGaming, each as described above, create a single performance obligation for the Company to operate contests or games and award prizes or payouts to users based on results. Revenue is recognized at the conclusion of each contest, wager, or wagering game hand. Incentives can be used across online gaming products. Additionally, certain incentives given to customers create material rights and represent separate performance obligations. User incentives in certain cases create liabilities when awarded to players and in those cases are generally recognized as revenue upon redemption.

Gaming software

The Company contracts with business customers to provide sports and casino betting software solutions. Gaming software revenue is recognized when control of the solutions is transferred to the customer in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for providing control of the sports betting and casino software.

The Company’s direct customer contract revenue is generally calculated as a percentage of the wagering revenue generated by the business customer using our software and is recognized in the periods in which those wagering and related activities conclude. In contrast, the Company provides distributors with the right to resell the Company’s software-as-a-service offering to their clients, using their own infrastructure. In reseller arrangements, revenue is generally calculated via a fixed monthly fee and an additional monthly fee which varies based on the number of gaming operators to whom each reseller sub-licenses the Company’s software. Our direct customer arrangements do not provide the customers with the right to take possession of our software, but only the right to purchase access to the Company’s sports and casino wagering software for a defined contractual period. In reseller arrangements, as opposed to direct customer arrangements, the resellers purchase a software license which enables them to install, host, and serve their operators’ base using the Company’s software.

Transaction Price Considerations

Variability in the transaction price arises primarily due to market-based pricing, cash discounts, revenue sharing and usage-based fees. DraftKings offers loyalty programs, free plays, deposit bonuses, discounts, rebates and other rewards and incentives to its customers. Revenue for DFS, Sportsbook and iGaming is collected prior to the contest or event and is fixed once the outcome is known. Prizes paid and payouts made to users are recognized when awarded to the player.

Contracts with customers may include multiple performance obligations. For such arrangements, the transaction price is allocated to performance obligations on a relative standalone selling price basis. Standalone selling prices are estimated based on observable data of the Company’s sales of such products and services to similar customers and in similar circumstances on a standalone basis. For Online Gaming, which includes DFS, Sportsbook and iGaming, the Company allocates a portion of the transaction price to certain customer incentives that create material future customer rights. In addition, in the event of a multi-stage contest, the Company will allocate transaction price ratably from contest start to the contest’s final stage.

Certain costs to obtain or fulfill contracts

Under ASC 606, certain costs to obtain or fulfill a contract with a customer must be capitalized, to the extent recoverable from the associated contract margin, and subsequently amortized as the products or services are delivered to the customer. These costs are capitalized as contract acquisition costs and are amortized over the period of benefit to the customer. For the Company, the period of benefit is typically less than or equal to 1 year. As such, the Company applied the practical expedient and contract acquisition costs are expensed immediately. Customer contract costs which do not qualify for capitalization as contract fulfillment costs are expensed as incurred.

Contract balances

Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings to those customers. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing.

Deferred revenue relates to payments received in advance of the satisfaction of performance under the contract. The Company maintains various programs to incentivize user behaviors, which allows users to earn awards. Incentive awards generally represent a material right to the user, and awards may be redeemed for future services. Incentive awards earned by users, but not yet redeemed, are generally recognized as a reduction to revenue and included within liabilities to users on the consolidated balance sheets. When a user redeems most types of awards, the Company recognizes revenue on the consolidated statements of operations.

Certain player awards are not subject to expiration or have not been expired historically, on such awards the Company recognizes breakage (for amounts not expected to be redeemed) to the extent there is no requirement for remitting such balances to regulatory agencies.

Cost of Revenue

Cost of revenue consists primarily of variable costs. These include mainly (i) payment processing fees and chargebacks, (ii) product taxes, (iii) technology costs, (iv) revenue share / market access arrangements, and (v) feed / provider services. The Company incurs payment processing fees on user deposits, withdrawals and deposit reversals from payment processors (“chargebacks”). Chargebacks have not been material to date. Cost of revenue also includes expenses related to the distribution of our services, amortization of intangible assets and compensation of revenue associated personnel.

Sales and Marketing

Sales and marketing expenses consist primarily of expenses associated with advertising and related software, conferences, strategic league and team partnerships and costs related to free to play contests, rent and facilities maintenance and the compensation of sales and marketing personnel, including stock-based compensation expenses. Advertising costs are expensed as incurred and are included in sales and marketing expense in the consolidated statements of operations. During the years ended December 31, 2020, 2019 and 2018, advertising costs were $430.4 million, $152.2 million, and $124.5 million, respectively.

Product and Technology

Product and technology expenses consist primarily of expenses which are not subject to capitalization or otherwise classified within Cost of Revenue. Product and Technology expenses include software licenses, rent and facilities maintenance and depreciation of hardware and software and costs related to the compensation of product and technology personnel, including stock-based compensation.

General and Administrative

General and administrative expenses consist of costs not related to Sales and Marketing, Product and Technology or Revenue. General and administrative costs include professional services (including legal, regulatory, audit, accounting, lobbying and services related to the Business Combination), rent and facilities maintenance, contingencies, insurance, allowance for doubtful accounts receivable, depreciation of leasehold improvements and furniture and fixtures and costs related to the compensation of executive and non-executive personnel, including stock-based compensation.

Stock-based Compensation

The Company measures compensation expense for stock options and other stock awards in accordance with ASC 718, Compensation — Stock Compensation. Stock-based compensation is measured at fair value on grant date and recognized as compensation expense over the requisite service period. Generally, the Company issues stock options and other stock awards to employees with service-based and/or performance-based vesting conditions. For awards with only service-based vesting conditions, the Company records compensation cost for these awards using the straight-line method less an assumed forfeiture rate. For awards with performance-based vesting conditions, the Company recognizes compensation cost on a tranche-by-tranche basis (the accelerated attribution method) less an assumed forfeiture rate.

Under the provisions of ASC 505-50, Equity-Based Payments to Non-Employees, the Company measures stock-based awards granted to non-employees based on the fair value of the award on the date on which the related service is completed. Compensation expense is recognized over the period during which services are rendered by non-employees until service is completed. At the end of each financial reporting period, for share based payments issued in lieu of cash prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of the Company’s common stock.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between U.S. GAAP treatment and tax treatment of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by considering taxable income in carryback years, existing taxable temporary differences, prudent and feasible tax planning strategies and estimated future taxable profits.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate, as well as the related net interest and penalties.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Earnings (loss) per share

Basic earnings (loss) per share is calculated using the two-class method. Under the two-class method, basic earnings (loss) is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period excluding the effects of any potentially dilutive securities. The weighted-average number of common shares outstanding during the period includes Class A common stock but is exclusive of Class B common stock as these shares have no economic or participating rights. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued if such additional common shares were dilutive. Since the Company had net losses for all the periods presented, basic and diluted earnings (loss) per share are the same, and additional potential common shares have been excluded, as their effect would be anti-dilutive.

Recently Adopted Accounting Pronouncements

ASU 2016-02, Leases (Topic 842)

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients that entities can elect upon adoption. ASC 842 introduces new requirements to increase transparency and comparability among organizations for leasing transactions for both lessees and lessors. The principle of ASC 842 is that a lessee recognizes assets and liabilities that arise from leases. Lessees need to recognize a right-of-use asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability is equal to the present value of lease payments, and the right-of-use asset is equal to the lease liability, adjusted for other factors. For income statement purposes, ASC 842 requires leases to be classified as either operating or finance. Operating leases result in a straight-line expense pattern while finance leases result in a front-loaded expense pattern. Lessor accounting remains largely unchanged, other than certain targeted improvements intended to align lessor accounting with the lessee accounting model and with the updated revenue recognition guidance.

The Company adopted ASC 842 effective January 1, 2020 using the alternative transition method and elected to apply the new guidance at the adoption date without adjusting comparative periods presented. Comparative information has not been restated and will continue to be reported under accounting standards in effect for those periods. In adopting the new guidance, the Company elected to apply the package of transition practical expedients, which allows the Company not to reassess: (1) whether any expired or existing contracts contain leases under the new definition of a lease; (2) lease classification for any expired or existing leases; and (3) whether previously capitalized initial direct costs would qualify for capitalization under ASC 842. In transition, the Company did not elect to apply the hindsight practical expedient, which permits entities to use hindsight in determining the lease term and assessing impairment of right-of-use assets.

The adoption of ASC 842 resulted in the recognition of a new right-of-use assets and lease liabilities on the balance sheet for all operating leases. For the year ended December 31, 2019, the short-term and long-term deferred rent liabilities were $1.1 million and $9.7 million, respectively. As a result of the Company’s adoption on January 1, 2020, the Company recorded operating right-of-use assets of $33.9 million, including an offsetting deferred rent of $10.8 million, along with associated operating lease liabilities of $44.7 million.

ASU No. 2018-07, Compensation — Stock Compensation (Topic 718)

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718), to simplify the accounting for share-based payments to non-employees by aligning it with the accounting for share- based payments to employees, with certain exceptions. Under the new standard, equity-classified non- employee awards are initially measured on the grant date and re-measured only upon modification, rather than at each reporting period. Measurement is based on an estimate of the fair value of the equity instruments to be issued. The Company adopted this pronouncement as of January 1, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326). The new guidance replaces the incurred loss impairment methodology in current U.S. GAAP with a methodology that utilizes a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses. For receivables reserved for users and accounts receivable held at the reporting date and measured at an amortized cost basis, the Company estimates all expected credits losses based on historical experience, current conditions and reasonable and supportable forecasts. The Company adopted this standard as of January 1, 2020 at December 31, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40)

In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the accounting for implementation costs incurred in a hosting arrangement that is a service contract with the accounting for implementation costs incurred to develop or obtain internal-use software under ASC 350-40, in order to determine which costs to capitalize and recognize as an asset and which costs to expense. The Company adopted this standard as of January 1, 2020 at December 31, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Recent Accounting Pronouncements Not Yet Adopted

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes—Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company is currently evaluating the timing of adopting this guidance and the impact of adoption on its financial position, results of operations and cash flows.

3.    Business Combination

As discussed in Note 1, on April 23, 2020 DEAC consummated the transactions contemplated by the Business Combination Agreement, dated December 22, 2019 as amended on April 7, 2020 and, in connection therewith, (i) DEAC merged with and into the Company, whereby the Company survived the merger (the “DK Merger”) and became the successor issuer to DEAC by operation of Rule 12g-3(a) promulgated under the Exchange Act, (ii) the Company changed its name to “DraftKings Inc.,” (iii) the Company acquired Old DK by way of a merger and (iv) the Company acquired all of the issued and outstanding share capital of SBTech (the “SBTech Acquisition”). Upon consummation of the foregoing transactions, Old DK and SBTech became wholly owned subsidiaries of the Company. Under ASC 805, Old DK was deemed the accounting acquirer based on the following predominant factors: its former owners have the largest portion of voting rights in the Company, the Board and Management have more individuals coming from Old DK than either DEAC or SBTech, Old DK was the largest entity by revenue and by assets at the time of the Business Combination, and the headquarters of the Company is Old DK’s headquarters which is located in Boston, Massachusetts.

The DK Merger was accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, DEAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Old DK issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC are stated at historical cost with no goodwill or other intangible assets recorded. The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Old DK. Reported shares and earnings per share available to holders of the Company’s common stock, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination. Further, Old DK was determined to be the accounting acquirer in the SBTech Acquisition. As such, the SBTech Acquisition was treated as a business combination under ASC 805, and was accounted for using the acquisition method of accounting. DraftKings recorded the fair value of assets acquired and liabilities assumed from SBTech. The business combination agreement contains provisions that indemnifies DraftKings for various losses.

Operating results for SBTech are included in the consolidated statements of operations as of December 31, 2020 from the day of the acquisition.

Purchase Price Accounting for the SBTech Acquisition

The Company acquired 100% of the equity of SBTech pursuant to the Business Combination Agreement by issuing 45.0 million shares, options, and earnout shares of Class A common stock of the Company at a weighted average fair value of $17.53 to the former stockholders and option holders of SBTech. The following summarizes the consideration transferred at Closing for the SBTech Acquisition (in thousands):

Cash consideration (1)	$184,688
Share consideration (2)	789,064
Other cash consideration (3)	3,615
Total SBTech consideration	$977,367

(1)	Includes the cash consideration, adjusted for the Net Debt Amount, the Working Capital Adjustment, and the Aggregate Strike Price Amount, as stipulated by the Business Combination Agreement, resulting in cash consideration of $184.7 million.

(2)	Includes $776.5 million for the share consideration for SBTech equity of 40.7 million shares and SBTech employees’ vested options of 3.6 million options, and $12.6 million of contingent consideration, which has been paid out, for the 720 thousand earnout shares issued to former stockholders of SBTech as part of the Business Combination, recognized at their Acquisition Date fair value.

(3)	Includes transaction costs incurred by SBTech shareholders to be borne by DraftKings, costs related to the SBTech restructuring transaction that were paid by DraftKings, and the tail liability insurance for SBTech’s directors and officers, as specified in the Business Combination Agreement.

The acquired assets and assumed liabilities of SBTech were recorded at their estimated fair values. The purchase price allocation for the Business Combination was finalized as of December 31, 2020.

The following table summarizes the consideration paid for SBTech and the final fair value of the assets acquired and liabilities assumed at the acquisition date on April 23, 2020.

Cash and cash equivalents	$9,639
Trade receivables	17,815
Other current assets	3,674
Property and equipment	10,677
Intangible assets	484,051
Operating lease right-of-use assets	27,696
Other non-current assets	1,017
Total identifiable assets acquired	554,569
Liabilities assumed:
Accounts payable and accrued expenses	23,613
Current operating lease liabilities	3,583
Long-term income tax liability	63,575
Non-current operating lease liabilities	24,113
Other long-term liabilities	558
Total liabilities assumed	115,442
Net assets acquired (a)	439,127
Purchase consideration (b)	977,367
Goodwill (b) – (a)	$538,240

Goodwill represents the excess of the gross considerations transferred over the fair value of the underlying net assets acquired and liabilities assumed. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets apart from goodwill. Intangible assets not recognized apart from goodwill consist primarily of benefits from securing buyer-specific synergies that increase revenue and profits and are not otherwise available to a marketplace participant, as well as acquiring a talented workforce and cost savings opportunities. Goodwill associated with the SBTech Acquisition is assigned as of the acquisition date to the Company’s B2C and B2B segments in the amounts of $348.3 million and $189.9 million respectively, which include the Company’s reporting units that are expected to benefit from the synergies of the combination. Goodwill recognized is not deductible for local tax purposes.

Intangible Assets

		Weighted-
		Average
		Useful Life (in
	Fair Value	years)
Developed Technology	$385,566	8
Customer relationships	93,699	5
Trademarks and trade names	4,308	3
Gaming License	478	2-3
Total	$484,051

The fair value of the developed technology was determined using the Multi-Period Excess Earnings Method (“MPEEM”), a form of the Income Approach. The MPEEM is a specific application of the Discounted Cash Flow Method. The principle behind the MPEEM is that the value of an intangible asset is equal to the present value of the incremental after-tax cash flows attributable only to the subject intangible asset after deducting contributory asset charges (“CAC”). The principle behind a CAC is that an intangible asset ‘rents’ or ‘leases’ from a hypothetical third party all the assets it requires to produce the cash flows resulting from its development, that each project rents only those assets it needs (including elements of goodwill) and not the ones that it does not need, and that each project pays the owner of the assets a fair return on (and of, when appropriate) the value of the rented assets. The fair value of the customer relationships was determined by using the With and Without Method, a form of the Income Approach. In this method, the present value of the after-tax cash flows of the business assuming that the intangible asset is in place is compared to the present value of the after-tax cash flows of the business assuming the absence of the intangible asset. This method isolates the impact of the intangible asset and provides the basis for an estimation of value. The fair value of the trademark and tradename was determined by using the Relief-from-Royalty Method, a form of the Income Approach. The basic tenet of the Relief-from-Royalty Method is that without ownership of the subject intangible asset, the user of that intangible asset would have to make a stream of payments to the owner of the asset in return for the rights to use that asset. By acquiring the intangible asset, the user avoids these payments.

Transaction Costs

The Company incurred $30.9 million, for the year ended December 31, 2020, in advisory, legal, accounting and management fees in conjunction with the Business Combination, which are included in general and administrative expenses on the consolidated statement of comprehensive loss.

Direct and incremental transaction costs related to the Business Combination and additional equity offerings that would not otherwise have been incurred are treated as a reduction of the cash proceeds and are deducted from the Company’s additional paid-in capital. Accordingly, $63.7 million was incurred related to equity issuance costs for the year ended December 31, 2020.

Unaudited Pro-Forma Information

The financial information in the table below summarizes the combined results of operations of Old DK and SBTech, on a pro forma basis, as though the companies had been combined as of the beginning of the periods presented. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place on January 1, 2019 or of results that may occur in the future.

The following pro forma financial information for years ended December 31, 2020 and 2019 combines the historical results for Old DK for the years ended December 31, 2020 and 2019 and the historical results of SBTech, as converted to U.S. GAAP, for the respective periods:

	Year Ended December 31,
	2020	2019
	Pro Forma	Pro Forma
Revenue	$643,502	$431,834
Net loss	$(845,086)	$(219,829)

These pro forma results were based on estimates and assumptions, which the Company believes are reasonable. The pro forma results include adjustments primarily related to purchase accounting adjustments. Acquisition costs and other non-recurring charges incurred are included in the earliest period presented.

4.    Property and Equipment

Property and equipment, net consists of the following:

	December 31, 2020	December 31, 2019
Computer equipment and software	$25,824	$9,685
Furniture and fixtures	7,754	5,891
Leasehold improvements	24,687	17,373
Property and Equipment	58,265	32,949
Accumulated depreciation	(17,438)	(7,004)
Property and Equipment, net	$40,827	$25,945

During the years ended December 31, 2020, 2019, and 2018 the Company recorded depreciation expense on property and equipment of $9.3 million, $4.1 million, and $1.2 million, respectively.

5.    Intangible Assets and Goodwill

Intangible Assets

The Company has the following intangible assets, net at December 31, 2020:

	Weighted-
	Average
	Remaining	Gross
	Amortization	Carrying	Accumulated
	Period	Amount	Amortization	Net
Developed technology	7.32	$439,624	$(37,704)	$401,920
Internally developed software	2.32	72,268	(33,179)	39,089
Gaming licenses	3.46	23,685	(6,354)	17,331
Trademarks and tradenames	2.82	6,537	(1,123)	5,414
Customer relationships	4.32	106,836	(14,660)	92,176
Intangible Assets, net		$648,950	$(93,020)	$555,930

The Company has the following intangible assets, net at December 31, 2019:

	Weighted-
	Average
	Remaining	Gross
	Amortization	Carrying	Accumulated
	Period	Amount	Amortization	Net
Internally developed software	2.35	$43,753	$(21,188)	$22,565
Gaming Licenses	4.86	12,003	(629)	11,374
Intangible Assets, net		$55,756	$(21,817)	$33,939

During the years ended December 31, 2020, 2019, and 2018 the Company recorded amortization expense on intangible assets of $68.1 million, $9.5 million, and $6.3 million, respectively

At December 31, 2020, the Company expects its aggregate annual amortization expense for amortizable intangible assets for fiscal 2021 through 2025 to be as follows:

Estimated
Year ending December 31,	Amortization
2021	$(105,453)
2022	(97,779)
2023	(88,461)
2024	(78,379)
2025	(61,679)

Goodwill

The changes in the carrying amount of goodwill for the year ended December 31, 2020 by segment (refer to Note 12 for segment definitions) are:

	B2C	B2B	Total
Balance as of December 31, 2019	$4,738	$—	$4,738
Goodwill acquired in SBTech Acquisition	348,345	189,895	538,240
Cumulative Translation Adjustment	—	26,625	26,625
Balance as of December 31, 2020	$353,083	$216,520	$569,603

The Company recorded an increase of $538.2 million in goodwill in connection with the SBTech Acquisition during the year ended December 31, 2020, as outlined in Note 3. No impairment of goodwill was recorded in the years ended December 31, 2020, 2019 and 2018.

6.    Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	December 31,	December 31,
	2020	2019
Accounts payable	$28,076	$16,618
Accrued compensation and related expenses	48,449	17,770
Accrued marketing	51,436	11,855
Accrued professional fees	10,640	10,344
Accrued operating taxes	19,509	5,745
Accrued partnership fees	21,112	7,868
Accrued other expenses	44,411	15,095
Total	$223,633	$85,295

7.    Current and Long-term Liabilities

Revolving Line of Credit

In October 2016, the Company entered into an amended and restated loan and security agreement with Pacific Western Bank, which was most recently amended in September 2020 (as amended, the “Credit Agreement”). The Credit Agreement provides a revolving line of credit of up to $60.0 million. The Credit Agreement has a maturity date of March 1, 2022.

Borrowings under the Credit Agreement bear interest at a variable annual rate equal to the greater of (i) 1.00% above the prime rate then in effect and (ii) 6.50%, and the Credit Agreement requires monthly, interest-only payments. In addition, the Company is required to pay quarterly in arrears a fee equal to 0.25% per annum of the unused portion of the revolving line of credit. As of December 31, 2020 and December 31, 2019, the Credit Agreement provided a revolving line of credit of up to $60.0 million and $50.0 million, respectively. There was no principal outstanding as of December 31, 2020. The principal amount outstanding under the Credit Agreement totaled $6.8 million as of December 31, 2019. Net facility available from the Credit Agreement as of December 31, 2020 and December 31, 2019 totaled $55.8 million and $38.8 million, respectively, which exclude the letters of credit outlined in Note 15. The Company is also subject to certain affirmative and negative covenants until maturity. As of December 31, 2020, the Company was in compliance with all covenant obligations under the Credit Agreement.

Indirect Taxes

Taxation of e-commerce is becoming more prevalent and could negatively affect the Company’s business as it pertains to DFS and its users. The ultimate impact of indirect taxes on the Company’s business is uncertain, as is the period required to resolve this uncertainty. The Company’s estimated contingent liability for indirect taxes represents the Company’s best estimate of tax liability in jurisdictions in which the Company believes taxation is probable. The Company frequently reevaluates its tax positions for appropriateness.

Indirect tax statutes and regulations are complex and subject to differences in application and interpretation.

Tax authorities may impose indirect taxes on Internet-delivered activities based on statutes and regulations which, in some cases, were established prior to the advent of the Internet and do not apply with certainty to the Company’s business. The Company’s estimated contingent liability for indirect taxes may be materially impacted by future audit results, litigation and settlements, should they occur. The Company’s activities by jurisdiction may vary from period to period, which could result in differences in the applicability of indirect taxes from period to period.

As of December 31, 2020, and December 31, 2019, the Company’s estimated contingent liability for indirect taxes was $45.9 million and $35.9 million, respectively. The estimated contingent liability for indirect taxes is recorded within other long-term liabilities on the consolidated balance sheets and general and administrative expenses on the consolidated statements of operations.

Convertible Promissory Notes

As of December 31, 2019, the Company had $68.4 million of subordinated convertible promissory notes outstanding (the “Convertible Notes”). During 2020, the Company issued additional Convertible Notes with net proceeds of $41.1 million. Upon the consummation of the Business Combination, the mandatory conversion feature was triggered and all Convertible Notes were converted into shares of the Company’s Class A common stock. As of December 31, 2020, the Company did not have any Convertible Notes outstanding. Refer to Note 8 of our Consolidated Financial Statements for additional information.

8.    Stockholders’ Equity (Deficit)

The consolidated statements of changes in equity reflect the Reverse Recapitalization and SBTech Acquisition as defined in Note 1 as of April 23, 2020. As Old DK was deemed the accounting acquirer in the Reverse Recapitalization with DEAC, all periods prior to the consummation date reflect the balances and activity of Old DK. The consolidated balances as of December 31, 2019 and 2018 from the audited consolidated financial statements of Old DK as of that date, share activity (convertible redeemable preferred stock and common stock) and per share amounts in these consolidated statements of equity were retroactively adjusted, where applicable, using the recapitalization exchange ratio of 0.353628. All convertible redeemable preferred stock classified as mezzanine was retroactively adjusted, converted into Class A common stock, and reclassified to permanent as a result of the Reverse Recapitalization. Redeemable convertible preferred Series E-1 stock converted into shares of Old DK common stock at a share conversion factor of 1.40 whereas Series F converted into shares of Old DK common stock at a share conversion factor of 1 and both were immediately exchanged for Class A common stock of the Company using the recapitalization exchange ratio of 0.353628 as a result of the Reverse Recapitalization.

Immediately prior to the Business Combination, Old DK issued 393.0 million shares of Class B common stock to Jason Robins (the Chief Executive Officer of Old DK and of the Company) which converted into 393.0 million shares of Class B common stock of the Company as a result of the Business Combination and is recorded as stock-based compensation for the year ended December 31, 2020. Such shares carry 10 votes per share and allow Jason Robins to have as of the closing of the Business Combination, approximately 90% of the voting power of the capital stock of DraftKings on a fully-diluted basis. As these shares have no economic rights and are non-participating, they are allocated no earnings or losses when calculating earnings per share pursuant to the two-class method.

Upon the consummation of the Business Combination, the mandatory conversion feature was triggered for the Company’s convertible notes. All outstanding principal of $109.2 million and unpaid accrued interest of $3.4 million was collectively converted to equity securities at $10 per share. The noteholders received 11.3 million shares of Class A common stock in New DraftKings as result of the conversion.

As part of the Business Combination $667.3 million of Class A common stock and Additional Paid in Capital was recorded, net of transaction costs of $10.6 million, in relation to DEAC shares being recapitalized. The Company then used $188.3 million as cash consideration in its acquisition of SBTech and $7.2 million for the buyout of unaccredited investors. Net cash proceeds to the Company were $484.0 million.

In June 2020, we issued 16.0 million new shares of our Class A common stock in a public offering for net proceeds (net of underwriting fees) of $620.8 million.

In October 2020, the Company issued 20.8 million shares of its Class A common stock in a public offering for net proceeds (net of underwriting fees) of $1,059.3 million.

As of December 31, 2020, the Company had 300.0 million shares authorized of preferred stock, $0.0001 par value, of which none were issued and outstanding as of December 31, 2020 or December 31, 2019.

9.  Revenue Recognition

Deferred Revenue

The Company included deferred revenue within accounts payable and accrued expenses and liabilities to users in the consolidated balance sheets. The deferred revenue balances were as follows:

	Year Ended December 31,
	2020	2019
Deferred revenue, beginning of the period	$20,760	$13,581
Deferred revenue, end of the period	$30,627	$20,760
Revenue recognized in the period from amounts included in deferred revenue at the beginning of the period	$11,221	$11,865

Deferred revenue primarily represents contract liabilities related to the Company’s obligation to transfer future value in relation to in period transactions in which the Company has received consideration. Such obligations are recognized as liabilities when awarded to users and are recognized as revenue when those liabilities are later resolved. The Company included deferred revenue within accounts payable and accrued expenses and liabilities to users on the consolidated balance sheets.

Revenue Disaggregation

Disaggregation of revenue for years ended December 31, 2020, 2019 and 2018 are as follows:

	Year Ended December 31,
	2020	2019	2018
Online gaming	$517,632	$308,177	$219,131
Gaming software	75,629	—	—
Other	21,271	15,233	7,146
Total Revenue	$614,532	$323,410	$226,277

Online gaming includes DFS, iGaming and Sportsbook which have certain similar attributes and pattern of recognition.

The following table presents the Company’s revenue by geographic region for the periods indicated:

	Year ended December 31,
	2020	2019	2018
United States	$544,463	$318,144	$219,415
International	70,069	5,266	6,862
Total Revenue	$614,532	$323,410	$226,277

10.  Stock-Based Compensation

In 2012, the Board of Directors adopted the 2012 Stock Option and Restricted Stock Incentive Plan (the “2012 Plan”), which provides for the granting of incentive and nonqualified stock options, shares of restricted stock and other equity interests or awards in the Company. The Company only issued time-based vesting awards under the 2012 Plan.

In 2017, the Board approved the 2017 Equity Incentive Plan (the “2017 Plan”). No new awards have been issued under the 2012 Plan following the approval of the 2017 Plan. The 2017 Plan provides for the granting of incentive and nonqualified stock options, shares of restricted stock and other equity interests or awards in the Company. The Company issued time-based and performance-based vesting awards under the 2017 Plan. As of December 31, 2020, the total combined number of shares available for grant under the 2012 Plan and 2017 Plan was 10.1 million.

In 2020, the Board approved the 2020 Incentive Award Plan (the “2020 Plan”, together with the 2012 Plan and the 2017 Plan, the “Plans”). The 2020 Plan provides for the granting of incentive and nonqualified stock options, shares of restricted stock and other equity interests or awards in the Company. As of December 31, 2020, the total number of shares available for grant under the 2020 Plan was 35.1 million shares. The Company issued time-based and performance-based vesting awards under the 2020 Plan.

As of December 31, 2020, a share reserve established that the aggregate number of shares may not exceed 900.0 million shares under the Plans. Stock options are generally granted with an exercise price equal to the fair value of the common stock at the grant date with a 10-year contractual term. Incentive stock options may only be granted to employees and the exercise price shall not be less than the fair value of the stock on the grant date. For awards issued under the 2012 Plan, if an employee owns more than 10% of the combined voting stock of the Company, the exercise price may not be less than 110% of the fair market value of the stock on the grant date.

The Company has historically issued three types of stock-based compensation: time-based awards, long term incentive plan (“LTIP”) awards and performance-based stock compensation plan (“PSP”) awards. LTIP awards are performance-based equity awards that are used to establish longer-term performance objectives and incentivize management to meet those objectives. PSP awards are short-term performance-based equity awards which establish performance objectives related to one or two particular fiscal years. All stock-based compensation awards expire seven to ten years after the grant date.

Time-based awards generally vest over a four-year period in annual and/or quarterly installments and expire no later than ten years from the date of grant. Time-based options are valued using the Black-Scholes option-pricing model with the assumptions noted in the table below. The fair value of time-based restricted stock units (“RSUs”) is estimated on the grant date using the underlying share price.

PSP awards vest based on meeting both revenue and EBITDA targets. PSP awards have been issued under the terms of the 2017 Plan and 2020 Plan. PSP options are valued using the Black-Scholes option-pricing model with the assumptions noted in the table below. The fair value of PSP RSUs is estimated on the grant date using the underlying share price.

The fair value of each option is estimated on the grant date using the Black-Scholes option-pricing model and the assumptions noted in the table below. The fair value is recognized over the requisite service period of the awards, which is generally the vesting period. For awards with only service-based vesting conditions, the Company recognizes compensation cost using the straight-line method. Expected volatility is based on average volatility for a representative sample of comparable public companies.

The expected term represents the period of time that the options are expected to be outstanding. The expected term is estimated using the midpoint between the requisite service period and the contractual term of the option. The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected life of the option. The fair value of the stock options issued was measured using the following assumptions for the years ended December 31:

	2020	2019	2018
Risk free interest rate	0.41%	1.95%	2.80%
Expected term (in years)	6.11	6.02	6.11
Expected volatility	42.46%	41.48%	41.98%
Expected dividend yield	0.00%	0.00%	0.00%

For grants with market-based conditions, the fair value of each award was determined using a Monte Carole Simulation. The model uses multiple input variables that determined the probability of satisfying the market condition requirements as follows:

2020
Risk free interest rate	1.72%
Expected volatility	38.92%
Expected dividend yield	0.00%

The following table shows stock option activity for the year ended December 31, 2020, 2019, and 2018:

								Weighted	Weighted	Weighted
								Average	Average	Average
								Exercise	FMV	Remaining Term	Aggregate
								Price of	of	of Options	Intrinsic
	Time-based		PSP		LTIP		Total	Options	RSUs	(Years)	Value
	Options	RSUs	Options	RSUs	Options	RSUs
Outstanding at December 31, 2018	66,527	—	5,161	—	40,189	—	111,877	$0.84	$—	8.15	$69,765
Recapitalization impact	(43,003)	—	(3,336)	—	(25,978)	—	(72,317)	1.54	—	—	—
Outstanding at December 31, 2018	23,524	—	1,825	—	14,211	—	39,560	2.38	—	8.15	69,765
Granted	5,756	—	2,214	—	1,990	—	9,960	4.68	—	—	—
Exercised options / vested RSUs	(1,003)	—	(39)	—	—	—	(1,042)	1.16	—	—	—
Forfeited	(424)	—	(28)	—	—	—	(452)	3.36	—	—	—
Outstanding at December 31, 2019	27,853	—	3,972	—	16,201	—	48,026	2.86	—	7.64	203,431
Granted	4,781	3,816	—	907	—	28,354	37,858	4.11	34.63	—	—
Exercised options / vested RSUs	(11,621)	(149)	(932)	—	(2,347)	(15,554)	(30,603)	1.28	21.03	—	—
Forfeited	(494)	(119)	(17)	—	—	—	(630)	5.24	33.72	—	—
Outstanding at December 31, 2020	20,519	3,548	3,023	907	13,854	12,800	54,651	$3.57	$47.01	7.05	$2,410,943

As of December 31, 2020, total unrecognized stock-based compensation expense of $848.6 million related to granted and unvested share-based compensation arrangements is expected to be recognized over a weighted-average period of 2.2 years. The following table shows stock compensation expense for the years ended December 31, 2020, 2019, and 2018:

	Year ended			Year ended			Year ended
	December 31, 2020			December 31, 2019			December 31, 2018
	Options	RSUs	Total	Options	RSUs	Total	Options	RSUs	Total
Time Based	$8,176	$21,286	$29,462	$7,065	$—	$7,065	$7,210	$—	$7,210
PSP	1,633	21,275	22,908	5,222	—	5,222	—	—	—
LTIP (1)	9,552	255,116	264,668	5,326	—	5,326	—	—	—
B Shares (2)	8,000	—	8,000	—	—	—	—	—	—
Total	$27,361	$297,677	$325,038	$17,613	$—	$17,613	$7,210	$—	$7,210

(1) Resulting from amortization of stock-based compensation expense and anticipated achievement of share price targets

(2) Related to the Business Combination; Class B shares have no economic rights.

The weighted-average grant-date fair values of options granted during the years ended December 31, 2020 and 2019 were $2 per share. During the years ended December 31, 2020 and 2019, the Company received proceeds from the exercise of stock options of $27.6 million and $1.1 million, respectively, and the aggregate intrinsic value of those stock options exercised was $1,256 million and $3.4 million, respectively. The total grant date fair value of stock options that vested during the years ended December 31, 2020, 2019 and 2018 were $35.1 million and $9.8 million, respectively.

In September 2019, the Company issued warrants to a non-employee vendor providing marketing services. The warrant allows the vendor to purchase 0.3 million shares of common stock for an exercise price of $0.01 per share over a 5-year term. The warrants were issued for marketing services provided to the Company, were fully vested, and had no future requisite service period. Compensation cost of $0.4 million was recognized entirely in the year ended December 31, 2019. Compensation cost for this warrant is presented within general and administrative expenses in the consolidated statement of operations. As of December 31, 2019, the warrant remains unexercised.

11.  Income Taxes

Loss before income tax (benefit) provision for the years ended December 31, 2020, 2019 and 2018 consist of the following:

	Year ended December 31,
	2020	2019	2018
United States	$(780,917)	$(142,198)	$(76,122)
Foreign	(63,409)	1	7
Loss before income tax (benefit) provision	$(844,326)	$(142,197)	$(76,115)

The components of the provision (benefit) for income taxes consisted of the following:

	Year Ended December 31,
	2020	2019	2018
Current:
Federal	$(49)	$—	$—
State	250	—	—
Foreign	1,456	4	86
Total current provision	1,657	4	86
Deferred:
Federal	(442)	—	9
State	31	54	10
Foreign	(1,868)	—	—
Total deferred provision	(2,279)	54	19
Total income tax (benefit) provision	$(622)	$58	$105

The reconciliation between income taxes computed at the U.S. statutory income tax rate to our provision for income taxes for the years ended December 31, 2020, 2019 and 2018 are as follows:

	Year ended December 31,
	2020	2019	2018
Provision (benefit) for income taxes at 21% rate	$(177,309)	$(29,863)	$(15,984)
Prior year provision true-ups	(5)	3,164	(157)
State taxes, net of federal benefit	(13,328)	(7,522)	(7,525)
Stock-based compensation (benefit) expense	(190,766)	2,412	430
Non-deductible lobbying expenses	2,072	1,885	1,352
Non-deductible acquisition expenses	4,041	2,068	—
Change in valuation allowance	243,352	19,988	21,584
Net operating loss write-off	998	7,246	—
Non-deductible executive compensation	118,423	—	—
Foreign rate differential	13,456	—	—
Foreign currency adjustments	(2,086)	—	—
Income tax reserves	1,676	—	—
Other	(1,146)	680	405
Total income tax (benefit) provision	$(622)	$58	$105

Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2020 and 2019 are as follows:

	Year ended December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$459,508	$217,836
Accrual and other temporary differences	19,432	21,045
Operating lease	15,002	—
Stock-based compensation	8,618	4,552
Total deferred tax assets:	502,560	243,433
Deferred tax liability:
Capitalized software costs	(8,469)	(6,335)
Fixed assets	(1,351)	(2,035)
Operating lease	(11,251)	—
Total Net Deferred Tax Assets	481,489	235,063
Valuation allowance	(478,667)	(235,280)
Net deferred tax assets (liabilities)	$2,822	$(217)

The Company records its deferred tax assets in deposits and other non-current assets and deferred tax liabilities in other long-term liabilities in the consolidated balance sheets. The Company has provided a valuation allowance for the U.S. deferred tax assets as of December 31, 2020. For the year ended December 31, 2020, the U.S. valuation allowance increased by $243.4 million primarily based on the current year operating loss.

As of December 31, 2020, the Company had U.S. federal and state tax net operating loss carryforwards of $671.3 million and $1,690.4 million, respectively, which may be available to offset future income tax liabilities and expire at various dates beginning in 2032 through 2040. Additionally, the Company has $980.0 million of federal net operating loss carryforwards which carryforward indefinitely. The Company has generated $2.7 million of foreign operating loss carryforwards which carryforward indefinitely.

Utilization of the NOL carryforwards may be subject to limitation under Section 382 of the Internal Revenue Code of 1986 based on ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and tax credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. There could be additional ownership changes in the future, which may result in additional limitations on the utilization of the NOL and tax credit carryforwards. The Company has analyzed the impact of these limitations on its attributes and included the impact of these limitations in its U.S. deferred tax assets.

Undistributed earnings of certain foreign subsidiaries are immaterial as of December 31, 2020. Accordingly, no provision for state, local and foreign withholding income taxes has been provided thereon.

In addition to filing federal income tax returns, the Company files income tax returns in numerous states and foreign jurisdictions that impose an income tax. The Company is subject to U.S. federal, state and local income tax examinations by tax authorities for the years beginning in 2012 due to the carryover of previously incurred NOLs. The Company is currently under a federal income tax examination for 2017. Tax years after 2011 remain open in certain major foreign jurisdictions and are subject to examination by the taxing authorities.

The following table presents a reconciliation of the total amounts of unrecognized tax benefits, excluding interest and penalties, included in "Long-term Income Tax Liabilities" on the balance sheet.

	Year ended December 31,
	2020	2019	2018
Unrecognized tax benefits at the beginning of the year	$—	$—	$—
Additions for tax positions of prior years	70,341	—	—
Unrecognized tax benefits at the end of the year	$70,341	$—	$—

If the unrecognized tax benefit balance as of December 31, 2020 were recognized, it would decrease the Company’s effective tax rate. The Company does not anticipate any material changes to its unrecognized tax benefits within the next 12 months.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as income tax expense. During the years ended December 31, 2020, 2019 and 2018 the Company recognized $1.7 million, $0.0 million and $0.0 million in interest and penalties. The Company had $1.7 million, $0.0 million and $0.0 million of interest and penalties accrued at December 31, 2020, 2019 and 2018, respectively.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. As of December 31, 2020, the Company has analyzed the provisions of the CARES Act and determined it did not have a significant impact to the Company.

12.  Segment Information

Prior to the second quarter of fiscal year 2020, the Company operated its business and reported its results through a single reportable segment. As a result of the acquisition of SBTech on April 23, 2020, the Company began to operate its business and report its results through two operating and reportable segments: B2C and B2B, in accordance with ASC Topic 280, Segment Reporting. The B2C segment is comprised of the Old DK business and the B2B segment is comprised of SBTech in its entirety. The B2C segment primarily provides users with DFS, Sportsbook and iGaming products while the B2B segment is involved in the design, development and licensing of sports betting and casino gaming software for its sportsbook and casino gaming products.

Operating segments are components of the Company for which separate discrete financial information is available to and evaluated regularly by the chief operating decision maker (“CODM”), who is the Company’s Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The CODM assesses a combination of metrics such as revenue and Adjusted EBITDA to evaluate the performance of each operating and reportable segment.

Any intercompany revenues or expenses are eliminated in consolidation. All of the Company’s operating revenues and expenses, other than those excluded from Adjusted EBITDA as detailed below, are allocated to the Company’s reportable segments. We define and calculate Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, litigation, settlement and related costs and certain other non-recurring, non-cash and non-core items, as described in the reconciliation below.

A measure of segment assets and liabilities has not been currently provided to the Company’s CODM and therefore is not shown below. Summarized financial information for the Company’s segments is shown in the following tables:

	Year ended December 31,
	2020	2019	2018
Revenue:
B2C	$538,903	$323,410	$226,277
B2B	75,629	—	—
Total revenue	614,532	323,410	226,277

Adjusted EBITDA:
B2C	(393,461)	(98,640)	(58,850)
B2B	1,542	—	—
Total adjusted EBITDA	(391,919)	(98,640)	(58,850)
Adjusted for:
Depreciation and amortization	77,410	13,636	7,499
Interest expense (income), net	1,070	(1,348)	(666)
Income tax (benefit) provision	(622)	58	105
Stock-based compensation	325,038	17,613	7,210
Transaction-related costs	36,406	10,472	—
Litigation, settlement and related costs	6,839	3,695	3,222
Other non-recurring costs and special project costs	5,644	2,489	—
Other non-operating costs	566	(2,521)	—
Net Loss attributable to common shareholders	$(844,270)	$(142,734)	$(76,220)

Due to the timing of the Business Combination, the year ended December 31, 2020 reflects B2B/SBTech activity beginning April 24, 2020 and the year ended December 31, 2019 does not reflect B2B/SBTech activity.

13.  Loss Per Share

The computation of loss per share and weighted-average shares of the Company’s Class A common stock outstanding for the periods presented are as follows:

	Year ended December 31,
	2020	2019	2018
Net loss	$(844,270)	$(142,734)	$(76,220)
Basic and diluted weighted-average common shares outstanding	305,593	184,603	169,778
Loss per share attributable to common stockholders:
Basic and diluted	$(2.76)	$(0.77)	$(0.45)

There were no preferred or other dividends declared for the period. For the periods presented, the following securities were not required to be included in the computation of diluted shares outstanding:

	Year ended December 31,
	2020	2019	2018
Warrants	2,061	182	856
Stock options and RSUs	54,651	48,031	39,563
Convertible notes	—	7,409	—
Total	56,712	55,622	40,419

14.  Related-Party Transactions

Media Purchase Agreement (“MPA”)

In July 2015, Old DK entered into an MPA with a related party for various media placements from 2015 through 2018. The MPA was amended to extend through 2021. The annual commitment for calendar years 2017 through 2021 was $15.0 million per year, plus an additional contingent commitment of  $5.0 million per year. The contingent commitment relates to the Company’s allocation of its non-integration advertising with other advertisers. Effective January 2019, the future minimum commitments related to the MPA were reduced to $15.0 million in aggregate through December 31, 2021 ($5.0 million per year) and the contingent commitment was removed. If the Company satisfies the $15.0 million commitment prior to December 31, 2021, the MPA will expire unless the Company elects to extend the MPA through the next NFL season with no required minimum. The Company recorded expense of $25.8 million, $8.4 million and $23.3 million related to the MPA for the years ended December 31, 2020, 2019, and 2018, respectively, in sales and marketing expenses in the consolidated statements of operations. As of December 31, 2020 and 2019, $0 and $2.4 million, respectively, of MPA is included in accounts payable and accrued expenses in the consolidated balance sheets.

Private Placement Agent

Old DK entered into an engagement letter with a related party (the “Private Placement Agent”) in August 2019, as amended in December 2019. Pursuant to the engagement letter, the Private Placement Agent has acted as the exclusive financial advisor to Old DK, and Old DK agreed to pay certain acquisition and financing fees in connection with the Business Combination with SBTech and DEAC. For the years ended December 31, 2020, 2019, and 2018, Old DK incurred $12.3 million, $0, and $0, respectively, of fees with the Private Placement Agent. For the $12.3 million of fees incurred during the year ended December 31, 2020, approximately $7.0 million were charged against additional paid in capital in the accompanying consolidated balance sheet with the remainder included in general and administrative expenses in the accompanying consolidated statement of operations.

Receivables from Equity Method Investment

The Company provides office space and general operational support to DKFS, LLC, an equity-method affiliate. The operational support is primarily general and administrative services. As of December 31, 2020, and December 31, 2019, the Company had $1.1 million and $1.0 million, respectively, of receivables from the entity related to those services and expenses to be reimbursed to the Company, which are included within non-current assets in the consolidated balance sheets. In November of 2020, the Company invested an additional $1.0 million into DKFS, LLC. Subsequent to December 31, 2020, the Company committed to invest up to $17.0 million into DBDK Venture Fund I, LP, a Delaware limited partnership and a subsidiary of DKFS LLC.

Transactions with a Shareholder and their Immediate Family Members

As of December 31, 2020, the Company had a $1.9 million receivable from a shareholder and director included in other receivables. In addition, the Company had $2.7 million in sales and $0.5 million of lease expenses to entities related to an immediate family member of the shareholder for the year ended December 31, 2020 and had an associated accounts receivable balance of $0.5 million as of December 31, 2020 included in accounts receivable in the balance sheet. There were no related party transactions with the shareholder or their immediate family members for the years ended December 31, 2019 and 2018 and no related accounts receivable balance as of December 31, 2019.

15.  Leases, Commitments and Contingencies

Leases

The Company leases corporate office facilities, data centers, and motor vehicles under operating lease agreements. The Company’s lease agreements have terms not exceeding ten years.

The components of lease expense for the year ended December 31, 2020 are as follows:

December 31, 2020
Operating lease cost	$14,968
Short term lease cost	2,538
Variable lease cost	3,652
Sublease income	(1,382)
Total lease cost	$19,776

Other information related to leases for the year ended December 31, 2020 are as follows:

December 31, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$11,586
Right-of-use assets obtained in exchange for new operating lease liabilities	$42,673
Weighted-average remaining lease term (in years):
Operating leases	6.7
Weighted-average discount rate:
Operating leases	6.5%

The Company calculated the weighted-average discount rates using incremental borrowing rates, which equal the rates of interest that it would pay to borrow funds on a fully collateralized basis over a similar term.

Maturity of lease liabilities as of December 31, 2020 are as follows:

December 31, 2020
2021	$17,288
2022	16,352
2023	15,143
2024	12,502
2025	11,257
Thereafter	28,272
Total undiscounted future cash flows	100,814
Less: Imputed interest	(19,202)
Present value of undiscounted future cash flows	$81,612

Disclosures Related to Periods Prior to Adoption of ASC 842

Total rent expense for the years ended December 31, 2019, and 2018 was $10.4 million and $5.3 million, respectively.

Future minimum payments under operating leases as of December 31, 2019, are as follows:

Years ending December 31,
2020	$10,067
2021	8,300
2022	8,374
2023	8,292
2024	7,310
Thereafter	23,685
Total	$66,028

Other Contractual Obligations and Contingencies

The Company is a party to several non-cancelable contracts with vendors where the Company is obligated to make future minimum payments under the terms of these contracts as follows:

Years ending December 31,
2021	$146,748
2022	135,355
2023	117,331
2024	106,076
2025	100,700
Thereafter	309,900
Total	$916,110

* The above commitments include $437.0 million of future expected contractual obligations to a media company as part of a multi-year content integration agreement.

Contingencies

From time to time, and in the ordinary course of business, the Company may be subject to certain claims, charges and litigation concerning matters arising in connection with the conduct of the Company’s business activities.

In Re: Daily Fantasy Sports Litigation (Multi-District Litigation)

Between late 2015 and early 2016, certain individuals who allegedly registered and competed in daily sports fantasy contests on our and FanDuel’s websites, and their family members, filed numerous actions (primarily purported class actions) against us, FanDuel, and other related parties in courts across the United States. In February 2016, these actions were consolidated in a multi-district litigation in the U.S. District Court for the District of Massachusetts. The plaintiffs asserted 27 claims arising under both state and federal law against the DFS defendants. The plaintiffs’ claims against us generally fall into four categories: (1) the Company’s online daily fantasy sports contests constitute illegal gambling; (2) the Company promulgated false or misleading advertisements that emphasized the ease of play and likelihood of winning; (3) the Company induced consumers to lose money through a deceptive bonus program; and (4) the Company allowed our employees to participate in competitors’ fantasy sports contests using non-public information, which gave such employees an unfair advantage over other contestants. The plaintiffs seek money damages, equitable relief, and disgorgement of gains against the Company. DraftKings intend to vigorously defend this case. If the plaintiffs obtain a judgment in their favor in this matter, the Company could be subject to substantial damages and it could be restricted from offering DFS contests in certain states. The Company has established an accrual for this matter, but it cannot provide any assurance as to the outcome of this lawsuit.

Despite the potential for significant damages, the Company does not believe, based on currently available information, that the outcome of this proceeding will have a material adverse effect on DraftKings’ financial condition, although the outcome could be material to DraftKings’ operating results for any particular period, depending, in part, upon the operating results for such period.

1,000 Mass Arbitration Demands Filed by One Law Firm

On October 21, 2019, a law firm filed 1,000 “mass arbitrations” against the Company with the American Arbitration Association (“AAA”) on behalf of purported DraftKings users that assert claims similar to those in the multi-district litigation described above. After the law firm filed the 1,000 “mass arbitrations,” the AAA informed DraftKings in writing that it would close their files on, and decline to administer, the 1,000 “mass arbitrations” unless the Company waived two provisions in its terms of use and that the parties would then be free to bring their claims in court. The Company elected not to waive the subject terms of use provisions. On November 6, 2020 the law firm filed a complaint against DraftKings in Massachusetts Superior Court (Suffolk County), entitled Aaron Abramson, et al. v. DraftKings. In Abramson, the law firm is seeking, among other things, to compel arbitration against DraftKings on behalf of nine-hundred and ninety-nine (999) individuals.

The Company intends to vigorously defend all claims. If the claimants successfully compel arbitration and then obtain a judgment in their favor in these arbitrations, the Company could be subject to substantial damages and it could be restricted from offering DFS contests in certain states. Despite the potential for significant damages, the Company does not believe, based on currently available information, that the outcome of this proceeding will have a material adverse effect on DraftKings’ financial condition, although the outcome could be material to DraftKings’ operating results for any particular period, depending, in part, upon the operating results for such period. The Company cannot predict with any degree of certainty the outcome of Abramson or determine the extent of any potential liability or damages should the cases proceed to arbitration. The Company also cannot provide an estimate of the possible loss or range of loss.

Interactive Games LLC

On June 14, 2019, Interactive Games LLC (“IG”) filed suit against the Company in the U.S. District Court for the District of Delaware, alleging that our Daily Fantasy Sports product offering infringes two patents and the Company’s Sportsbook product offering infringes two additional patents. DraftKings intends to vigorously defend this case. In the event that a court ultimately determines that the Company is infringing the asserted patents, it may be subject to substantial damages, which may include treble damages and/or an injunction that could require the Company to modify certain features that we currently offer. The Company cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages. The Company also cannot provide an estimate of the possible loss or range of loss.

Internal Revenue Service

The Company is currently under Internal Revenue Service audit for prior tax years, with the primary unresolved issues relating to excise taxation of fantasy sports contests and informational reporting and withholding. The final resolution of that audit, and other audits or litigation, may differ from the amounts recorded in these consolidated financial statements and may materially affect the Company’s consolidated financial statements in the period or periods in which that determination is made.

Letters of Credit

In connection with the Credit Agreement with Pacific Western Bank, the Company has entered into several letters of credit totaling $4.2 million and $4.5 million as of December 31, 2020 and December 31, 2019, respectively, for the Company’s leases of office space.

SBTECH (GLOBAL) LIMITED
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF
FINANCIAL POSITION
(in thousands of €)
	Note	March 31, 2020	December 31, 2019
		Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		9,143	8,144
Trade receivables, net		20,835	24,745
Other current assets		3,212	3,258
Total current assets		33,190	36,147
NON-CURRENT ASSETS:
Intangible assets, net		26,197	26,094
Right-of-use assets		25,497	25,779
Property and equipment, net		9,821	9,930
Deferred tax assets		623	597
Other non-current assets		357	306
Total non-current assets		62,495	62,706
TOTAL ASSETS		95,685	98,853
The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

SBTECH (GLOBAL) LIMITED
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands of €)
	Note	March 31, 2020	December 31, 2019
		Unaudited
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables		9,484	8,127
Lease liabilities		3,889	3,516
Other accounts payable and accrued expenses		16,620	11,176
Total current liabilities		29,993	22,819
NON-CURRENT LIABILITIES:
Lease liabilities		22,373	22,749
Accrued severance pay, net		505	408
Total non-current liabilities		22,878	23,157
SHAREHOLDERS’ EQUITY:	3
Share capital		3	3
Actuarial reserve		(178)	(139)
Retained earnings		42,158	51,956
Equity attributable to owners of the parent		41,983	51,820
Non-controlling interest		831	1,057
Total shareholders’ equity		42,814	52,877
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		95,685	98,853
/s/ Richard Carter Richard Carter Chief Executive Officer	/s/ Shay Berka Shay Berka Chief Financial Officer	May 15, 2020 Date of approval of financial statements
The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

SBTECH (GLOBAL) LIMITED
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME
(in thousands of €)
	Three months ended March 31,
	2020	2019
	Unaudited
Revenue	22,594	21,899
Cost of revenue	15,601	12,016
Gross profit	6,993	9,883
Operating expenses:
Research and development expenses	5,865	4,014
Selling and marketing expenses	2,734	2,730
General and administrative expenses	4,756	2,258
Profit (loss) from operations	(6,362)	881
Financial income	9	—
Financial expenses	511	318
Profit (loss) before tax	(6,864)	563
Tax expenses	121	80
Net profit (loss)	(6,985)	483
Other comprehensive income (loss):
Items not reclassified to profit or loss in subsequent periods
Re-measurements of accrued severance pay	(78)	7
Total comprehensive income (loss) for the period	(7,063)	490
Net profit (loss) for the period attributed to:
Owners of the parent	(6,798)	465
Non-controlling interest	(187)	18
	(6,985)	483
Total comprehensive income (loss) for the period attributed to:
Owners of the parent	(6,837)	469
Non-controlling interest	(226)	21
	(7,063)	490
The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

SBTECH (GLOBAL) LIMITED
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(in thousands of €)
For the three months ended March 31, 2020 (Unaudited):	Equity attributable to owners of the parent				Non- controlling interest	Total Shareholders’ equity
	Share capital	Actuarial reserve	Retained earnings	Total
Balance at January 1, 2020	3	(139)	51,956	51,820	1,057	52,877
Changes during the period:
Net loss	—	—	(6,798)	(6,798)	(187)	(6,985)
Other comprehensive loss	—	(39)	—	(39)	(39)	(78)
Total comprehensive loss	—	(39)	(6,798)	(6,837)	(226)	(7,063)
Dividend declared*	—	—	(3,000)	(3,000)	—	(3,000)
Balance at March 31, 2020	3	(178)	42,158	41,983	831	42,814

*
Refer also to Note 6F.

The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

SBTECH (GLOBAL) LIMITED
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(in thousands of €)
For the three months ended March 31, 2019 (Unaudited):	Equity attributable to owners of the parent				Non- controlling interest	Total Shareholders’ equity
	Share capital	Actuarial reserve	Retained earnings	Total
Balance at January 1, 2019	3	(65)	57,928	57,866	583	58,449
Changes during the period:
Net profit	—	—	465	465	18	483
Other comprehensive income	—	4	—	4	3	7
Total comprehensive income	—	4	465	469	21	490
Dividend declared	—	—	(750)	(750)	—	(750)
Dividend declared and paid	—	—	(4,250)	(4,250)	—	(4,250)
Balance at March 31, 2019	3	(61)	53,393	53,335	604	53,939
The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

SBTECH (GLOBAL) LIMITED
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of €)
	Three months ended March 31,
	2020	2019
	Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit (loss) for the period	(6,985)	483
Adjustments to reconcile net profit (loss) to net cash provided by operating activities:
Depreciation and amortization	4,673	3,458
Decrease (increase) in trade receivables	3,967	(259)
Decrease in other current assets	46	1,571
Decrease in other non-current assets	7	24
Increase in deferred tax assets	(26)	(62)
Increase (decrease) in trade payables	1,385	(2,156)
Increase in other accounts payable and accrued expenses	2,384	287
Interest charged on lease liabilities	96	160
Increase in accrued severance pay, net	19	33
Income tax expenses	147	142
Cash generated from operations	5,713	3,681
Income tax paid	(87)	(310)
Net cash provided by operating activities	5,626	3,371
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(659)	(1,245)
Increase in deposits	(58)	—
Purchase of software and licenses	(5)	(128)
Internally generated intangible assets	(2,936)	(3,283)
Net cash used in investing activities	(3,658)	(4,656)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	—	(4,250)
Principal paid on lease liabilities	(884)	(801)
Net cash used in financing activities	(884)	(5,051)
Effects of exchange rate changes on cash and cash equivalents	(85)	(5)
Net increase (decrease) in cash and cash equivalents	999	(6,341)
Cash and cash equivalents at the beginning of the period	8,144	20,731
Cash and cash equivalents at the end of the period	9,143	14,390
Non-cash activities
Dividend declared*	3,000	750

*
Refer also to Note 3A and 6F.

The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

SBTECH (GLOBAL) LIMITED
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 1 — GENERAL:
1.
SBTech (Global) Limited (the “Company”) and its subsidiaries (together, the “Group”) was founded in July, 2007 in Gibraltar and since November 2016 has been domiciled in 33-37 Athol Street, Douglas, Isle of Man, IM1 1LB (Company number 014119V). The Group is an industry-leading developer of proprietary iGaming platform and sports betting software and solutions for remote gaming operators. These services are provided on a business-to-business basis.

2.
Recently, the outbreak of the novel coronavirus (“COVID-19”) has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. COVID-19 presents material uncertainty and risk with respect to the Group, its performance, and its financial results and could adversely affect the Group’s financial information. The direct impact on the Group’s normal business operations is primarily through the suspension, postponement and cancellation of major sports seasons and sporting events globally. The status of most of these sporting events is that they are postponed or unknown as to when they will restart, including whether sports seasons will be completed either in part or in their entirety on a delayed schedule. Assuming sports return this year, even without audiences, the Group does not expect a long-term impact on its financial condition and results of operations. Finally, the Group has business continuity programs in place to ensure that employees are safe and that the businesses continue to function while its employees work remotely. The Group has been closely monitoring the new working environment for their employees and have not experienced any adverse impact on its ability to continue to operate its business.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:
The significant accounting policies followed in the preparation of the financial information, on a consistent basis, are set out below.
Basis of preparation
These unaudited interim consolidated financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting. They do not include all disclosures that would otherwise be required in a complete set of financial statements and should be read in conjunction with the 2019 annual consolidated financial statements.
The Group has applied the same accounting policies and methods of computation in its unaudited interim consolidated financial statements as in its 2019 annual consolidated financial statements, except for those that relate to new standards, interpretations and amendments effective for the first time for periods beginning on January 1, 2020, as described below.
Use of estimates and assumptions in the preparation of the financial statements
The significant judgments made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those described in its last annual consolidated financial statements.
New standards, interpretations and amendments effective from January 1, 2020
Amendments to IAS 1 and IAS 8: Definition of Material
In October 2018, the IASB issued amendments to IAS 1 Presentation of Financial Statements and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors to align the definition of “material” across the standards and to clarify certain aspects of the definition. The new definition states

SBTECH (GLOBAL) LIMITED
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
that, “Information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity”. The amendments are effective for annual reporting periods beginning on or after January 1, 2020. The amendments to the definition of material does not have significant impact on the Group’s consolidated financial statements.
New standards, interpretations and amendments not yet effective
Amendments to IAS 1: Presentation of Financial Statements
In January 2020, the IASB issued amendments to IAS 1, which clarify the criteria used to determine whether liabilities are classified as current or non-current. These amendments clarify that current or non-current classification is based on whether an entity has a right at the end of the reporting period to defer settlement of the liability for at least twelve months after the reporting period. The amendments also clarify that “settlement” includes the transfer of cash, goods, services, or equity instruments unless the obligation to transfer equity instruments arises from a conversion feature classified as an equity instrument separately from the liability component of a compound financial instrument. The amendments are effective for annual reporting periods beginning on or after January 1, 2022. The amendments to IAS 1 do not have significant impact on the Group’s consolidated financial statements.
NOTE 3 — SHAREHOLDERS’ EQUITY:
A.
Composed as follows as of March 31, 2020:

	Authorized	Issued and outstanding
	Amount
Ordinary shares of USD 0.1 per share	72,000	40,800
Composed as follows as of December 31, 2019:
	Authorized	Issued and outstanding
	Amount
Ordinary shares of USD 0.1 per share	72,000	40,800
Ordinary shares confer upon their holders the rights to receive notice to participate and vote in general meeting of the Group, and the right to receive dividends if declared.
B.
Dividend

1.
On January 30, 2020 the Group’s board of directors declared a dividend in a total amount of 3,000 (€73.53 per share) to its shareholders (Refer also to Note 6F).

2.
On January 10, 2019 the Group’s board of directors declared a dividend in a total amount of 5,000 (€122.55 per share) to its shareholders. The Group paid on January 16, 2019 and April 1, 2019 amount of 4,250 and 750 respectively.

C.
Share based payment

On July 20, 2011 the Company established a share option plan (the “Plan”). The Company has assigned up to 15% of its share capital as a pool for options. According to the Plan, the exercise of the

SBTECH (GLOBAL) LIMITED
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
granted options depends on two main cumulative conditions, the maturity of the options after a certain vesting period and the occurrence of a Transaction Event. A Transaction Event is defined in the Plan as any (i) merger, consolidation or reorganization of the Company with one or more other entities in which the Company is not the surviving entity; (ii) sale of all or substantially all of the assets or shares of the Company to another entity; or (iii) IPO. As of March 31, 2020, the Group does not expect the occurrence of the Transaction Event to be considered as probable. Thus, no expense has been recorded.
	March 31, 2020
	Number of options	Weighted average exercise price (€)
Outstanding at beginning of period	5,893	2,330
Granted	—	—
Outstanding at end of period	5,893	2,330
	March 31, 2019
	Number of options	Weighted average exercise price (€)
Outstanding at beginning of period	5,217	927
Granted	—	—
Outstanding at end of period	5,217	927
NOTE 4 — REVENUE:
Major customers (in thousands and as a percentage of total revenue)
	Three months ended March 31,
	2020		2019
	€	%	€	%
Customer A	13,127	58%	9,720	44%
Customer B	1,157	5%	2,085	10%
Customer C	718	3%	1,740	8%
Customer D	573	3%	828	4%
Others	7,019	31%	7,526	34%
	22,594	100%	21,899	100%
NOTE 5 — RELATED PARTIES:
The unpaid balance of the Group’s related party loan as of March 31, 2020 and March 31, 2019 was 1,436 and 1,407, respectively.
NOTE 6 — SUBSEQUENT EVENTS:
A.
On April 23, 2020 (the “Closing”), the shareholders of Diamond Eagle Acquisition Corp., a Delaware corporation (“DEAC”), approved the business combination agreement, dated as of December 22,

SBTECH (GLOBAL) LIMITED
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
2019 (as amended on April 7, 2020, the “BCA” or the “Business Combination Agreement”, and the transactions contemplated thereby, the “Business Combination”), by and among DEAC, DraftKings Inc., a Delaware corporation (“Old DK”), SBTech (Global) Limited (“SBT”), DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of DEAC (“DEAC Nevada”), DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC (“Merger Sub”) and certain other parties thereto, pursuant to which (i) DEAC merged with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) following the reincorporation, Merger Sub merged with and into Old DK, with Old DK surviving the merger (the “DK Merger”) and the stockholders of Old DK receiving shares of Class A common stock and one stockholder of Old DK also receiving shares of Class B common stock of New DraftKings (as defined below) and (iii) immediately following the DK Merger, DEAC Nevada acquired all of the issued and outstanding share capital of SBT for a combination of cash and stock consideration. DraftKings and SBT are now wholly-owned subsidiaries of DEAC Nevada, which was renamed “DraftKings Inc.” and is referred to herein as “New DraftKings”.
Under the BCA, DEAC agreed to combine with Old DK and SBT for approximately USD 2,700,000, of which (A) approximately USD 2,055,000 was paid to (i) the current equity holders of Old DK in the form of shares of Class A common stock of New DraftKings and (ii) holders of vested options and warrants exercisable for Old DK equity in the form of newly issued options and warrants of New DraftKings exercisable for New DraftKings Class A common stock and (B) approximately €590,000 was paid to the SBT shareholders and holders of vested in-the-money options exercisable for equity of SBT, consisting of  (i) €180,000 in cash, subject to customary net debt and working capital adjustments as well as certain other specified items (the “Cash Consideration”) in respect of the SBT shares and 30% of the in-the-money vested SBT options (“Cashed-Out SBT Options”) and (ii) approximately €410,000 in the form of shares of New DraftKings Class A common stock, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock. Outstanding options exercisable for DraftKings or SBT equity (other than Cashed-Out SBT Options, for which the holders will receive a portion of the Cash Consideration for such options) were converted into options exercisable for shares of New DraftKings Class A common stock. After the execution of the BCA, DraftKings granted restricted stock units to certain of its employees, which were converted into restricted stock units denominated in New DraftKings Class A common stock.
B.
Upon the Closing, the performance condition in the share options granted under the Plan described in Note 3C was satisfied. The Group recognized cumulative share-based payment expense of approximately 9,984 for earned and exercisable options, where the requisite service condition has also been met.

C.
In connection with the anticipated Business Combination, the Group entered into an agreement with a financial advisor. Pursuant to the agreement, the Group agreed to pay for success fees equal to (i) USD 2.5 million (€2.2 million), in the event the sale included participation by a special purpose acquisition company (“SPAC”), or (ii) USD 2 million (€1.8 million), in the event that the sale does not include participation by a SPAC. Upon Closing, USD 2.5 million (€2.2 million) success fees to financial advisor were settled through consideration paid to the Group’s shareholders.

D.
Immediately prior to Closing, and pursuant to covenants set forth in the Business Combination Agreement, the Group acquired all of the non-controlling interest in Gaming Tech Ltd. (“Gaming Tech”) for total consideration of 3,000, bringing its total ownership of Gaming Tech to 100%.

E.
Upon Closing, and pursuant to covenants outlined in the Business Combination Agreement, the Group settled its loan receivable balance of 1,438 with a related party, including interest.

F.
On April 16, 2020, the Group obtained a dividend waiver from its shareholders and cancelled the declared dividend described in Note 3B.

SBTECH (GLOBAL) LIMITED
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019

Independent Auditor’s Report
Board of Directors
SBTECH (GLOBAL) LIMITED
We have audited the accompanying consolidated financial statements of SBTech (Global) Limited and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2019, 2018 and 2017 and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SBTech (Global) Limited and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations, changes in shareholders’ equity and their cash flows for the year ended December 31, 2019, 2018 and 2017 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Emphasis of Matter
As more fully described in Note 19 to the consolidated financial statements, the Company has been negatively impacted by the outbreak of a novel coronavirus (COVID-19), which was declared a global pandemic by the World Health Organization in March 2020.
Tel-Aviv, Israel March 12, 2020, except for footnote 19 which is dated March 26, 2020	/s/ Ziv haft Certified Public Accountants (Isr.) BDO Member Firm

SBTECH (GLOBAL) LIMITED
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands of €)
	Note	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		8,144	20,731
Trade receivables, net	2	24,745	17,220
Other current assets	4	3,258	2,876
Total current assets		36,147	40,827
NON-CURRENT ASSETS:
Intangible assets, net	6	26,094	21,980
Right-of-use assets	15	25,779	—
Property and equipment, net	5	9,930	7,926
Deferred tax assets	13	597	235
Other non-current assets	7	306	1,688
Total non-current assets		62,706	31,829
TOTAL ASSETS		98,853	72,656
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables		8,127	7,006
Lease liabilities	15	3,516	—
Other accounts payable and accrued expenses	8	11,176	6,923
Total current liabilities		22,819	13,929
NON-CURRENT LIABILITIES:
Lease liabilities	15	22,749	—
Accrued severance pay, net		408	278
Total non-current liabilities		23,157	278
SHAREHOLDERS’ EQUITY:
Share capital	9	3	3
Actuarial reserve		(139)	(65)
Retained earnings		51,956	57,928
Equity attributable to owners of the parent		51,820	57,866
Non-controlling interest	18	1,057	583
Total shareholders’ equity		52,877	58,449
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		98,853	72,656
/s/ Richard Carter Richard Carter Chief Executive Officer	/s/ Shay Berka Shay Berka Chief Financial Officer	March 26, 2020 Date of approval of the Financial statements
The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands of €)
	Note	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Revenue	10	96,857	94,147	66,087
Cost of revenue	11	54,173	45,087	31,844
Gross profit		42,684	49,060	34,243
Operating expenses:
Research and development expenses		18,103	10,115	8,693
Selling and marketing expenses		6,772	3,722	2,964
General and administrative expenses		11,772	7,636	5,892
Total operating expenses		36,647	21,473	17,549
Profit from operations		6,037	27,587	16,694
Financial income		23	97	37
Financial expense		846	340	177
Profit before tax		5,214	27,344	16,554
Tax expenses	13	638	565	264
Net profit		4,576	26,779	16,290
Other comprehensive loss:
Items that will not be reclassified to profit or loss:
Re-measurements of accrued severance pay		148	40	17
Total comprehensive income for the year		4,428	26,739	16,273
Profit for the year attributed to:
Owners of the parent		4,028	26,509	16,110
Non-controlling interest		548	270	180
		4,576	26,779	16,290
Total comprehensive income for the year attributed to:
Owners of the parent		3,954	26,489	16,102
Non-controlling interest		474	250	171
		4,428	26,739	16,273
The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(in thousands of €)
	Owners of the parent				Non- controlling interest	Total Shareholders’ equity
	Share capital	Actuarial reserve	Retained earnings	Total
Balance at December 31, 2016	3	(37)	17,489	17,455	162	17,617
Changes during 2017:
Net profit	—	—	16,110	16,110	180	16,290
Other comprehensive loss	—	(8)	—	(8)	(9)	(17)
Total comprehensive income for the year	—	(8)	16,110	16,102	171	16,273
Dividend declared	—	—	(687)	(687)	—	(687)
Dividend declared and paid	—	—	(313)	(313)	—	(313)
Balance at December 31, 2017	3	(45)	32,599	32,557	333	32,890
Changes in accounting policy – IFRS 9 Financial Instruments	—	—	(1,180)	(1,180)	—	(1,180)
Balance at January 1, 2018 as restated	3	(45)	31,419	31,377	333	31,710
Changes during 2018:
Net profit	—	—	26,509	26,509	270	26,779
Other comprehensive loss	—	(20)	—	(20)	(20)	(40)
Total comprehensive income for the year	—	(20)	26,509	26,489	250	26,739
Balance at December 31, 2018	3	(65)	57,928	57,866	583	58,449
Changes during 2019:
Net profit	—	—	4,028	4,028	548	4,576
Other comprehensive loss	—	(74)	—	(74)	(74)	(148)
Total comprehensive income for the year	—	(74)	4,028	3,954	474	4,428
Dividend paid	—	—	(10,000)	(10,000)	—	(10,000)
Balance at December 31, 2019	3	(139)	51,956	51,820	1,057	52,877
The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of €)
	Note	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit for the year		4,576	26,779	16,290
Adjustments required to reflect the cash flows from operating activities:
Depreciation and amortization	5,6,15	16,045	8,325	4,222
Interest charged on lease liabilities	15	677	—	—
Gain on sale of fixed assets	5	—	(14)	—
Increase in trade receivables		(7,408)	(6,706)	(7,602)
Decrease (increase) in other current assets	4	1,065	(1,833)	(245)
Increase in contract costs	6	(443)	—	—
Decrease (increase) in other non-current assets	7	(40)	34	(46)
Increase in deferred tax assets	13	(362)	(34)	(56)
Increase in trade payables		1,180	2,402	3,295
Increase (decrease) in accrued severance pay		(18)	(107)	13
Increase in other accounts payable and accrued expenses	8	4,050	1,903	2,255
Income tax expenses	13	1,000	565	264
Cash generated from operations		20,322	31,314	18,390
Income tax paid	13	(797)	(365)	(130)
Net cash provided by operating activities		19,525	30,949	18,260
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	5	(4,934)	(5,865)	(3,225)
Disposal of fixed assets	5	—	35	—
Purchase of software and licenses	6	(392)	(388)	(215)
Proceeds from sale of fixed assets	5	—	55	—
Decrease (increase) in restricted deposits		(25)	250	467
Increase in deposits	7	—	(60)	(72)
Loans granted to related party	14	—	—	(50)
Repayment of loan from related party	14	—	1,200	—
Internally generated intangible assets	6	(13,048)	(12,611)	(11,212)
Net cash used in investing activities		(18,399)	(17,384)	(14,307)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	9	(10,000)	(687)	(313)
Principal paid on lease liabilities	15	(3,537)	—	—
Loans received from related party	12	—	43	503
Repayment of loan	12	—	(540)	—
Net cash provided by (used in) financing activities		(13,537)	(1,184)	190
Effects of exchange rate changes on cash and cash equivalents		(176)	(104)	(6)
Net increase (decrease) in cash and cash equivalents		(12,587)	12,277	4,137
Cash and cash equivalents at beginning of the year		20,731	8,454	4,317
Cash and cash equivalents at the end of the year		8,144	20,731	8,454
Non-cash activities
Dividend declared		—	—	687
The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 1 — GENERAL:
SBTech (Global) Limited (the “Company”) and its subsidiaries (together, the “Group”) was founded in July, 2007 in Gibraltar and since November 2016 has been domiciled in 33-37 Athol Street, Douglas, Isle of Man, IM1 1LB (Company number 014119V). The Group is an industry-leading developer of proprietary iGaming platform and sports betting software and solutions for remote gaming operators. These services are provided on a business-to-business basis.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:
The principal accounting policies adopted in the preparation of the consolidated financial statements are set out below. The policies have been consistently applied to all the years presented, unless otherwise stated.
Basis of preparation
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standard Board (“IASB”). The financial statements have been prepared under the historical cost convention, except for accrued severance pay, which is accounted for at fair value. The Group has elected to present the statements of comprehensive income using the function of expense method. In addition, these consolidated financial statements are presented in Euros. All currency amounts have been recorded to the nearest thousand, unless otherwise indicated.
Use of estimates and assumptions in the preparation of the financial statements
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. By their nature, these estimates are subject to measurement uncertainty and are reviewed periodically and adjustments, if necessary, are made in the year which they are identified. Actual results could differ from those estimates. See also Note 3.
Principal of consolidation
The consolidated financial statements include the accounts of SBTech (Global) Limited Ltd. and its subsidiaries in which it has a controlling interest. All intercompany balances and transactions have been eliminated upon consolidation. The consolidated financial statements of the Group include the accounts of the companies detailed in Note 18.
Non-controlling interests
Total comprehensive income of non-wholly owned subsidiaries is attributed to owners of the parent and to the non-controlling interests in proportion to their relative ownership interests.
New and amended standards and interpretations adopted in the period
The Group adopted IFRS 16 with a transition date of January 1, 2019. The Group has chosen not to restate comparatives on adoption of the standard, and therefore, the revised requirements are not reflected in the prior year financial statements. Details of the impact this standard has had are disclosed below. Other new and amended standards and Interpretations issued by the IASB did not impact the Group as they are either not relevant to the Group’s activities or require accounting which is consistent with the Group’s current accounting policies, such as the implementation of IFRIC Interpretation 23

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
disclosed below. The Group has not early adopted any standards, interpretations or amendments that have been issued but are not yet effective.
IFRS 16 Leases
Effective January 1, 2019, IFRS 16 has replaced IAS 17 Leases and IFRIC 4 Determining whether an Arrangement Contains a Lease. IFRS 16 provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, together with exemptions to exclude leases where the lease term is 12 months or less, or where the underlying asset is of low-value. IFRS 16 substantially carries forward the lessor accounting in IAS 17, with the distinction between operating leases and finance leases being retained. The Group does not have significant leasing acting as a lessor.
IFRS 16 provides for certain optional practical expedients, including those related to the initial application of the standard. The Group applied the following practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17:
•
Applied a single discount rate to a portfolio of leases with reasonably similar characteristics;

•
Applied the exemption not to recognize right-of-use assets and liabilities for leases with less than 12 months of lease term remaining as of the date of initial application and do not contain a purchase option.

As a lessee, the Group previously classified leases as operating or finance leases based on its assessment of whether the lease transferred substantially all of the risks and rewards of ownership. Under IFRS 16, the Group recognizes right-of-use assets and lease liabilities for all leases.
The Group adopted IFRS 16 using the modified retrospective approach, with recognition of transitional adjustments on the date of initial application (January 1, 2019), without restatement of comparative figures.
On initial application of IFRS 16, the Group recognized right-of-use assets and lease liabilities in relation to leases of office facilities, motor vehicles, and data centers, which had previously been classified as operating leases. The lease liabilities were measured at the present value of the remaining lease payments, discounted using the Group’s incremental borrowing rate as at January 1, 2019. The Group’s incremental borrowing rate is the rate at which a similar borrowing could be obtained from an independent creditor under comparable terms and conditions. The weighted-average rate applied was 2.98%. Right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.
The following table presents the impact of applying IFRS 16 on the consolidated statement of financial position as at January 1, 2019:
	Under previous policy	The change	Under IFRS 16
Non-current assets:
Right-of-use assets	—	20,769	20,769
Current liabilities:
Lease liabilities	—	2,440	2,440
Non-current liabilities:
Lease liabilities	—	18,329	18,329

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
For the year ended December 31, 2019:
•
Depreciation expense increased because of the depreciation of right-of-use assets. This resulted in increases in Cost of revenue of 1,792, Research and development expenses of 1,179, Selling and marketing expenses of 10, and General and administrative expenses of 365.

•
Lease expense relating to previous operating leases decreased by 1,798 in Cost of revenue, 1,307 in Research and development expenses, 20 in Selling and marketing expenses, and 412 in General and administrative expenses.

•
Financial expense increased by 677 relating to the interest expense on additional lease liabilities recognised.

•
Income tax expenses decreased, and deferred tax asset increased by 73 relating to the tax effect of these changes in expenses.

•
Cash flow from operating activities increased by 677 and cash flows from financing activities decreased by 3,537, relating to decrease in operating lease payments and increases in principal and interest payments of lease liabilities.

Significant accounting policies subsequent to transition
All leases are accounted for by recognising a right-of-use asset and a lease liability. Lease liabilities are measured at the present value of the contractual payments due to the lessor over the lease term, with the discount rate determined by reference to the rate implicit in the lease unless (as is typically the case) this is not readily determinable, in which case the Group’s incremental borrowing rate on commencement of the lease is used. Variable lease payments are only included in the measurement of the lease liability if they depend on an index or rate. In such cases, the initial measurement of the lease liability assumes the variable element will remain unchanged throughout the lease term. Other variable lease payments are expensed in the period to which they relate.
On initial recognition, the carrying value of the lease liability also includes:
•
amounts expected to be payable under any residual value guarantee;

•
the exercise price of any purchase option granted in favor of the Group if it is reasonably certain to exercise that option;

•
any penalties payable for terminating the lease, if the term of the lease has been estimated on the basis of termination option being exercised.

Right-of-use assets are initially measured at the amount of the lease liability, reduced for any lease incentives received, and increased for:
•
lease payments made at or before commencement of the lease;

•
initial direct costs incurred; and

•
the amount of any provision recognized where the Group is contractually required to dismantle, remove or restore the leased asset.

Subsequent to initial measurement, lease liabilities increase as a result of interest charged at a constant rate on the balance outstanding and are reduced for lease payments made. Right-of-use assets are amortized on a straight-line basis over the remaining term of the lease or over the remaining useful life of the right-of-use asset, if rarely, this is judged to be shorter than the lease term. In the scenario of a purchase option, the Group amortizes the right-of-use asset over its useful life. Lease

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
liabilities are remeasured when there is a change in future lease payments arising from a change in an index or rate or when there is a change in the assessment of the term of any lease the remeasurement being recognized in front of the right-of-use assets.
The following is a reconciliation of the Group’s liabilities in respect of operating leases disclosed in the financial statements as of December 31, 2018, discounted at the incremental interest rate on the initial implementation date and lease commitments recognized on January 1, 2019:
€
Operating lease commitments as of December 31, 2018	11,309
Less: short-term leases not recognized under IFRS 16	(298)
Less: effect of termination options reasonably certain to be exercised	(190)
Plus: effect of extension options reasonably certain to be exercised	12,797
Undiscounted lease payments	23,618
Less: effect of discounting using the weighted average incremental borrowing rate of 2.98% as of January 1, 2019	(2,849)
Lease liabilities as of January 1, 2019	20,769
Use of estimates and judgements
There have been no material revisions to the nature and amount of estimates of amounts reported in prior periods except where the implementation of IFRS 16 discussed above requires a different approach to the accounting previously applied. Significant estimates and judgements that have been required for the implementation of the new standard are:
•
The determination of whether an arrangement contains a lease;

•
The determination of lease term for some lease contracts in which the Group is a lessee that include renewal options and termination options, and the determination whether the Group is reasonably certain to exercise such option; and

•
The determination of the incremental borrowing rate used to measure lease liabilities.

IFRIC Interpretation 23 Uncertainty over Income Tax Treatments
Effective January 1, 2019, the Interpretation addresses the accounting for income taxes when tax treatments involve uncertainty that affects the application of IAS 12 Income Taxes. It does not apply to taxes or levies outside the scope of IAS 12, nor does it specifically include requirements relating to interest and penalties associated with uncertain tax treatments. The Interpretation specifically addresses the following:
•
Whether an entity considers uncertain tax treatments separately

•
The assumptions an entity makes about the examination of tax treatments by taxation authorities

•
How an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates

•
How an entity considers changes in facts and circumstances

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
The Group determines whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments and uses the approach that better predicts the resolution of the uncertainty. The Interpretation did not have an impact on the consolidated financial statements of the Group.
New standards, interpretations and amendments not yet effective
There are a number of standards, amendments to standards, and interpretations which have been issued by the IASB that are effective in future accounting periods that the Group has decided not to adopt early.
Amendments to IAS 1 and IAS 8: Definition of Material
In October 2018, the IASB issued amendments to IAS 1 Presentation of Financial Statements and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors to align the definition of  “material” across the standards and to clarify certain aspects of the definition. The new definition states that, “Information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity”. The amendments are effective for annual reporting periods beginning on or after January 1, 2020. The amendments to the definition of material is not expected to have a significant impact on the Group’s consolidated financial statements.
Amendments to IAS 1: Presentation of Financial Statements
In January 2020, the IASB issued amendments to IAS 1, which clarify the criteria used to determine whether liabilities are classified as current or non-current. These amendments clarify that current or non-current classification is based on whether an entity has a right at the end of the reporting period to defer settlement of the liability for at least twelve months after the reporting period. The amendments also clarify that “settlement” includes the transfer of cash, goods, services, or equity instruments unless the obligation to transfer equity instruments arises from a conversion feature classified as an equity instrument separately from the liability component of a compound financial instrument. The amendments are effective for annual reporting periods beginning on or after January 1, 2022. The Group is currently assessing the impact of these new accounting standards and amendments. The Group does not believe that the amendments to IAS 1 will have a significant impact on the Group’s consolidated financial statements.
The Group does not expect any other standards issued by the IASB, but not yet effective, to have a material impact on the Group’s consolidated financial statements.
Foreign currency
The financial information of the Group is presented in Euro which is the Group’s functional currency and is the currency that best reflects the economic substance of the underlying events and circumstances relevant to the Group. Transactions and balances in foreign currencies are converted into Euro in accordance with the principles set forth by IAS 21 (“The Effects of Changes in Foreign Exchange Rates”). Accordingly, transactions and balances have been converted as follows:
•
Monetary assets and liabilities — at the rate of exchange applicable at the consolidated statements of financial position date.

•
Income and expense items — at exchange rates applicable as of the date of recognition of those items.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
•
Non-monetary items are converted at the rate of exchange used to convert the related balance sheet items i.e. at the time of the transaction.

•
Exchange gains and losses from the aforementioned conversion are recognized in profit or loss.

Cash and cash equivalents
Cash equivalents are considered by the Group to be highly-liquid investments, including, inter alia, short-term deposits with banks, the maturity of which do not exceed three months at the time of deposit and which are not restricted.
Fair value measurement
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying value of cash and cash equivalents, trade receivables, net and other current assets, and trade payables and other accounts payables and accrued expenses approximate their fair value due to the short-term nature of these instruments. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:
A.
In the principal market for the asset or liability; or

B.
In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group.
The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.
A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. When there are no quoted prices in active markets for identical assets or liabilities, the Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
Classification by fair value hierarchy
Assets and liabilities presented in the consolidated statements of financial position at fair value are grouped into classes with similar characteristics using the following fair value hierarchy which is determined based on the source of input used in measuring fair value:
Level 1	—	Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2	—	Inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.
Level 3	—	Inputs that are not based on observable market data (valuation techniques that use inputs that are not based on observable market data).

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.
Financial instruments
1.   Financial Assets
The Group classifies its financial assets into the following category, based on the business model for managing the financial asset and its contractual cash flow characteristics. The Group’s accounting policy for the relevant category is as follows:
Amortized cost: These assets arise principally from the services rendered to customers (e.g. trade receivables), but also incorporate other types of financial assets where the objective is to hold these assets in order to collect contractual cash flows and the contractual cash flows are solely payments of principal and interest. They are initially recognized at fair value plus transaction costs that are directly attributable to their acquisition or issue, and are subsequently carried at amortized cost using the effective interest rate method, less provision for impairment. Impairment provisions for trade receivable are recognized based on the simplified approach within IFRS 9 using a provision in the determination of the lifetime expected credit losses. During this process the probability of the non-payment of the trade receivables is assessed. This probability is then multiplied by the amount of the expected loss arising from default to determine the lifetime expected credit loss for the trade receivables. For trade receivables, which are reported net, such provisions are recorded in a separate provision account with the loss being recognized within general and administrative expenses in the consolidated statements of comprehensive income. On assessment that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.
2.   Financial Liabilities
The Group classifies its financial liabilities based on the purpose for which the liability was acquired. The Group’s accounting policy is as follows:
Fair value through profit or loss: The Group does not have any liabilities held for trading nor has it designated any financial liabilities as being at fair value through profit or loss.
Amortized cost: Trade payables and certain other accounts payable and accrued expenses are initially recognized at fair value and subsequently carried at amortized cost using the effective interest method.
3.   De-recognition
•
Financial Assets — The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire or it transfers the rights to receive the contractual cash flows.

•
Financial Liabilities — The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire.

4.   Impairment of financial assets
The Group assesses at the end of each reporting period whether there is any objective evidence of impairment of financial assets carried at amortized cost. The Group recognizes an allowance for expected credit losses (“ECL”) for all debt instruments not held at fair value through profit or loss. ECLs

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL). For trade receivables and contract assets, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. The Group assessed its financial assets that are subject to the expected credit loss model. In order to manage the credit risks associated with customer receivables, the Group aims to secure certain financial guarantees prior to entering into business relationships with its customers. Payment terms with customers from different geographical areas are similar.
To this end, the Group developed a matrix, which is based on past experience and historical data along with projections into consideration, in order to group the ECL:
1.
Receivables with a short billing cycle (“Payment option 1”).

2.
Receivables from related party (“Payment option 2”).

ECLs are measured as the unbiased probability-weighted present value of all cash shortfalls over the expected life of each financial asset. ECLs are mainly calculated with a statistical model using three major risk parameters: probability of default, loss given default and exposure at default. The estimation of these risk parameters incorporates all available relevant information, not only historical and current loss data, but also reasonable and supportable forward-looking information reflected by the future expectation factors.
This information includes macroeconomic factors (e.g., gross domestic product growth, unemployment rate, cost performance index) and forecasts of future economic conditions. For receivables from financial services, these forecasts are performed using a scenario analysis (base case, adverse and optimistic scenarios).
Definition of default, including reasons for selecting the definition
Prior to commencing a business relationship, the Group will enter into an agreement with the customer. The agreement or contract typically includes details of the terms of payment to which the Group is entitled. In most cases, the customer updates the Group if there is a delay in the payment beyond the terms of the agreement. Any delays in payment for more than two months are subject to approval of management. If a customer’s scheduled payment is delayed by more than two months and such delay is not approved by the Group’s management, the sale department will typically make direct contact with the customer’s management and inform them of the overdue obligation and the Group will pursue remedies available (such as legal notice, suspend fully or partially service) to collect the overdue payment. If the customer and the Group are not able to resolve the matter at that time, the receivable is considered to be in default as the collectability is no longer certain. If the collection effort is not successful, the Group will retain legal counsel in the applicable country to assist with collection and sends a demand letter to that effect.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
Write-off policy
The Group writes off its financial assets if any of the following occur:
•
Inability to locate the debtor.

•
Discharge of the debt in a bankruptcy.

•
It is determined that the efforts to collect the debt are no longer cost effective given the size of receivable.

The collections department must comply with the collection efforts outlined in the policy to collect on delinquent customer accounts before any write-offs are made.
Aging Schedule based on due date
As of December 31, 2019	Within payment terms	0-90 days over payment terms	90+ days over payment terms	Total
Payment option 1	14,884	4,574	1,430	20,888
Payment option 2	544	158	3,323	4,025
Total	15,428	4,732	4,753	24,913
As of December 31, 2018	Within payment terms	0-90 days over payment terms	90+ days over payment terms	Total
Payment option 1	8,890	1,366	3,226	13,482
Payment option 2	459	275	3,872	4,606
Total	9,349	1,641	7,098	18,088
Trade receivables by geographic area
	As of December 31, 2019	As of December 31, 2018
Europe	11,623	9,018
Rest of the world	13,290	9,070
Total	24,913	18,088
Two level matrix
	As of December 31, 2019	As of December 31, 2018
Payment option 1	20,888	13,482
Payment option 2	4,025	4,606
Total	24,913	18,088
At every reporting date the historical observed default rates are updated and changes in the forward-looking estimates are analyzed.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
Level provision matrix
The Group estimated the following provision matrix:
	Default rate	As of December 31, 2019	ECL
Payment option 1	0.8%	20,888	167
Payment option 2	0.04%	4,025	1
Total		24,913	168
	Default rate	As of December 31, 2018	ECL
Payment option 1	0.62%	13,482	84
Payment option 2	17.02%	4,606	784
Total		18,088	868
Movements in the impairment allowance for trade receivables are as follows:
	2019	2018	2017
At January 1 (under IAS 39)	—	—	—
Restated through opening retained earnings	—	1,180	—
At January 1 (under IFRS 9)	868	1,180	—
Decrease during the year	(700)	(312)	—
At December 31	168	868	—
As of December 31, 2019, and 2018, ECL for trade receivables were 168 and 868, respectively.
Intangible assets
Intangible assets include internally generated capitalized software development costs. Intangible assets with a finite useful life are amortized over their estimated useful lives and reviewed for impairment whenever there is an indication that the asset may be impaired. The amortization period and the amortization method for an intangible asset are reviewed at least at each year end. The carrying amount of these assets is reviewed whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable (see also Note 2 — Impairment of non-financial assets).
Expenditure incurred on development activities including the Group’s software development is capitalized only where the expenditure will lead to new or substantially improved products, the products are technically and commercially feasible and the Group has sufficient resources to complete the development and reach the stage for which the product is ready for use. Capitalized development costs are amortized on a straight-line basis over their estimated useful lives of 4 years once the development is completed and the assets are in use. Subsequent expenditure on capitalized intangible assets is capitalized only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain an intangible asset’s current level of performance, is expensed as incurred (see also Note 2 — Research and development costs). Externally purchased software and licenses are amortized on a straight-line basis over the period of the software and licenses, which ranges between two to three years.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
Property, plant and equipment
Items of property, plant and equipment are initially recognized at cost. Cost includes directly attributable costs and the estimated present value of any future costs of dismantling and removing items. Depreciation is computed by the straight-line method, based on the estimated useful lives of the assets, as follows:
	Annual depreciation rate (%)	Main annual depreciation rate (%)
Motor vehicle	15	15
Computers	15 – 50	33
Furniture and office equipment	7 – 15	15
Leasehold improvements	Over the shorter of the term of the lease or useful life	10
Leasehold improvements are depreciated over the term of the expected lease including optional extension, or the estimated useful lives of the improvements, whichever is shorter.
Impairment of non-financial assets
Non-financial assets are subject to impairment test whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of the non-financial asset exceeds its recoverable amount (i.e. the higher of value in use and fair value less costs to dispose), the asset is written down and impairment charge is recognized accordingly. Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the asset’s cash-generating unit (i.e. the smallest group of assets to which the asset belongs that generates cash inflow that are largely independent of cash inflows from other assets). An impairment loss allocated to an asset, is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, is limited to the lower of the carrying amount of the asset that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and the assets recoverable amount. After an impairment of non-financial asset is recognized, the Group examines at each reporting date whether there are indications that the impairment which was recognized in the past no longer exists or should be reduced. The reversal of impairment loss of an asset is recognized in profit or loss. Impairment charges are included in general and administrative expenses. During the years ended December 31, 2019, 2018 and 2017 no impairment charges of non-financial assets were recognized.
Research and development costs
Expenditure on research activities is recognized in profit or loss as incurred. Expenditure incurred on development activities including the Group’s development is capitalized where the expenditure will lead to new or substantially improved products and only if all the following can be demonstrated:
•
The product is technically and commercially feasible.

•
The Group intends to complete the product so that it will be available for use or sale.

•
The Group has the ability to use the product or sell it.

•
The Group has the technical, financial and other resources to complete the development and to use or sell the product.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
•
The Group can demonstrate the probability that the product will generate future economic benefits.

•
The Group is able to measure reliably the expenditure attributable to the product during the development.

Capitalized development costs are amortized on a straight-line basis over their estimated useful lives of four years once the development is completed and the assets are in use. Subsequent expenditure on capitalized intangible assets is capitalized only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain an intangible asset’s current level of performance, is expensed as incurred.
Share based payment
The Group measures the share-based expense and the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined by using the Black-Scholes and Merton (BSM) model which considers the terms and conditions upon which the instruments were granted.
Deferred taxes
Deferred taxes are computed in respect of temporary differences between the carrying amounts of assets and liabilities in the financial statements and the amounts attributable for tax purposes. Deferred taxes are recognized in other comprehensive income or directly in equity if the tax relates to those items.
Deferred taxes are measured at the tax rates that are expected to apply in the period when the temporary differences are reversed in profit or loss, other comprehensive income or equity, based on tax laws that have been enacted or substantively enacted at the end of the reporting period. Deferred taxes in profit or loss represent the changes in the carrying amount of deferred tax balances during the reporting period, excluding changes attributable to items recognized in other comprehensive income or directly in equity. Deferred tax assets are reviewed at the end of each reporting period and reduced to the extent that it is not probable that they will be utilized. In addition, temporary differences (such as carry forward losses) for which deferred tax assets have not been recognized are reassessed and deferred tax assets are recognized to the extent that their recoverability is probable. Any resulting reduction or reversal is recognized on “income tax” within the statements of comprehensive income. Taxes that would apply in the event of the disposal of investments in investees have not been taken into account, as long as the disposal of such investments is not expected in the foreseeable future and the Group has control over such disposal. The Group’s policy is not to initiate distribution of dividends that triggers an additional tax liability. All deferred tax assets and liabilities are presented in the consolidated statement of financial position as non-current items, respectively. Deferred taxes are offset in the consolidated statement of financial position if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.
Current taxes
The current taxes is calculated on the basis of the tax laws enacted at the statement of financial position date in countries where the Group operates and generates taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
Revenue recognition
Revenue from contracts with customers is recognized when control of the services are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services. The Group’s key revenue is derived from contracting parties and comprises as a percentage of the revenue generated by the contracting party from use of the Group’s intellectual property in trading activities. Revenue share income is based on the underlying gaming revenue earned by our licensees and is recognized in the accounting periods in which the gaming transactions occur. In reseller arrangements, the Group’s revenue is comprised of a base fixed monthly fee plus a fixed monthly fee for each end-user that the reseller contracts with to access the Group’s intellectual property in trading activities. The arrangements with customers do not provide the customer with the right to take possession of the Group’s software suite at any time. Instead, customers are granted continuous access to the Group’s software suite over the contractual period.
NOTE 3 — CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS:
The areas requiring the use of estimates and critical judgments that may potentially have a significant impact on the Group’s earnings and financial position are: capitalization and amortization of development costs and the useful life of property and equipment and of intangible assets. Upon adoption of IFRS 16 as of January 1, 2019, areas requiring the use of estimates and critical judgments also include the determination of whether an arrangement is or contains a lease, the determination of lease term in contracts in which the Group is a lessee (including the assessment of whether the Group is reasonably certain to exercise lessee extension or termination options), and the determination of the incremental borrowing rate used to measure lease liabilities.
Amortization of capitalized development costs and the useful life of property and equipment
Intangible assets and property and equipment are amortized or depreciated over their useful lives. Useful lives are based on management’s estimates of the period that the assets will generate revenue, which are periodically reviewed for continued appropriateness. Changes to estimates can result in significant variations in the amounts charged to the consolidated statements of comprehensive income in specific periods.
Share based payment
The Group has a share-based remuneration scheme for employees. The share options plan has a “Transaction Event” as described in Note 9.C other than continued service. As of the balance sheet date, the Group does not expect the occurrence of the Transaction Event to be considered as probable. As a result, no expense has been recorded.
NOTE 4 — OTHER CURRENT ASSETS:
	December 31, 2019	December 31, 2018
Related parties (see Note 7)	1,503	86
Prepaid expenses	1,352	1,286
Institutions	207	567
Other receivables	196	937
Total	3,258	2,876

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 5 — PROPERTY AND EQUIPMENT, NET:
	Leasehold Improvements	Computers	Furniture and Office Equipment	Total
Cost
At January 1, 2019	2,374	7,800	710	10,884
Additions	547	4,196	191	4,934
At December 31, 2019	2,921	11,996	901	15,818
Accumulated depreciation
At January 1, 2019	(393)	(2,352)	(213)	(2,958)
Depreciation	(220)	(2,616)	(94)	(2,930)
At December 31, 2019	(613)	(4,968)	(307)	(5,888)
Net book value at December 31, 2019	2,308	7,028	594	9,930
	Leasehold Improvements	Motor Vehicle	Computers	Furniture and Office Equipment	Total
Cost
At January 1, 2018	783	121	4,263	375	5,542
Additions	1,601	—	3,848	416	5,865
Disposals	(10)	(121)	(311)	(81)	(523)
At December 31, 2018	2,374	—	7,800	710	10,884
Accumulated depreciation
At January 1, 2018	(79)	(33)	(1,338)	(170)	(1,620)
Depreciation	(319)	(18)	(1,324)	(124)	(1,785)
Disposals	5	51	310	81	447
At December 31, 2018	(393)	—	(2,352)	(213)	(2,958)
Net book value at December 31, 2018	1,981	—	5,448	497	7,926
	Leasehold Improvements	Motor Vehicle	Computers	Furniture and Office Equipment	Total
Cost
At January 1, 2017	313	121	1,591	310	2,335
Additions	470	—	2,690	65	3,225
Disposals	—	—	(18)	—	(18)
At December 31, 2017	783	121	4,263	375	5,542
Accumulated depreciation
At January 1, 2017	(46)	(14)	(650)	(135)	(845)
Depreciation	(33)	(19)	(706)	(35)	(793)
Disposals	—	—	18	—	18
At December 31, 2017	(79)	(33)	(1,338)	(170)	(1,620)
Net book value at December 31, 2017	704	88	2,925	205	3,922

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 6 — INTANGIBLE ASSETS, NET:
	Internally generated intangible assets	Software and licenses	Others	Total
Cost
At January 1, 2019	32,681	603	—	33,284
Additions	13,048	392	443	13,883
At December 31, 2019	45,729	995	443	47,167
Accumulated Amortization
At January 1, 2019	(11,110)	(194)	—	(11,304)
Amortization	(9,601)	(161)	(7)	(9,769)
At December 31, 2019	(20,711)	(355)	(7)	(21,073)
Net book value at December 31, 2019	25,018	640	436	26,094
	Internally generated intangible assets	Software and licenses	Total
Cost
At January 1, 2018	20,070	215	20,285
Additions	12,611	388	12,999
At December 31, 2018	32,681	603	33,284
Accumulated Amortization
At January 1, 2018	(4,705)	(59)	(4,764)
Amortization	(6,405)	(135)	(6,540)
At December 31, 2018	(11,110)	(194)	(11,304)
Net book value at December 31, 2018	21,571	409	21,980
	Internally generated intangible assets	Software and licenses	Total
Cost
At January 1, 2017	8,858	—	8,858
Additions	11,212	215	11,427
At December 31, 2017	20,070	215	20,285
Accumulated Amortization
At January 1, 2017	(1,335)	—	(1,335)
Amortization	(3,370)	(59)	(3,429)
At December 31, 2017	(4,705)	(59)	(4,764)
Net book value at December 31, 2017	15,365	156	15,521

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 7 — OTHER NON-CURRENT ASSETS:
	December 31, 2019	December 31, 2018
Related parties (see also Note 14)*	—	1,407
Deposit	306	281
Total	306	1,688

*
Other non-current assets for related parties includes as of December 31, 2018 a loan the Group provided to a related party during the years 2015 — 2018 in the amount of 2,810. The loan bears interest of Libor+2.25% per annum. In 2019 there were no repayments against this loan. In 2018 the Group received repayments which amounted to 1,550. As of December 31, 2019, the loan amounted to 1,430 and was classified as short term (see also Note 4). As of December 31, 2018, the loan amounted to 1,407 and was classified as long term.

NOTE 8 — OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES:
	December 31, 2019	December 31, 2018
Employees, salaries and related liabilities	5,657	3,684
VAT and income tax payable	1,859	373
Accrued expenses	1,772	123
Provision for vacation	1,177	976
Advances and deposits from customers	711	1,767
Total	11,176	6,923
NOTE 9 — SHAREHOLDERS’ EQUITY:
A.   Composed as follows as of December 31, 2019:
	Authorized	Issued and outstanding
	Amount
Ordinary shares of USD 0.1 per share	72,000	40,800
Composed as follows as of December 31, 2018:
	Authorized	Issued and outstanding
	Amount
Ordinary shares of USD 0.1 per share	72,000	40,800
Ordinary shares confer upon their holders the rights to receive notice to participate and vote in general meeting of the Group, and the right to receive dividends if declared.
B.   Dividend
On January 10, 2019 and April 8, 2019, the Group’s board of directors declared dividends to its shareholders totaling 10,000 (€245.10 per share). In 2019, the dividend has been paid in full to the shareholders. On September 28, 2017, the Group’s board of directors declared a total amount of 1,000 dividend to its shareholders (€24.51 per share), 313 of which was paid to its shareholders in 2017 and the remaining 687 was paid in 2018. No dividends were declared in 2018.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 9 — SHAREHOLDERS’ EQUITY: (Continued)
C.   Share Based payments
On July 20, 2011 the Company established a share option plan (the “Plan”). The Company has assigned up to 15% of its share capital as a pool for options. According to the Plan, the exercise of the granted options depends on two main cumulative conditions, the maturity of the option after a certain vesting period and the occurrence of a Transaction Event. A Transaction Event is defined in the Plan as any (i) merger, consolidation or reorganization of the Company with one or more other entities in which the Company is not the surviving entity; (ii) sale of all or substantially all of the assets or shares of the Company to another entity; or (iii) IPO.
As of the balance sheet date, the Group does not expect the occurrence of the Transaction Event. Thus, no expense has been recorded.
	Share Option Plan: 2019		Share Option Plan: 2018
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
		€	€
Options outstanding at beginning of year	5,217	927	3,120	130
Changes during the year:
Granted	676	10,720	2,337	1,998
Cancelled	—	—	240	997
Options outstanding at end of year	5,893	2,330	5,217	927
NOTE 10 — REVENUE:
Geographical analysis of revenue
	For the year ended December 31,
	2019	2018	2017
Europe	37%	34%	48%
Rest of the world	63%	66%	52%
	100%	100%	100%

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 10 — REVENUE: (Continued)
Major customers (in thousands and as a percentage of total revenues)
	Year ended December 31,
	2019		2018		2017
	€	%	€	%	€	%
Customer A	44,445	46%	35,510	38%	26,840	41%
Customer B	7,980	8%	14,300	15%	8,950	14%
Customer C	6,265	6%	6,870	7%	8,765	13%
Customer D	3,553	4%	5,432	6%	2,548	4%
Others	34,614	36%	32,035	34%	18,984	28%
	96,857	100%	94,147	100%	66,087	100%
NOTE 11 — COST OF REVENUE:
	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Payroll and related expenses	21,448	18,934	15,683
Depreciation and amortization	13,750	7,962	3,972
Games, data providers and related fees	9,785	10,936	7,068
IT	7,220	3,917	3,526
Others	1,970	3,338	1,595
Total	54,173	45,087	31,844
NOTE 12 — FINANCING ACTIVITIES IN THE STATEMENT OF CASH FLOWS:
Reconciliation of the changes in liabilities for which cash flows have been, or will be classified as financing activities in the consolidated statements of cash flows:
Loans from related parties
As of January 1, 2017	—
Changes from financing cash flows:
Loan received from related party	(503)
Exchange rate differences	6
As of December 31, 2017	(497)
Changes from financing cash flows:
Loan received from related party	(43)
Exchange rate differences	(27)
Interest	(28)
Repayment of loan including interest	595
As of December 31, 2018	—
Changes from financing cash flows:	—
As of December 31, 2019	—

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 13 — TAXES ON INCOME:
1.
Taxes on income

Isle of Man
The Company has been domiciled in Isle of Man and under the local current laws; the Company is not subject to corporate income tax.
Israel
The tax rates that apply in Israel are 23% in 2019 and 2018, and 24% in 2017.
Bulgaria
The tax rates that apply in Bulgaria are 10% in 2019, 2018 and 2017.
Ukraine
The tax rates that apply in Ukraine are 18% in 2019, 2018 and 2017.
Malta
The tax rates that apply in Malta are 35% in 2019, 2018 and 2017.
2.
Deferred tax assets

Deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
The Group’s deferred tax assets result from:
	Year ended December 31, 2019	Year ended December 31, 2018
Other provisions and employee-related obligations	300	171
Property and equipment, net	131	—
Accrued severance pay, net	93	64
Other	73	—
Deferred tax assets	597	235
The movement on the deferred tax account is as shown below:
	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
At January 1	235	201	145
Recognized in profit and loss – tax income	362	34	56
At December 31	597	235	201

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 13 — TAXES ON INCOME: (Continued)
3.
Composition

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Current tax	1,000	599	320
Change in deferred tax	(362)	(34)	(56)
Total	638	565	264

4.
Reconciliation between the theoretical tax on the pre-tax income and the tax expense:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Profit before taxation	5,214	27,344	16,554
Theoretical tax credit at applicable statutory 0%	—	—	—
Tax Rate difference between Isle of Man and the Group’s subsidiaries	891	463	188
Non-allowable expenses	58	21	14
Recognition of deferred tax assets	(362)	(34)	(56)
Miscellaneous	51	115	118
Tax on income	638	565	264
NOTE 14 — RELATED PARTIES:
Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party’s making of financial or operational decisions, or if both parties are controlled by the same third party. The Group is controlled by a major shareholder.
Terms and conditions of transactions with related parties
The sales to and purchases from related parties are made on terms equivalent to those that prevail in arm’s length transactions. Outstanding balances at the year-end are unsecured and interest free and settlement occurs in cash. There have been no guarantees provided or received for any related party receivables or payables.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 14 — RELATED PARTIES: (Continued)
Related party transactions
	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Revenue received from related party	6,265	6,870	8,765
Lease paid to related party	627	480	127
Salary to related parties	126	395	331
Proceeds from sale of vehicle	—	55	—
Interest income (expense) on loan to (from) related party	23	(40)	113
Receivables from related parties
Name	Nature of transaction	December 31, 2019	December 31, 2018
Related company	Trade receivables, net	4,025	3,823
Related company	Loan granted*	1,430	1,407
Major shareholder	Ongoing transaction	73	86

*
The Group provided a loan to a related party during the years 2015 — 2018. See also Note 7.

Payables to related parties
Name	Nature of transaction	December 31, 2019	December 31, 2018
Related company	Ongoingtransaction	139	—
Key management personnel compensation
Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group.
	December 31, 2019	December 31, 2018	December 31, 2017
Salary, benefits and others	1,907	947	814
NOTE 15 — LEASES:
The Group has lease contracts for office facilities, motor vehicles, and data centers used in its operations. Leases of office facilities generally have lease terms between 2 and 10 years, motor vehicles generally have lease terms between 3 and 4 years, and data centers generally have lease terms between 1 and 4 years. The Group has several lease contracts that include extension options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Group’s business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised in assessing the lease terms.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 15 — LEASES: (Continued)
The Group also has certain leases of office facilities with lease terms of 12 months or less. The Group applies the “short-term lease” recognition exemption for these leases.
Set out below are the carrying amounts of right-of-use assets recognized and the movements during the period:
	Office facilities	Motor vehicles	Data centers	Total
As of January 1, 2019	20,569	200	—	20,769
Additions	5,490	16	2,850	8,356
Depreciation expense	(2,833)	(98)	(415)	(3,346)
As of December 31, 2019	23,226	118	2,435	25,779
Set out below are the carrying amounts of lease liabilities and the movements during the period:
2019
As of January 1, 2019	20,769
Additions	8,356
Accretion of interest	677
Payments	(3,537)
As of December 31, 2019	26,265
Current	3,516
Non-current	22,749
The following are the amounts recognized in profit or loss:
2019
Depreciation expense of right-of-use assets	3,346
Interest expense on lease liabilities	677
Expense relating to short-term leases	319
Total amount recognized in profit or loss	4,342
The Group had total cash outflows for leases of 3,537 in 2019. The Group also had non-cash additions to right-of-use assets and lease liabilities of 8,356 in 2019.
The Group has several lease contracts that include extension and termination options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Group’s business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised.
Set out below are the undiscounted potential future rental payments relating to periods following the exercise date of extension and termination options that are not included in the lease term:

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 15 — LEASES: (Continued)
	Within five years	More than five years	Total
Extension options expected not to be exercised	—	—	—
Termination options expected to be exercised	190	—	190
	190	—	190
NOTE 16 — COMMITMENTS AND CONTINGENT LIABILITIES:
As part of the Board’s ongoing regulatory compliance process, the Board continues to monitor legal and regulatory developments and their potential impact on the Group. Management is not aware of any contingencies that may have a significant impact on the financial position of the Group.
In connection with the anticipated transaction (see Note 19), which is expected to close in 2020, the Group entered into an agreement with a financial advisor. Pursuant to the agreement, the Group agreed to pay for success fees equal to (i) USD 2.5 million (€2.2 million), in the event the sale includes participation by a special purpose acquisition company (“SPAC”), or (ii) USD 2 million (€1.8 million), in the event that the sale does not include participation by a SPAC. In the event that a sale is not consummated by the Group and the Group receives a termination or break-up fee, the Group will pay the financial advisor a cash fee equal to 15% of the termination or break-up fee received by the Group. In addition, the Group entered into an agreement with a legal advisor by which the Group agreed to pay for fees based on time involved in the engagement and internal time charges. However, to the extent that the deal is abandoned, the fees will be capped at USD 0.5 million (€0.4 million).
NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:
The Group is exposed to a variety of financial risks, which results from its financing, operating and investing activities. The objective of financial risk management is to contain, where appropriate, exposures in these financial risks to limit any negative impact on the Group’s financial performance and position. The Group’s financial instruments are its cash, trade receivables, partly other current and non-current assets, trade payables and other payables. The main purpose of these financial instruments is to raise finance for the Group’s operation. The Group actively measures, monitors and manages its financial risk exposures by various functions pursuant to the segregation of duties and principals. The risks arising from the Group’s financial instruments are mainly credit risk, currency and liquidity risk. The risk and capital management policies employed by the Group to manage these risks are discussed below.
Capital management
The Group’s objective is to maintain, as possible, a stable capital structure. In the opinion of the Group’s management, its current capital structure is stable. Consistent with others in the industry, the Group maintains or changes the capital structure by adjusting the dividend payments to shareholders or selling assets in order to repay liabilities. No changes were made in the objectives, policies or processes for managing capital during the years ended December 31, 2019 and 2018.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT: (Continued)
Risk management
Financial assets:
	Fair value through profit or loss		Amortized cost		Fair value through other comprehensive income
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Cash and cash equivalents	—	—	8,144	20,731	—	—
Trade receivables	—	—	24,745	17,220	—	—
Other current and non-current assets	—	—	1,685	2,713	—	—
Total	—	—	34,574	40,664	—	—
Financial liabilities:
	Fair value through profit or loss		Amortized cost
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Trade payables	—	—	8,127	7,006
Other accounts payable and accrued expenses	—	—	1,772	—
Lease liabilities	—	—	26,265	—
Total	—	—	36,164	7,006
Credit risk
Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the balance sheet date. The Group closely monitors the activities of its counterparties and controls the access to its intellectual property which enables it to ensure the prompt collection of customers’ balances. The Group’s main financial assets are cash and cash equivalents as well as trade and other receivables and represent the Group’s maximum exposure to credit risk in connection with its financial assets. Trade and other receivables are carried on the balance sheet net of doubtful debt provisions estimated by the management based on prior year experience and an evaluation of prevailing economic circumstances. The Group holds its funds with highly reputable financial institutions, the majority of which is held in one UK financial institution. Cash held in UK financial institutions is protected and insured by the Financial Services Compensation Scheme (FSCS) up to £85,000 per authorized firm.
The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:
	December 31, 2019	December 31, 2018
Cash and cash equivalents	8,144	20,731
Trade receivables	24,745	17,220
Other current and non-current assets	1,685	2,713
Total	34,574	40,664

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT: (Continued)
Currency risk
Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Group’s functional currency. The Group is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the New Israeli Shekel (“NIS”), U.S. Dollar (“USD”), British Pound (“GBP”) and Ukrainian Hryvnia (“UAH”). The Group’s policy is not to enter into any currency hedging transactions.
The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at the reporting date are as follows:
	December 31, 2019			December 31, 2018
	Assets	Liabilities	Total	Assets	Liabilities	Total
NIS	99	(346)	(247)	631	(523)	108
USD	2,743	(4,593)	(1,850)	868	(2,304)	(1,436)
GBP	6,053	(747)	5,306	1,796	(1,688)	108
UAH	117	(37)	80	14	(58)	(44)
	9,012	(5,723)	3,289	3,309	(4,573)	(1,264)
Sensitivity analysis
The table below details the effect on profit before tax of a 10% strengthening (and weakening) in the Euro exchange rate at the statement of financial position date for balance sheet items denominated in British Pound, New Israeli Shekels, U.S. Dollar and the Ukrainian Hryvnia.
	December 31, 2019
	Weaknesses	Strengths
NIS	(25)	25
USD	(185)	185
GBP	531	(531)
UAH	8	(8)
Total	329	(329)
	December 31, 2018
	Weaknesses	Strengths
NIS	11	(11)
USD	(144)	144
GBP	11	(11)
UAH	(4)	4
Total	(126)	126

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT: (Continued)
	December 31, 2017
	Weaknesses	Strengths
NIS	21	(21)
USD	(116)	116
GBP	(19)	19
UAH	(1)	1
Total	(115)	115
Liquidity risks
Liquidity risk is the risk that arises when the maturity of assets and the maturity of liabilities do not match. An unmatched position potentially enhances profitability but can also increase the risk of loss. The Group has procedures with the objective of minimizing such loss by maintaining sufficient cash and other highly liquid current assets and by having available an adequate amount of committed credit facilities. Accordingly, the Group has a positive working capital.
The following tables detail the Group’s remaining contractual maturity for its financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay.
	December 31, 2019	December 31, 2018
Current assets	36,147	40,827
Current liabilities	22,819	13,929
Working capital	13,328	26,898
The following table sets out the contractual maturities of financial liabilities:
	Up to 3 months	Between 3 and 12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
At December 31, 2019
Trade payables	8,127	—	—	—	—
Other accounts payable and accrued expenses	27	1,745	—	—	—
Lease liabilities	838	2,678	3,625	9,291	9,833
Total	8,992	4,423	3,625	9,291	9,833
	Up to 3 months	Between 3 and 12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
At December 31, 2018
Trade and other payables	12,677	839	413	—	—
Total	12,677	839	413	—	—

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 18 — SUBSIDIARIES:
Details of the Group’s subsidiaries are as below:
Name	Country of incorporation	Proportion of voting rights and ordinary share capital held	Nature of business	Held by
Gaming Tech Ltd*	Israel	50%	General and administration, marketing support and research & development	SBTech (Global) Limited
SBTech (Global) Limited – Subsidiary Bulgaria	Bulgaria	100%	Research, development and marketing support	SBTech (Global) Limited
SBTech Malta Limited	Malta	100%	Holder of Maltase and U.S licenses	SBTech (Global) Limited
Software Co-Work Cyprus Limited	Cyprus	100%	Holding company	SBTech (Global) Limited
Sky Star Eight Limited	UK	100%	Business analytics and commercial support	SBTech (Global) Limited
SBTech Gibraltar Limited	Gibraltar	100%	Commercial support and holder of Gibraltar license	SBTech (Global) Limited
LLC “Software Co-work”	Ukraine	100%	Research and development	Software Co-Work Cyprus Limited
SBTech US Inc.	United States	100%	IT and Business support	SBTech Malta Limited
Lucrative Green Leaf Limited	Ireland	100%	IT & Hosting services	SBTech Malta Limited

*
The owner of the additional 50% of voting rights and ordinary share capital of the subsidiary has assigned and transferred all his board of director’s rights to the Company. As such, Gaming Tech Ltd. is consolidated in the Group’s consolidated financial statements.

	Gaming Tech Ltd
	December 31, 2019	December 31, 2018
Current assets	3,689	1,891
Non – current assets	1,723	1,581
Current liabilities	(2,708)	(1,981)
Non – current liabilities	(589)	(325)
Total assets, net	2,115	1,166
NCI	1,057	583
NOTE 19 — SUBSEQUENT EVENTS:
1.
On January 30, 2020 the Group’s board of directors declared a dividend in a total amount of 3,000 (€73.53 per share) to its shareholders. The Group paid 2,000 on February 7, 2020.

2.
On December 22, 2019, Diamond Eagle Acquisition Corp, a special purpose acquisition company (“Diamond Eagle”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with DraftKings Inc. (“DraftKings”), the Group, the Group’s shareholders, the representative of the Group’s shareholders, DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of DEAC (“DEAC Nevada”), DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC (“Merger Sub”), pursuant to which (i) Diamond Eagle will merge with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) following the reincorporation, Merger Sub will merge with and into DraftKings with DraftKings surviving the merger (the “DraftKings Merger”), (iii) immediately following the DraftKings Merger,

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 19 — SUBSEQUENT EVENTS: (Continued)
Diamond Eagle will acquire all of the issued and outstanding share capital of SBTech and vested in-the-money options exercisable for SBTech share capital (the “SBTech Acquisition”) for approximately 590,000, consisting of  (x) 180,000 in cash, subject to customary net debt and working capital and certain other specified adjustments payable in respect of the SBT shares and 30% of the in-the-money vested SBT options and (y) approximately 410,000 in shares of New DraftKings Class A common stock, valued at the redemption price for Diamond Eagle’s public shares in the Business Combination, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock and (iv) DEAC Nevada will be renamed DraftKings Inc. Each of the DraftKings Merger and the SBTech Acquisition will be on the terms and subject to the conditions set forth in the Business Combination Agreement. The transaction is expected to close in 2020.
3.
The novel coronavirus (COVID-19) is having a significant impact on the Company. The direct impact on the Company beyond disruptions in normal business operations in several of our offices is primarily through the suspension, postponement and cancellation of major sports seasons and sporting events. The status of most of these sporting events is that they are postponed or unknown as to when they will restart. The ultimate impact of COVID-19 on our financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether the sports seasons and sporting events will ultimately be suspended, postponed, or cancelled; however, COVID-19 has had a significant impact and may continue to have a significant impact, the full extent of which is unknown, but which could be material.

44,725,831 Shares of Class A Common Stock

PROSPECTUS

February    , 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$80,302.28
Accounting fees and expenses	20,000
Legal fees and expenses	50,000
Financial printing and miscellaneous expenses	30,000
Total	$180,302.28

Item 14. Indemnification of Directors and Officers.

Our articles of incorporation eliminate the liability of our officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that our directors and officers will not be individually liable to us, our stockholders or our creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.

Our amended and restated articles of incorporation and bylaws also provide for indemnification for our directors and officers to the fullest extent permitted by Nevada law. We have entered into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Nevada law. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover any damages against a director for breach of fiduciary duties as a director, because a director will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions under Nevada law and in our amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

Private Placements in Connection with IPO

On March 28, 2019, our Sponsor purchased an aggregate of 10,062,500 founder shares in exchange for a capital contribution of $25,000, or approximately $0.002 per share. On April 10, 2019, our Sponsor transferred 4,930,625 founder shares to Harry E. Sloan for a purchase price of $12,250 (the same per-share price initially paid by our Sponsor), resulting in the Sponsor holding 5,131,875 founder shares.

The Sponsor and Mr. Sloan purchased an aggregate of 6,333,334 private placement warrants in connection with DEAC’s initial public offering, at a price of $1.50 per warrant, or $9,550,000 in the aggregate. Each private placement warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share.

The sales of the above securities were exempt from the registration requirements of the Securities Act in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act. Other than the IPO, no sales involved underwriters, underwriting discounts or commissions or public offerings of securities of the registrant.

Transaction Consideration

In connection with the Business Combination, at the Closing on April 23, 2020, DraftKings issued 186,329,945 shares of Class A common stock to the holders of common stock of Old DK and 40,739,291 shares of Class A common stock to the holders of ordinary shares of SBTech. The Stock Consideration Shares were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Private Placement and Convertible Notes

In connection with satisfying the Minimum Proceeds Condition (as defined in the Business Combination Agreement), DEAC entered into subscription agreements (the “Subscription Agreements”), each dated as of December 22, 2019, with certain institutional investors (the “PIPE Investors”), pursuant to which, among other things, DEAC agreed to issue and sell, in private placements, an aggregate of 30,471,352 shares of Class A common stock of DEAC for $10.00 per share and an aggregate of 3,000,000 warrants to purchase shares of Class A common stock of DEAC (the “Private Placement”). The warrants have terms identical to the Company’s publicly traded warrants.

On and after December 16, 2019, DraftKings issued subordinated convertible promissory notes to certain investors in an aggregate principal amount of approximately $109.2 million (the “Convertible Notes”). Pursuant to the terms of the Convertible Notes, the outstanding principal and accrued interest on the Convertible Notes converted immediately prior to the reincorporation into shares of DEAC Class A common stock, at a price per share equal to the price per share paid by the Investors in the Private Placement, which resulted in the issuance of 11,254,479 shares of DEAC Class A common stock on the Closing Date.

The Private Placement closed immediately prior to the Business Combination on the Closing Date. The shares of DEAC Class A common stock issued to the PIPE Investors and upon conversion of the Convertible Notes, were converted into shares of DraftKings Class A common stock upon consummation of the reincorporation and the Business Combination.

The shares issued to the Investors in the Private Placement and to the holders of Convertible Notes on the Closing Date were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Pursuant to their terms, the PIPE Warrants became exercisable on May 23, 2020 and on May 27, 2020, we announced the redemption of all of the outstanding PIPE Warrants. All PIPE Warrants were exercised or redeemed in full as of July 2, 2020.

Old DK Warrant Exercise

Following the Closing of the Business Combination, PacWest Bancorp exercised its option to convert former warrants issued by Old DK into shares of Class A common stock. As a result of the exercise, DraftKings delivered 59,433 shares of Class A common stock to PacWest Bancorp on May 8, 2020. The shares issued to PacWest Bancorp were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Public Warrant Exercise

On July 7, 2020, we redeemed all of our outstanding public warrants that had not been exercised as of July 2, 2020, which resulted in the exercise of 17.6 million warrants for proceeds to us of $201.5 million and the redemption of 78,156 public warrants at a redemption price of $0.01 per warrant.

Item 16. Exhibits and Financial Statements.

(a) Exhibits.        The following exhibits are being followed herewith:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1†	Business Combination Agreement, dated as of December 22, 2019, among DraftKings Inc., SBTech (Global) Limited, SBTech’s shareholders, Diamond Eagle Acquisition Corp., DEAC NV Merger Corp. and a wholly-owned subsidiary of DEAC (incorporated by reference to Exhibit 2.1 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
2.2	Agreement and Plan of Merger, dated as of March 12, 2020, by and among Diamond Eagle Acquisition Corp. and DEAC NV Merger Corp. (incorporated by reference to Exhibit 2.3 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
2.3	Amendment to Business Combination Agreement, dated as of April 7, 2020, among DraftKings Inc., SBTech (Global) Limited, SBTech’s shareholders, Diamond Eagle Acquisition Corp., DEAC NV Merger Corp. and a wholly-owned subsidiary of DEAC (incorporated by reference to Exhibit 2.4 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
3.1	Amended and Restated Articles of Incorporation of DraftKings Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020)
3.2	Amended and Restated Bylaws of DraftKings Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
4.1	Specimen Class A Common Stock Certificate of DraftKings (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
4.2	Form of Warrant Certificate of DraftKings Inc. (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
4.3	Warrant Agreement, dated May 10, 2019, by and between Diamond Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of Diamond Eagle Acquisition Corp.’s Current Report on Form 8-K filed on May 14, 2019).
4.4	Assignment and Assumption Agreement, dated April 23, 2020, by and among DraftKings Inc., DEAC, Continental Stock Transfer & Trust Company, Computershare Trust Company, N.A. and Computershare Inc. (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
5.1	Opinion of Greenberg Traurig, LLP as to the validity of the common stock (incorporated by reference to Exhibit 5.1 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-237693), filed with the SEC on April 15, 2020).
10.1	DraftKings Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.2	Form of Subscription Agreement, dated December 22, 2019, by and between Diamond Eagle Acquisition Corp. and the undersigned subscriber party thereto (incorporated by reference to Exhibit 10.2 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020.
10.3	Executive Employment Agreement, dated April 23, 2020, between DraftKings Inc. and Matt Kalish (incorporated by reference to Exhibit 10.2 the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.4	Executive Employment Agreement, dated April 23, 2020, between DraftKings Inc. and Paul Liberman (incorporated by reference to Exhibit 10.3 the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.5	Executive Employment Agreement, dated April 23, 2020, between DraftKings Inc. and Jason Robins (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).

10.6	Executive Employment Agreement, dated May 30, 2019, between DraftKings Inc. and Jason Park (incorporated by reference to Exhibit 10.3 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020.
10.7	DraftKings Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.8	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.9	Earnout Escrow Agreement, dated April 23, 2020, by and among DraftKings Inc., Shalom Meckenzie, in his capacity as SBT Sellers’ Representative, Eagle Equity Partners LLC, Jeff Sagansky, Eli Baker, Harry Sloan, I.B.I. Trust Management, the trustee, and Computershare Trust Company, N.A., as escrow agent (incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.10	Stockholders Agreement, dated April 23, 2020, by and among DraftKings Inc., the DK Stockholder Group, the SBT Stockholder Group and the DEAC Stockholder Group (incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.11	Amendment to Stockholders Agreement, dated October 5, 2020, by and among DraftKings Inc., the DK Stockholder Group, the SBT Stockholder Group and the DEAC Stockholder Group (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on October 5, 2020).
10.12	Share Exchange Agreement, dated April 23, 2020, by and among DraftKings Inc., a Delaware corporation, Jason Robins and DEAC NV Merger Corp. (incorporated by reference to Exhibit 10.10 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.13†**	Agreement for the Provision of a Sports Betting Solution (“License Agreement”), between Sports Information Services Limited and Crown Gaming Inc., dated as of June 19, 2018 (incorporated by reference to Exhibit 10.5 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.14†**	Addendum to License Agreement, between Sports Information Services Limited and Crown Gaming Inc., dated as of August 22, 2019 (incorporated by reference to Exhibit 10.6 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.15†**	Addendum, dated as of July 23, 2020 to the Agreement for the Provision of a Sports Betting Solution between Sports Information Services Limited and Crown Gaming Inc., dated as of June 19, 2018 (incorporated by reference to Exhibit 10.1 to DraftKings Inc.’s Current Report on Form 8-K (File No. 001-38908), filed with the SEC on July 23, 2020).
10.16	Amended and Restated Loan and Security Agreement (the ‘‘LSA’’), dated October 21, 2016, by and between DraftKings Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.7 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.17	First Amendment to the LSA, dated July 28, 2017, by and between DraftKings Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.8 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.18	Second Amendment to the LSA, dated December 28, 2017, by and between DraftKings Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.9 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.19	Third Amendment and Joinder to the LSA, dated July 3, 2018, by and among DraftKings Inc., Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.10 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.20	Fourth Amendment to the LSA, dated December 19, 2018, by and among DraftKings Inc., Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.11 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).

10.21	Fifth Amendment to the LSA, dated March 28, 2019 by and among DraftKings Inc., Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.12 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.22	Sixth Amendment to the LSA, dated August 15, 2019, by and among DraftKings Inc., Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.13 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.23	Seventh Amendment to the LSA, dated April 23, 2020, by and among DraftKings Inc. (a Nevada corporation), DraftKings Inc. (a Delaware corporation), Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.20 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.24	Eighth Amendment to the LSA, dated June 30, 2020, by and among DraftKings Inc. (a Nevada corporation), DraftKings Inc. (a Delaware corporation), Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.11 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2020).
10.25	Ninth Amendment to the LSA, dated September 14, 2020, by and among DraftKings Inc. (a Nevada corporation), DraftKings Inc. (a Delaware corporation), Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.25 of the Company’s Registration Statement on Form S-1 (No. 333-249299), filed with the SEC on October 6, 2020).
10.26	DraftKings Inc. 2017 Equity Incentive Plan, as amended from time to time (incorporated by reference to Exhibit 10.22 of the Company’s Registration Statement on Form S-1 (No. 333-238051), filed with the SEC on May 6, 2020).
10.27	DraftKings Inc. 2012 Stock Option & Restricted Stock Incentive Plan, as amended from time to time (incorporated by reference to Exhibit 10.24 of the Company’s Registration Statement on Form S-1 (No. 333-238051), filed with the SEC on May 6, 2020).
10.28	SBTech (Global) Limited 2011 Global Share Option Plan (incorporated by reference to Exhibit 10.24 of the Company’s Registration Statement on Form S-1 (No. 333-238051), filed with the SEC on May 6, 2020).
10.29	Form of Stock Option Award Agreement (incorporated by reference to Exhibit 10.10 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 15, 2020).
10.30	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.11 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 15, 2020).
16.1	Letter from WithumSmith+Brown, PC to the SEC, dated April 28, 2020 (incorporated by reference to Exhibit 16.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K, filed with the SEC on February 26, 2021).
23.1	Consent of BDO USA, LLP, independent registered public accounting firm of DraftKings Inc.
23.2	Consent of Ziv Haft, CPA (Isr.), a BDO Member Firm, independent registered public accounting firm of SBTech (Global) Limited.
23.3	Consent of Greenberg Traurig, LLP, (included as part of Exhibit 5.1).
24.1	Power of Attorney.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB+	XBRL Taxonomy Extension Label Linkbase Document
101.PRE+	XBRL Taxonomy Extension Presentation Linkbase Document

* To be filed,  if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.

† Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

** Certain portions of this exhibit have been omitted pursuant to Regulation S-K Item 601(b)(10)(iv). The Registrant agrees to furnish an unredacted copy of the exhibit to the SEC upon its request.

(b) Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant, hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)       That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 26th day of February, 2021.

DraftKings Inc.

By:	/s/ R. Stanton Dodge
Name:	R. Stanton Dodge
Title:	Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on the 26th day of February, 2021.

Name	Position	Date
*	Chief Executive Officer and Chairman	February 26, 2021
Jason D. Robins	(Principal Executive Officer)
*	Chief Financial Officer	February 26, 2021
Jason K. Park	(Principal Financial Officer)
*	Chief Accounting Officer	February 26, 2021
Erik Bradbury	(Principal Accounting Officer)
*	Vice Chairman	February 26, 2021
Harry Evans Sloan
*	Director	February 26, 2021
Michael Gavin Isaacs
*	Director	February 26, 2021
Matthew Kalish
*	Director	February 26, 2021
Woodrow H. Levin
*	Director	February 26, 2021
Paul Liberman
*	Director	February 26, 2021
Shalom Meckenzie
*	Director	February 26, 2021
Jocelyn Moore
*	Director	February 26, 2021
Ryan R. Moore
*	Director	February 26, 2021
Valerie Mosley
*	Director	February 26, 2021
Steven J. Murray
*	Director	February 26, 2021
Hany M. Nada
*	Director	February 26, 2021
Richard Rosenblatt
*	Director	February 26, 2021
John S. Salter
*	Director	February 26, 2021
Marni M. Walden

* By:	/s/ R. Stanton Dodge
R. Stanton Dodge
As Attorney-in-Fact